   As filed with the Securities and Exchange Commission on August 11, 2003
================================================================================

                           SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          Azteca Holdings, S.A. de C.V.
             (Exact Name of Registrant as Specified in Its Charter)

    United Mexican States                            4812                         Not Applicable
 (State or Other Jurisdiction            Primary standard industrial            (I.R.S. Employer
of Incorporation or Organization)       classification code number)           Identification Number)

                      ------------------------------------

                          Av. Periferico Sur, No. 4121
                          Colonia Fuentes del Pedregal
                               14141 Mexico, D.F.
                         Telephone: (011) 5255-3099-1313
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                             Newark, Delaware 19711
                            Telephone: (302) 738-6680
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                      ------------------------------------

                                 With a copy to:

    Steven H. Scheinman, Esq.                   Hector Rojas V., Esq.
     Stephen E. Older, Esq.            Jauregui, Navarrete, Nader y Rojas, S.C.
Akin Gump Strauss Hauer & Feld LLP    Torre Arcos, Paseo de los Tamarindos 400-B
      590 Madison Avenue                        Bosque de las Lomas
    New York, New York 10022                    05120 Mexico, D.F.
    Telephone: (212) 872-1000             Telephone: (011) 5255-5267-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
                                                                      Proposed Maximum        Proposed Maximum
Title of each Class of Securities to be        Amount to be         Offering Price Per      Aggregate Offering          Amount of
             Registered                         Registered                 Note                  Price (1)          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
12 1/4% Senior Amortizing Notes Due 2008      US$96,249,000.00              100%             US$96,249,000.00         US$7,786.54
------------------------------------------------------------------------------------------------------------------------------------
10 3/4% Senior Secured Amortizing Notes       US$11,687,333.33              100%             US$11,687,333.33          US$945.51
Due 2008
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                      ------------------------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2003

PROSPECTUS
--------------------------------------------------------------------------------

                          AZTECA HOLDINGS, S.A. DE C.V.

                               Offers To Exchange
              Our New 12 1/4% Senior Amortizing Notes Due 2008 and
            Our New 10 3/4% Senior Secured Amortizing Notes Due 2008
                           Which Have Been Registered
                  Under the Securities Act of 1933, as Amended
                                      For
                             All of Our Outstanding
                  12 1/4% Senior Amortizing Notes Due 2008 and
                10 3/4% Senior Secured Amortizing Notes Due 2008

--------------------------------------------------------------------------------

COMPANY

/\ We are a Mexican holding company that beneficially owns 55% of the outstanding stock of TV Azteca, S.A. de C.V., or TV Azteca, which is one of the largest producers of Spanish-language television programming in the world and is the second largest television broadcasting company in Mexico, based on audience and market share.

EXCHANGE OFFERS

/\ We are offering to exchange up to US$96,249,000.00 in principal amount of our new 12 1/4% Senior Amortizing Notes due 2008, or new 12 1/4% notes, and up to US$11,687,333.33 in principal amount of our new 10 3/4% Senior Secured Amortizing Notes due 2008, or new 10 3/4% notes, all of which have been registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are referred to collectively as the new notes, for any and all of our outstanding 12 1/4% Senior Amortizing Notes due 2008, or existing 12 1/4% notes, and our outstanding 10 3/4% Senior Secured Amortizing Notes due 2008, or existing 10 3/4% notes, which were issued previously in private placements and are referred to collectively as the existing notes.

/\ The terms of the new notes are identical in all material respects to the terms of the existing notes, except for the transfer restrictions, registration rights and provisions for special interest as a result of our failure to fulfill certain registration obligations, each relating to the existing notes.

        The exchange offers will expire on _____, 2003, at 5:00 p.m.,
             New York City time, unless extended by us with respect
               to either or both series of existing notes in our
                     sole discretion, the expiration date.

/\ Tenders of existing notes may be withdrawn at any time prior to the expiration date.

/\ All existing notes validly tendered and not validly withdrawn will be exchanged.

/\ We believe that the exchange of the existing notes for new notes will not be a taxable exchange for either U.S. or Mexican federal income tax purposes.

/\   We will not receive any proceeds from the exchange offers.

/\ If you are a broker-dealer and you receive new notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such new notes. By making such acknowledgment, you will not be deemed to admit that you are an "underwriter" under the Securities Act. Broker-dealers may use this prospectus in connection with any resale of new notes received in exchange for existing notes where such existing notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offers with respect to existing notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

Participating in the exchange offers involves risks. See "Risk factors" beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                      The date of this prospectus is , 2003

Table of contents

                                                   Page                                                         Page

Important notice to readers                          i     Management's discussion and analysis of financial
Considerations relating to the exchange offers      ii        condition and results of operations                40
Cautionary statement concerning forward-looking            Our Company                                           57
   statements                                       ii     Regulation                                            79
Presentation of certain information                iii     Management                                            83
Enforcement of civil liabilities                    iv     Memorandum and Articles of Association                83
Summary                                              1     Ownership                                             84
Risk factors                                        15     Certain transactions                                  85
Ratio of earnings to fixed charges                  26     Description of the new 12 1/4% notes                  91
Exchange controls                                   27     Description of the new 10 3/4% notes                 123
The exchange offers                                 28     Description of the existing notes                    158
Use of proceeds                                     36     Tax considerations                                   159
Exchange rates                                      36     Plan of distribution                                 167
Capitalization                                      37     Where you can find more information                  168
Selected historical consolidated financial data     38     Legal matters                                        169
                                                           Experts                                              169

Important notice to readers

No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the exchange offers. This prospectus does not constitute an offer to any person in any jurisdiction in which the exchange offers would be unlawful, and the exchange offers are not being made to, and tenders will not be accepted from, holders of existing notes in jurisdictions in which the exchange offers or acceptance thereof would constitute a violation of the securities or blue sky laws of that jurisdiction. Neither the delivery of this prospectus nor any sale made under it shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

You may rely on the information contained in this prospectus or information to which this prospectus refers you. We have not authorized anyone to provide you with any information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate as of the date of this prospectus.

The information contained in this prospectus has been provided by us and by other sources, but no assurance can be given as to the accuracy or completeness of such information. In making an investment decision, investors must rely on their own examination of our company and the terms of the exchange offers, including the merits and risks involved.

The prospectus incorporates important business and financial information about our company that is not included in or delivered with the document. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of any or all documents and reports described below in the section of this prospectus entitled "Where you can find more information" and incorporated by reference into this prospectus (other than exhibits to such documents, unless such documents are specifically incorporated by reference). To obtain timely delivery, security holders must request the information by _____, 2003. Written or telephone requests for such copies should be directed to:

                          Azteca Holdings, S.A. de C.V.
                          Av. Periferico Sur, No. 4121
                          Colonia Fuentes del Pedregal
                               14141 Mexico, D.F.
                           Attention: Diego Foyo Mejia
                         Telephone: (011) 5255-3099-1333

We have filed a registration statement with the Securities and Exchange Commission, or SEC, on Form F-4 covering the new notes. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is intended to be accurate with respect to certain terms of such documents. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We have filed an application with the Mexican National Banking and Securities Commission (Comision Nacional Bancaria y de Valores), or CNBV, for entry in the Special Section (Seccion Especial) of the National Registry of Securities (Registro Nacional de Valores), or RNV, and for approval, if required, of the exchange offer of the new notes outside Mexico. Registration of the new notes in the Special Section does not imply any certification as to the investment quality of the new notes, the solvency of our company or the accuracy or completeness of the information contained in this prospectus. The new notes may not be publicly offered or sold in Mexico and this prospectus may not be publicly distributed in Mexico.

Considerations relating to the exchange offers

Neither our company nor the exchange agent makes any recommendation as to whether holders should tender their existing notes pursuant to the exchange offers.

In addition, you should not construe the contents of this prospectus as providing any legal, business, financial or tax advice. You should consult with your own legal, business, financial and tax advisors as to any legal, business, financial, tax and related matters concerning the exchange offers or ownership of the new notes.

We reserve the right not to accept tendered existing notes from any tendering holder if such acceptance could, in our sole determination, result in a violation of, applicable federal or state securities law.

Cautionary statement concerning forward-looking statements

This prospectus and the documents incorporated by reference into this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance or achievements expressed or implied by these statements. You should review carefully all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

In addition to the risk factors described under "Risk factors," the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

/\   our ability and the ability of TV Azteca to service our respective debt;

/\ competitive factors affecting TV Azteca and its subsidiaries in Mexico and the U.S.;

/\   cancellations of significant advertising contracts of TV Azteca;

/\   limitations on our access to sources of financing on competitive terms;

/\ the outcome of pending disputes and legal proceedings involving TV Azteca and its affiliates;

/\ commencement of war or armed hostilities directly or indirectly involving or affecting Mexico or the U.S.;

/\ terrorist attacks initiated against the U.S. or its allies in the U.S. or elsewhere;

/\ significant economic or political developments in Mexico and globally which affect Mexico; and

/\   changes in the Mexican regulatory environment.

These factors and the other risk factors described in this prospectus or incorporated by reference are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved. We disclaim any obligation to update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of certain information

References in this prospectus to "US$," "$," "dollars," and "U.S. dollars," are to the lawful currency of the U.S. All references in this prospectus to "Ps." or "pesos" are to the lawful currency of the United Mexican States, or Mexico. References in this prospectus to "U.S. GAAP" are to generally accepted accounting principles in the U.S. and references to "Mexican GAAP" are to generally accepted accounting principles in Mexico.

We maintain our books and records in pesos and prepare our consolidated financial statements in pesos. The Mexican Institute of Public Accountants, or MIPA, has issued Bulletin B-10 "Recognition of the Effects of Inflation on Financial Information" and Bulletin B-12 "Statements of Changes in Financial Position." These bulletins outline the inflation accounting methodology mandatory for all Mexican companies reporting under Mexican GAAP. Pursuant to Mexican GAAP, which differs in some significant respects from U.S. GAAP, financial data for all periods in the financial statements incorporated by reference in this prospectus, unless otherwise noted, have been restated in constant pesos at December 31, 2002, using the National Consumer Price Index, or NCPI. The effect of the inflation accounting principles described above has not been reversed in the reconciliation to U.S. GAAP.

This prospectus contains translations of certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, U.S. dollar amounts have been translated from pesos at an exchange rate of Ps.10.395 to US$1.00, the average interbank free market exchange rate on December 31, 2002 as reported by the Mexican Central Bank (Banco de Mexico). On August 7, 2003, this exchange rate was Ps.10.6880 to US$1.00. U.S. dollar amounts for Unefon, S.A. de C.V. have been translated from pesos at an exchange rate of Ps.10.4393 to US$1.00, the average rate on December 31, 2002 in the wholesale foreign exchange market for operations payable in 48 hours as reported by the Mexican Central Bank. On August 7, 2003, this exchange rate was Ps.10.7116 to US$1.00.

Unless otherwise indicated, reference to "market value" when used in this prospectus with respect to TV Azteca CPOs means the closing trading price of a CPO (adjusted, as necessary, to reflect the number of CPOs then comprising the American Depositary Shares for which closing prices are being reported on the New York Stock Exchange) on August 7, 2003, which was US$0.41 per CPO, or US$6.50 per American Depositary Share.

Market data and other statistical information used throughout this prospectus as noted are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

Except as stated to the contrary herein, all references in this prospectus to television ratings and audience share relate to data gathered by IBOPE AGB Mexico. IBOPE AGB Mexico is one of the nine Latin American branch offices of the Brazilian Institute of Statistics and Public Opinion (Instituto Brasileiro de Opiniao Publica e Estatistica), which was founded in 1942. Unless otherwise indicated, the survey data provided in this prospectus pertains only to surveys of the 27 largest cities in Mexico, which represent approximately 46% of Mexico's population. IBOPE AGB Mexico's 27-City Survey included an estimated 10 million television households as of June 2002, the most recent date of this survey.

References in this prospectus to "audience share" for a period mean the number of television sets tuned in to a particular program as a percentage of the number of television households watching television during that period. References to "commercial audience share" for a period refers to the number of viewers classified by IBOPE AGB Mexico as ABC+, C and D+ (based on total household income) watching one of Mexico's four national television networks (the Azteca 7 and 13 networks operated by TV Azteca and Channels 2 and 5, operated by Televisa, S.A. de C.V., or Televisa). References to "rating" for a period refers to the number of television sets tuned in to a particular program as a percentage of the total number of all television households. References to "average weekday, prime-time audience share" mean the average daily audience share, Monday through Friday, during the hours of 7:00 p.m. to 12:00 a.m.

The following terms used in this prospectus will have the meanings set forth below.

"Alternativas Cotsa"                       Alternativas Cotsa, S.A. de C.V., a corporation (sociedad
                                           anonima de capital variable) organized under the laws of
                                           Mexico

"Azteca Holdings," "our company,"          Azteca Holdings, S.A. de C.V., a corporation (sociedad
"we," "us" and "our"                       anonima de capital variable) organized under the laws of
                                           Mexico

"Azteca International"                     Azteca International Corporation, a corporation organized

                                           under the laws of the State of Delaware

"Cosmofrecuencias"                         Cosmofrecuencias, S.A. de C.V., a corporation (sociedad
                                           anonima de capital variable) organized under the laws of
                                           Mexico, and its subsidiaries

"Dataflux"                                 Dataflux, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico

"Grupo COTSA"                              Grupo COTSA, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico, and its subsidiaries

"Grupo Elektra"                            Grupo Elektra, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico, and its subsidiaries

"Operadora Unefon"                         Operadora Unefon, S.A. de C.V., a corporation (sociedad
                                           anonima de capital variable) organized under the laws of
                                           Mexico

"Servicios"                                Servicios SPC, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico

"Todito"                                   Todito.com, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico

"TV Azteca"                                TV Azteca, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of Mexico, and its subsidiaries

"Unefon"                                   Unefon, S.A. de C.V., a corporation (sociedad anonima de
                                           capital variable) organized under the laws of Mexico, and its subsidiaries (except as otherwise specified)

Enforcement of civil liabilities

We are a corporation (sociedad anonima de capital variable) organized under the laws of Mexico. All of our directors and officers reside in Mexico, and all or a substantial portion of our assets and the assets of these persons are located in Mexico. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons or to enforce against them, or against us in U.S. courts, judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. We have been advised by our Mexican counsel, Jauregui, Navarrete, Nader y Rojas, S.C., that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

Summary

This summary contains basic information about us and the exchange offers. You should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes to those statements incorporated by reference in this prospectus.

Our company

We are a Mexican holding company that beneficially owns 55% of the outstanding stock of TV Azteca. TV Azteca is one of the largest producers of Spanish-language television programming in the world and is the second largest television broadcasting company in Mexico based on audience and market share. For each of the years ended December 31, 2000, 2001 and 2002, TV Azteca provided substantially all of our net revenue and its equity securities constituted substantially all of our assets.

Our financial strategy

TV Azteca recently announced a distribution policy based upon which we expect to receive, on a periodic basis, distributions from TV Azteca. In July 2003, we received approximately US$68.8 million in connection with TV Azteca's US$125.0 million shareholder distribution. We used US$42.9 million of the distribution proceeds to make (i) our principal and interest payments on the 10 1/2% Senior Secured Notes due 2003, or the 10 1/2% notes, (ii) payments of amounts owed to holders of the 10 1/2% notes and the 10 3/4% notes pursuant to the terms of the exchange offer for the existing 12 1/4% notes and (iii) our initial amortization and interest payments on the existing 10 3/4% notes, in each case due on July 15, 2003. Since we do not expect to make any significant new financial investments, we anticipate using any distributions received by our company to make principal and interest payments on our outstanding indebtedness.

TV Azteca's financial strategy

On February 6, 2003, TV Azteca's board of directors announced its approval of a six-year debt reduction plan pursuant to which TV Azteca intends to use the free cash generated from its operations to reduce its outstanding indebtedness, which was US$592.4 million as of December 31, 2002. In addition to the distribution of US$125.0 million discussed above, another distribution of US$15.0 million is scheduled to be made on December 5, 2003.

TV Azteca does not anticipate major investment needs in or outside its core television broadcasting business over the next six years. Moreover, TV Azteca does not expect that its Azteca America Network or its investments in Unefon will require major additional capital funding from TV Azteca. As a result, TV Azteca anticipates that it will be able to allocate a substantial portion of its free cash to reduce its indebtedness and to make distributions to shareholders.

TV Azteca's operational strategy

TV Azteca's operational strategy is to increase its revenue and improve its operational performance and profitability. TV Azteca seeks to increase the cash flow generated by its television broadcasting business by:

/\   maximizing its advertising revenue;

/\   building upon existing cost reduction programs;

/\ selling its exclusive internally produced programming to television broadcasters outside of Mexico; and

/\ identifying and creating additional revenue sources that are complementary to its existing television operations and that do not require significant capital expenditures.

TV Azteca

TV Azteca was formed in July 1993 in connection with the Mexican government's privatization of Channels 7 and 13. An investor group led by Ricardo B. Salinas Pliego, the Chairman of the Board, President and Chief Executive Officer of our company and the Chairman of the Board of TV Azteca, paid the Mexican government the peso equivalent of US$642.7 million at the time of privatization for Channels 7 and 13, two of Mexico's most widely watched channels, and certain other assets. TV Azteca's average weekday, prime-time commercial audience share has increased from 12% in December 1993 to 37% for the year ended December 31, 2002.

In addition to its Mexican television broadcast operations, TV Azteca owns:

/\ a 100% interest in Azteca International, a U.S. company that operates the Azteca America Network, a Spanish-language television broadcasting network focused on the rapidly growing U.S. Hispanic market;

/\ a 46.5% interest in Unefon, a Mexican mobile wireless telecommunications company; and

/\ a 50% interest in Todito, a Mexican company that operates a Spanish-language Internet portal, Internet connection service and e-commerce marketplace.

Networks

TV Azteca currently owns and operates two national television networks in Mexico, Azteca 7 and Azteca 13. These networks are comprised of 315 television stations located throughout Mexico that broadcast programming at least 23.5 hours a day, seven days a week. Two hundred seventy-one of the network's stations are repeater stations that solely rebroadcast programming and advertisements received from the Mexico City anchor stations. The remaining 44 network stations broadcast local programming and advertisements in addition to the programming and advertisements supplied by the anchor stations.

Azteca 7 Network. The Azteca 7 network primarily targets middle and upper income adults between the ages of 18 and 44. In 2002, TV Azteca produced 47.2% of the Azteca 7 network's weekday prime-time programming hours and 23.3% of its total programming hours. The network's programming consists primarily of news programs, game shows, sports broadcasts and major feature films. As of December 31, 2002, the Azteca 7 network reached 95% of all Mexican television households.

Azteca 13 Network. The Azteca 13 network primarily targets middle income family viewers of all ages. In 2002, TV Azteca produced 99.8% of the Azteca 13 network's weekday prime-time programming hours and 72.4% of its total programming hours. The network's programming consists primarily of telenovelas (soap operas of limited duration), news programs, talk shows, musical variety programs and sports broadcasts, principally soccer. Historically, telenovelas have been the most popular programming genre in Mexico and have been a key factor in attracting the network's target audience. In 2002, TV Azteca produced seven telenovelas. In 2002, TV Azteca launched its first reality program, La Academia, a "musical reality" program. The final concert, which aired on December 1, 2002, marking the conclusion of La Academia's "first generation," obtained a 68% share of the commercial audience for its time slot. As of December 31, 2002, the Azteca 13 network reached 97% of all Mexican television households.

Advertising Sales

TV Azteca's share of broadcast television advertising sales in Mexico was 34% for the year ended December 31, 2002, compared to 31% for the year ended December 31, 2001. TV Azteca offers advertisers "cost-per-rating-point" pricing, which bases advertising rates on the audience ratings of the programs during which the advertisements are aired, and "fixed minutes" pricing, which allows advertisers to purchase advertising time without regard to the ratings of the corresponding program.

TV Azteca's principal competitor, Televisa, does not offer its advertisers the opportunity to purchase advertising time on a cost-per-rating basis, which TV Azteca believes gives TV Azteca a distinct advantage in attracting and retaining advertisers to its networks. In 2002, 90% of TV Azteca's total advertising sales were based on cost-per-rating-point pricing.

TV Azteca has two categories of advertising sales: "advertising advances," which are commitments to purchase advertisements at least four weeks in advance of the advertisement's broadcast date, and "spot sales," which are all other contracts for advertising time (other than contracts entered into with respect to shared risk advertisements and infomercials). A significant component of TV Azteca's advertising advances consists of pre-sales of advertising time made in the fourth quarter of a calendar year for advertising that will be aired during the following calendar year. In the fourth quarter of 2001, TV Azteca generated Ps.4,640 million in pre-sales of its advertising time, which represented 69% of its net advertising revenue in 2002. In the fourth quarter of 2002, TV Azteca generated Ps.4,446 million (US$427.7 million) in pre-sales of advertising time to be aired in 2003.

In 2002, TV Azteca sold an aggregate of 83% of the total available advertising time on its networks during weekday, prime-time. TV Azteca uses a variety of means to utilize unsold advertising time, including the broadcast of shared risk advertisements, infomercials, promotional spots for its programming and government and public service announcements.

Programming

TV Azteca believes that its ability to provide a diverse mix of quality television programming has been, and will continue to be, one of the primary factors in maintaining and increasing its overall share of the Mexican television audience. TV Azteca focuses on producing and acquiring programming that appeals to the different target audiences of its Azteca 7 and 13 networks. TV Azteca also believes that developing separate identities for its networks has helped it capture an increasing share of the Mexican television audience and has provided its advertisers with the opportunity to tailor their advertisements to specific demographic groups.

In order to maintain the high quality of its programming, TV Azteca convenes focus groups and conducts surveys to evaluate the prospective popularity of new programming ideas. TV Azteca also uses portions of its unsold advertising time to aggressively market both its internally produced and purchased programming in order to create and sustain viewer interest.

Internally Produced Programming. TV Azteca's internal programming includes a variety of television programs, including telenovelas, reality programs, news programs, sports broadcasts, musical programs, game shows and talk and variety shows. In 2002, TV Azteca produced approximately 8,112 hours of programming for broadcast on the Azteca 7 and 13 networks. In 2002, TV Azteca launched its first reality program, La Academia, which features Mexican contestants trained by a professional team of "star-makers" who are eliminated one-by-one by the audience based on their live performances. Immediately following the end of the "first generation" of La Academia, TV Azteca commenced airing the "second generation" of La Academia with new contestants.

TV Azteca has accumulated a significant library of internally produced programming that includes a wide variety of programming genres. TV Azteca leverages its proprietary programming by aggressively marketing and selling programming in its library to television broadcasters throughout the world. In 2002, TV Azteca exported 20,407 hours of its internally produced programming to television broadcasters for viewing in approximately 60 countries.

Purchased Programming. TV Azteca complements its internally produced programming with a variety of purchased programming, including cartoons and movies. TV Azteca obtains its programming from approximately 178 distributors, including MGM, Paramount, Sony, Twentieth Century Fox International, Universal Studios and Warner Bros. In 2001, TV Azteca entered into an exclusive three year license agreement with Buena Vista International, an affiliate of The Walt Disney Company. This agreement provides TV Azteca with exclusive access in Mexico to certain first-run movies, mini-series and special events, such as the Academy Awards.

In addition, TV Azteca enters into agreements with major sports organizations to broadcast sports programming in Mexico, including the Olympic Games, the World Cup and Gold Cup Soccer Championships, National Basketball Association, or NBA, games, National Football League, or NFL, games and Championship Auto Racing Teams events. TV Azteca has secured the rights to broadcast the 2004 and 2008 Summer Olympic Games.

Cost Management

TV Azteca takes a disciplined approach in managing its operating costs and, as a result, it has achieved operating profit margins of 29%, 34% and 42% for the years ended December 31, 2000, 2001 and 2002, respectively. TV Azteca maintains stringent cost-control initiatives in connection with its internally produced programming and the acquisition of purchased programming. With respect to its internally produced programming, these initiatives include establishing clearly defined profitability targets for each step of the production process, maintaining strict controls over hiring decisions and controlling talent costs by hiring cast members from TV Azteca's acting school. Alternatively, with respect to its purchased programming, TV Azteca focuses on acquiring programs that it believes will result in significant viewership by its targeted audiences and will generate significant advertising revenue in relation to the fees paid for the programming.

Other operations

Azteca International

In 2001, TV Azteca launched the Azteca America Network, a new Spanish-language television broadcast network that targets the rapidly growing U.S. Hispanic market. According to July 2001 census figures, the U.S. Hispanic population is estimated to be approximately 37 million people, or approximately 13% of the U.S. population, making it the largest ethnic minority group in the U.S. The U.S. Hispanic population is one of the fastest growing segments of the U.S. population, growing at approximately five times the rate of the non-Hispanic population. The U.S. Census Bureau projects that the Hispanic percentage of the U.S. population will double to approximately 25% of the total U.S. population by the middle of the 21st century. Moreover, according to industry sources, from 1997 to 2001, advertising expenditures targeting the U.S. Hispanic community grew at an average compounded growth rate of 9.5% per year, compared to the 4.1% average compounded growth rate for the general advertising market.

Azteca International, a wholly-owned indirect U.S. subsidiary of TV Azteca, actively pursues strategic relationships with owners of television broadcast stations in major U.S. Hispanic markets. Azteca International currently broadcasts to approximately 63% of U.S. Hispanic television households through affiliation agreements and/or related agreements with stations in the Los Angeles, New York, Miami, Houston, San Antonio and San Francisco television markets.

TV Azteca provides Azteca International with a variety of Spanish-language programming to be broadcast on the Azteca America Network, including telenovelas, reality programs, sports, news and news related programming and other general entertainment programming, including Azteca 7 and Azteca 13 programming and TV Azteca's programming library. In return for this programming, Azteca International receives all of the net advertising revenue with respect to a percentage of the available advertising time on its station affiliates. On May 27, 2003, Azteca International was granted a permanent waiver of the Federal Communications Commission's "network representation rule," which prohibits network organizations from representing affiliated broadcast stations in the spot sales advertising market. As a result of the waiver, Azteca International will be able to represent individual station affiliates of the Azteca America Network in the sale of spot advertising time.

Pappas Telecasting Companies, or Pappas, which controls over-the-air television broadcast stations in the Los Angeles, San Francisco, Houston and Reno television markets, is a principal affiliate of the Azteca America Network. In 2002, TV Azteca and Pappas were involved in a number of lawsuits regarding certain agreements between the parties. However, on February 13, 2003, TV Azteca announced that a definitive settlement agreement that resolved all of the outstanding litigation and disputes between TV Azteca and Pappas had been executed. As part of this settlement, Pappas re-acquired the 25% equity interests held by Azteca International in the Pappas-controlled San Francisco and Houston station affiliates. In addition, the outstanding indebtedness of Pappas Telecasting of Southern California LLC, or Pappas Southern California, the operator of its Los Angeles affiliate, in the amount of US$56.2 million was cancelled as well as TV Azteca's option to purchase an equity interest in its Los Angeles affiliate. In return, Pappas issued Azteca International a promissory note, or the New Pappas Promissory Note, in the initial principal amount of US$128.0 million that is secured by the assets of its Los Angeles station. The initial maturity date of the New Pappas Promissory Notes was June 30, 2003.

Under the terms of the settlement, the parties agreed that if the New Pappas Promissory Note was not paid prior to the initial maturity date, the three-year LMA between Azteca International and Pappas Southern California would become effective with respect to the Los Angeles station and, in addition, Azteca International would have the option to purchase all of the assets of the Los Angeles station for a purchase price of US$250.0 million, subject to applicable statutory limitations and receipt of all necessary regulatory approvals. Since the New Pappas Promissory Note was not repaid on or before June 30, 2003, the LMA and the purchase option have become effective and the affiliation agreement governing the operation of the Los Angeles television station has been tolled during the term of the LMA.

Azteca International and Pappas also agreed to certain modifications of the existing station affiliation agreements governing the Los Angeles, San Francisco, Houston and Reno affiliates. In addition, these parties have entered into additional station affiliation agreements in several smaller television markets. However, each of these new station affiliation agreements will terminate if the respective station does not begin broadcasting TV Azteca's programming on or before August 11, 2003.

See "Our company--Other operations--Azteca International--Pappas Station Affiliations" and "Our company--Legal proceedings--TV Azteca--Pappas Settlement" for a more detailed discussion of the Pappas and Azteca International settlement agreement and the related agreements.

Unefon

TV Azteca owns 46.5% of the capital stock of Unefon, a Mexican company that operates a personal communications services, or PCS, wireless mobile network throughout Mexico. Unefon's wireless telecommunications services are targeted to the Mexican general public, as well as to small enterprises that have traditionally lacked access to telecommunications services. Unefon also sells cellular phones and accessories for use on its network.

Unefon focuses on providing network coverage in urban areas in Mexico. At December 31, 2002, Unefon had approximately 1.4 million subscribers on its PCS wireless network, of which approximately 85% use Unefon's network and generate revenue on a regular basis. At December 31, 2002, Unefon had extended its wireless mobile network coverage to 15 cities in Mexico, including all of Mexico City, reaching approximately 39 million people, or approximately 39% of the current Mexican population.

TV Azteca has previously announced plans to sell or spin off its investment in Unefon. In October 2000, TV Azteca granted rights to acquire all of the Unefon Series A shares that it owns pro rata to the holders of all of TV Azteca's outstanding shares and to certain other of TV Azteca's securities, for an aggregate exercise price of US$177.0 million. The grant of these rights remains subject to various conditions, including the filing and effectiveness of a registration statement with the SEC that registers the Unefon Series A shares underlying the rights and the receipt of all applicable regulatory and third-party approvals. In addition, in August 2002, TV Azteca announced its intention to seek the approval of its shareholders to the spin-off of its investment in Unefon in the form of a distribution of all of the shares of Unefon that TV Azteca owns pro rata to TV Azteca's shareholders at no monetary cost. The spin-off was scheduled to become effective before the end of 2002, but was indefinitely postponed in July 2003 pursuant to resolutions of TV Azteca's board of directors.

Unefon and Nortel Networks Corporation, or Nortel, Unefon's major equipment supplier and former lender, became engaged in a dispute over each party's compliance with the terms and conditions of the finance agreement, the procurement agreement and other related agreements entered into by the parties, which resulted in the filing of various legal actions by such parties. See "Our company--Legal proceedings--Unefon." On June 16, 2003, Unefon reached a settlement with Nortel pursuant to which Unefon and Nortel released each other from all obligations arising out of the procurement agreement, finance agreement or any related agreements and terminated all actions and proceedings of any kind between the parties or involving the parties and their counsel, in the U.S. and Mexico. Unefon and Nortel also terminated the procurement agreement and entered into a new supply agreement. In connection with the settlement, Unefon paid an aggregate of US$43.0 million to Nortel of which US$18.1 million was applied to accounts receivable and US$24.9 million was applied to a reduction in the total amount of debt owed by Unefon to Nortel resulting in an outstanding balance of US$325.0 million as of the settlement date. Concurrently with the settlement, Codisco Investments LLC, or Codisco, purchased the US$325.0 million debt of Unefon from Nortel. Unefon has announced that the term of this debt between Unefon and Codisco is to be amended to provide for, among other things, an extension of the maturity date until June 15, 2013. See "Our company--Other operations--Unefon--Nortel Settlement."

Todito

TV Azteca owns 50% of the capital stock of Todito, a Mexican company that operates a Spanish-language Internet portal, Internet connection service and e-commerce marketplace (www.todito.com) that targets Spanish speakers in the U.S. and Mexico. Todito also provides job searching services, e-mail and a Mexico-based online dating service. Todito's revenue sources include pre-paid Internet connection services as well as advertising sales.

Our principal executive offices are located at Periferico Sur, No. 4121, Colonia Fuentes del Pedregal, 14141 Mexico, D.F. and our telephone number is (011) 5255-3099-1313.

The exchange offers

On May 13, 2003, we completed a private exchange offer in which the holders of approximately US$80.1 million in principal amount of the 10 1/2% notes agreed to exchange their notes for an equivalent principal amount of our 10 3/4% notes. On July 15, 2003, we completed private exchange offers in which the holders of approximately US$33.7 million in principal amount of our 10 1/2% notes and US$62.6 million in principal amount of the 10 3/4% notes agreed to exchange their notes for an equivalent principal amount of our 12 1/4% notes. As a part of each offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offers for the existing notes within a specified period of time. You should read the discussions under the headings "Description of the new 12 1/4% notes" and "Description of the new 10 3/4% notes" for further information about the new notes and the discussion under the heading "The exchange offers" for more information about the exchange offer process. Below is a summary of the exchange offers.


Securities Which We Are Offering     We are offering to exchange the entire outstanding principal amount of the
   to Exchange                       existing 12 1/4% notes and the existing 10 3/4% notes for a like principal amount of new 12 1/4% notes and new 10 3/4% notes, respectively.

                                     There is US$96,249,000.00 and US$11,687,333.33 in aggregate principal amount of the existing 12 1/4% notes and existing 10 3/4% notes, respectively, currently outstanding.


New Notes                            The new notes will be notes of the same series as the existing notes, the issuance of which has been registered under the Securities Act.
                                     The terms of the new notes are identical in all material respects to those of the existing notes, except that the transfer restrictions, registration rights and provisions for special interest as a result of our failure to fulfill certain registration obligations, each relating to the existing notes, do not apply to the new notes.

Interest Payments on the New Notes   The new 12 1/4% notes and the new 10 3/4% notes will bear interest from
                                     July 15, 2003, the issue date of the existing 12 1/4% notes and the most recent date that interest has been paid on the existing 10 3/4% notes.
                                     If your existing notes are accepted for exchange, then you will receive interest on the new notes and not on the existing notes.
                                     Interest on the new notes will be paid commencing December 15, 2003 and each June 15 and December 15 thereafter.

Terms of the Exchange Offers         We are offering to exchange a like amount of new notes for our existing notes of the same series in denominations of US$1,000 principal amount and integral multiples of US$1,000. In order to be exchanged, an existing note must be properly tendered and accepted.
                                     All existing notes that are validly tendered and not withdrawn will be exchanged. Any fractional principal amount of new notes which a registered holder is entitled to receive will be paid in cash. Only registered holders of the existing notes will be entitled to this cash payment.

Expiration Date of the Exchange      5:00 p.m., New York City time, on ____, 2003, unless extended by us with
   Offers                            respect to either or both series of existing notes in our sole discretion.

Conditions to the Exchange Offers    Although the exchange offers are subject to a number of customary conditions, we have not included a condition requiring that a minimum number of the existing notes be validly tendered and not properly withdrawn prior to the consummation of the exchange offers. We may assert or waive these conditions on or prior to the expiration date in our sole discretion.  In addition, the respective letters of transmittal contain representations that you will be required to make to us before we will exchange your existing notes for new notes.  If we materially change the terms of either or both exchange offers or the information


                                     concerning either or both exchange offers, or if we waive a material condition of either or both exchange offers, we will extend the applicable exchange offer or offers to the extent required by Rule
                                     14e-1 under the Securities Exchange Act of 1934, as amended, or the
                                     Exchange Act. See "The exchange offers--Conditions of the exchange offers."

Tender Procedures                    Tenders of existing notes may only be made by using the  book-entry transfer procedures and by transmitting an agent's message to the exchange agent. You must indicate the amount of existing notes, if less than all, to which your election to tender for new notes applies.

                                     In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offers, either (i) you must comply with the specified procedures for guaranteed delivery or (ii) The Bank of New York, as exchange agent, must receive a confirmation of book-entry transfer of your existing notes into the exchange agent's account at the book-entry transfer facility prior to the expiration of the exchange offers. See "The exchange offers--Procedure for tendering existing notes--Book-entry delivery of the existing notes" and "--Guaranteed delivery."

                                     If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes in the exchange offers, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf.

Consequences to Holders of           If we complete the exchange offers and you do not participate, then:
   Existing Notes that do not
   Tender Existing Notes in          /\   your existing notes will continue to be subject to the existing transfer
   the Exchange Offers                    restrictions;

                                     /\   we will have no further obligation to provide for the registration of those existing notes under the Securities Act, except under certain limited circumstances; and

                                     /\   the liquidity of the market for your existing notes is likely to be significantly reduced.

                                     See "Risk Factors--Risks related to the exchange offers."

Acceptance of Existing Notes and     Subject to the conditions described in this prospectus, we will accept for
   Issuance of New Notes             exchange any and all existing notes validly tendered and not properly withdrawn prior to the expiration date of the exchange offers. The new notes will be issued in exchange for the existing notes promptly following the announcement of the acceptance of the existing notes for exchange. See "The exchange offers--Issuance of new notes."

Withdrawal Rights                    Tenders of existing notes with respect to either exchange offer may be withdrawn at any time prior to the expiration date of such exchange offer.
                                     Any withdrawn or unaccepted existing notes will be credited to the tendering holder's account at the book-entry transfer facility. For further information regarding the withdrawal of tendered existing notes, see "The exchange offers--Withdrawal of tenders."

Resale of the New Notes              We believe that the new notes issued pursuant to the exchange offers in exchange for existing notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of our


                                     company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the
                                     Securities Act, so long as you are acquiring the new notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

                                     Each participating broker-dealer that receives new notes for its own account in exchange for existing notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the existing notes.
                                     See the section of this prospectus entitled "Plan of Distribution."


                                     Any holder of existing notes who:

                                     /\   is an affiliate or our company;

                                     /\   does not acquire new notes in the ordinary course of its business; or

                                     /\   exchanges existing notes in the exchange offer with the intention to participate or for the purpose of participating, or has an arrangement or understanding with any person to participate, in a distribution of new notes,

                                     must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Tax Considerations                   The exchange offers will not be a taxable exchange for U.S. federal and
                                     Mexican income tax purposes. See "Tax considerations."

Use of Proceeds                      We will not receive any proceeds from the issuance of the new notes in the exchange offers. We will pay all expenses incident to the exchange offers.

Regulatory Approval                  Other than the filing of the registration statement of which this prospectus is a part with the SEC, required filings with the CNBV, and blue sky filings, if any, there are no U.S. or Mexican federal or state regulatory requirements with which we must comply or approvals which we must obtain in connection with the exchange offers.

Dissenters' Rights                   Neither the indenture governing the existing 12 1/4% notes and the new 12 1/4% notes, the indenture governing the existing 10 3/4% notes and the new 10 3/4% notes, nor the laws of Mexico provide you with any appraisal or dissenters' rights or any other right to seek monetary damages in court as a result of the exchange offers.


Registration Rights                  Simultaneously with the initial sale of the existing notes, we entered into registration rights agreements for the exchange offers for each of the existing notes. In the registration rights agreements, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete the exchange offers within 180 days of issuing the existing notes. The exchange offers are intended to satisfy your rights under the registration rights

                                     agreements. After the exchange offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your unexchanged existing notes.

Exchange Agent                       The Bank of New York is serving as exchange agent for the exchange offers. You can find the address and telephone number for the exchange agent on the back cover page of this prospectus.

Brokerage Commissions                You are not required to pay any brokerage commissions to the exchange agent.

Additional Information               Additional copies of this prospectus may be obtained by contacting the exchange agent at its address and telephone number set forth on the back cover page of this prospectus.


The new notes

The terms of the new notes are identical in all material respects to those of the existing notes, except that the transfer restrictions, registration rights and special interest as a result of our failure to fulfill certain registration obligations applicable to the existing notes that do not apply to the new notes. The new notes will evidence the same debt as the existing notes and will be governed by the same indentures and supplemental indentures, if any.

Issuer                                  Azteca Holdings, S.A. de C.V., a corporation organized under the laws of Mexico.

Notes Offered                           Up to:

                                        /\  US$96,249,000.00 in principal amount of new 12 1/4% notes; and

                                        /\  US$11,687,333.33 in principal amount of new 10 3/4% notes;

                                        all of which have been registered under the Securities Act.

Maturity Date                           New 12 1/4% notes: June 15, 2008.
                                        New 10 3/4% notes: June 15, 2008.

Interest Payment Dates                  We will pay interest on the new notes commencing on December 15, 2003 and on each June 15 and December 15 thereafter.

Amortization                            New 12 1/4% notes

                                        Each US$1,000 in principal amount of the new 12 1/4% notes will be amortized on the following schedule:

                                        June 15, 2005 ...........................................  US$250.00
                                        June 15, 2006 ...........................................  US$250.00
                                        June 15, 2007 ...........................................  US$250.00
                                        June 15, 2008 (maturity date) ...........................  US$250.00

                                        New 10 3/4% notes

                                        An amortization payment of US$333.00 of each US$1,000 in principal amount of the existing
                                        10 3/4% notes was paid on July 15, 2003; the remaining principal amount of the new 10 3/4%
                                        notes will be amortized on the following schedule:

                                        June 15, 2004 ...........................................  US$133.40
                                        June 15, 2005 ...........................................  US$133.40
                                        June 15, 2006 ...........................................  US$133.40
                                        June 15, 2007 ...........................................  US$133.40
                                        June 15, 2008 (maturity date) ...........................  US$133.40

Collateral                              The new 12 1/4% notes will not be collateralized.

                                        The new 10 3/4% notes will be secured pro rata by the same collateral securing the existing
                                        10 3/4% notes, comprised of (i) 55,246,106 TV Azteca CPOs and (ii) in the event our right to acquire Unefon Series A shares becomes exercisable and we, or our affiliates, exercise such right, 147,215,706 Unefon Series A shares.

                                        Except as permitted by the indenture governing the new 10 3/4% notes and the related collateral documents, the collateral pledged to secure the new 10 3/4% notes will not be released until the new 10 3/4% notes are paid in full. Subject to such permitted releases, as the new 10 3/4% notes are amortized, the ratio of pledged shares to the outstanding principal amount of the new 10 3/4% notes will increase.

Optional Redemption                     New 12 1/4% notes

                                        Other than for certain tax reasons, we will not have the right to redeem the new 12 1/4%
                                        notes prior to June 15, 2006. On and after June 15, 2006, we will have the option to redeem the new 12 1/4% notes, in whole or in part, at 100% of the outstanding principal amount, plus accrued but unpaid interest on the new 12 1/4% notes through the date of redemption and additional amounts, if any.

                                        New 10 3/4% notes

                                        Other than for certain tax reasons, we will not have the right to redeem the new 10 3/4%
                                        notes prior to June 15, 2004. On and after June 15, 2004, we will have the option to redeem the new 10 3/4% notes, in whole or in part, based upon the following redemption prices, if redeemed during the twelve months beginning June 15 of each year indicated below:

                                         Year                         Percentage
                                         ----                         ----------
                                         2004                         110.75%
                                         2005                         108.06%
                                         2006                         105.38%
                                         2007                         102.69%

                                        In each case, the redemption prices will also include accrued but unpaid interest on the new
                                        10 3/4% notes through the date of redemption and additional amounts, if any.

Change of Control                       If we or TV Azteca experience specific kinds of changes of control, we will be required to make an offer to repurchase all or a portion of the new notes at 101% of the outstanding principal amount, plus accrued but unpaid interest through the date of repurchase, and additional amounts, if any.

Ranking                                 The new notes will be structurally subordinated to all the existing and future indebtedness of our subsidiaries, including TV Azteca.

                                        New 12 1/4% notes

                                        The new 12 1/4% notes will be our senior unsecured obligations and will rank pari passu in right of payment with our 12 1/2% Senior Secured Notes due 2005, or 12 1/2% notes, new
                                        10 3/4% notes and any unexchanged existing 10 3/4% notes. The new 12 1/4% notes will be effectively subordinated to the 12 1/2% notes, any new 10 3/4% notes and any unexchanged existing 10 3/4% notes to the extent of the value of the collateral securing the 12 1/2%
                                        notes, any new 10 3/4% notes and any unexchanged existing 10 3/4% notes, respectively.

                                        New 10 3/4% notes

                                        The new 10 3/4% notes will be our senior secured obligations and rank equally with our
                                        12 1/2% notes, new 12 1/4% notes and any unexchanged existing 12 1/4% notes, except to the extent of the collateral securing the 12 1/2% notes. To the extent that the value of the collateral securing the new 10 3/4% notes is less than the outstanding principal amount of the new 10 3/4% notes and any unexchanged existing 10 3/4% notes, the new 10 3/4% notes and any unexchanged existing 10 3/4% notes will be effectively subordinated to the 12 1/2% notes to the extent of the value of the collateral securing the 12 1/2% notes.

Payments of Additional Amounts          All payments of principal and interest in respect of any new notes will be made free and clear of any withholdings or deductions of taxes imposed by Mexico or any political subdivision or taxing authority thereof. See "Description of the new 12 1/4%
                                        notes--Additional amounts" and

                                        "Description of the new 10 3/4% notes--Additional amounts."

Redemption for Tax Reasons              Upon the occurrence of certain changes in, or amendments to, Mexican tax law requiring the grossing up of payments in excess of those attributable to a Mexican withholding tax rate of
                                        10%, we may redeem the new notes, in whole but not in part, at any time, at a price equal to
                                        100% of the outstanding principal amount, plus accrued but unpaid interest through the date of redemption and additional amounts, if any.

Restrictive Covenants                   The new notes will be subject to the same restrictive covenants as the existing notes.

Summary historical consolidated financial data

The following summary historical consolidated financial data for the years ended December 31, 2000, 2001 and 2002 has been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus, which have been audited by PricewaterhouseCoopers, our independent auditors, and prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. Note 18 to our consolidated financial statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company and a reconciliation to U.S. GAAP of our results of operations, stockholders' equity and certain other selected financial data for the years ended December 31, 2000, 2001 and 2002. These historical results are not necessarily indicative of results to be expected from any future period.

The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, including the notes to those financial statements, which are incorporated by reference in this prospectus. Our consolidated financial statements were prepared giving effect to Bulletins B-10 and B-12 issued by the MIPA, which provide, respectively, for the recognition of certain effects of inflation by us and require that the statement of changes in financial position reflect changes from the restated historical balance sheet to the current balance sheet. Pursuant to Mexican GAAP, the summary consolidated financial information set forth below, and all data in the consolidated financial statements, have been restated in constant pesos as of December 31, 2002. The effect of the inflation accounting principles described above has not been reversed in the reconciliation to U.S. GAAP.

                                                                                          As of and for the Year Ended December 31,
(in millions of U.S. dollars or constant pesos of December 31, 2002 purchasing          --------------------------------------------
power, except share and per share data)                                             2000       2001       2002       2002(1)
------------------------------------------------------------------------------------------------------------------------------------
Income statement data:

Mexican GAAP:

Net revenue ..........................................................................   Ps.5,993   Ps.6,127   Ps.6,743    US$648.7
Programming, production, exhibition and transmission costs ...........................      2,683      2,472      2,511       241.5
Selling and administrative expenses ..................................................        943        973        991        95.3
Total costs and expenses .............................................................      3,626      3,445      3,502       336.9
Depreciation and amortization(2) .....................................................        697       676         447        43.0
Operating profit .....................................................................      1,670      2,006      2,794       268.8
Other expenses--Net ..................................................................       (291)      (221)      (202)      (19.4)
Net comprehensive financing cost(3) ..................................................       (805)      (435)    (1,728)     (166.2)
Income before provision for income tax, deferred income tax and extraordinary items ..        574      1,349        864        83.1
Provision for income tax and deferred income tax benefit (expense)(4) ................         59          9       (308)      (29.6)
Extraordinary items ..................................................................       (336)         0          0           0
Net income ...........................................................................        297      1,358        556        53.5
Net income of minority stockholders ..................................................        162        669        436        41.9
Net income of majority stockholders ..................................................        135        688        120        12.0
Net income per share applicable to majority stockholders .............................       0.17       0.86       0.15        0.01
U.S. GAAP:
Net revenue ..........................................................................      6,364      6,527      6,925       666.2
Operating income .....................................................................        487        579      2,075       199.6
Net (loss) income before minority interest ...........................................        (95)       285         80         7.7
Minority interest . ..................................................................          3       (208)      (194)      (18.7)
Net (loss) income ....................................................................        (92)        77       (113)      (10.9)
Basic and diluted (loss) income per share ............................................      (0.12)      0.10      (0.14)        0.0
Basic weighted average number of common shares outstanding (in millions) .............      800.8      800.8      800.8          --
Balance sheet data:
Mexican GAAP:
Property, machinery and equipment--Net ...............................................  Ps. 2,827  Ps. 2,450  Ps. 2,328  US$  223.9
Television concessions--Net ..........................................................      3,865      3,743      3,742       360.0
Total assets .........................................................................     21,707     22,757     22,907     2,203.6
Total debt(5) ........................................................................      9,291      8,659      9,058       871.4
Advertising advances(6) ..............................................................      4,458      4,850      4,609       443.4
Unefon advertising advance ...........................................................      2,313      2,258      2,167       208.5
Todito advertising, programming and services advance .................................        912        715        504        48.5
Majority stockholders' equity ........................................................      1,267      1,860      1,946       187.2
Minority stockholders' equity ........................................................      1,586      2,252      2,570       247.2
Total stockholders' equity ...........................................................      2,852      4,112      4,516       434.4
Capital stock ........................................................................      2,903      2,903      2,903       279.3

                                       13

                                                                                          As of and for the Year Ended December 31,
(in millions of U.S. dollars or constant pesos of December 31, 2002 purchasing          --------------------------------------------
power, except ratios, NCPI, exchange rates and coverage data)                 2000        2001       2002      2002(1)
------------------------------------------------------------------------------------------------------------------------------------
Balance sheet data (continued):
U.S. GAAP:
Property, machinery and equipment--Net ...............................................   Ps.3,015   Ps.2,642  Ps. 2,360  US$  227.0
Total assets .........................................................................     20,566     21,126     21,392     2,057.9
Total debt(5) ........................................................................      9,291      8,659      9,346       899.1
Advertising advances(6) ..............................................................      4,458      4,850      4,593       441.8
Minority interest ....................................................................      2,044      2,395      2,745       264.1
Stockholders' equity .................................................................      2,192      2,435      2,219       213.5
Other financial data:
Mexican GAAP:
Capital expenditures .................................................................        202        185        194        18.7
Ratio of earnings to fixed charges ...................................................       1.58x      2.23x      1.83x
U.S. GAAP:
Ratio of earnings to fixed charges ...................................................       1.09x      1.64x      1.50x
Other data:
NCPI (at period end) .................................................................       93.2       97.4      102.9          --
Peso/U.S. Dollar exchange rate (at period end) .......................................   Ps.9.650   Ps.9.160  Ps.10.395          --
Coverage of the Azteca 7 network (at period end)(7) ..................................         95%        95%        95%         --
Coverage of the Azteca 13 network (at period end)(7) .................................         97%        97%        97%         --

----------------
(1) The U.S. Dollar amounts represent the peso amounts expressed as of December 31, 2002 purchasing power, translated at an exchange rate of Ps.10.395 per U.S. Dollar, the average interbank free market exchange rate on December 31, 2002 as reported by the Mexican Central Bank.
(2) Effective January 1, 2002, TV Azteca changed the annual depreciation rate applied to its transmission towers from 16% to 5% based on the remaining useful life of these assets. This resulted in a decrease in depreciation expense of Ps.42 million (US$4.0 million) for the year ended December 31, 2002. Also on January 1, 2002, TV Azteca adopted Statement C-8 "Intangible Assets" issued by the MIPA. As a result of the adoption of Statement C-8, TV Azteca determined that its television concessions qualified as indefinite useful life intangible assets. Accordingly, TV Azteca no longer amortizes its television concessions. The effect of this adoption resulted in a decrease in amortization expense of Ps.117 million (US$11.3 million).
(3) Changes in net comprehensive financing cost reflect fluctuations in the peso-U.S. dollar exchange rate. Net comprehensive financing costs decrease in years in which the peso appreciates against the U.S. dollar and increase in years in which the peso depreciates against the U.S. dollar since our U.S. dollar denominated liabilities exceed our U.S. dollar denominated monetary assets.
(4) The increase in provision for income tax and deferred income tax expense principally reflects the application of the decrease in tax loss carryforwards to taxable income.
(5) Represents our total liabilities excluding the following items: interest payable, exhibition rights payable, accounts payable and accrued expenses, amounts due to related parties, advertising advances, Unefon advertising advance, and Todito advertising, programming and services advance.
(6) Advertising advances are treated as long-term liabilities under Mexican GAAP but are treated as current liabilities under U.S. GAAP.
(7) Percentage of Mexican television households within broadcast range of the Azteca 7 and Azteca 13 networks, based upon data internally prepared by TV Azteca.

Risk factors

Before tendering your existing notes for exchange, you should carefully consider all of the information set forth or incorporated in this prospectus, in the financial statements and the related notes incorporated by reference in this prospectus and, in particular, the risks described below. The risks and uncertainties described below are not the only ones we face and represent some of the risks that our management believes are material to the exchange offers. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, you could lose all or part of your investment.

Risks related to the exchange offers

If you do not exchange your existing notes for new notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your existing notes.

If you do not exchange your existing notes for new notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your existing notes as described in the legend on the global notes representing the existing notes. There are restrictions on transfer of your existing notes because we issued the existing notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the existing notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any unexchanged existing notes and, upon consummation of the exchange offer relating to a series of notes, you will not be entitled to any rights to have your unexchanged existing notes registered under the Securities Act.

If you do not exchange your existing notes and the exchange offers are consummated, there may be a substantially smaller public trading market for your existing notes and the market price of your existing notes may decline.

To the extent the exchange offers are consummated, the trading and the liquidity of the market for the existing notes, which are currently limited, are likely to be significantly more limited. Although it is not possible to predict the effect of any particular factor on the market price of any unexchanged existing notes that remain outstanding following consummation of the exchange offers, we believe that the market price would be negatively impacted due to the significantly smaller market for such notes and the corresponding loss of liquidity. As a result, the unexchanged existing notes may trade at a discount to the price at which they would trade if the exchange offers were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged existing notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged existing notes may be traded.

Broker-dealers may need to comply with the registration and prospectus delivery requirements of the Securities Act when dealing in the new notes.

Any broker-dealer that (1) exchanges its existing notes in the exchange offers for the purpose of participating in a distribution of the new notes or (2) resells new notes that were received by it for its own account in the exchange offers may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus for tendering your existing notes, you will not receive the new notes. Further, if you want to tender your existing notes in exchange for existing notes, you should allow sufficient time to ensure timely delivery. No one is under any duty to give you notification of any defects or irregularities with respect to tenders of existing notes for new notes. For additional information, please refer to the section of this prospectus entitled "The exchange offers--Procedures for tendering."



Risks related to the 12 1/4% notes and 10 3/4% notes

Our indebtedness is structurally subordinated to all of the existing and future indebtedness and liabilities of our subsidiaries.

Substantially all of our indebtedness (other than any unexchanged existing notes, the new notes and the 12 1/2% notes) is indebtedness of our subsidiaries, and, therefore, our indebtedness is structurally subordinated to all existing and future indebtedness of our subsidiaries. As of December 31, 2002, the principal amount of our outstanding indebtedness on a consolidated basis was Ps.9,058 million (US$871.4 million), of which Ps.6,158 million (US$592.4 million) was indebtedness of TV Azteca and its subsidiaries.

Our right, and our creditors' rights, to participate in the assets of TV Azteca upon any liquidation or reorganization of TV Azteca will be subject to the prior claims of TV Azteca's creditors. Therefore, the ability of our creditors to participate in TV Azteca's assets upon TV Azteca's liquidation or reorganization will be limited to our proportionate interest in the capital stock of TV Azteca and will also be limited by the indentures governing the 12 1/2% notes and TV Azteca's guaranteed senior notes, or TV Azteca notes.

The 12 1/4% notes are effectively subordinated to our secured debt.

The 12 1/4% notes are our senior unsecured obligations and rank pari passu in right of payment with our 12 1/2% notes and 10 3/4% notes. The 12 1/4% notes are effectively subordinated to the 12 1/2% notes and the 10 3/4% notes, to the extent of the value of the collateral securing the 12 1/2% notes and the 10 3/4% notes, respectively.

The 12 1/2% notes and the 10 3/4% notes are collateralized by a substantial portion of our assets. Under certain circumstances, if an event of default occurs under the indenture governing the 12 1/4% notes, we would be in default under the indentures governing the 12 1/2% notes and the 10 3/4% notes. Upon such event of default, our secured creditors could use the collateral securing their respective notes to repay the amounts owed under secured debt before a holder of the 12 1/4% notes would receive any payment on the 12 1/4% notes. If the value of the collateral is insufficient to pay all of our secured debt, our secured creditors would share equally in the value of our other assets, if any, with the holders of the 12 1/4% notes and any other creditors. As a result, there may not be sufficient assets for holders of the 12 1/4% notes to use for the repayment of the then outstanding principal amount of the 12 1/4% notes.

In the future, we may not have sufficient funds to make interest payments and/or scheduled principal payments on our indebtedness.

We have limited sources of liquidity and we may not have sufficient funds to make the interest and principal payments on the 12 1/4% notes, 10 3/4% notes and 12 1/2% notes. If we do not have sufficient funds to make these payments, we will have to obtain an alternative source of funds, either from distributions from our subsidiaries, sales of our assets or assets of our subsidiaries, sales of our equity securities or equity securities of our subsidiaries or capital contributions or loans from one or more of our affiliates or third parties. Although TV Azteca has recently adopted a distribution policy that if maintained should provide our company with funds to pay our indebtedness, there can be no assurance that TV Azteca's business and operations will generate sufficient free cash flow to maintain this distribution policy.

On certain occasions, we have had to sell equity securities of TV Azteca to fund our interest payment obligations under our debt securities. Although TV Azteca is publicly traded, there can be no assurance as to the market value of TV Azteca shares in the future. In addition, substantially all of the capital stock of TV Azteca that we own has been pledged or is subject to covenant restrictions and cannot be sold by us to satisfy our payment obligations under the 12 1/4% notes or 10 3/4% notes. Accordingly, we cannot assure you that we will be able to obtain sufficient funds to meet our payment obligations on the 12 1/4% notes, 10 3/4% notes and 12 1/2% notes through any of these alternatives or that we will be permitted by the indentures governing the 12 1/4% notes, 10 3/4% notes and 12 1/2% notes or the debt instruments of TV Azteca then in effect to obtain funds through any of these alternatives.

Since we are a holding company, our ability to make interest payments and the scheduled amortization payments on our notes depends on the financial results of our subsidiaries, principally TV Azteca.

We are obligated to make interest and scheduled amortization payments on the 12 1/2% notes, 12 1/4% notes and 10 3/4% notes, and we must repay the 12 1/2% notes, 12 1/4% notes and 10 3/4% notes upon any acceleration of the 12 1/2% notes, 12 1/4% notes or 10 3/4% notes. In addition, we must make an offer to purchase the 12 1/2% notes, 12 1/4% notes and 10 3/4% notes in connection with a change of control (as defined under the indentures governing the 12 1/2% notes, 12 1/4% notes and 10 3/4% notes). As the controlling shareholder of TV Azteca, we have the ability to cause TV Azteca to make distributions up to the maximum amount permitted by law. Historically, TV Azteca has not paid any significant dividends or distributions to us. Although we expect that under TV Azteca's new distribution policy we will receive distributions from TV Azteca that will be sufficient to make our interest and amortization payments, there is no assurance that TV Azteca's financial results will permit it to make such anticipated distributions or that TV Azteca will not modify or terminate the distribution policy. Moreover, our ability to use the distributions is limited by the covenants contained in the indenture governing the 12 1/2% notes. See "--Only a portion of any distributions we receive from TV Azteca may be used to pay principal and interest on the new notes."

Although TV Azteca recently announced a distribution policy that, if maintained, should provide us with the resources to reduce the outstanding debt of our company, the distribution policy is not a binding commitment of TV Azteca and it may be modified or terminated in the future.

TV Azteca's board of directors has announced the adoption of a new distribution policy that, if maintained, should enable our company, TV Azteca's principal shareholder, to make scheduled principal and interest payments on the 12 1/4% notes, 10 3/4% notes and 12 1/2 % notes. However, TV Azteca is not required by law to make these distributions available to us. As a result of strategic opportunities, prevailing business conditions or other reasons, TV Azteca may modify or terminate its current distribution policy. Accordingly, there can be no assurance that TV Azteca will make such distributions available in the future or that any amounts made available will be sufficient to satisfy our principal and interest obligations under the 12 1/4% notes, 10 3/4% notes and 12 1/2% notes.

Only a portion of any distributions we receive from TV Azteca may be used to pay principal and interest on the 12 1/4% notes and 10 3/4% notes.

We currently beneficially own 55% of the capital stock of TV Azteca, of which 3.1% is held directly through Alternativas Cotsa, our wholly-owned subsidiary. In connection with any distributions made by TV Azteca, the public holders of TV Azteca's capital stock will receive 45% of the distributions and our company will receive the remainder. However, as a result of the covenants contained in the indenture governing the 12 1/2% notes, any distributions made in respect of the securities that are pledged to secure the 12 1/2% notes must also be pledged as additional collateral for those notes. As of August 7, 2003, 32.0% of the aggregate amount of distributions received directly by our company from TV Azteca must be pledged to secure the 12 1/2% notes, subject to permitted releases contemplated by the indenture governing the 12 1/2% notes. Therefore, only 37.4% of the aggregate amount of any distributions provided by TV Azteca to its shareholders (including any amounts payable to Alternativas Cotsa) will be available for our payment obligations under the 12 1/4% notes and 10 3/4% notes.

We may not be able to fund a change of control offer.

Upon the occurrence of a change of control (as defined under the indentures governing our notes), we will be required to offer to repurchase all our 12 1/4% notes and 10 3/4% notes at 101% of the principal amount of the 12 1/4% notes and 10 3/4% notes, plus accrued but unpaid interest, if any, to the date of the purchase. The occurrence of certain of the events that would constitute a change of control will also require TV Azteca to offer to repurchase the TV Azteca notes and require us to offer to repurchase the 12 1/2% notes, and may constitute a default under our existing or future indebtedness or our subsidiaries' existing or future indebtedness. A default on our indebtedness or on our subsidiaries' indebtedness could result in such indebtedness effectively becoming due and payable. The source of funds for any repurchase of the 12 1/4% notes and 10 3/4% notes and any such other payments will be our available cash or cash generated from other sources. However, we cannot assure you that we will have sufficient funds to purchase all of the 12 1/4% notes and 10 3/4% notes that might be delivered by noteholders seeking to accept the offer to purchase as well as all such other amounts that may be due and payable at that time.

TV Azteca's ability to make distributions is restricted by the terms of its indenture.

The indenture governing the TV Azteca notes, subject to certain conditions and exceptions, restricts TV Azteca's ability to make dividends and other distributions in cash to its shareholders. The ability of TV Azteca to make future distributions will be limited at any time to the then current balance of the restricted payment basket. Generally, the capacity of the restricted payments basket is increased by positive adjusted EBITDA of TV Azteca, as defined in the indenture governing the TV Azteca notes, net cash proceeds received by TV Azteca from the sale of its capital stock and the reduction in investments received by TV Azteca in cash. In turn, the capacity of the restricted payments basket is decreased when TV Azteca makes restricted payments, such as dividends and other distributions, investments other than permitted investments and interest payments on its indebtedness. As of June 30,2003, the balance under TV Azteca's restricted payments basket was US$287.5 million. However, the balance under TV Azteca's restricted payments basket will be reduced to US$272.5 million after giving effect to the payment of the US$15.0 million shareholder distribution scheduled to be made on December 5, 2003. We cannot assure you that in the future the balance of TV Azteca's restricted payment basket will be sufficient to permit it to make significant scheduled shareholder distributions, if any at all.

A portion of the security for the 10 3/4% notes is subject to a right of first refusal.

Some of the Unefon Series A shares that may be acquired by us or our affiliates upon exercise of the rights granted by TV Azteca will be part of the collateral for the 10 3/4% notes. Following a default on the 10 3/4% notes, any foreclosure sale of the Unefon Series A shares held as collateral would be subject to a right of first refusal in favor of Moises Saba Masri, a 46.5% shareholder of Unefon. The ability to sell such Unefon Series A shares to a third party purchaser upon foreclosure could be adversely affected if a potential third party purchaser would be unwilling to make an offer to purchase the Unefon Series A shares due to the existence of the right of first refusal in favor of Moises Saba Masri.

The new notes are new securities and the trading market for such new notes may be limited.

The new notes will be new securities for which there currently is no, and on issuance there will not be any, established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation in any automated dealer quotation system.

If any of the new notes are traded after their initial issuance, they may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance and prospects of our company and/or TV Azteca. Any decline in trading price, regardless of the cause, may adversely affect the liquidity and trading markets for the new notes.

Risks related to TV Azteca's operations

TV Azteca is highly leveraged and its substantial leverage and debt service obligations could adversely affect its business.

Although we have no substantial indebtedness other than the new notes, any unexchanged existing notes and the 12 1/2% notes, TV Azteca is a highly leveraged company, which means that it has a large amount of debt relative to its equity. TV Azteca has US$425.0 million of TV Azteca notes, US$125.0 million of which is due in 2004 and US$300.0 million of which is due in 2007 and, as of December 31, 2002, TV Azteca had US$167.4 million of indebtedness in addition to the TV Azteca notes. Moreover, the indenture governing the TV Azteca notes permits TV Azteca, based on its financial results, to incur substantial additional indebtedness in the future. TV Azteca will require substantial cash flow to meet its repayment obligations on its notes and any future additional indebtedness it may incur. TV Azteca may not be able to generate enough cash to pay the principal, interest and other amounts due under its indebtedness, and there is no assurance that market conditions will permit TV Azteca to refinance its existing indebtedness at maturity. TV Azteca's substantial leverage could have negative consequences, including:

/\ requiring the dedication of a substantial portion of its cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures, marketing efforts, future growth plans and distributions payable to its shareholders, including our company;

/\ limiting its ability to obtain additional financing or to refinance its existing indebtedness;

/\ placing it at a possible competitive disadvantage relative to less leveraged competitors and competitors with greater access to capital resources;

/\ increasing its vulnerability to downturns in its business or the Mexican economy generally; and

/\ limiting its ability to implement its recently announced distribution policy.

TV Azteca's and our company's operations are subject to covenant restrictions that may adversely affect TV Azteca's and our company's ability to conduct our respective businesses.

The indentures governing the TV Azteca notes, the 12 1/2% notes, any unexchanged existing notes and the new notes impose, significant operating and financial restrictions on TV Azteca and our company. Such restrictions will affect, and in many respects will limit or prohibit, among other things, TV Azteca's and our company's ability to create liens and to use the proceeds from certain asset sales. The restrictive covenants contained in the indenture governing the TV Azteca notes and the indentures governing the 12 1/2% notes, the unexchanged existing notes and the new notes, may make TV Azteca and our company more vulnerable to economic downturns, limit the ability of TV Azteca and reduce the flexibility of TV Azteca and our company in responding to changing business or economic conditions or to substantial declines in operating results.

We have a controlling shareholder and we engage in transactions with related parties, including our controlling shareholder.

Approximately 91.94% of our capital stock is owned directly or indirectly by the family of Ricardo B. Salinas Pliego, who serves as our Chairman of the Board, President and Chief Executive Officer and Chairman of the Board of TV Azteca. Consequently, Mr. Salinas Pliego has the power to elect a majority of our directors and to determine the outcome of substantially all actions requiring shareholder approval.

Historically, we and our subsidiaries have engaged in a variety of transactions with certain affiliates, including entities owned or controlled by the family of Mr. Salinas Pliego, including TV Azteca, Unefon, Todito and Grupo Elektra. While there are restrictions set forth in the indentures governing the 12 1/2% notes, the unexchanged existing notes and the new notes limiting some types of transactions with affiliates, we may engage in certain permitted affiliated transactions in the future. We cannot assure you that future agreements with our affiliates will be entered into on an arm's length basis. See "Certain transactions."

Television broadcasting in Mexico is highly competitive.

Television broadcasting in Mexico is highly competitive and the popularity of television shows, an important factor in advertising sales, is readily susceptible to change. TV Azteca faces competition from other sources of television programming. Televisa, TV Azteca's principal competitor, generated a substantial majority of the Mexican television advertising sales in each of the last four years. Televisa, which faced little competition in over-the-air television market prior to TV Azteca's acquisition of Channels 7 and 13 from the Mexican government in 1993, has substantially more experience in the television industry and substantially greater resources than TV Azteca does. Televisa is one of the leading producers of Spanish-language television programming in the world and has over 20 years of experience producing telenovelas. Televisa also has significant interests in other media, including radio, publishing, music recording and the Internet, which enables Televisa to offer its customers attractive rates for packages combining advertising in various media.

We cannot assure you that TV Azteca will be able to maintain or improve its share of the Mexican television advertising or viewing market in the future, nor can we assure you that TV Azteca's costs of obtaining programming and hiring production and creative staff, or the prices at which TV Azteca sells advertising time, will not be adversely affected by competition. In addition to competing with conventional, over-the-air television stations, including certain government-run stations as well as those owned by or affiliated with Televisa, TV Azteca competes for Mexican television viewers with pay television providers. Cable television, multi-channel multipoint distribution systems, or MMDS, and DTH satellite services represent a potential source of competition for TV Azteca's advertising sales, audiences and program rights. According to IBOPE AGB Mexico, the penetration of pay television as of July 31, 2002 was approximately 14.5% of all television households.

In November 1996, the U.S. and Mexico signed an agreement regarding cross-border satellite television transmissions. Under the agreement, the Mexican government allows U.S. satellite transmission companies to provide DTH satellite services to Mexican households. We cannot assure you that pay television services will not secure a more significant share of the Mexican television audience and television advertising market in the future.

In addition, TV Azteca also competes for advertising revenues with other forms of advertising media, such as radio, billboards, newspapers, magazines and the Internet.

The seasonal nature of TV Azteca's business affects TV Azteca's revenue and low fourth quarter revenues could impact TV Azteca's results of operations.

TV Azteca's business reflects seasonal patterns of advertising expenditures, which is common in the television broadcast industry. TV Azteca's revenue from advertising sales, which is recognized when the advertising is aired, is generally highest in the fourth quarter because of the high level of advertising during the holiday season. Accordingly, TV Azteca's results of operations depend disproportionately on revenue recognized in the fourth quarter and a low level of fourth quarter advertising revenue could harm TV Azteca's results of operations for the year.

TV Azteca's revenue and profitability are affected by major broadcast events.

In the past, TV Azteca has generated substantial advertising revenue from broadcasting infrequently recurring major broadcast events. TV Azteca's broadcast of the 2000 Summer Olympics, the Eurocup Soccer Championship, the Gold Cup Soccer Championship and the 2002 World Cup Soccer Championship as well as the 2000 Mexican presidential campaign and election significantly increased net revenue during the periods in which they were shown. In 2003, mid-term political elections significantly increased net revenue during the periods in which they were broadcast. The absence or cancellation of major broadcast events in some years may harm TV Azteca's financial condition and results of operations, as in 1999 and 2001, when there were no Summer Olympic or Soccer Championship games. Similarly, TV Azteca's results of operations may be harmed in years in which a major broadcast event that is expected to draw a large viewing audience in Mexico is held but TV Azteca is unable to obtain the broadcast rights to the event.

If TV Azteca loses one or more of its key advertisers, it could lose a significant amount of its revenues.

In 2002, TV Azteca's five largest advertisers, Colgate Palmolive, S.A. de C.V., Pond's de Mexico, S.A. de C.V., Cerveceria Modelo, S.A. de C.V., Grupo Carso, S.A. de C.V. and Producciones Infovision, S.A. de C.V., and their affiliates, together accounted for 14% of TV Azteca's advertising revenue. The termination of TV Azteca's relationship with any one of its principal advertisers could harm its operating results.

TV Azteca's costs of producing and acquiring programming may increase.

TV Azteca's most significant variable operating costs relate to its internally produced programming and its purchased programming. The cost of internally produced programming varies considerably depending on the type of programming, and is generally more expensive than purchased programming. Moreover, the production of telenovelas is more expensive relative to the production of other types of programming.

If TV Azteca fails to manage effectively the costs of its internally produced programming or of acquiring exhibition rights for purchased programming, it is possible that TV Azteca's programming costs will increase at a rate higher than advertising revenue. If programming costs increase substantially, TV Azteca's results of operations may be negatively affected.

Litigation matters involving TV Azteca have resulted, and may in the future result, in the expenditure of significant financial resources and management attention to the resolution of such controversies.

TV Azteca is currently involved in certain disputes and legal proceedings. See "Our company--Legal proceedings--TV Azteca." As TV Azteca vigorously defends itself in these disputes, it incurs significant legal expenses. In addition, these matters may from time to time divert the attention of TV Azteca's management and staff from their customary responsibilities. Moreover, an adverse resolution of an existing legal proceeding involving TV Azteca could have a material adverse effect on TV Azteca's operating results and financial condition.

If TV Azteca fails to retain members of its senior management, it may be difficult for it to find equally skilled replacements, and its failure to do so would adversely affect its ability to conduct its business.

TV Azteca's success depends in large part upon the abilities and continued service of its senior management, none of whom have executed employment agreements with TV Azteca. TV Azteca's senior management is particularly important to its business because of their experience and knowledge of the media industry both in Mexico and internationally. The loss or unavailability to TV Azteca of any of its key management personnel could have significant negative effects. To the extent that the services of its senior management would be unavailable to it for any reason, TV Azteca would be required to hire other personnel to manage and operate its company. There may be a limited number of persons with the requisite skills to serve in these positions, particularly in the markets where TV Azteca operates its business. TV Azteca cannot assure you that it would be able to locate or employ such qualified personnel on acceptable terms.

TV Azteca may experience liquidity difficulties in connection with economic crises.

TV Azteca may experience liquidity difficulties as a result of a devaluation of the peso or other future economic crises. In addition, any significant decline in TV Azteca's advertising revenue or significant increase in TV Azteca's operating costs could cause TV Azteca to experience further liquidity difficulties. The same would be true of any significant increase in the peso cost of debt service on TV Azteca's U.S. dollar-denominated indebtedness.

TV Azteca's business is regulated by the Mexican government and its business would be harmed if its broadcast concessions were not renewed or were taken away.

To broadcast commercial television in Mexico, a broadcaster must have a license from the SCT. The SCT grants concessions comprised of one or more broadcast licenses. These concessions may be revoked in very limited circumstances. See "Regulation--TV Azteca--Concessions." TV Azteca does not expect any of its concessions to be revoked. TV Azteca's concessions must be renewed upon expiration and the expiration dates for its broadcast concessions range from April 2006 to July 2009. However, if the SCT fails to renew one or more of TV Azteca's concessions, TV Azteca will not be able to operate. TV Azteca believes, in part based on the government's renewal in 1999 of its concession for broadcast in Chihuahua, that the government generally will renew its television concessions upon expiration so long as TV Azteca has operated them in substantial compliance with the terms and conditions of the concessions and with applicable law. However, we cannot assure you that this will happen in the future or that current Mexican law will not change. If TV Azteca is unable to renew its concessions prior to their respective expiration dates, its business would be significantly harmed.

Risks related to the Azteca America Network

The Azteca America Network's limited history of operations as a U.S. Spanish language television network makes an evaluation of its business and financial condition difficult.

TV Azteca's operations in the U.S. commenced only recently and to date have not generated significant revenue. The growth of the Azteca America Network depends on the appeal of TV Azteca's programming and content to U.S. television audiences and Azteca International's ability to establish relationships with broadcast stations or cable networks in U.S. markets that have a substantial Hispanic population. Azteca International's ability to establish such relationships will be affected by several factors, including the willingness of prospective affiliates to broadcast TV Azteca's programming, the availability of channels on cable systems to include TV Azteca's programming, the ability of Azteca International's affiliates to fund their operations and capital expenditures and the willingness of Azteca International's competitors to offer their programming on terms with which Azteca International is unable to compete.

The television broadcasting industry in the U.S. is subject to extensive governmental regulation, which may adversely affect Azteca International's business. Among other things, these regulations limit the percentage of a U.S. broadcast station that may be owned by a foreign-controlled corporation, such as Azteca International, to 25%.

Further, the Azteca America Network faces significant competition in the U.S. Spanish-language television broadcast market from both Univision Communications, Inc., or Univision, and Telemundo Group, Inc., or Telemundo, which is owned by the National Broadcasting Company, or NBC. Each of these competitors has a larger network of affiliates and greater financial resources than Azteca International, and together they presently have substantially all of the U.S. audience share for Spanish-language television.

Azteca International is subject to risks associated with its joint ventures with station affiliates.

Azteca International's future growth strategy focuses upon entering into station affiliation agreements with existing over-the-air television broadcasting stations that could complement or expand its business. The negotiation of additional station affiliation agreements, as well as the integration of new stations into the Azteca America Network, could require the stations to incur significant costs and cause diversion of management's time and resources. Failure to achieve the anticipated benefits of any station affiliation or to successfully integrate the operations of new station affiliates could also adversely affect Azteca International's business and results of operations.

If Azteca International is unable to renew its station affiliation agreements upon termination or enter into new station affiliation agreements, revenues from the markets served by such stations may be significantly diminished.

The various station affiliation agreements that Azteca International has entered into either terminate or are terminable after a defined period of time. If Azteca International is unable to agree upon new terms of continuing affiliation with a station operator or find a comparable affiliate in the designated market area served by that station, the revenues generated by the Azteca America Network in that market may be significantly diminished. Moreover, if the Echostar lawsuit is adversely determined against TV Azteca, this could have an adverse effect on the ability of TV Azteca to provide Azteca International's station affiliates and cable operators with programming that is also broadcast on the Azteca 13 network, which we refer to as the Azteca 13 Programming. See "Our company--Legal proceedings--TV Azteca--Echostar." This in turn could impact the business and operations of Azteca International and the station affiliates currently comprising the Azteca America Network as well as reduce the interest of other broadcast stations in becoming a part of the Azteca America Network. In certain circumstances, if Echostar obtains an injunction barring Azteca International from distributing Azteca 13 Programming to over-the-air broadcasters that retransmit it to U.S. cable operators, then, subject to certain conditions, certain of Azteca International's station affiliates would have the right to cancel their station affiliation agreements. Although Echostar is continuing to seek a permanent injunction against TV Azteca, the court denied Echostar's application for a preliminary injunction on April 3, 2003.

Azteca International's inability to sell advertising time on its network will adversely affect its revenues and its business.

Azteca International's business depends on its and its station affiliates' ability to sell advertising time. Azteca International's ability to sell advertising time will depend, in large part, on audience ratings and on the overall level of demand for television advertising. A downturn in the U.S. economy could reduce the overall demand for advertising, and therefore adversely affect Azteca International's ability to generate advertising revenues. A decline in audience ratings (as a result of competition, a lack of popular programming or changes in viewer preferences) would also adversely affect Azteca International's revenues, as advertising revenues depend on audience ratings. Also, significant audience ratings for a new television network can take longer to develop as there are multiple viewing options, both in the English and Spanish language, that U.S. Hispanics are familiar with. Moreover, even if the broadcaster has accomplished significant audience levels, such levels could take longer to be reflected in its ratings when measured using certain rating measurement methodologies that rely on top-of-mind surveys. In addition, because Azteca International is focusing its business on the Spanish-language television audience, its level of audience will depend upon:

/\ the desire of Spanish-speaking persons in the U.S. to view Spanish-language programming; and

/\ the growth of the Spanish-speaking audience by continued immigration and the continued use of Spanish among Hispanics in the U.S.

Should either of these factors change, the Azteca America Network could lose part of its target audience, resulting in a decline in ratings and a loss of advertising revenues.

Azteca International's ability to sell advertising time will also depend on the level of demand for television advertising. Historically, the advertising industry, relative to other industries, has been particularly sensitive to the general condition of the economy. As a result, Azteca International believes that spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a recession or downturn in the U.S. economy would likely materially adversely affect the advertising revenues and results of operations of the Azteca America Network and in turn Azteca International.

Because the U.S. Hispanic population is highly concentrated geographically, a regional downturn in economic conditions or other negative event in particular markets could have a material adverse effect on the operations of the Azteca America Network.

Approximately 33% of all U.S. Hispanics live in the Los Angeles, New York and Miami-Fort Lauderdale television markets, and the top 10 U.S. Hispanic television markets collectively provide coverage to approximately 56% of the U.S. Hispanic population. The revenues of Azteca International are similarly concentrated in these key television markets. As a result, a significant decline in the revenue from the operations of the stations in these television markets, whether due to a regional economic downturn, increased competition or otherwise, could have a material adverse effect on the financial performance of the Azteca America Network.

Risks related to Unefon

Unefon is highly leveraged and its substantial leverage and debt service obligations could adversely affect its business.

Unefon is a highly leveraged company. Moreover, Unefon may incur substantial additional indebtedness in the future. Unefon will require substantial cash flow to meet its repayment obligations on its outstanding indebtedness and any future additional indebtedness that it may incur. Unefon may not be able to generate enough cash to pay the principal, interest and other amounts due under its indebtedness, and there is no assurance that market conditions will permit Unefon to refinance its existing indebtedness at maturity. Unefon's substantial leverage could have negative consequences, including:

/\ requiring the dedication of a substantial portion of its cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures, marketing efforts and future growth plans;

/\ limiting its ability to obtain additional financing or to refinance its existing indebtedness;

/\ placing it at a possible competitive disadvantage relative to less leveraged competitors and competitors with greater access to capital resources; and

/\ increasing its vulnerability to downturns in its business or the Mexican economy generally.

Unefon faces intense competition from an increasing number of strong competitors that could result in an increase in subscriber churn and a decrease in profit margins.

Unefon has a number of competitors and it expects competition in the Mexican mobile telecommunications industry to intensify in the future as a result of new market entrants, consolidation in the industry, the growth of current operators and new technologies, products and services. Some of these competitors have greater financial or technological resources and coverage areas than Unefon.

In addition Grupo Elektra, our affiliate and Unefon's primary distribution channel, has begun marketing and selling mobile telecommunications services of Telcel and Telefonica in its stores. Unefon believes that this recent development could have a negative impact on future sales through this distribution channel. Unefon's competitors have established relationships with third parties that have access to personnel, capital, equipment and other resources that may not be available to Unefon. These resources provide Unefon's competitors with advantages that could negatively affect Unefon's business. New competitors or alliances among competitors could rapidly acquire significant market share. Unefon cannot be sure that it will be able to develop similar relationships or successfully compete against such competitors.

The coverage of Unefon's cellular network is limited to urban areas, while its largest competitor provides national coverage for its subscriber base.

Unefon's business strategy is to develop a significant subscriber base among the upper-lower and middle income subscribers residing in Mexico's largest cities. As a result, the breadth of Unefon's network is limited to areas with dense population. If a Unefon subscriber travels outside of the urban areas in which Unefon's network has been established, the subscriber will lose his or her connection to the Unefon network. Alternatively, Telcel has developed a national cellular network that offers service in many areas where Unefon's coverage is not available. The lack of national coverage may have an adverse effect on Unefon's ability to attract and retain subscribers which in turn could adversely affect Unefon's business and result of operations.

Unefon may face unforeseen difficulties in the expansion of the capacity and coverage of its network.

Unefon's ability to expand the capacity and coverage of its network is dependent upon a number of factors, many of which are beyond its control. These factors include, but are not limited to:

/\ the ability to obtain and maintain financing for capital expenditures on acceptable terms;

/\ the ability to obtain and maintain the necessary concessions, licenses, registrations, permits or authorizations for operation and expansion of its network and its ability to comply with other regulatory requirements;

/\   the ability to obtain compatible telecommunications equipment when needed;

/\   identifying new tower locations and switch sites for its network;

/\ the ability to secure space and rights of way for its telecommunications equipment in municipalities and delays in the construction of additional towers and switch sites;

/\   unexpected results of operations or strategies in its target markets; and

/\ technological and competitive developments, including additional market developments and new opportunities.

In addition, Unefon may not be able to respond quickly, or at all, to new or unexpected capital requirements, which could impede Unefon's business and development. Some of the factors that would cause significant unanticipated capital needs are regulatory changes, engineering design changes, new technologies, currency fluctuations and significant departures from Unefon's business plan.

Unefon's ability to generate revenues depends on its ability to attract and retain its prepaid subscribers, and without long-term service contracts Unefon's future revenues are unpredictable.

Unefon's ability to generate revenues depends on its ability to attract and retain subscribers, which in turn depends on Unefon's ability to maintain the competitiveness of its prices and to increase the number of subscribers within its target markets and the quality of its services. In addition, the development of Unefon's business will depend on a number of factors over which Unefon has limited or no control, including, but not limited to:

/\   changes in pricing policies by its competitors;

/\ the introduction of new services and enhanced voice quality by its competitors;

/\ developments or changes in the regulatory framework for the Mexican telecommunications industry;

/\   the growth of the Mexican mobile telecommunications market; and

/\   general economic conditions prevailing in Mexico.

In addition, future revenues from Unefon's prepaid subscribers are unpredictable. Since Unefon does not have contract-based subscribers who provide payments over the lifetime of a contract, Unefon cannot provide assurances that its current subscribers will continue to use Unefon's services in the future. As of December 31, 2002, Unefon had approximately 1.4 million subscribers, approximately 85% of which use Unefon's network and generate revenue on a regular basis. The loss of a larger number of subscribers than anticipated could result in a loss of a significant amount of expected revenues. Since Unefon incurs capital expenditures based on its expectations of future revenues, Unefon's failure to accurately predict revenues could negatively affect its results of operations.

Risks of doing business in Mexico

If the peso devalues in the future against the U.S. dollar, it will be more difficult for us and for our subsidiaries to repay debt.

Declines in the value of the peso relative to the U.S. dollar increase the interest costs in pesos of our subsidiaries' non-peso-denominated indebtedness and increase the cost in pesos of our other dollar-denominated expenditures. Substantially all of our liabilities, other than the new notes, any unexchanged existing notes and the 12 1/2% notes, are liabilities of our subsidiaries, a significant portion of whose operating costs and other expenditures are dollar-denominated. These costs include the fees TV Azteca pays for the exhibition rights for purchased programming, for the leasing of satellite transponders and for purchases of capital equipment. As of December 31, 2002, substantially all of our indebtedness and all of our subsidiaries' indebtedness was denominated in U.S. dollars. Since substantially all of our subsidiaries' revenue is denominated in pesos, the increased costs are not offset by any exchange-related increase in revenue.

The value of the peso has been subject to significant fluctuations with respect to the U.S. dollar in the past and may be subject to significant fluctuations in the future. For example, in 1994, the value of the peso declined 60.8% against the U.S. dollar. Between January 1, 1995 and December 31, 1996, the Mexican peso depreciated an additional 57.6% against the U.S. dollar. The significant devaluation of the peso caused our financial results to suffer. Between July 31, 2002 and July 31, 2003, the Mexican peso depreciated 7.21% against the U.S. dollar. We cannot assure you that the peso will not depreciate in value relative to the U.S. dollar in the future. Any future devaluations of the peso could adversely affect our assets, liquidity and results of operations.

The financial results of our company and TV Azteca are dependent on the Mexican economy.

Declines in growth, high rates of inflation and high interest rates in Mexico have a generally adverse effect on our business. The slower the growth of the Mexican economy, the slower the growth of advertising spending. In the event that inflation in Mexico returns to high levels while economic growth slows, our subsidiaries' results of operations, our financial condition and the market price of our subsidiaries' securities will all be affected. In addition, high interest rates and economic instability could increase our costs of financing or make it difficult for us to refinance our existing indebtedness or TV Azteca's debt.

Fluctuations in the U.S. economy or the global economy in general may adversely affect Mexico's economy and our business.

Mexico's economy is vulnerable to market downturns and economic slowdowns in the U.S. and elsewhere in the world. The recent slowdown in the growth of the U.S. economy, exacerbated by the September 11 terrorist attacks, has negatively affected Mexican businesses and limited access to capital for many Mexican companies. Moreover, TV Azteca is unable to predict the implications of the war against Iraq on the level of Mexican consumer confidence, and in turn on the general level of advertising spending in Mexico. In addition, as has happened in the past, financial problems or an increase in the perceived risks associated with investing in emerging economies could limit foreign investment in Mexico and adversely affect the Mexican economy. For example, in October 1997, prices of Mexican debt securities and equity securities decreased substantially following a sharp decline in Asian securities markets, and in the second half of 1998, prices of Mexican securities were negatively impacted by economic crises in Russia and Brazil. The recent fiscal crises in Argentina and Venezuela have caused instability in Latin American financial markets and could have a negative impact on the price of Mexican debt and equity securities. Future economic problems in the U.S. or globally could severely limit our access to capital and could adversely affect our business.

Mexican regulations would adversely affect the rights and interests of noteholders if we were subject to a bankruptcy proceeding (concurso mercantil).

Under Mexico's Law on Mercantile Reorganization (Ley de Concursos Mercantiles), if we are declared bankrupt, our obligations under the new notes:

/\ would be converted into pesos and then from pesos into inflation-adjusted units (Unidades de Inversion);

/\   would be satisfied at the time claims of all our creditors are satisfied;

/\ would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

/\   would cease to accrue interest; and

/\ would not be adjusted to take into account any depreciation of the peso against the dollar occurring after such declaration.

We may have to make payments due on the new notes in pesos in certain circumstances.

Although we are required to make payments of amounts owed on the new notes in U.S. dollars, pursuant to the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos) we are legally entitled to pay in pesos if payment of the new notes is sought in Mexico (through the enforcement of a non-Mexican judgment or otherwise). Such payment would be made at the rate of exchange for pesos prevailing at the time and place of payment. In the event that we make payments in pesos, we cannot assure you that you could convert the amounts paid in pesos into U.S. dollars or that the peso amounts would be sufficient to purchase U.S. dollars equal to the amount of principal, interest or additional amounts due on the new notes. However, we have agreed under the indentures governing the new notes to indemnify the holder of any new notes for the difference between the U.S. dollar amount due to the holder and the U.S. dollar amount that the holder is able to purchase with the amount in pesos that the holder receives or recovers.

The Mexican government exercises significant influence over the economy.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Economic plans of the Mexican government in the past often have not fully achieved their objectives, and we cannot assure you that current and future economic plans of the Mexican government will achieve their stated goals. Similarly, we cannot determine what effect these plans or their implementation will have on the Mexican economy or on our subsidiaries' businesses. Future Mexican governmental actions could have a significant effect on Mexican companies, including ours, and market conditions.

Fluctuations in interest rates and inflation may adversely affect our business.

In Mexico, inflation has been high in recent years compared to more developed economies. Any negative fluctuation in interest rates might have an adverse effect on us because the amount of interest may increase with regard to our present liabilities and indebtedness or other liabilities and indebtedness incurred in the future. Annual inflation was 8.9%, 4.4% and 5.7% for the years ended December 31, 2000, 2001 and 2002, respectively. Any significant increase in the inflation rate in Mexico could adversely affect our financial condition and results of operations as inflation can adversely affect consumer purchasing power, which affects the ability of TV Azteca's advertisers to purchase advertising time on its networks.

The political situation in Mexico could negatively affect our operating results.

Mexico has experienced political changes in recent years. This instability affects Mexico's business and investment climate. As a Mexican company with substantially all of our assets and operations in Mexico, the political environment in Mexico has a significant impact on our financial condition and results of operations.

If the Mexican government imposes exchange controls and restrictions, we may not be able to service our debt in U.S. dollars.

In the past, the Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of persons or entities to convert pesos into U.S. dollars, it has done so in the past (most recently in 1982) and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict access to U.S. dollars and limit our ability and our subsidiaries' ability to service our U.S. dollar-denominated debt. Moreover, we cannot predict what impact a restrictive exchange control policy would have on the Mexican economy generally.

Our financial statements do not give you the same information as financial statements prepared under U.S. accounting principles and we publish U.S. GAAP financial information less frequently than U.S. companies.

We prepare our financial statements in accordance with Mexican GAAP. These principles differ in significant respects from U.S. GAAP. See "Management's discussion and analysis of financial condition and results of operations--U.S. GAAP reconciliation" and note 18 to our consolidated financial statements for a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company. We cannot assure you that these will be the only differences in the future. In addition, we generally only prepare U.S. GAAP information on a yearly basis. As a result, there may be less or different publicly available information about our company than there is about U.S. issuers.

Ratio of earnings to fixed charges

The following table sets forth our ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 2002, calculated in accordance with Mexican GAAP and U.S. GAAP.

                                                                    Ratio of Earnings to Fixed Charges
                                                                     For the Years Ended December 31,
    -------------------------------------------------------------------------------------------------------------------
                                                          1998         1999         2000         2001         2002
                                                      -----------------------------------------------------------------
      Mexican GAAP
      Ratio of earnings to fixed charges                  ---*        1.14x        1.58x        2.23x        1.83x

      U.S. GAAP
      Ratio of earnings to fixed charges                  ---*         ---*        1.09x        1.64x        1.50x

      * Our earnings were insufficient to cover fixed charges (i) under U.S. GAAP in 1998 and 1999 in the amounts of Ps.327 million and Ps.769 million, respectively and (ii) under Mexican GAAP in 1998 in the amount of Ps.22 million.

For the purpose of computing the ratio of earnings to fixed charges, earnings include net income before income tax, minority interest and income loss from equity investees plus (i) fixed charges, (ii) amortization of capitalized interest and (iii) distributed income from equity investees, less (a) interest capitalized during the year and (b) minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges include interest expenses, capitalized interest during the period, amortization of debt expenses and the portion of rental expense which represents interest.

This prospectus relates to exchange offers being made for the existing notes. Because the terms of the new notes are essentially identical to the terms of the existing notes, we do not expect the exchange offers to alter our ratios of earnings to fixed charges.

Exchange controls

Since November 11, 1994, Mexico has had a free market for foreign exchange. Prior to December 21, 1994, the Mexican Central Bank kept the peso U.S. dollar exchange rate within a range prescribed by the Mexican government through intervention in the foreign exchange market. On December 21, 1994, the Mexican government announced its decision to suspend intervention by the Mexican Central Bank and to allow the peso to float freely against the U.S. dollar. Factors contributing to the decision included the growing size of Mexico's current account deficit, the declining level of the Mexican Central Bank's foreign exchange reserves, rising interest rates for other currencies, especially the U.S. dollar, and reduced confidence in the Mexican economy on the part of international investors due to political uncertainty. The Mexican government's decision caused a significant devaluation of the peso against the U.S. dollar. The devaluation produced a number of adverse effects on the Mexican economy that, in turn, adversely affected our financial condition and results of operations. Interest rates in Mexico increased substantially, thus increasing the cost of borrowing. In addition, in response to the adverse effects of the devaluation, the Mexican government established an economic recovery program designed to tighten the money supply, increase domestic savings, discourage consumption and reduce public spending generally. Foreign investment in Mexico by private sources declined significantly.

In 2000, the peso weakened to Ps.9.650 per U.S. dollar at December 31, 2000, a 1.6% decrease in value from December 31, 1999. In 2001, the peso strengthened to Ps.9.160 per U.S. dollar at December 31, 2001, a 5.1% increase in value from December 31, 2000. In 2002, the peso weakened to Ps.10.395 per U.S. dollar at December 31, 2002, a decrease of 13.5% in value from December 31, 2001. There can be no assurance that the Mexican government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future.

The exchange offers

This section describes the exchange offers and the relevant provisions of the respective registration rights agreements for the existing notes, but it may not contain all of the information that is important to you. We refer you to the complete provisions of the respective registration rights agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part. See "Where you can find more information" for instructions on how to obtain copies of these documents.


Purpose and effect of the exchange offers

In connection with the issuance of the existing notes, we entered into registration rights agreements for the benefit of the initial holders of the existing notes, by which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the existing notes for the new notes. We are making the exchange offers to fulfill our contractual obligations under those agreements.

Pursuant to the exchange offers, we will issue the new notes in exchange for existing notes. The terms of the new notes are identical in all material respects to those of the existing notes, except that the new notes (a) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the existing notes and (b) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of the new 12 1/4% notes" and "Description of the new 10 3/4% notes" for more information on the respective terms of the new notes.

General

We are offering to exchange a like amount of registered 12 1/4% notes and 10 3/4% notes for the existing 12 1/4% notes and 10 3/4% notes of the same series in denominations of US$1,000. Any fractional principal amount of new notes which a registered holder is entitled to receive will be paid in cash. Only registered holders will be entitled this cash payment. There is currently US$96,249,000.00 in principal amount of the existing 12 1/4% notes outstanding and US$11,687,333.33 in principal amount of the existing 10 3/4% notes outstanding.

The new 12 1/4% notes and the new 10 3/4% notes will bear interest from July 15, 2003, the issue date of the existing 12 1/4% notes and the most recent date that interest has been paid on the existing 10 3/4% notes. The new 12 1/4% notes will bear interest at a rate of 12 1/4% per annum. The new 10 3/4% notes will bear interest at a rate of 10 3/4% per annum. Interest on the new notes will be paid commencing December 15, 2003 and each June 15 and December 15 thereafter.

Although the exchange offers are subject to a number of customary conditions, we have not included a condition requiring that a minimum number of the existing notes be validly tendered and not properly withdrawn prior to the consummation of the exchange offers. We may assert or waive any conditions on or prior to the expiration date in our sole discretion. In addition, the respective letters of transmittal contain representations that you will be required to make to us before we will exchange your existing notes for new notes.

NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED.

--------------------------------------------------------------------------------

  The time by which you must tender your existing notes in order to be eligible to have your existing notes accepted for exchange is 5:00 p.m., New York City time, on the expiration date. Any extension of the expiration date will be announced in a press release. See "--Expiration date; extensions; amendments; termination."

--------------------------------------------------------------------------------

Expiration date; extensions; amendments; termination

The exchange offers will expire at 5:00 p.m., New York City time, on _____, 2003, unless extended. When we use the term "expiration date" in this prospectus, we mean 5:00 p.m., New York City time, on _____, 2003, unless we, in our sole discretion, extend either or both exchange offers, in which case the expiration date shall be the latest date to which we extend the applicable exchange offer or offers.

If we are required to make an announcement relating to an extension of either or both exchange offers, we will do so no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state we are extending such exchange offer or offers for a specific time or on a daily basis.

We expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions set forth in "--Conditions to the exchange offers" are satisfied, subject to applicable law, (a) to delay acceptance of any existing notes, (b) to extend the expiration date for either or both exchange offers or (c) to amend either or both exchange offers in any respect by giving written notice of such delay, extension or amendment to the exchange agent. In addition, to the extent permitted by law, we reserve the right, at any time or from time to time, to terminate either or both exchange offers prior to the expiration date. If we terminate either or both exchange offers prior to such time we will return the existing notes tendered pursuant to the applicable exchange offer or offers by giving written notice of such termination to the exchange agent. If either or both exchange offers are terminated without us having exchanged any existing notes, we will promptly return the existing notes tendered.

If we materially change the terms of either or both exchange offers or the information concerning either or both exchange offers, or if we waive a material condition of either or both exchange offers, we will extend the applicable exchange offer or offers to the extent required by Rule 14e-1 under the Exchange Act. This rule requires that the minimum period during which an exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange (other than a change in price or in percentage of securities sought) will depend on the relevant facts and circumstances, including the relative materiality of such changes. With respect to a change in price, a minimum 10 business day period from the day of such change is generally required to allow for adequate dissemination to holders of existing notes. If we withdraw or terminate either or both exchange offers, we will give oral or written notice to the holders of the applicable exchange offer as promptly as possible. For purposes of the exchange offers, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Neither the indenture governing the existing 12 1/4% notes and the new 12 1/4% notes, the indenture governing the existing 10 3/4% notes and the new 10 3/4% notes, nor the laws of Mexico provide you with any appraisal or dissenters' rights or any other right to seek monetary damages in court as a result of the exchange offers. We intend to conduct the exchange offers in accordance with the respective registration rights agreements and the applicable requirements of the Exchange Act and the rules and regulations of the SEC related to these offers.

Conditions to the exchange offers

Although the exchange offers are subject to the conditions discussed below, we have not included a condition requiring that a minimum number of the existing notes be validly tendered and not properly withdrawn prior to the consummation of the exchange offers. Notwithstanding any other provision of the exchange offers, or any extension of the exchange offers, we shall not be required to accept for exchange any existing notes or issue any new notes, and we may terminate or amend either or both exchange offers, if at any time prior to the expiration date, we determine, in our sole discretion, that any of the following conditions has not been satisfied. We have not conditioned the consummation of each exchange offer upon the consummation of the other exchange offer. Alternatively, the exchange offers are conditioned upon satisfaction of the following conditions:

     /\ there is not existing any actual or threatened legal, governmental or regulatory impediment, including a default or alleged default under an agreement, indenture or other instrument or obligation, to which we are, or one of our affiliates is, a party or by which we or any of them or our or their assets are bound, to the exchange of existing notes for new notes pursuant to the exchange offers;

     /\ there shall not have occurred any of the following: (a) trading in securities generally on the New York Stock Exchange or the Mexican Stock Exchange shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices therefor shall have been established on any such exchange or such market by the SEC, by such exchange or by any other regulatory body or governmental authority, (b) a banking moratorium shall have been declared by Mexican federal or state authorities, (c) the U.S. shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the U.S. or there shall have been a declaration of a national emergency or war by the U.S., (d) a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date of this prospectus, or the effect of international conditions on the financial or securities markets in the U.S. shall be such as to make it impracticable or inadvisable to proceed with the exchange offers on the terms and in the manner contemplated in this prospectus or (e) in the case of any of the foregoing existing at the time of commencement of the exchange offers, a material acceleration or worsening thereof;

     /\ the trustee under the indenture governing the existing notes shall not have objected in any respect to, or taken any action that could adversely affect the consummation of, the exchange offers;

     /\ there shall not occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to each exchange offer in exchange for existing notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

     /\ the registration statement and any post-effective amendment to the registration statement covering the new notes shall have become effective under the Securities Act;

     /\ a stop order shall not have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part nor shall proceedings have been initiated or, to our knowledge, threatened for that purpose; and

     /\ any governmental approval, which approval we shall, in our sole discretion, deem necessary for the consummation of each exchange offer, shall have been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances, including any action or inaction by us, giving rise to such condition or may be waived by us in whole or in part, with respect to either or both series of the existing notes, at any time and from time to time in our discretion. If any condition with respect to either or both series of the existing notes are not satisfied or waived on or prior to the expiration date, we reserve the right, but will not be obligated, subject to applicable law:

     /\ to terminate either or both exchange offers and return the applicable tendered existing notes to the tendering holders;

     /\ to waive all unsatisfied conditions, with respect to either or both series of the existing notes, and accept for exchange all existing notes that are validly tendered and not properly withdrawn prior to the expiration date;

     /\ to extend either or both exchange offers and retain the existing notes that have been tendered during the period for which the applicable exchange offer or offers are extended; or

     /\   to amend either or both exchange offers.

We reserve the right to purchase or offer to purchase any existing notes, to the extent permitted by applicable law, in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offers. Any purchase or offer to purchase will not be made except in accordance with applicable law.

Procedure for tendering existing notes

To validly tender existing notes pursuant to the exchange offers, the exchange agent must receive an agent's message and any other required documents, at the exchange agent's address set forth on the back cover page of this prospectus, prior to the expiration date. In addition, prior to the expiration date, either
(a) you must comply with the guaranteed delivery procedures described below or
(b) the existing notes must be transferred pursuant to the procedures for book-entry transfer described below and the exchange agent must receive a confirmation of such tender, including an agent's message. An "agent's message" is a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, stating that such participant has received and agrees to be bound by the applicable letter of transmittal and that we may enforce that letter of transmittal against that participant.

Need for guarantee of signature

A participant of the book-entry facility might require that a beneficial holder of an existing note sign the applicable letter of transmittal or a notice of withdrawal, as the case may be, and provide a signature guaranty. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either (a) the registered holder of those existing notes and have not completed either of the boxes entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal or (b) you are exchanging existing notes for the account of a firm that is a member of a registered national securities exchange or the NASD, or is a commercial bank or trust company having an office in the U.S. Such firms, banks and trust companies are referred to herein as "eligible institutions."

Book-entry delivery of the existing notes

Within two business days after the commencement date of the exchange offers, the exchange agent will establish accounts at DTC for purposes of the exchange offers. Any financial institution that is a participant in the DTC system may make book-entry delivery of existing notes by causing DTC to transfer those existing notes into the exchange agent's account for the existing notes in accordance with the DTC Automatic Tender Offer Program. Although delivery of the existing notes may be effected through book-entry at DTC, an agent's message and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Guaranteed delivery

If a registered holder of existing notes desires to tender the existing notes, and time will not permit the required documents to reach the exchange agent before the expiration time for a series or the procedure for book-entry transfer described above cannot be completed on a timely basis, an effective tender may nonetheless be made if:

     /\   the tender is made through an eligible institution;

     /\ prior to the expiration time for such series, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery:

          . stating the name and address of the holder of existing notes and the amount of existing notes tendered;

          .    stating that the tender is being made; and

          . guaranteeing that within three businesses days after the expiration date for such series an agent's message and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     /\ an agent's message, and all other documents required by the applicable letter of transmittal, are received by the exchange agent within three business days after the expiration date for such series.

Effect of tender

If you tender notes pursuant to the exchange offers by one of the procedures set forth above, that tender will be deemed to constitute an agreement between you and us in accordance with the terms and subject to the conditions of the exchange offers.

Additional information

The method of delivery of agent's messages and all other required documents is at your election and risk. If you choose to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery. Do not send letters of transmittal, agent's messages or other required documents to us.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders and revocation of tenders will be resolved by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of existing notes that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the offer or any defect or irregularity in the tender of existing notes by any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the exchange offers (including the instructions in the letters of transmittal) will be final and binding. Neither we nor the exchange agent, the trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

Withdrawal of tenders

You may withdraw the existing notes that you have tendered with respect to either exchange offer at any time prior to the expiration date of such exchange offer. If either or both exchange offers are terminated without us having exchanged any existing notes, applicable existing notes that you tender will be promptly returned to you.


For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the exchange agent prior to the expiration date at the address set forth on the back cover of this prospectus. Any notice of withdrawal must:

     /\ specify the name of the person that tendered the existing notes to be withdrawn;

     /\ identify the existing notes to be withdrawn, including the principal amount of existing notes;

     /\ specify the number of account at the book-entry transfer facility from which the existing notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn existing notes and otherwise comply with the procedures of the facility;

     /\ contain a statement that the holder is withdrawing its election to have the existing notes exchanged; and

     /\ specify the name in which the existing notes are to be registered, if different from the person who tendered the existing notes.

You may rescind your withdrawal of tenders of existing notes. Any existing notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn existing notes may, however, be re-tendered by following one of the procedures described under "--Procedure for tendering existing notes" at any time prior to the expiration date.

Holders can withdraw their existing notes only in accordance with the foregoing procedures. All questions as to the validity and form (including the time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which shall be final and binding. Neither we nor the exchange agent, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or will incur any liability for failure to give any such notification.

Issuance of new notes

Upon the terms and subject to the conditions of the exchange offers, we will accept for exchange all existing notes that holders validly tender and do not properly withdraw pursuant to the exchange offers. For purposes of the exchange offers, we will be deemed to have accepted for exchange tendered notes if, as and when we give written notice to the exchange agent of our acceptance for exchange of those existing notes. We will announce acceptance for exchange of the existing notes by issuing a press release.

Our new notes will be issued only in denominations of US$1,000 principal amount and integral multiples of US$1,000. Any fractional principal amount of new notes which a registered holder is entitled to receive will be paid in cash. Only registered holders will be entitled this cash payment.

The exchange agent will act as agent for tendering holders of the existing notes for the purposes of receiving the new notes (in book entry form) from us and delivering the new notes (in book entry form) to or at the direction of those holders. If any tendered existing notes are not accepted for any reason set forth in the terms and conditions of the exchange offers, such unaccepted notes will be returned without expense to the tendering holder as promptly as practicable after the expiration of the termination of the exchange offers. The new notes will be issued in exchange for the existing notes promptly following the announcement of the acceptance of the existing notes for exchange.

Resale of the new notes

We believe that the new notes issued pursuant to the exchange offers in exchange for existing notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of our company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you are acquiring the new notes in the ordinary course of your business and you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

Any holder of existing notes who:

     /\   is an affiliate or our company;

     /\   does not acquire new notes in the ordinary course of its business; or

     /\ exchanges existing notes in the exchange offer with the intention to participate or for the purpose of participating, or has an arrangement or understanding with any person to participate, in a distribution of new notes, must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Each participating broker-dealer that receives new notes for its own account under the exchange offers in exchange for existing notes that were acquired by the broker-dealer as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the existing notes. See the section of this prospectus entitled "Plan of Distribution."

The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the existing notes) with this prospectus which is a part of our registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in our registration statement in connection with the resale of such new notes for not less than 180 days following the effective date of such registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

Furthermore, any broker-dealer that acquired any of its existing notes directly from us:

     /\   may not rely on the applicable interpretation of the staff of the SEC;
          and

     /\ must also be named as a selling security holder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

We have agreed that in the event that certain holders are prohibited by law or SEC policy from participating in the exchange offers or may not resell the new notes to the public without delivering a prospectus, then we will, subject to certain exceptions, file a shelf registration statement. See "Certain terms of the registration rights agreements--Shelf registration."

Consequences of failure to exchange

If we complete the exchange offers and you do not participate, then:

     /\ your existing notes will continue to be subject to the existing transfer restrictions;

     /\ we will have no further obligation to provide for the registration of those existing notes under the Securities Act, except under certain limited circumstances; and

     /\ the liquidity of the market for your existing notes is likely to be significantly reduced.

Unexchanged existing notes may be resold only:

     /\    to us, upon redemption thereof or otherwise;

     /\ so long as the existing notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person whom the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     /\ in accordance with Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act;

     /\ outside the United States to a foreign person in accordance with the requirements of Regulation S under the Securities Act; or

     /\   pursuant to an effective registration statement under the Securities
          Act.

Transfer taxes

Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register the new notes in the name of, or request that existing notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

"Blue Sky" compliance

We believe that, in making the exchange offers, we are in compliance with applicable securities and other laws in each state in which we are making the offers. If we become aware of any jurisdiction in which the making of the exchange offers would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, we will not make the exchange offers to, nor will we accept tenders of outstanding existing notes from or on behalf of, the holders of outstanding existing notes residing in such jurisdiction.

Exchange agent

The Bank of New York has been appointed as the exchange agent for the exchange offers, and will receive customary compensation for its services. We will also reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent for any losses and claims incurred by it as a result of the exchange offers. All executed letters of transmittal should be directed to the exchange agent at the address set forth on the back cover page of this prospectus. The exchange agent has not been retained to make recommendations in connection with the exchange offers.

Solicitation of tenders; Fees and expenses

We are making the principal solicitation pursuant to the exchange offers by mail and through DTC's facilities. However, our officers, regular employees and affiliates may make additional solicitations in person or by telephone, facsimile transmission, electronic communication or similar methods. We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offers. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

We will pay all expenses incurred in connection with the exchange offers, including fees and expenses of the trustee, accounting and legal fees and printing costs.

We will pay any transfer taxes applicable to the exchange of existing notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person if:

     /\ new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the existing notes;

     /\ tendered existing notes are registered in the name of any person other than the person signing the letters of transmittal; or

     /\ a transfer tax is imposed for any reason other than the exchange of existing notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the applicable letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting treatment

We will record the new notes at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Regulatory approvals

Other than the filing of the registration statement of which this prospectus is a part with the SEC, required filings with the CNBV, and blue sky filings, if any, there are no U.S. or Mexican federal or state regulatory requirements with which we must comply or approvals which we must obtain in connection with the exchange offers.

Certain terms of the registration rights agreements

Under the registration rights agreements, we could be required to file a shelf registration statement and/or pay special interest on the existing notes.

     Shelf registration

In the event that,

     /\ applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers for the existing notes; or

     /\ for any other reason we do not consummate the exchange offers within 210 days of the issuance of the existing 12 1/4% notes or the existing 10 3/4% notes, as the case may be; or

     /\ certain holders are prohibited by law or SEC policy from participating in the exchange offers or may not resell the new notes to the public without delivering a prospectus, then, we will, subject to certain exceptions,

     /\ as promptly as possible and in any event on or prior to 45 days after such filing obligation arises, file a shelf registration statement with the SEC covering resales of the existing notes or the new notes, as the case may be;

     /\ use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 90th day after such filing obligation arises; and

     /\   keep the shelf registration statement effective until the earliest of
          (A) the time when the existing notes covered by the shelf registration statement can be sold pursuant to Rule 144 under the Securities Act, without any limitations under clauses (c), (e), (f) and (h) of Rule 144 under the Securities Act, (B) two years from the effective date of the shelf registration statement and (C) the date on which all existing notes registered thereunder are disposed of in accordance therewith.

We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the existing notes or the new notes, as the case may be. A holder selling such existing notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     Special interest

We will pay additional cash interest on the applicable existing notes and the new notes, subject to certain exceptions,

     /\ if we fail to file a registration statement in connection with the exchange offers for the existing notes with the SEC on or prior to the 90th day after the issuance of the existing 12 1/4% notes or the existing 10 3/4% notes, as the case may be;

     /\ if the registration statement in connection with the exchange offers is not declared effective by the SEC on or prior to the 180th day after the issuance of the existing 12 1/4% notes or existing 10 3/4% notes, as the case may be;

     /\ if the exchange offers are not consummated on or before the 30th day after the registration statement in connection with the exchange offers is declared effective;

     /\ if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 45th day after the date on which the obligation to file a shelf registration statement arises;

     /\ if obligated to file a shelf registration statement, and the shelf registration statement is not declared effective on or prior to the 90th day after the date on which the obligation to file a shelf registration statement arises; or

     /\ after the registration statement in connection with the exchange offers or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable, subject to certain exceptions, from and including the date on which any default described above shall occur to, but excluding, the date on which all such defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured at which point it will reset the coupon rate, up to a maximum additional interest rate of 1.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the existing notes and the new notes.

Use of proceeds

We will not receive any proceeds from the exchange offers. In exchange for issuing the new notes as contemplated in this prospectus, we will receive existing notes in like principal amount, the terms of which are identical in all material respects to the terms of the existing notes, except for the transfer restrictions, registration rights and provisions for special interest as a result of our failure to fulfill certain registration obligations, which relate to the existing notes. The existing notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

Exchange rates

Mexico has had a free market for foreign exchange since 1994. Prior to December 1994, the Mexican Central Bank, kept the peso-U.S. dollar exchange rate within a range prescribed by the government through intervention in the foreign exchange market. In December 1994, the government suspended intervention by the Mexican Central Bank and allowed the peso to float freely against the U.S. dollar. The peso declined sharply in December 1994 and continued to fall under conditions of high volatility in 1995. In 1996 and most of 1997, the peso fell more slowly and was less volatile. In the last quarter of 1997 and for much of 1998, the foreign exchange markets were volatile as a result of financial crises in Asia and Russia and financial turmoil in countries including Brazil and Venezuela. The peso declined during this period, but was relatively stable in 1999, 2000 and 2001. The recent financial crises in Argentina and Venezuela have caused instability in Latin American financial markets and could have a negative impact on the value of the Mexican peso. We cannot assure you that the Mexican government will maintain its current policies with regard to the peso or that the peso will not further depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end interbank free market exchange rate. The rates have not been restated in constant currency units.

                                                                                            Exchange Rate
                                                                                         -------------------
Year Ended December 31,                                                                     High     Low    Average(1)  Period End
------------------------------------------------------------------------------------------------------------------------------------
1998 ....................................................................................  10.640    8.039     9.241        8.914
1999 ....................................................................................  10.630    9.275     9.560        9.500
2000 ....................................................................................  10.078    9.181     9.445        9.650
2001 ....................................................................................   9.979    8.966     9.321        9.160
2002 ....................................................................................  10.395    9.050     9.757       10.395
2003 (through August 7, 2003) ...........................................................  11.135   10.115    10.608       10.688

--------------
(1) Represents the average rates for each period indicated, based on the average of the interbank free market exchange rates on the last day of each month during the period, as reported by the Mexican Central Bank.


The following table sets forth, for the periods indicated, the high and low interbank free market exchange rate. The rates have not been restated in constant currency units.


                                                                                                                     Exchange Rate
                                                                                                                   -----------------
Month Ended                                                                                                          High     Low
------------------------------------------------------------------------------------------------------------------------------------
February 28, 2003 ..............................................................................................    11.022  11.017
March 31, 2003 .................................................................................................    10.760  10.756
April 30, 2003 .................................................................................................    10.270  10.257
May 30, 2003 ...................................................................................................    10.323  10.315
June 30, 2003 ..................................................................................................    10.450  10.440
July 31, 2003 ..................................................................................................    10.587  10.580

Capitalization

The following table sets forth our cash and cash equivalents, short-term debt and consolidated capitalization as of December 31, 2002:

/\   on an actual basis; and

/\ as adjusted to reflect US$96,249,000.00 in principal amount of the existing 12 1/4% notes and US$11,687,333.33 in principal amount of the existing 10 3/4% notes, outstanding as of July 31, 2003.

The exchange offers contemplated by this prospectus will not affect our capitalization or indebtedness because the new notes being offered carry essentially identical terms to the existing notes that will be exchanged. This table should be read in conjunction with our consolidated financial statements, including the notes to those financial statements, which are incorporated by reference in this prospectus.

                                                                                                   As of December 31, 2002
(in millions of U.S. dollars or constant pesos of December 31, 2002 purchasing             -----------------------------------------
power)                                                                                       Actual      As Adjusted  As Adjusted(1)
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents(2) ............................................................  Ps. 1,434.5    Ps. 1,360.3    US$  130.8
                                                                                           -----------    -----------    ----------
Short-term debt:

   Current portion of long-term bank loans ..............................................  Ps.    47.2    Ps.    47.2    US$    4.5
   Azteca Holdings 10 1/2% Senior Secured Notes due 2003 ................................      1,559.3          376.5          36.2
   Azteca Holdings 10 3/4% Senior Secured Amortizing Notes due 2008 .....................           --           60.7           5.8
   Short-term debt ......................................................................        390.0          390.0          37.5
                                                                                           -----------    -----------    ----------
      Total short-term debt and current portion of long-term debt .......................      1,996.5          874.4          84.0
                                                                                           -----------    -----------    ----------

Long-term debt:

   Bank loans ...........................................................................      1,302.9        1,302.9         125.3
   TV Azteca 101/8% Guaranteed Senior Notes due 2004 ....................................      1,299.4        1,299.4         125.0
   TV Azteca 10 1/2% Guaranteed Senior Notes due 2007 ...................................      3,118.5        3,118.5         300.0
   Azteca Holdings 12 1/2% Senior Secured Notes due 2005 ................................      1,340.6        1,340.6         129.0
   Azteca Holdings 12 1/4% Senior Amortizing Notes due 2008 .............................                     1,000.0          96.2
   Azteca Holdings 10 3/4% Senior Secured Amortizing Notes due 2008 .....................           --          121.6          11.7
                                                                                           -----------    -----------    ----------
      Total long-term debt ..............................................................      7,061.4       8,183.0          787.2
                                                                                           -----------    -----------    ----------

Stockholders' equity:

   Capital stock ........................................................................      2,903.3        2,903.3         279.3
   Premium on the issuance of capital stock .............................................        169.6          169.6          16.3
   Insufficiency in the restatement of capital ..........................................       (734.2)        (734.2)        (70.6)
   Accumulated deficit(3) ...............................................................       (392.8)        (409.6)        (39.4)
                                                                                           -----------    -----------    ----------
   Majority stockholders' equity ........................................................      1,945.9        1,929.1         185.6
   Minority stockholders' equity ........................................................      2,570.0        2,570.0         247.2
                                                                                           -----------    -----------    ----------
      Total stockholders' equity ........................................................      4,515.9        4,499.1         432.8
                                                                                           -----------    -----------    ----------
      Total capitalization ..............................................................  Ps.13,573.8    Ps.13,557.0    US$1,304.1
                                                                                           ===========    ===========    ==========

(1) Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at the rate of Ps.10.395 per U.S. Dollar, as reported by the Mexican Central Bank.

(2) As adjusted figure includes debt issuance costs for the existing 12 1/4% notes issued in July 2003 amounting to US$1.5 million and the existing 10 3/4% notes issued in May 2003 amounting to US$5.0 million.

(3) As adjusted figure includes write-off of debt issuance costs for the 101/2% notes.
                                       37

Selected historical consolidated financial data

The following selected historical consolidated financial data for the years ended December 31, 2000, 2001 and 2002 has been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus, which have been audited by PricewaterhouseCoopers, our independent auditors, and prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. Note 18 to our consolidated financial statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company and a reconciliation to U.S. GAAP of our results of operations, stockholders' equity and certain other selected financial data for the years ended December 31, 2000, 2001 and 2002. The historical consolidated financial information for the years ended December 31, 1998 and 1999 have been derived from our audited financial statements, which are not included in this prospectus and which have been audited by our independent auditors. These historical results are not necessarily indicative of results to be expected from any future period.


The data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements, including the notes to those financial statements, which are incorporated by reference in this prospectus. Our consolidated financial statements were prepared giving effect to Bulletins B-10 and B-12 issued by the MIPA, which provide, respectively, for the recognition of certain effects of inflation by us and require that the statement of changes in financial position reflect changes from the restated historical balance sheet to the current balance sheet. Pursuant to Mexican GAAP, the summary consolidated financial information set forth below, and all data in the consolidated financial statements, have been restated in constant pesos as of December 31, 2002. The effect of the inflation accounting principles described above has not been reversed in the reconciliation to U.S. GAAP.

                                                                        Year Ended December 31,
(in millions of U.S. dollars or constant           ------------------------------------------------------------------
 pesos of December 31, 2002 purchasing
 power, except share and per share
 data)                                                  1998     1999       2000         2001      2002     2002(1)
---------------------------------------------------------------------------------------------------------------------
Income statement data:

Mexican GAAP:

Net revenue ......................................  Ps. 6,259 Ps. 5,042  Ps. 5,993   Ps. 6,127  Ps. 6,743   US$ 648.7
Programming, production, exhibition and
   transmission costs ............................      2,111     2,372      2,683       2,472      2,511       241.5
Selling and administrative expenses ..............        984       972        943         973        991        95.3
Total costs and expenses .........................      3,096     3,344      3,626       3,445      3,502       336.9
Depreciation and amortization(2) .................      1,068       754        697         676        447        43.0
Operating profit(3) ..............................      2,095       945      1,670       2,006      2,794       268.8
Other expenses--net ..............................       (275)     (937)      (291)       (221)      (202)      (19.4)
Net comprehensive financing (cost)
   income(4) .....................................     (1,955)      151       (805)       (435)    (1,728)     (166.2)
(Loss) income before provision for
   income tax, deferred income tax
   and extraordinary items .......................      (134)       159        574       1,349        864        83.1
Provision for income tax and deferred
   income tax (expense) benefit ..................       (494)     (420)        59           9       (308)      (29.6)
Extraordinary items(5) ...........................        134        89       (336)          0          0           0
Net (loss) income ................................       (495)     (171)       297       1,358        556        53.5
Net income (loss) of minority
   stockholders ..................................         11      (127)       162         669        436        41.9
Net (loss) income of majority
   stockholders ..................................       (506)      (45)       135         688        120        12.0
Net (loss) income per share applicable
   to majority stockholders ......................      (0.63)    (0.06)      0.17        0.86       0.15        0.01
U.S. GAAP:
Net revenue ......................................  Ps. 6,459  Ps.5,316   Ps.6,364   Ps. 6,527  Ps. 6,925   Ps. 666.2

Operating income (loss)(3) .......................      1,532      (988)       487         579      2,075       199.6
Net (loss) income before minority interest .......     (1,076)      174        (95)        285         80         7.7
Minority interest ................................        191        40          3        (208)      (194)      (18.7)
Net (loss) income ................................       (885)      214        (92)         77       (113)      (10.9)
Basic and diluted (loss) income per share ........      (1.10)     0.27      (0.12)       0.10      (0.14)       0.00
Basic weighted average number of common
   shares outstanding (in millions) ..............      800.8     800.8      800.8       800.8      800.8          --
Mexican GAAP:
Property, machinery and equipment--Net ...........  Ps. 4,352 Ps. 3,804  Ps. 2,827   Ps. 2,450  Ps. 2,328   US$ 223.9
Television concessions--Net ......................      4,229     4,048      3,865       3,743      3,742       360.0
Total assets .....................................     19,569    21,988     21,707      22,757     22,907     2,203.6
Total debt(6) ....................................     11,057     9,996      9,291       8,659      9,058       871.4
Advertising advances(7) ..........................      3,108     3,704      4,458       4,850      4,609       443.4
Unefon advertising advance .......................          0     2,273      2,313       2,258      2,167       208.5
Todito advertising, programming and services
   advance .......................................          0         0        912         715        504        48.5
Majority stockholders' equity ....................      1,565     1,542      1,267       1,860      1,946       187.2
Minority stockholders' equity ....................      1,594     2,296      1,586       2,252      2,570       247.2
Total stockholders' equity .......................      3,158     3,839      2,852       4,112      4,516       434.4
Capital stock ....................................      2,903     2,903      2,903       2,903      2,903       279.3


(in millions of U.S. dollars or constant pesos of                               As of and for the Year Ended December 31,
December 31, 2002 purchasing power, except ratios,                  ----------------------------------------------------------------
NCPI, exchange rates and coverage data)                                1998      1999       2000       2001       2002     2002(1)
------------------------------------------------------------------------------------------------------------------------------------
Balance sheet data:

U.S. GAAP:

Property, machinery and equipment--Net ............................ Ps.4,419   Ps.3,985  Ps. 3,015  Ps. 2,642   Ps. 2,360 US$  227.0
Total assets ......................................................   21,141     21,345     20,566     21,126      21,392    2,057.9
Total debt(6) .....................................................   11,056      9,996      9,291      8,659       9,346      899.1
Advertising advances(7) ...........................................    3,107      3,704      4,458      4,850       4,593      441.8
Minority interest .................................................    1,421      2,354      2,044      2,395       2,745      264.1
Majority stockholders' equity .....................................    1,335      2,399      2,192      2,435       2,219      213.5

Other financial data:

Mexican GAAP:

Capital expenditures ..............................................      650        198        202        185         194       18.7
Ratio of earnings to fixed charges (8) ............................       --       1.14x      1.58x      2.23x       1.83x        --

U.S. GAAP

Ratio of earnings to fixed charges (8) ............................       --         --       1.09x      1.64x       1.50x        --

Other data:

NCPI (at period end) ..............................................     76.2       85.6       93.2       97.4       102.9         --
Peso/U.S. Dollar exchange rate (at period end) .................... Ps.8.914   Ps.9.500   Ps.9.650  Ps. 9.160   Ps.10.395         --
Coverage of the Azteca 7 network (at period end) (9) ..............       94%        94%        95%        95%         95%        --
Coverage of the Azteca 13 network (at period end)(9) ..............       97%        97%        97%        97%         97%        --

-------------
(1) The U.S. Dollar amounts represent the peso amounts expressed as of December 31, 2002 purchasing power, translated at an exchange rate of Ps.10.395 per U.S. Dollar, the average interbank free market exchange rate on December 31, 2002 as reported by the Mexican Central Bank.

(2) Effective January 1, 2002, TV Azteca changed the annual depreciation rate applied to its transmission towers from 16% to 5% based on the remaining useful life of these assets. This resulted in a decrease in depreciation expense of Ps.42 million (US$4.0 million) for the year ended December 31, 2002. Also on January 1, 2002, TV Azteca adopted Statement C-8 "Intangible Assets" issued by the MIPA. As a result of the adoption of Statement C-8, TV Azteca determined that its television concessions qualified as indefinite useful life intangible assets. Accordingly, TV Azteca no longer amortizes its television concessions. The effect of this adoption resulted in a decrease in amortization expense of Ps.117 million (US$11.3 million).

(3) The decrease in operating profit in 1999, under Mexican GAAP, resulted from the absence of World Cup Soccer Championship revenues in 1999 and the decision by TV Azteca not to raise its advertising rates in 1999, which resulted in a decrease in revenues on a constant peso basis. The decrease in operating income in 1999, under U.S. GAAP, was due to the write-offs of exhibition rights, inventory and accounts receivable as well as higher non-cash compensation expense relating to options granted under TV Azteca's stock option plans in 1999.

(4) Changes in net comprehensive financing cost reflect fluctuations in the peso-U.S. dollar exchange rate. Net comprehensive financing costs decrease in years in which the peso appreciates against the U.S. dollar and increase in years in which the peso depreciates against the U.S. dollar since our U.S. dollar denominated monetary liabilities exceed our U.S. dollar denominated monetary assets.

(5) Extraordinary items in 1998 and 1999 include income tax benefits from utilization of tax loss carryforwards. Extraordinary items in 2000 include the effect of the NBC Settlement--net of income tax. Pursuant to a change in Mexican GAAP for the period after December 31, 1999, we are not required to report as an extraordinary item income tax benefits from utilization of tax loss carryforwards. Effective January 1, 2000, we adopted the guidelines of new Statement D-4, "Accounting Treatment of Income Tax, Asset Tax and Employees' Statutory Profit Sharing" issued by the MIPA. Pursuant to this statement, the amortization of tax loss carryforwards is not considered an extraordinary item, but rather a component of the provision for income tax and deferred income tax (expense) benefit. During the years ended December 31, 2000, 2001 and 2002, the benefit of the amortization of tax loss carryforwards amounted to Ps.197 million, Ps.1,346 million and Ps.1,028 million (US$98.8 million), respectively.

(6) Represents our total liabilities excluding the following items: interest payable, exhibition rights payable, accounts payable and accrued expenses, amounts due to related parties, advertising advances, Unefon advertising advance and Todito advertising, programming and services advance.

(7) Advertising advances are treated as long-term liabilities under Mexican GAAP but are treated as current liabilities under U.S.GAAP.

(8) Our earnings were insufficient to cover fixed charges (i) under U.S. GAAP in 1998 and 1999 in the amounts of Ps.327 million and Ps.769 million, respectively and (ii) under Mexican GAAP in 1998 in the amount of Ps.22 million.

(9) Percentage of Mexican television households within broadcast range of the Azteca 7 and Azteca 13 networks, based upon data internally prepared by TV Azteca.

Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus.

Our financial statements have been prepared in accordance with Mexican GAAP, which differs in some respects from U.S. GAAP. Note 18 to our consolidated financial statements provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our company and a reconciliation to U.S. GAAP of our results of operations, stockholders' equity and certain other selected financial data for the years ended December 31, 2000, 2001 and 2002. Pursuant to Mexican GAAP, financial data for all periods in the financial statements have been restated in constant pesos as of December 31, 2002. Bulletin B-12 issued by the MIPA requires that the statement of changes in financial position reflects changes from the restated historical balance sheet to the current balance sheet.

We are a holding company with no independent business operations or sources of revenue. Our only assets are shares of our subsidiaries, principally TV Azteca, and our only sources of cash are distributions made from those subsidiaries, sales of our or our subsidiaries' assets, sales of our equity securities or equity securities of our subsidiaries or capital contributions or loans from one or more of our affiliates or third parties. Substantially all of the value of our assets depends on TV Azteca's financial condition and results of operations. For each of the years ended December 31, 2000, 2001 and 2002, TV Azteca provided substantially all of our net revenue. Accordingly, the following discussion relates primarily to the financial condition and results of operations of TV Azteca.

Critical accounting policies and estimates

Our management's discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with Mexican GAAP. The use of Mexican GAAP as opposed to U.S. GAAP has an impact on our Critical Accounting Policies and Estimates. The application of U.S. GAAP would have affected the determination of consolidated net (loss) income for all periods in the financial statements and the determination of consolidated stockholders' equity and consolidated financial position as of December 31, 2002. Note 18 to our consolidated financial statements provides a reconciliation to U.S. GAAP of our results of operations, stockholders' equity and certain other selected financial data for the years ended December 31, 2000, 2001 and 2002.

The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, valuation of long-lived and intangible assets and goodwill, exhibition rights, reserve for obsolescence, income taxes, deferred income taxes, labor benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Revenue for TV Azteca is derived primarily from the sale of advertising time on a national, spot and local basis and is net of commissions. TV Azteca earned a majority of its advertising revenue in 2000, 2001 and 2002 pursuant to advertising contracts under its Azteca Plan and Mexican Plan. These contracts generally require the advertiser to deposit a portion of the purchase price of the advertising time at the time the advertiser executes a contract. A significant percentage of these contracts are commitments for advertising over a period of approximately one year. From time to time, TV Azteca enters into barter transactions with third parties in which it exchanges advertising time for goods, services and other assets, a significant portion of which are used in TV Azteca's operations. With respect to barter transactions, TV Azteca values these transactions based on the estimated fair market value of the goods, services or other assets received by TV Azteca. Such transactions accounted for approximately 2% of TV Azteca's net revenue for the year ended December 31, 2002.

On the date the advertising contract is signed, TV Azteca records cash or other assets, as the case may be, as an asset on its balance sheet and the amounts due and its obligation to deliver advertising as advertising advances, which are recorded as a liability on its balance sheet. These advertising advances are recognized as revenue at the time, and to the extent, the advertisements are shown.

TV Azteca maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Each customer is analyzed on a case by case basis. If the financial condition of TV Azteca's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Exhibition Rights

The cost of the exhibition rights are amortized on varying bases related to the license period, usage of the programs and management's estimate of revenue to be realized from each airing of the programs. The cost of exhibition rights acquired is amortized as the programming and events are broadcast and on an accelerated basis when the rights relate to multiple broadcasts. Costs of internally produced programming, including reality programming, are amortized when the programs are initially aired. Alternatively, the costs of telenovelas are amortized on the following schedule: (a) 70% is amortized when the telenovela is first aired and (b) 30% is amortized over a period of four years and represents management's estimate of exhibition rights necessary to meet demand in the U.S., Latin America, Europe, Asia and Africa. TV Azteca bases its estimates on historical experience and on various other assumptions. If actual results differ from these estimates, there may be an adverse effect on TV Azteca's financial results.

Intangible Assets and Goodwill

In December 2001, the Accounting Principles Commission of the MIPA issued Statement C-8 "Intangible Assets," or Statement C-8, which went into effect January 1, 2003. On January 1, 2002, TV Azteca adopted Statement C-8. Under Statement C-8, the intangible assets must be recognized on the balance sheet when they meet the following characteristics: (a) they are identifiable, (b) they have the ability to generate future economic benefits and (c) our company has the ability to control future economic benefits. The amortization of intangible assets would be allocated on a systematic basis over the assets' estimated useful lives, unless the intangible assets are determined to have an indefinite useful life based on their expected future economic benefits. The intangible assets should be tested for impairment annually and an impairment loss would be recognized in the event that the carrying amount of the intangible asset is not recoverable based on estimated cash flow of operating activities. As a result of the adoption of Statement C-8, TV Azteca determined that its television concessions qualified as indefinite useful life intangible assets. Accordingly, TV Azteca no longer amortizes these concessions. Prior to January 1, 2002, TV Azteca's television concessions were amortized by the straight-line method over the duration of the relevant concession.

Deferred Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our actual current tax exposure together with assessing temporary differences resulting from differing tax and accounting treatment of items such as advertising advances, exhibitions rights and inventories, television concessions, property, machinery and equipment and tax loss carryforwards. These differences result in deferred tax assets and liabilities which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations. Significant management judgment is required in determining our provision for income taxes, TV Azteca's deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

Unefon Investment

In October 2000, TV Azteca granted rights to acquire all of the Unefon Series A shares that it owns pro rata to the holders of all of TV Azteca's outstanding shares and to certain other of TV Azteca's securities, for an aggregate exercise price of US$177.0 million. The grant of the rights to acquire the Unefon Series A shares was subject to receiving the consent of the holders of the TV Azteca notes and our company's 11% Senior Secured Notes due 2002, or 11% notes. On March 27, 2001, TV Azteca and our company obtained these consents and paid a fee totaling Ps.121,328 (nominal) to certain holders of the 11% notes and TV Azteca notes, of which Ps.109,009 (nominal) was recorded as part of TV Azteca's total investment in Unefon. The grant of the rights remains subject to the filing and effectiveness of a registration statement with the SEC that registers the Unefon Series A shares underlying the rights and the receipt of all applicable regulatory and third-party approvals. The rights to acquire the Unefon Series A shares were originally only exercisable on December 11, 2002. However, in December 2002, TV Azteca approved the change of the exercise date to December 12, 2003.

As a result of the grant of the rights to acquire the Unefon Series A shares in October 2000, TV Azteca stopped recognizing its participation in the losses of Unefon. Accordingly, at December 31, 2002, TV Azteca's investment in Unefon reflected the net book value of the investment at the date of the decision to dispose of the investment. In the event that the disposition of the Unefon Series A shares is not completed or if the likelihood of the completion of the transaction is deemed too remote, TV Azteca will be required to record the differences between the book value of the investment and the value of the investment under the equity method of accounting, which may result in TV Azteca's recognition of additional losses. For example, if this adjustment had been made at December 31, 2002, TV Azteca would have recognized additional losses equal to Ps.405 million (US$39.0 million).

Contingent Liabilities

TV Azteca is a party to certain legal proceedings. Under Mexican and U.S. GAAP, liabilities are recognized in the financial statements when a loss is both estimable and probable. If the loss is neither probable nor estimable or if the likelihood of a loss is remote, no amounts are recognized in the financial statements. Based on legal advice TV Azteca has received from its Mexican counsel and other information available to TV Azteca, it has not recognized any losses in the financial statements as a result of these proceedings.

Effects of the peso devaluation and inflation

General

The Mexican government's decision in December 1994 to significantly increase the range within which Mexican pesos would be exchanged for U.S. dollars and to subsequently permit the peso to float freely against the U.S. dollar caused a significant devaluation of the peso against the U.S. dollar. The devaluation produced a number of adverse effects on the Mexican economy that, in turn, adversely affected the financial condition and results of operations of our company. Interest rates in Mexico increased substantially, thus increasing the cost of borrowing. In addition, in response to the adverse effects of the devaluation, the Mexican government established an economic recovery program designed to tighten the money supply, increase domestic savings, discourage consumption and reduce public spending generally. Foreign investment in Mexico by private sources declined significantly.

Economic conditions in Mexico improved in 1998, 1999 and 2000, with gross domestic product, or GDP, increasing by 4.8%, 3.8% and 6.9%, respectively. However, in 2001, GDP decreased 0.3%. For the year ended December 31, 2002, GDP grew by 0.9%. Interest rates on 28-day Mexican government treasury securities averaged 24.8%, 21.4%, 15.3%, 11.3% and 7.1% in 1998, 1999, 2000, 2001 and 2002,
respectively.

Inflation during 1998, 1999, 2000, 2001 and 2002 was 18.6%, 12.3%, 8.9%, 4.4%
and 5.7%, respectively. In 1998, the peso weakened to Ps.8.914 per U.S. dollar at December 31, 1998, a 10.5% decrease in value from December 31, 1997. In 1999, the peso weakened to Ps.9.500 per U.S. dollar on December 31, 1999, a 6.6% decrease in value from December 31, 1998. In 2000, the peso weakened to Ps.9.650 per U.S. dollar at December 31, 2000, a 1.6% decrease in value from December 31, 1999. In 2001, the peso strengthened to Ps.9.160 per U.S. dollar at December 31, 2001, a 5.1% increase in value from December 31, 2000. In 2002, the peso weakened to Ps.10.395 per U.S. dollar at December 31, 2002, a decrease of 13.5% in value from December 31, 2001.

U.S. Dollar-Denominated Operating Costs

TV Azteca has significant operating costs in U.S. dollars, principally due to the cost of its purchased programming and the leasing of satellite transponder capacity. During the years ended December 31, 2000, 2001 and 2002, the cost of purchased programming and the leasing of satellite transponder capacity represented 21%, 20% and 22%, respectively, of TV Azteca's total costs and expenses.

Comprehensive Financing Cost

Interest expense. Interest on our U.S. dollar-denominated indebtedness exposes us to exchange rate fluctuations, with the peso cost of interest payments on such indebtedness increasing as the peso's value declines against the U.S. dollar and decreasing when the peso's value appreciates against the U.S. dollar.

Interest income. Interest income is positively affected by inflation as we receive higher rates of return on our temporary investments, which are primarily fixed short-term peso deposits in Mexican banks.

Exchange (loss) gain. We record a foreign exchange gain or loss with respect to U.S. dollar-denominated monetary assets or liabilities when the peso appreciates or depreciates in relation to the U.S. dollar. Our U.S. dollar-denominated monetary liabilities, which principally consist of U.S. dollar-denominated indebtedness and accounts payable with respect to exhibition rights, substantially exceed our U.S. dollar-denominated monetary assets, which principally consist of U.S. dollar bank deposits. As a result, we have recorded a foreign exchange loss during each period in which the peso depreciated in relation to the U.S. dollar and a foreign exchange gain during each period in which the peso appreciated in relation to the U.S. dollar.

Other financing expense. We have investments in a portfolio of equity and cash equivalent instruments that from time to time increase or decrease in value due to market conditions. When there are gains in the value of our portfolio investments, our other financing expense decreases, while conversely a decrease in the value of our portfolio investments results in an increase in our other financing expense. In addition, other financing expense also reflects annual amortization of capitalized debt issuance costs.

Gain or loss on monetary position. We record gains or losses from holding net monetary liabilities or assets due to the effect of inflation. A gain on monetary position results from holding net monetary liabilities during periods of inflation, as the purchasing power represented by nominal peso liabilities declines over time. As of December 31, 2000, 2001 and 2002, we had approximately US$954.3 million, US$994.7 million and US$952.7 million, respectively, of monetary liabilities denominated in U.S. dollars. Approximately US$616.4 million, US$609.6 million and US$585.8 million of such monetary liabilities, respectively, represented outstanding indebtedness of TV Azteca for borrowed money, which constituted all of its outstanding indebtedness at those dates. TV Azteca's U.S. dollar-denominated monetary assets as of December 31, 2000, 2001 and 2002 amounted to approximately US$307.6 million, US$357.2 million and US$491.9 million, respectively. Accordingly, since the Mexican economy experienced inflation and our monetary liabilities exceeded our monetary assets in 2000, 2001 and 2002, we recorded a gain on monetary position in each of those periods.

Advertising Advances

Advertising advances are non-monetary liabilities because they represent TV Azteca's obligation to perform services in the future. As a result, the amount of advertising advances on the balance sheet is restated using the NCPI in order to reflect the effects of inflation. There is also a restatement of the corresponding revenue when it is recognized. This effect resulted in increases of Ps.261 million, Ps.186 million and Ps.220 million (US$21.2 million) in net revenue for the years ended December 31, 2000, 2001 and 2002, respectively.

Pre-sales of advertising time

For the years ended December 31, 2000, 2001 and 2002, 59%, 73% and 69%, respectively, of TV Azteca's net revenue was attributable to pre-sales of advertising time made prior to that year. At December 31, 2000, pre-sales of advertising time for 2001 amounted to Ps.4,458 million, which represented a 20% increase over pre-sales of advertising time for 2000 recorded in 1999. At December 31, 2001, pre-sales of advertising time for 2002 amounted to Ps.4,640 million, which represented a 4% increase over pre-sales of advertising time for 2001 recorded in 2000. At December 31, 2002, pre-sales of advertising time for 2003 amounted to Ps.4,446 million (US$427.7 million), representing a 4% decrease compared to pre-sales of advertising time for 2002 recorded in 2001. Pre-sales of advertising time recorded in 2002 were lower due to the expiration of certain multi-year advertising contracts.

2001 price increases

TV Azteca implemented a new pricing plan in 2001 pursuant to which TV Azteca achieved a 42% average nominal rate increase over the average nominal rates charged in 2000. This rate increase was phased in quarterly during 2001. The rate increases were higher than the inflation rate for each of the quarterly periods in which rates were raised. TV Azteca believes these rate increases resulted in a reduction of TV Azteca's total advertising time sold because most advertisers have a limited advertising budget. TV Azteca sold a portion of otherwise unsold advertising time to shared risk advertisers and to producers of infomercials. TV Azteca also used a portion of the unsold advertising time to aggressively market the programming of its networks. TV Azteca believes that the use of its unsold advertising time in this manner helped increase its audience and advertising share. The average price of TV Azteca's pre-sales of advertising time for 2003 was the same as the price charged for advertising time in 2002.

Advance sales

Unefon Advertising Advances

In October 1999, TV Azteca acquired a 50% equity interest in Unefon, a Mexican mobile wireless telecommunications company which began operating in February 2000. TV Azteca currently holds a 46.5% interest in Unefon. TV Azteca does not consolidate the operations of Unefon.

In June 1998, Unefon and TV Azteca entered into a 10-year advertising agreement, as amended, pursuant to which TV Azteca agreed to supply Unefon with advertising spots totaling an aggregate of 120,000 gross rating points, or GRPs, over the life of the agreement, up to a maximum of 35,000 GRPs per year. Unefon agreed to pay TV Azteca 3.0% of its gross revenues up to a maximum of US$200.0 million. As of December 31, 2002, TV Azteca had broadcast Unefon advertisements having an aggregate value of Ps.147 million (US$14.1 million) pursuant to this advertising agreement. Pursuant to the agreement, Unefon has elected to defer payments due in 2000, 2001 and 2002 and to make these payments in four equal semi-annual installments during 2003 and 2004, with the first payment maturing in June 2003. The deferred payments accrue interest at an annual interest rate of 12%. Starting in 2003, Unefon's payments to TV Azteca are due on a current basis. At December 31, 2002, the aggregate deferred payments equaled US$15.7 million (including interest). Unefon can only use the GRPs through December 2009. Pursuant to the advertising agreement, Unefon's failure to pay advances will not be considered a default by Unefon under the agreement. However, TV Azteca will be able to suspend the provision of advertising spots to Unefon after Unefon's continued failure to pay for one year.

Todito Advertising Programming and Services Advance

In February 2000, TV Azteca acquired a 50% equity interest in Todito, a Mexican company that operates an Internet portal, Internet connection service and e-commerce marketplace that targets Spanish speakers in the U.S. and Mexico. In connection with its investment in Todito, TV Azteca entered into a five-year advertising, programming and services agreement with Todito, which was initially recorded as an advertising, programming and services advance in the amount of US$100.0 million. At December 31, 2002, the unused balance of the Todito advertising, programming and services advance was Ps.504 million (US$48.5 million).

Other sales

Barter Sales

Barter transactions are accounted for in the same manner as other advertising advances, and the amounts due to TV Azteca are determined based on the fair market value of the goods, services or other assets received by TV Azteca. For the years ended December 31, 2000, 2001 and 2002, revenue from barter transactions accounted for Ps.202 million, Ps.84 million and Ps.146 million (US$14.0 million), respectively, which represented 3.4%, 1.4% and 2.2% of TV Azteca's net revenue, respectively.

Infomercials, Shared Risk Advertisements and Integrated Advertising

TV Azteca sells a portion of otherwise unsold advertising time to shared risk advertisers and to producers of infomercials. With respect to infomercials, TV Azteca charges a fee for the time slot in which the advertisement runs. TV Azteca does not, however, receive any proceeds from the sale of the products shown during the infomercial. Alternatively, with respect to shared risk advertisements, TV Azteca does not receive any advertising fees during the time slot in which the advertisement runs. Instead, TV Azteca receives a percentage of the gross sales of the offered product or products for a specified period of time after the advertisement is broadcast. For example, TV Azteca airs advertisements for music recordings at little or no up front charge, under agreements that entitle TV Azteca to receive a share of the sales of the recordings for a number of months following the airing of the advertisements. TV Azteca receives revenue from "integrated advertising" in the form of product placements during the broadcast of TV Azteca internally produced programming. Revenues derived from shared risk advertisements, infomercials and integrated advertising amounted to Ps.900 million, Ps.1,037 million and Ps.1,230 million (US$118.3 million), which accounted for 15%, 17% and 18%, respectively, of TV Azteca's net revenue, for the years ended December 31, 2000, 2001 and 2002, respectively.

Seasonality of sales

TV Azteca's television broadcasting business is seasonal. Advertising revenue, which is recognized when the advertising is aired, is generally highest in the fourth quarter due to the high level of advertising aired during the holiday season.

Cyclicality due to major broadcast events

TV Azteca's net revenue fluctuates as a result of the frequency with which TV Azteca broadcasts major events. During 2000, TV Azteca recorded increased advertising revenues due in part to the advertising by political parties in connection with the Mexican presidential campaign and election, which accounted for Ps.201 million. Also, during 2000, TV Azteca broadcast the 2000 Summer Olympics, which accounted for Ps.182 million, and the Gold Cup Soccer Championship, which accounted for Ps.18 million. These events collectively accounted for approximately 6.7% of TV Azteca's net revenue for the year ended December 31, 2000. During the year ended December 31, 2002, TV Azteca broadcast the 2002 World Cup Soccer Championships which accounted for approximately Ps.260 million (US$25.0 million) in net revenue. TV Azteca did not broadcast any major events in 1999 and 2001. During 2003, there will be a number of local governmental elections and related campaigns. TV Azteca anticipates receiving additional advertising revenue in connection with this electoral activity. In addition, TV Azteca has acquired the Mexican broadcast rights to the 2004 and 2008 Summer Olympics.

Historically, the broadcast of major events by TV Azteca increased advertising sales during the periods in which they were shown, reflecting both the larger audiences drawn to these events relative to TV Azteca's average audience during the hours that these major events were broadcast, and the fact that advertisers pay a premium to be associated with such major broadcast events compared to TV Azteca's regularly scheduled broadcast programs.

Selected results of operations components as a percentage of net revenue

The following table sets forth, for the periods indicated, results of operations data for our company as a percentage of our net revenue.


                                                                                                          Years ended December 31,
                                                                                                         ---------------------------
                                                                                                           2000     2001     2002
------------------------------------------------------------------------------------------------------------------------------------
Net revenue .............................................................................................  100 %    100 %    100 %
Programming, production, exhibition and transmission costs ..............................................  (44)%    (40)%    (37)%
Sales and administrative expenses .......................................................................  (16)%    (16)%    (15)%
Total costs and expenses ................................................................................  (60)%    (56)%    (52)%
Depreciation and amortization ...........................................................................  (12)%    (11)%     (7)%
Operating profit margin .................................................................................   28 %     33 %     41 %

Operating results

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net revenue for the year ended December 31, 2002 increased by 10% to Ps.6,743 million (US$648.7 million) from Ps.6,127 million for the year ended December 31, 2001. The increase in net revenue was due in part to higher ratings and advertising rates in real terms and the transmission of the 2002 World Cup Soccer Championship and TV Azteca's reality program La Academia. The increase in net revenue also reflected an increase in local advertising sales, excluding local sales in Mexico City, which increased by 20% to Ps.576 million (US$55.4 million) for the year ended December 31, 2002, from Ps.481 million for the year ended December 31, 2001.

Programming, production, exhibition and transmission costs for the year ended December 31, 2002 increased by 2% to Ps.2,511 million (US$241.5 million) from Ps.2,472 million for the year ended December 31, 2001. This increase was primarily due to an increase in the exhibition and production costs associated with the broadcast of the 2002 Soccer World Cup and the La Academia reality program.

Sales and administrative expenses for the year ended December 31, 2002 increased by 2% to Ps.991 million (US$95.3 million) from Ps.973 million for the year ended December 31, 2001. This difference resulted from the increase in TV Azteca's personnel expenses and general administrative expenses due to the operation of its new local stations.

Depreciation and amortization for the year ended December 31, 2002 decreased by 34% to Ps.447 million (US$43.0 million) from Ps.676 million for the year ended December 31, 2001. This decrease reflects the effects of TV Azteca's adoption of Statement C-8 "Intangible Assets" as described in "Critical accounting policies--Intangible Assets and Goodwill" and the application of these rules with respect to the amortization schedule of TV Azteca's television concessions. Also effective January 1, 2002, TV Azteca changed the annual rate of depreciation for its transmission towers from 16% to 5%, based on the remaining useful life of these assets. This resulted in a decrease in depreciation expense for the year ended December 31, 2002.

As a result of these factors, operating profit for the year ended December 31, 2002 increased by 39% to Ps.2,794 million (US$268.8 million) from Ps.2,006 million for the year ended December 31, 2001.

Other expenses--net for the year ended December 31, 2002 decreased by 9% to Ps.202 million (US$19.4 million) from Ps.221 million for the year ended December 31, 2001. This decrease was primarily due to lower legal and advisory expenses.

Net comprehensive financing cost for the year ended December 31, 2002 increased by 297% to Ps.1,728 million (US$166.2 million) from Ps.435 million for the year ended December 31, 2001. Net comprehensive financing cost includes interest income and expense, net exchange gains or losses, gain on monetary position and other financing expense as described below. As of December 31, 2002, substantially all of our indebtedness and all of our subsidiaries' indebtedness was denominated in U.S. dollars. The increase in net comprehensive financing cost for the year ended December 31, 2002 was primarily due to a foreign exchange loss of Ps.697 million (US$67.0 million) which reflected a 13.5% depreciation of the peso against the U.S. dollar since December 31, 2001 compared with a foreign exchange gain of Ps.345 million for the year ended December 31, 2001. Interest income for the year ended December 31, 2002 decreased by 25% to Ps.171 million (US$16.4 million) from Ps.228 million for the year ended December 31, 2001 as a result of a reduction of interest rates, and interest expense for the year ended December 31, 2002 increased by 1% to Ps.1,080 million (US$103.9 million) from Ps.1,065 million for the year ended December 31, 2001. Other financing expense for the year ended December 31, 2002 increased 192% to Ps.187 million (US$18.0 million) from Ps.64 million for the year ended December 31, 2001. This increase was primarily due to a significant decline in the market value of TV Azteca's portfolio investments. Gain on monetary position decreased by 46% for the year ended December 31, 2002 to Ps.66 million (US$6.3 million) from Ps.121 million for the year ended December 31, 2001 as a result of the decrease in the TV Azteca's net monetary liability position in the year ended December 31, 2002.

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

Income before provision for income tax, deferred income tax benefit (expense) for the year ended December 31, 2002 decreased by 36% to Ps.864 million (US$83.1 million) from Ps.1,349 million for the year ended December 31, 2001.


Provision for income tax for the year ended December 31, 2002 increased by 37% to Ps.265 million (US$25.4 million) from Ps.211 million for the year ended December 31, 2001. This increase reflects higher taxable income generated during the year ended December 31, 2002. Deferred income tax expense for the year ended December 31, 2002 was Ps.44 million (US$4.2 million) compared with a deferred income tax benefit of Ps.220 million for the year ended December 31, 2001. As of December 31, 2002, we have recorded a valuation allowance due to uncertainties related to our ability to utilize some of our deferred tax assets before they expire, primarily certain net operating losses carried forward due to our tax loss carryforwards.


As a result of the foregoing, we had net income of Ps.556 million (US$53.5 million) for the year ended December 31, 2002, as compared with a net income of Ps.1,358 million for the year ended December 31, 2001. Ps.436 million (US$41.9 million) of the net income for the year ended December 31, 2002 represented net income of minority stockholders and Ps.120 million (US$12.0 million) represented net income of majority stockholders compared with a Ps.669 million net income of minority stockholders and Ps.688 million net income of majority stockholders for the year ended December 31, 2001.



Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net revenue for the year ended December 31, 2001 increased by 2%, or Ps.134 million, from Ps.5,993 million to Ps.6,127 million for the year ended December 31, 2000. The increase in net revenue was due in part to local advertising sales, excluding local sales in Mexico City, which increased by 11% to Ps.481 million for the year ended December 31, 2001 from Ps.434 million for the year ended December 31, 2000. The increase in net revenue also reflected an increase in the prices charged by TV Azteca for its advertising time for the year ended December 31, 2001 and Ps.69 million in pre-launch non-competition fees recorded during the year ended December 31, 2001 from TV Azteca's former joint venture with Pappas compared with Ps.68 million recorded during the year ended December 31, 2000. The increase in net revenue was partially offset by the absence of major broadcast events for the year ended December 31, 2001 compared with the year ended December 31, 2000, during which period the 2000 Summer Olympics, the Mexican presidential campaign and election and the Gold Cup Soccer Championship took place. These major broadcast events contributed, in the aggregate, approximately Ps.401 million to TV Azteca's net revenue for the year ended December 31, 2000.


Programming, production, exhibition and transmission costs for the year ended December 31, 2001 decreased by 8% to Ps.2,472 million from Ps.2,683 million for the year ended December 31, 2000. The decrease in operating costs was due primarily to the reduction in the amount of internally produced programming and the absence of production costs associated with TV Azteca's broadcast of major broadcast events during the year ended December 31, 2000.


Sales and administrative expenses for the year ended December 31, 2001 increased by 3% to Ps.973 million from Ps.943 million for the year ended December 31, 2000. This increase resulted from the increase in TV Azteca's personnel expenses and general administrative expenses.


Depreciation and amortization for the year ended December 31, 2001 decreased by 3% to Ps.676 million from Ps.697 million for the year ended December 31, 2000. This decrease was primarily due to the strengthening of the peso as it relates to TV Azteca's assets purchased outside of Mexico, primarily in the U.S.


As a result of these factors, operating profit for the year ended December 31, 2001 increased by 20% to Ps.2,006 million from Ps.1,670 million for the year ended December 31, 2000.


Other expense--net for the year ended December 31, 2001 decreased by 24% to Ps.221 million from Ps.291 million for the year ended December 31, 2000. The difference primarily reflected the fact that TV Azteca stopped recognizing its participation in the losses of Unefon since the fourth quarter of 2000.


Net comprehensive financing cost for the year ended December 31, 2001 decreased by 46% to Ps.435 million from Ps.805 million for the year ended December 31, 2000. Net comprehensive financing cost includes interest income and expense, net exchange gains or losses, gain on monetary position and other financing expense as described below. The decrease in net comprehensive financing cost for the year ended December 31, 2001 was primarily due to a foreign exchange gain of Ps.345 million which reflected a 5.1% appreciation of the peso against the U.S. dollar since December 31, 2000 compared with a foreign exchange loss of Ps.176 million for the year ended December 31, 2000. Interest income for the year ended December 31, 2001 increased by 9% to Ps.228 million from Ps.209 million for the year ended December 31, 2000, and interest expense for the year ended December 31, 2001 decreased by 5% to Ps.1,065 million from Ps.1,127 million for the year ended December 31, 2000. Other financing expense for the year ended December 31, 2001 decreased by 61% to Ps.64 million from Ps.165 million for the year ended December 31, 2000. The decrease was primarily due to a significant decline in the market value of TV Azteca's publicly-traded shares of El Sitio International Corporation, or El Sitio, which amounted to Ps.2 million for the year ended December 31, 2001, compared with a loss on the investment of Ps.149 million during the year ended December 31, 2000. In August 2001, TV Azteca sold its interest in El Sitio for US$179,163. Gain on monetary position for the year ended December 31, 2001 decreased by 73% to Ps.121 million from Ps.454 million for the year ended December 31, 2000 as a result of the decrease in the inflation rate in the year ended December 31, 2001 to 4.4% from 8.9% for the year ended December 31, 2000.

Income before provision for income tax, deferred income tax benefit (expense) and extraordinary items for the year ended December 31, 2001 increased by 135% to Ps.1,349 million from Ps.574 million for the year ended December 31, 2000. Provision for income tax for the year ended December 31, 2001 increased by 10% to Ps.211 million from Ps.193 million for the year ended December 31, 2000. The increase was due to an increase in TV Azteca's taxable profit in the year ended December 31, 2001 compared with the year ended December 31, 2000. During the year ended December 31, 2001, we had a deferred income tax benefit of Ps.220 million compared with a deferred income tax benefit of Ps.252 million for the year ended December 31, 2000. The change was due to an increase in the TV Azteca's tax loss carryforwards.

In April 2000, TV Azteca and NBC and its affiliate, NBC Europe, Inc. entered into a settlement agreement relating to an outstanding dispute between the parties. Under the terms of the settlement agreement, TV Azteca paid, from its operating cash flow, US$46.2 million to NBC. This settlement, which was approximately Ps.336 million net of income tax, was recorded as an extraordinary item. See note 11 to our consolidated financial statements for a description of this settlement.

As a result of the foregoing, we had net income of Ps.1,358 million for the year ended December 31, 2001, as compared with a net income of Ps.297 million for the year ended December 31, 2000. Ps.669 million of the net income for the year ended December 31, 2001 represented net income of minority stockholders and Ps.688 million represented net income of majority stockholders compared with a Ps.162 million net income of minority stockholders and Ps.135 million net income of majority stockholders for the year ended December 31, 2000.

Liquidity and capital resources

Factors that may influence our liquidity and capital resources as discussed below include:

/\ TV Azteca's ability to generate sufficient free cash flow and to make distributions in accordance with its recently announced distribution policy;

/\ TV Azteca's ability to repay the principal and interest of its 10 1/8% Series A guaranteed senior notes due 2004, or TV Azteca 10 1/8% notes, or to refinance these notes on favorable terms;

/\ Factors that affect the results of operations of our company and TV Azteca, including general economic conditions, demand for commercial advertising, the competitive environment, the relative popularity of TV Azteca's programs, demographic changes in TV Azteca's market areas and regulation; and

/\ Factors that affect the access of our company and TV Azteca to bank financing and the capital markets, including interest rate fluctuations, availability of credit and operational risks of TV Azteca.

Liquidity

Azteca Holdings

The Company has no independent business or significant sources of revenue.

   Sources of payment for the 12 1/4% notes, the 10 3/4% notes and the 12 1/2% notes

In June 1997, we issued US$255.0 million in aggregate principal amount of the 11% notes. In May 2001, holders of US$129.0 million in principal amount of the 11% notes agreed to exchange their 11% notes for an equivalent principal amount of 12 1/2% notes.

In June 2001, we used US$14.2 million to pay the semi-annual interest payments on the 11% and 12 1/2% notes. In order to make the interest payments in June 2001, we used cash in the amount of approximately US$5.4 million, which we received from Mr. Salinas Pliego and Ms. Elisa Salinas Gomez for the purchase of our Unefon rights. We also received approximately US$5.5 million from intercompany loans made to us by certain of our subsidiaries. In addition, we used the proceeds from a subordinated loan in the amount of approximately US$3.3 million provided by Alternativas Cotsa.

In December 2001, we used US$14.6 million to pay the semi-annual interest payments on the 11% notes and 12 1/2% notes. In order to make the interest payments in December 2001, we used approximately US$400,000 in cash on hand and sold 14 million TV Azteca CPOs for approximately US$4.6 million. We also used the proceeds from a loan in the amount of approximately US$10.0 million provided by Cine Alternativo, S.A. de C.V., or Cine Alternativo, our wholly owned subsidiary. Immediately after making the interest payment, Cine Alternativo was merged into our company and the loan was cancelled.

In January 2002, we issued the 10 1/2% notes and raised US$150.0 million in proceeds. We used US$41.6 million of the proceeds to finance a cash tender offer for the 11% notes and we used US$84.3 million of the proceeds to redeem the remaining principal amount of the 11% notes then outstanding.


In June and December 2002, we used an aggregate of US$16.1 million from cash on hand and receivables and dividends payable to our company to make the semi-annual interest payments on the 12 1/2% notes.


In July 2002 and January 2003, we used an aggregate of US$15.0 million from the interest reserve account established for the 10 1/2% notes to make the semi-annual interest payments on the 10 1/2% notes.


In May 2003, holders of US$80.1 million in principal amount of the 10 1/2% notes agreed to exchange their 10 1/2% notes for an equivalent principal amount of existing 10 3/4% notes.

In June 2003, we used the proceeds of two subordinated loans from our subsidiaries, US$6.0 million from Alternativas Cotsa and Ps.20 million from Inmobiliaria Cotsa, S.A. de C.V., to fund the semi-annual interest payment on the 12 1/2% notes.

In July 2003, holders of US$33.7 million in principal amount of the 10 1/2% notes agreed to exchange their 10 1/2% notes for an equivalent principal amount of existing 12 1/4% notes and holders of US$62.6 million in principal amount of existing 10 3/4% notes agreed to exchange their existing 10 3/4% notes for an equivalent principal amount of existing 12 1/4% notes.


In July 2003, we received approximately US$68.8 million in connection with TV Azteca's US$125.0 million shareholder distribution. We used US$42.9 million of the distribution proceeds to make (i) our principal and interest payments on the 10 1/2% notes, (ii) payments of amounts owed to holders of the 10 1/2% notes and the 10 3/4% notes pursuant to the terms of the exchange offer for the existing 12 1/4% notes and (iii) our initial amortization and interest payments on the existing 10 3/4% notes, in each case due on July 15, 2003.



TV Azteca

TV Azteca's principal sources of liquidity include cash on hand, advance sales of advertising time and uncommitted sources of short-term financing. TV Azteca's short term financing sources include a US$130.0 million Euro-commercial paper program, or the ECP Program. Under the ECP Program, TV Azteca periodically issues notes with maturities not exceeding 365 days.


Cash and cash equivalents were Ps.1,718 million and Ps.1,434 million (US$138.0 million) for the years ended December 31, 2001 and 2002, respectively. The decrease in our cash on hand at December 31, 2002 as compared to December 31, 2001 was primarily due to TV Azteca's payment of US$32.8 million to UBS AG to acquire a secured loan in that amount in connection with the exercise of the option to purchase an equity interest in Azteca International's Los Angeles affiliate.


Resources generated from operating activities were Ps.1,847 million and Ps.460 million (US$44.3 million) for the years ended December 31, 2001 and 2002, respectively. The difference in net resources reflected the depreciation of the peso against the U.S. dollar which affected negatively our comprehensive financing cost. As a result, our net income decreased to Ps.556 million (US$53.5 million) in the year ended December 31, 2002, from Ps.1,358 million for the year ended December 31, 2001. A significant portion of TV Azteca's cash flows are generated by its television broadcast operations. Because operating results may fluctuate significantly as a result of a decline in the advertising environment or pricing structure, TV Azteca's ability to generate positive cash flow from its television broadcast operations may be negatively impacted.


Resources used in investing activities were Ps.1,036 million and Ps.736 million (US$70.8 million) for the years ended December 31, 2001 and 2002, respectively. The decrease in resources used in investing activities for the year ended December 31, 2002 was primarily due to Azteca International's investment of Ps.660 million in certain Pappas affiliates made in the year ended December 31, 2001 compared with an investment of Ps.456 million (US$43.9 million) for the year ended December 31, 2002, which included US$2.4 million related to payment for the 25% equity interests in the San Francisco and Houston stations and US$32.8 million related to the acquisition of a secured loan in that amount from UBS AG in connection with the exercise of the option to purchase an equity interest in Azteca International's Los Angeles affiliate.

Resources used in financing activities were Ps.459 million and Ps.8 million (US$0.8 million) for the years ended December 31, 2001 and 2002, respectively. Resources provided by (used in) financing activities are affected by various factors including: (i) indebtedness paid or obtained, (ii) the appreciation or depreciation of the peso against the U.S. dollar net of inflation, since a substantial amount of TV Azteca's indebtedness is dollar-denominated and (iii) increases or decreases in the capital stock of TV Azteca, the sale of treasury shares, repurchases of capital stock and the exercise of employee stock options of TV Azteca's subsidiaries. For the year ended December 31, 2001, there was Ps.210 million of indebtedness compared to indebtedness paid in the amount of Ps.214 million (US$20.6 million) for the year ended December 31, 2002. Also for the year ended December 31, 2001 the peso appreciated by 5.1% against the U.S. dollar resulting in Ps.842 million used in financing activities, as compared to a 13.5% depreciation against the U.S. dollar during the year ended December 31, 2002, which resulted in Ps.614 million (US$59.1 million) provided in financing activities. In addition, during the year ended December 31, 2001, resources in the amount of Ps.201 million were provided by the sale of treasury shares and the exercise of employee stock options, as compared with resources used of Ps.183 million (US$17.6 million) for the year ended December 31, 2002.

   Sources of payment for the 10 1/8% notes

On February 15, 2004, the TV Azteca 10 1/8% notes mature. As of December 31, 2002, the outstanding aggregate principal amount of these notes was US$125.0 million. TV Azteca expects to partially or entirely repay the principal amount of these notes with its internally generated cash. In the event that TV Azteca does not have the cash on hand to repay the principal amount of these notes in full, TV Azteca will evaluate alternative refinancing strategies.

   Advertising Advances

Under TV Azteca's Azteca Plan, advertisers generally are required to pay their advertising commitment in full within four months of the date they sign an advertising contract. TV Azteca's Mexican Plan, on the other hand, generally allows advertisers to pay for advertising by making a cash deposit ranging from 10% to 20% of their advertising commitment, with the balance payable in installments over the term of the advertising contract, typically one year. Advertising rates are generally lower under the Azteca Plan than under the Mexican Plan.

Since pre-sales of advertising time are generally made in the last quarter of the year, TV Azteca's cash and cash equivalents are normally at their highest level in December, and at their lowest level in the third quarter. Generally, as the proceeds generated from pre-sales of advertising time are depleted (together with other sources of cash flow), TV Azteca relies upon sources of short-term financing, which are subsequently repaid, typically in the fourth quarter of a calendar year with the proceeds from the pre-sales of advertising time for the following year.

At December 31, 2002, TV Azteca had generated Ps.4,446 million (US$427.7 million) in pre-sales of advertising time to be aired in 2003, of which 64% were made under the Azteca Plan, and the remainder under the Mexican Plan. At December 31, 2001, TV Azteca had generated Ps.4,640 million in pre-sales of advertising time to be aired in 2002, of which 64% were made under the Azteca Plan, and the remainder under the Mexican Plan.

   Non-Recurring Sources of Liquidity

In April 2000, TV Azteca and NBC, and its affiliate, NBC Europe, Inc. entered into a binding settlement agreement relating to an outstanding dispute between them. Under the terms of the settlement agreement, TV Azteca paid, from its operating cash flow, US$46.2 million to NBC. In addition to the cash settlement, an affiliate of NBC purchased two million of TV Azteca's ADSs, for an aggregate price of US$26.2 million.

Indebtedness

The following chart sets forth our consolidated outstanding principal amount of indebtedness:

(in millions of U.S. dollars)                                                                                   As of July 31, 2003
------------------------------------------------------------------------------------------------------------------------------------
Banco Bilbao Vizcaya Mortgage Loan ................................................................................     25.9
Standard Chartered Bank Long-Term Import Credit Facility ..........................................................      9.1
ABN-AMRO Bank Euro-Commercial Paper Program .......................................................................     24.4
ATC Long-Term Credit Facility .....................................................................................    119.8
Banco Inbursa S.A. ................................................................................................     10.4
American Express Bank International ...............................................................................     17.0
Deutsche Bank London ..............................................................................................     20.0
TV Azteca 10 1/8% Senior Notes due 2004 ...........................................................................    125.0
TV Azteca 10 1/2% Guaranteed Senior Notes due 2007 ................................................................    300.0
Azteca Holdings 10 3/4% Senior Secured Amortizing Notes due 2008 ..................................................     11.7
Azteca Holdings 12 1/2% Senior Secured Notes due 2005 .............................................................    129.0
Azteca Holdings 12 1/4% Senior Amortizing Notes due 2008 ...........................................................    96.2
                                                                                                                       -----
Total .............................................................................................................    888.5
                                                                                                                       =====

On September 18, 1997, TV Azteca obtained a US$25.9 million mortgage loan from Banco Bilbao Vizcaya, S.A., or BBV, for the acquisition of an office building located adjacent to its principal offices. The mortgage loan accrues interest at a rate of 8.5% per year, payable on December 31 of each year beginning December 31, 1997. The principal amount of this mortgage loan matures on November 30, 2003.

In March 1999, TV Azteca entered into a US$30.2 million long-term import credit facility with Standard Chartered Bank, as lender, and the Export-Import Bank of the United States, as guarantor. Under this credit facility, TV Azteca was permitted until May 2002 to borrow all or a portion of the US$30.2 million by delivering promissory notes. The import credit facility was established to finance TV Azteca's purchase of equipment manufactured in the U.S. In October 1999 and March 2000, TV Azteca issued two promissory notes, one in the amount of US$12.2 million due in October 2004, which accrues interest at a rate of 7.6% per year, and one in the amount of US$10.5 million due in March 2005, which accrues interest at a rate of 8.45% per year.

In May 1999, TV Azteca entered into the US$75.0 million ECP Program with ABN-AMRO Bank, N.V., as the principal arranger and dealer. The size of the ECP Program was increased to US$130.0 million in July 1999. Notes issued under the ECP Program are issued at a discount, and do not bear interest. There is no commitment to purchase notes to be issued under the ECP Program, and notes issued thereunder may not have a maturity exceeding 365 days. The ECP Program permits TV Azteca to issue and have outstanding up to US$130.0 million in notes at any time.

In February 2000, TV Azteca entered into a long-term credit facility for up to US$119.8 million with a Mexican subsidiary of American Tower Corporation, or ATC. The ATC long-term credit facility is comprised of a US$91.8 million unsecured term loan and a US$28.0 million term loan secured by certain of TV Azteca's real estate properties. The interest rate on each of the loans is 12.877% per year. The initial term of the US$91.8 million unsecured term loan is 20 years, which may be extended up to an additional 50 years, so long as the 70-year tower project agreement entered into by the parties in February 2000 remains in effect. The US$28.0 million secured term loan currently matures in February 2004, but may be renewed annually for successive one-year periods so long as the tower project agreement remains in effect.

In February 2003, TV Azteca obtained a US$10.0 million unsecured credit line from Banco Inbursa S.A. for working capital purposes. The credit line accrues interest at a rate of 8.87% per year and matures on November 28, 2003.

In February 1997, TV Azteca issued US$125.0 million aggregate principal amount of TV Azteca 10 1/8% notes and US$300.0 million aggregate principal amount of 10 1/2% Series B guaranteed senior notes due 2007, or TV Azteca 10 1/2% notes. The TV Azteca 10 1/8% notes mature on February 15, 2004, while the TV Azteca
10 1/2% notes mature on February 15, 2007. Interest on the TV Azteca notes is paid semi-annually on February 15 and August 15. The TV Azteca notes are jointly and severally guaranteed by each of TV Azteca's material subsidiaries. TV Azteca has the option to redeem the TV Azteca 10 1/8% notes at any time at a redemption price equal to the greater of: (i) 101% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis at the treasury rate (as defined in the indenture governing the TV Azteca notes) plus 50 basis points, plus interest accrued but unpaid on the date TV Azteca redeems the 10 1/8% notes. TV Azteca has the option to redeem the TV Azteca
10 1/2% notes at 103.5% of the principal amount if redeemed after February 15, 2003, 101.75% of the principal amount if redeemed after February 15, 2004 and 100% of the principal amount if redeemed after February 15, 2005 plus, in each case, interest that is accrued but unpaid on the date TV Azteca redeems the TV Azteca 10 1/2% notes.

In May 2001, holders of US$129.0 million in principal amount of the 11% notes agreed to exchange their 11% notes for an equivalent principal amount of 12 1/2% notes. The 12 1/2% notes mature on June 15, 2005 and have a fixed annual interest rate of 12 1/2%, to be paid every six months on June 15 and December
15. The 12 1/2% notes are secured by 536,687,783 TV Azteca CPOs and, under certain circumstances, will be secured by up to 448,514,700 Unefon Series A shares. The 12 1/2% notes will also be secured by any net cash proceeds or securities received upon a sale of Unefon Series A shares that are part of the collateral and any securities acquired with the cash proceeds of such a sale. In addition, any dividends paid by TV Azteca in respect of the 536,687,783 CPOs will become part of the collateral securing the 12 1/2% notes. We have the option to redeem the 12 1/2% notes at any time prior to the maturity date at 100% of the principal amount, plus accrued but unpaid interest on the date we redeem the 12 1/2% notes through the date of redemption and additional amounts, if any.

In January 2002, we issued US$150.0 million in principal amount of the 10 1/2% notes. The 10 1/2% notes, which matured on July 15, 2003, had a fixed annual interest rate of 10 1/2%. In connection with the exchange offers involving the existing 10 3/4% notes and the existing 12 1/4% notes, we refinanced approximately US$113.8 million in aggregate principal amount of the 10 1/2% notes. The remaining approximately US$36.2 million in aggregate principal amount of the existing 10 1/2% notes was repaid on July 15, 2003. Pursuant to a supplement to the indenture governing the 10 1/2% notes, and upon the repayment of the 10 1/2% notes, the collateral securing the 10 1/2% notes was released and pledged to secure the existing 10 3/4% notes.

In May 2003, holders of US$80.1 million in principal amount of the 10 1/2% notes agreed to exchange their 10 1/2% notes for an equivalent principal amount of existing 10 3/4% notes. The existing 10 3/4% notes mature on June 15, 2008 and have a fixed annual interest rate of 10 3/4%. Payment of interest commenced on July 15, 2003, and will be paid on each December 15 and June 15 thereafter. The existing 10 3/4% notes are secured by 55,246,106 TV Azteca CPOs and, under certain circumstances, will be secured by up to 147,215,706 Unefon Series A shares. An amortization payment of US$333.00 of each US$1,000 in principal amount of the existing 10 3/4% notes was paid on July 15, 2003; the remaining principal amount of the existing and new 10 3/4% notes will be amortized on the following schedule:

           June 15, 2004 .....................................  US$133.40
           June 15, 2005 .....................................  US$133.40
           June 15, 2006 .....................................  US$133.40
           June 15, 2007 .....................................  US$133.40
           June 15, 2008 (maturity date) .....................  US$133.40

Other than for certain tax reasons, we will not have the right to redeem the 10 3/4% notes prior to June 15, 2004. We will have the option to redeem the 10 3/4% notes, in whole or in part, at 110.75% of the principal amount if redeemed on or during the twelve months following June 15, 2004, 108.06% of the principal amount if redeemed on or during the twelve months following June 15, 2005, 105.38% of the principal amount if redeemed on or during the twelve months following June 15, 2006 and 102.69% of the principal amount if redeemed on or during the twelve months following June 15, 2007 plus, in each case, the accrued but unpaid interest on the date we redeem the 10 3/4% notes and additional amounts, if any.

On July 15, 2003, we completed exchange offers in which the holders of US$33.7 million in principal amount of the 10 1/2% notes and US$62.6 million in principal amount of the existing 10 3/4% notes agreed to exchange their notes for an equivalent principal amount of our existing 12 1/4% notes. The existing 12 1/4% notes bear interest at an annual rate of 12 1/4% and mature on June 15, 2008. Payment of interest on the existing 12 1/4% notes will commence on December 15, 2003, and will be paid on each June 15 and December 15 thereafter. US$250.00 of each US$1,000 in principal amount of the existing 12 1/4% notes will be amortized on June 15, 2005 and each June 15 thereafter. Other than for certain tax reasons, we will not have the right to redeem the existing 12 1/4% notes prior to June 15, 2006. On and after June 15, 2006, we will have the option to redeem the existing 12 1/4% notes, in whole or in part, at 100% of the outstanding principal amount, plus accrued but unpaid interest through the date of redemption and additional amounts, if any. The existing 12 1/4% notes are our senior unsecured obligations.

Our total consolidated debt at June 30, 2003 matures or is amortized as follows:

                                                                 (in millions of
Year ended December 31,                                            U.S. dollars)
--------------------------------------------------------------------------------
2003 ..........................................................        50.5
2004 ..........................................................       179.4
2005 ..........................................................       159.6
2006 ..........................................................        26.4
2007 ..........................................................       326.4
2008 and thereafter ...........................................       146.2

Pledged securities

The following chart summarizes the allocation of our pledged TV Azteca CPOs and, under certain circumstances, Unefon Series A shares.

                                               Market
                                              Value in            % of total
                             TV Azteca       millions of      outstanding shares
Pledged to secure               CPOs          US$(1)           of TV Azteca(1)
--------------------------------------------------------------------------------
The 12 1/2% notes .......... 536,687,783          218.00             17.6%
The 10 3/4% notes ..........  55,246,106           22.44              1.8%

-----------
(1) As of August 7, 2003.

                                                                 % of total
                                               Unefon        outstanding shares
Pledged to secure(1)                       Series A Shares      of Unefon(2)
--------------------------------------------------------------------------------
The 12 1/2% notes ..........................  448,514,700          15.8%
The 10 3/4% notes ..........................  147,215,706           5.2%

----------
(1) Unefon Series A shares will only be pledged in the event our right to acquire Unefon Series A shares from TV Azteca becomes exercisable and is exercised by us or certain of our affiliates. As of the date of this prospectus, the Unefon Series A shares listed above have not been pledged to secure any of our indebtedness.
(2) As of August 7, 2003.

Other assets

In addition to the TV Azteca CPOs that are pledged to secure our indebtedness, we also hold 2,301,957,280 TV Azteca Series A shares as well as a reserve of 226,492,629 TV Azteca CPOs that may be obtained by Grupo Elektra from our company pursuant to a share exchange agreement. See "Certain transactions--Agreement between Azteca Holdings and Grupo Elektra." Our subsidiary, Alternativas Cotsa, holds 144,673,530 TV Azteca Series A shares and 44,226,751 TV Azteca CPOs.

Capital expenditures

For the years ended December 31, 2001 and 2002, capital expenditures were Ps.185 million and Ps.194 million (US$18.7 million), respectively. These capital expenditures were primarily related to the expansion of, and improvements to, TV Azteca's broadcasting and television production facilities. For the years ended December 31, 2001 and 2002, TV Azteca paid approximately Ps.13 million and Ps.23 million (US$2.2 million), respectively, to acquire transmitters that it used to expand the national coverage of its networks and to improve the quality and operation of its transmission signal. For the years ended December 31, 2001 and 2002, TV Azteca made purchases of production equipment and expenditures related to the refurbishment of its production facilities amounting to Ps.51 million and Ps.98 million (US$9.4 million), respectively. TV Azteca's capital expenditures are primarily made in U.S. dollars. For the years ended December 31, 2001 and 2002, TV Azteca made purchases of computer equipment and vehicles amounting to approximately Ps.44 million and Ps.111 million (US$10.7 million), respectively. For the years ended December 31, 2001 and 2002, TV Azteca paid approximately Ps.68 million and Ps.9 million (US$0.9 million), respectively, for the maintenance, remodeling and refurbishment of its buildings and office facilities.

Unefon

In December 2000, Unefon's principal shareholders, TV Azteca and Mr. Saba, agreed in a shareholders' undertaking to provide Unefon up to US$35.0 million in the aggregate by way of either equity or subordinated debt in the event Unefon had liquidity shortfalls in 2001 or 2002. In such event, TV Azteca and Mr. Saba would be jointly and severally obligated to make additional funds available to Unefon. On December 20, 2002, Nortel notified TV Azteca and Mr. Saba of its view that Unefon's non-payment of the August 2002 interest payment under the Nortel finance agreement triggered their joint and several obligation to make additional funds available to Unefon up to an aggregate amount of US$35.0 million as provided in the shareholders' undertaking. TV Azteca and Mr. Saba disputed this assertion. In connection with the settlement with Nortel, Nortel has released TV Azteca and Mr. Saba from any obligation or liability in connection with this undertaking. See "Our company--Legal proceedings--Unefon." However, as of May 31, 2003, TV Azteca and Mr. Saba had made loans to or on behalf of Unefon with an outstanding aggregate principal amount of US$35.8 million, US$19.1 million of which was paid by TV Azteca to Unefon and certain of its creditors.

In July 2001, TV Azteca and Mr. Saba announced their intention to provide credit support to Unefon for up to US$80.0 million each. As of May 31, 2003, TV Azteca had paid US$17.7 million to Unefon and its creditors pursuant to this credit support and it had outstanding credit support obligations in the amount of US$12.1 million. TV Azteca has terminated any further credit support to Unefon.

TV Azteca's 2003 Budgeted Capital Expenditures

TV Azteca has an aggregate of approximately US$26.0 million budgeted for capital expenditures in 2003, of which US$12.0 million has been expended through June 30, 2003, primarily to be used for the maintenance and expansion of, and improvements to, its television production and broadcasting facilities and the acquisition of equipment and expansion. TV Azteca expects to use cash from its operations to fund these capital expenditures. As a result of TV Azteca's operating strategy, TV Azteca will not, for the foreseeable future, make major capital expenditures outside the scope of its core television broadcasting business, which would include loans, credit support and capital investments in Unefon and affiliates in the Azteca America Network.

TV Azteca's Distribution Policy/Debt Reduction Strategy

TV Azteca's board of directors has approved a six year debt reduction strategy pursuant to which TV Azteca will use its annual free cash flow to reduce its outstanding debt, which as of December 31, 2002, was US$592.4 million, and to make annual distributions to its shareholders. On April 30, 2003, TV Azteca received the approval of its shareholders for the payment of shareholder distributions in 2003 in an aggregate amount of US$140.0 million. In July 2003, we received approximately US$68.8 million in connection with TV Azteca's US$125.0 million shareholder distribution. We used US$42.9 million of the distribution proceeds to make (i) our principal and interest payments on the 10 1/2% notes, (ii) payments of amounts owed to holders of the 10 1/2% notes and the existing 10 3/4% notes pursuant to the terms of the exchange offer for the existing 12 1/4% notes and (iii) our initial amortization and interest payments on the existing 10 3/4% notes, in each case due on July 15, 2003. Another distribution of US$15.0 million is scheduled to be made on December 5, 2003. Our company will use the TV Azteca shareholder distributions to make principal and interest payments on the 12 1/2% notes, 12 1/4% notes and 10 3/4% notes. However, there is no assurance that TV Azteca's financial results will permit it to make such anticipated distributions or that TV Azteca will not modify or terminate this distribution policy in its entirety. In addition, there can be no assurance that the distributions will be sufficient to satisfy our payment obligations with respect to our indebtedness.

Contractual and other obligations

The following summarizes our contractual obligations at December 31, 2002, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

                              Payments Due by Year
                          (in millions of U.S. dollars)

                                                                                         2007 and
Contractual Obligations            Total      2003       2004      2005        2006     thereafter
------------------------------------------------------------------------------------------------------
Long-term debt                     679.3          -     129.5      130.0          -        419.8
Short-term debt                    192.1      192.1         -          -          -            -
Total contractual cash
   obligations                     871.4      192.1     129.5      130.0          -        419.8
                                  ======      =====     =====      =====      =====        =====

Share repurchase

We have not established a stock repurchase program.

On an annual basis, TV Azteca's shareholders approve the amount to be allocated from the reserve in its stockholders' equity account for the repurchase of its stock, in accordance with rules established by the CNBV. In April 2003, the shareholders approved to increase the reserve for the repurchase of TV Azteca's shares by Ps.230 million, which reserve is limited to a maximum amount of Ps.1,100 million. TV Azteca may purchase its CPOs on the Mexican Stock Exchange and its ADSs on The New York Stock Exchange at prevailing prices up to the amount in this reserve account. As of December 31, 2002, TV Azteca had 26.49 million CPOs in its treasury, acquired through its repurchase fund and Ps.1,013 million (US$97.5 million) in its reserve.

Quantitative and qualitative disclosures about market risk

We are exposed to market risk from changes in interest rates and foreign currency exchange rates. From time to time, TV Azteca assesses its exposure and monitors opportunities to manage these risks. In the past, TV Azteca has held risk-sensitive instruments for investment purposes, although there were no such instruments as of December 31, 2002. See note 4 to our consolidated financial statements. Neither we nor TV Azteca had any material derivative or hedging transactions during 2002.

Interest Rate Risk

Interest rate risk exists principally with respect to our consolidated indebtedness that bears interest at floating rates. At December 31, 2002, we had approximately US$871.4 million aggregate principal amount of outstanding consolidated indebtedness, of which approximately 98% bore interest at fixed interest rates and approximately 2% bore interest at variable rates of interest. The interest rate on our variable rate debt is determined by reference to London inter-bank offer rate, or LIBOR.

An unfavorable change of 100 basis points in the average interest rate applicable to floating-rate liabilities held at December 31, 2002 would have increased our interest expense for the year ended December 31, 2002 by approximately Ps.1.6 million (US$149,000), or 0.1%.

We generally do not hedge or enter into derivative transactions with respect to our interest rate-sensitive financial instruments.

Foreign Currency Exchange Risk

Our principal foreign currency exchange risk involves changes in the value of the peso relative to the U.S. dollar. Provided below is a summary of our net foreign currency exposure. U.S. dollar denominated assets represent principally accounts receivable and cash investments, and the U.S. dollar denominated liabilities represent primarily the 10 1/2% notes, the 12 1/2% notes, the TV Azteca notes, the ATC long-term credit facility, bank debt and accounts payable.

(in millions of U.S. dollars)                               At December 31, 2002
--------------------------------------------------------------------------------
U.S. dollar denominated assets                                    US$502.0
U.S. dollar denominated liabilities                                 (952.7)
                                                                  ---------
Net liability position                                              (450.7)
                                                                  =========

An unfavorable 10% devaluation in the value of the peso relative to the dollar would have resulted in an increase in our comprehensive financing cost of Ps.535 million, reflecting higher interest expense on U.S. dollar denominated indebtedness and exchange losses based on our net U.S. dollar liability position at December 31, 2002. A 10% devaluation during the year ended December 31, 2002 would have resulted in a Ps.60 million (US$5.8 million) decline in operating profit, as approximately 2.4% of our net revenue and approximately 22% of our costs and expenses were denominated in U.S. dollars.

We generally do not hedge or enter into derivative transactions with respect to our foreign currency exchange-sensitive instruments.

See note 18d to our consolidated financial statements for a discussion of the fair value of our financial instruments.

Put Option

In October 2002, TV Azteca purchased a put option from a Mexican banking institution pursuant to which such banking institution agreed to purchase up to 6,500,000 shares of Grupo Elektra (ticker: Elektra* on the Mexican Stock Exchange) from TV Azteca at a strike price of Ps.36.82 per share, subject to certain adjustments. TV Azteca paid a premium of Ps.25.1 million (US$2.5 million) on February 26, 2003 in connection with the put option. If there is a governmentally-imposed prohibition on the ability of a U.K. entity, a U.S. entity or TV Azteca to exchange pesos for U.S. dollars in connection with the put option, which prohibition is in force for a period of not less than five consecutive days during the 30-calendar-day period ending on and including the settlement date of the put option, then the put option shall be deemed to have expired without value. Settlement of the put option shall be either cash or shares of Grupo Elektra, as determined by TV Azteca pursuant to a notice to the banking institution no less than 10 days prior to the expiration date. The put option expires on the close of trading on October 25, 2003. As of August 7, 2003, the price per share of Grupo Elektra as quoted on the Mexican Stock Exchange was Ps.33.7.

New accounting pronouncements

Mexican GAAP

In December 2001, the MIPA issued Statement C-9 "Liabilities, Provisions, Assets and Contingent Liabilities and Commitments," or Statement C-9, which went into effect January 1, 2003. This statement establishes specific rules for valuation, presentation and disclosure of liabilities and provisions, as well as for valuation and disclosure of assets and contingent liabilities, and for disclosure of commitments contracted. We do not expect the adoption of Statement C-9 to have a material impact on our consolidated financial statements.

The MIPA issued Statement C-15, "Impairment of Long-Lived Assets and Their Disposal," or Statement C-15, which will be effective as of January 1, 2004, although early adoption is recommended. Statement C-15 provides specific criteria in determining when there is an impairment in the value of long-lived assets, for both tangible and intangible assets. Furthermore, Statement C-15 establishes a methodology for calculating and recording losses arising from the impairment of assets and their reversal. Also, Statement C-15 provides guidance for presentation and disclosure in the case that there is subsequent reversal of the impairment. In addition, Statement C-15 provided guidance for the accounting, presentation and disclosure for discontinued operations. We are currently evaluating the impact that the adoption of Statement C-15 will have on our consolidated financial statements.

U.S. GAAP

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," or SFAS 143. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived assets, except for certain obligations of lessees. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long- lived asset. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS 143 to have a material impact on our consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44 and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002," or SFAS
145. SFAS 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." As a result, gains and losses from extinguishment of debt will no longer be classified as extraordinary items unless they meet the criteria of unusual or infrequent as described in Accounting Principles Board Opinion 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." In addition, SFAS 145 amends SFAS No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after May 15, 2002. We do not expect the adoption of SFAS 145 to have a material impact on our consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS 146. The issuance of SFAS No. 146 nullifies the former guidance provided by the Emerging Issues Task Force, or EITF, Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring," or EITF 94-3. SFAS No. 146 requires the recognition of a liability for costs associated with exit or disposal activity when the liability is incurred, rather than on the date commitment to an exit or disposal plan. SFAS No. 146 is effective for liabilities, related to exit or disposal activities, which are incurred after December 31, 2002, while earlier application is encouraged. We do not expect the adoption of SFAS 146 to have a significant impact on the consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FAS 123," or SFAS 148. SFAS No. 148 continues to permit entities to apply the intrinsic method of APB 25, "Accounting for Stock Issued to Employees." However, SFAS 148 is intended to encourage companies to adopt the accounting provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," or SFAS 123. SFAS No. 148 provides three transition methods for companies who choose to adopt the provisions of SFAS 123, the prospective method, the modified prospective method and the retroactive restatement method. In addition, SFAS No. 148 mandates certain new disclosures. SFAS 148 is effective for fiscal years ending after December 15, 2002, with early adoption permitted. We do not expect the adoption of SFAS 148 to have a significant impact on the consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, or FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of Interpretation No. 34)." FIN 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The adoption of FIN 45 did not have a material impact on the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, or FIN 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51." The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. We are currently evaluating the impact that the adoption of FIN 46 will have on the consolidated financial statements.

U.S. GAAP reconciliation

Pursuant to Mexican GAAP, our financial statements recognize certain effects of inflation in accordance with Statement B-10 and Statement B-12; these effects have not been reversed in the reconciliation to U.S. GAAP.

The following chart illustrates how the difference between Mexican GAAP and U.S. GAAP affects the calculation of financial data for the majority stockholders.

                                                                                                             Year Ended
                                                                                                            December 31,
                                                                                               -------------------------------------
(in millions of U.S. dollars or constant pesos of December 31, 2002 purchasing power)                2000        2001        2002
------------------------------------------------------------------------------------------------------------------------------------
Mexican GAAP
Net income of majority stockholders                                                               Ps.   135   Ps.   688   Ps.   120
Majority stockholders' equity                                                                         1,267       1,860       1,946

U.S. GAAP
Net (loss) income of majority stockholders                                                       (Ps.    92)  Ps.    77   (Ps.  113)
Majority stockholders' equity                                                                         2,192       2,435       2,219

--------------

(1) The U.S. Dollar amounts represent the peso amounts as of December 31, 2002 expressed as of December 31, 2002 purchasing power, translated at an exchange rate of Ps.10.395 per U.S. Dollar, the interbank free market exchange rate on December 31, 2002, as reported by the Mexican Central Bank.

The principal differences between Mexican GAAP and U.S. GAAP that affect our net income (loss) and stockholders' equity relate to the treatment of the following items:

/\  accounting for deferred income taxes;

/\  goodwill related to the television concessions in 2000 and 2001;

/\  stock options;

/\  the NBC settlement in 2000;

/\  TV Azteca's investment in Unefon;

/\  Unefon's advertising agreement;

/\  TV Azteca's investment in Todito;

/\  the effect of the fifth amendment to Statement B-10;

/\  Todito's advertising, programming and services agreement;

/\ payment of fees and expenses by TV Azteca and our company in connection with the consent solicitation to obtain the consent of outstanding noteholders to the Unefon rights transaction; and

/\ reversal of capitalized production costs of internally produced programming.

Our company

We are a Mexican holding company that beneficially owns 55% of the outstanding stock of TV Azteca. For each of the years ended December 31, 2000, 2001 and 2002, TV Azteca provided substantially all of our net revenue.

Our financial strategy

In July 2003, we received approximately US$68.8 million in connection with TV Azteca's US$125.0 million shareholder distribution. We used US$42.9 million of the distribution proceeds to make (i) our principal and interest payments on the 10 1/2% notes, (ii) payments of amounts owed to holders of the 10 1/2% notes and the 10 3/4% notes pursuant to the terms of the exchange offer for the existing 12 1/4% notes and (iii) our initial amortization and interest payments on the existing 10 3/4% notes, in each case due on July 15, 2003. Since we do not expect to make any significant new financial investments, we anticipate using any distributions received by our company to make principal and interest payments on our outstanding indebtedness.

TV Azteca's financial strategy

On February 6, 2003, TV Azteca's board of directors announced its approval of a six-year debt reduction plan pursuant to which TV Azteca intends to use the free cash generated from its operations to reduce its outstanding indebtedness, which was US$592.4 million as of December 31, 2002. On April 30, 2003, TV Azteca received the approval of its shareholders for the payment of shareholder distributions in 2003 in an aggregate amount of US$140.0 million. A distribution of US$125.0 million was made on June 30, 2003 and another distribution of US$15.0 million is scheduled to be made on December 5, 2003.

TV Azteca does not anticipate major investment needs in or outside its core television broadcasting business over the next six years. Moreover, TV Azteca does not expect that its Azteca America Network or its investments in Unefon will require major additional capital funding from TV Azteca. As a result, TV Azteca anticipates that it will be able to allocate a substantial portion of its free cash to reduce its indebtedness and to make distributions to shareholders.

TV Azteca's operational strategy

TV Azteca's operational strategy is to increase its revenue and improve its operational performance and profitability. TV Azteca seeks to increase the cash flow generated by its television broadcasting business by:

/\   maximizing its advertising revenue;

/\   building upon existing cost reduction programs;

/\    selling its exclusive internally produced programming to television broadcasters outside of Mexico; and

/\ identifying and creating additional revenue sources that are complementary to its existing television operations and do not require significant capital expenditures.

TV Azteca

TV Azteca is one of the largest producers of Spanish-language television programming in the world and is the second largest television broadcasting company in Mexico based on audience and market share. TV Azteca's average weekday, prime-time commercial audience share has increased from 12% in December 1993 to 37% for the year ended December 31, 2002.

In addition to its Mexican television broadcast operations, TV Azteca owns:

/\ a 100% interest in Azteca International, a newly formed U.S. company that operates the Azteca America Network, a Spanish-language television broadcasting network focused on the rapidly growing U.S. Hispanic market;

/\ a 46.5% interest in Unefon, a Mexican mobile and fixed wireless telecommunications company; and

/\ a 50% interest in Todito, a Mexican company that operates a Spanish-language Internet portal, Internet connection service and e-commerce marketplace.


The Mexican television industry

The television industry in Mexico began in the early 1950s when the Mexican government granted licenses for the operation of three very high frequency, or VHF, television stations in Mexico City. Since then, the Mexican government has granted licenses for one ultra high frequency, or UHF, station and four additional VHF stations in Mexico City, including TV Azteca's Channels 7 and 13, and numerous other licenses for the operation of stations in localities throughout Mexico.

According to Mexican government estimates, as of December 31, 2000, the metropolitan area of Mexico City had a population of over 18 million persons and nearly 4 million television households, representing approximately 18% of Mexico's population of approximately 97 million and approximately 18% of the 22 million Mexican television households. As a result, the television stations broadcasting in Mexico City have historically dominated the industry and have acted as the anchor stations for networks of stations located outside Mexico City by providing these stations with all or a substantial portion of their programming.

Currently, there are seven VHF television stations in Mexico City, six of which are privately-owned and one of which is government-owned. There are a large number of television stations elsewhere in Mexico, most of which solely retransmit programming originated by one of the Mexico City stations. TV Azteca owns and operates two VHF television stations in Mexico City, Channels 7 and 13, which rebroadcast their signals throughout Mexico under licenses held by TV Azteca. An investor group led by Ricardo B. Salinas Pliego, Chairman of the Board, President and Chief Executive Officer of our company and Chairman of the Board of TV Azteca, paid the Mexican government the peso equivalent of approximately US$642.7 million at the time of privatization for Channels 7 and 13 and certain other assets. In conjunction with a Mexican government sponsored program, in 1999, TV Azteca began retransmitting programming from Azteca 13 over a digital television channel in Mexico City, Channel 53, on an experimental basis. TV Azteca has submitted an application to renew its authorization to transmit programming on Channel 53, which authorization would otherwise have expired in February 2002. TV Azteca has permission to continue to transmit programming on Channel 53 while its renewal is being reviewed.

TV Azteca's competitor, Televisa, owns and operates four VHF television stations in Mexico City, Channels 2, 4, 5 and 9. The signals from Channels 2 and 5 are rebroadcast throughout Mexico pursuant to licenses owned by Televisa or its affiliates. Based on information published by Televisa in 2001, Televisa's Channels 2 and 5 cover 98% and 90%, respectively, of Mexican television households. Although Channels 4 and 9 broadcast programming that reaches many of the largest cities in Mexico, neither channel has full national coverage. Channel 4's coverage is primarily limited to the Mexico City metropolitan area and, according to Televisa, Channel 9 covers 73% of Mexican television households. The Mexican government owns one VHF station and one UHF station in Mexico City, Channels 11 and 22, respectively, as well as numerous stations outside Mexico City.

Due to technical limitations, there is currently no capacity in Mexico City on the VHF spectrum (Channels 2 through 13) for additional television channels. In addition to Channel 22, there are a number of stations that broadcast on the UHF spectrum (Channels 14 through 69), including certain stations owned by Televisa that broadcast encoded signals for their pay television channels.

TV Azteca's Mexican television networks

TV Azteca currently owns and operates two national television networks in Mexico, Azteca 7 and Azteca 13. These networks are comprised of 315 television stations located throughout Mexico that broadcast programming at least 23.5 hours a day, seven days a week. Two hundred seventy-one of the network's stations are repeater stations that solely rebroadcast programming and advertisements received from the Mexico City anchor stations. The remaining 44 network stations broadcast local programming and advertisements in addition to the programming and advertisements supplied by the anchor stations.

Azteca 7 Network

The Azteca 7 network primarily targets middle and upper income adults between the ages of 18 and 44. In 2002, TV Azteca produced 47.2% of the Azteca 7 network's weekday prime-time programming hours and 23.3% of its total programming hours. The network's programming consists primarily of news programs, game shows, sports broadcasts and major feature films. As of December 31, 2002, the Azteca 7 network reached 95% of all Mexican television households.

Azteca 13 Network

The Azteca 13 network primarily targets middle income family viewers of all ages. In 2002, TV Azteca produced 99.8% of the Azteca 13 network's weekday prime-time programming hours and 72.4% of its total programming hours. The network's programming consists primarily of telenovelas, reality programs, news programs, talk shows, musical variety programs and sports broadcasts, principally soccer.

Telenovelas are the most popular programming genre in Mexico and are a key factor in attracting the network's target audience. In 2002, TV Azteca produced seven telenovelas, two of which were among the top five highest rated, regularly scheduled, prime-time programs on the Azteca 13 network. As of December 31, 2002, the Azteca 13 network reached 97% of all Mexican television households.


Local Stations

Forty-four of TV Azteca's television stations broadcast local programming and advertisements in addition to programming and advertisements provided by the anchor stations. As of December 31, 2002, TV Azteca had entered into contracts with local business partners with respect to 24 of its local stations under which the local partners may sell advertising time on these stations to local advertisers. In each case, the local partners are required to provide their own office facilities and to purchase the necessary equipment to block the national signal and insert a local signal. TV Azteca controls the time periods during which the national signals may be blocked and also restricts the sale of local air time to its national advertisers. TV Azteca permits insertion of local advertising only during periods when TV Azteca has scheduled local advertisements on its Mexico City anchor stations. During those periods, TV Azteca broadcasts a separate advertisement on its repeater stations. TV Azteca operates the remaining 20 local stations without local partners.

In addition to the insertion of local advertisements, some of TV Azteca's local stations broadcast programs that are produced and financed by local partners. Locally-produced programs include news programs, game shows, sports events and other entertainment programs. In 2000, 2001 and 2002, TV Azteca's local television stations produced approximately 2%, 3%, and 2%, respectively, of the local programming broadcast on those stations.

Transmission Technology and Quality Control

Although the stations of the Azteca 7 and 13 networks broadcasting in the same locality require separate licenses, transmitters and satellite receivers for the rebroadcast of their signals, they generally utilize the same broadcast facilities (buildings and transmission towers). Since 1993, TV Azteca has invested approximately Ps.781 million in transmitters in order to improve signal quality and expand the broadcast coverage of its two television networks. TV Azteca has also relocated some transmitters in order to improve broadcast signal quality and has invested in the improvement of its equipment maintenance programs. TV Azteca intends to invest in additional transmitters, receivers and other equipment in order to improve the quality of the broadcast signals of its networks in certain areas and to increase their overall coverage of Mexican television households.

In December 1999, TV Azteca began implementing digital satellite technology for the transmission of its signals. The digital technology compresses and encodes the signal, which improves the image and audio quality and prevents the unauthorized use of TV Azteca's signals. The digital system requires the capacity of only one transponder for TV Azteca's satellite transmissions, rather than two transponders as required by the analog system previously used by TV Azteca. With this technology, TV Azteca can send seven different broadcast signals to its Mexican and international affiliates. This technology also allows TV Azteca to tailor its programming and advertising to the local markets in which it broadcasts. TV Azteca began operating its digital system in February 2000.

In October 1999, TV Azteca received an ISO-9002 certification in connection with its operation of its television broadcast networks. TV Azteca was the first broadcast network in Mexico to receive this certification. In December 1999, TV Azteca implemented its Continuity and Traffic Management quality system in order to minimize breaks in the signal and to assure the quality of TV Azteca's broadcast signals. In March 2001, Bureau Veritas Quality International certified that the Continuity and Traffic Management quality control system implemented by TV Azteca qualifies under ISO-9002. In November 2001, TV Azteca's accounting department received an ISO-9001 certification. Most recently, in January 2003, TV Azteca's finance and administration department received an ISO-9001 certification.

Programming

TV Azteca is one of the largest producers of Spanish-language programming in the world. TV Azteca believes that its ability to provide a diverse mix of quality programming has been, and will continue to be, one of the primary factors in maintaining and increasing its overall ratings and share of the Mexican television audience. TV Azteca focuses on producing and acquiring programming that appeals to the different target audiences of its Azteca 7 and 13 networks. TV Azteca also believes that developing separate identities for its networks has helped TV Azteca capture an increasing share of the Mexican television audience and has provided its advertisers with the opportunity to tailor their advertisements to specific demographic groups.

In order to maintain the high quality of its programming, TV Azteca convenes focus groups and conducts surveys to evaluate the prospective popularity of new programming ideas. TV Azteca also uses portions of its unsold advertising time to market aggressively both its internally produced programming and purchased programming in order to create and sustain viewer interest.

Programming Produced by TV Azteca

TV Azteca produces a variety of programs, including telenovelas, reality programs, news programs, sports broadcasts, musical programs, game shows and talk and variety shows. In 2001 and 2002, TV Azteca produced approximately 71% and 72%, respectively, of the weekday, prime-time programming hours aired on its networks (excluding programming produced by its local stations), including each of its networks' 10 most highly rated, regularly scheduled weekday programs shown during prime-time in both 2001 and 2002.

TV Azteca's internally produced programming is more expensive on average to produce than its purchased programming. TV Azteca seeks to offset its production costs by selling its internally produced programming outside Mexico. In 2000, 2001 and 2002, TV Azteca sold approximately 17,228, 17,766 and 20,407 hours (including sales to Echostar), respectively, of internally produced programming, generating sales of Ps.132 million (nominal), Ps.110 million (nominal) and Ps.133 million (nominal) (US$12.8 million) (nominal), respectively.

Since 1996, TV Azteca has produced telenovelas, historically the most popular programming genre in Mexico and throughout Latin America. Telenovelas are similar to U.S. soap operas in content, but, unlike U.S. soap operas, they are generally aired for only six to twelve months. Since 1996, TV Azteca has invested approximately Ps.178 million (US$17.1 million) in production equipment devoted primarily to the production of telenovelas. TV Azteca produced nine telenovelas in 2000, which represented 1,010 hours of programming, seven telenovelas in 2001, which represented 1,000 hours of programming and seven telenovelas in 2002, which represented 969 hours of programming. Two of the telenovelas TV Azteca produced in 2002 were among TV Azteca's 10 highest rated, regularly scheduled, prime-time programs.

In 2002, TV Azteca launched its first reality program, La Academia, a "musical reality" television show. This television show featured Mexican contestants who are trained by a professional team of "star-makers" and, based on their performance, eliminated one-by-one by the audience. During the show's run, live concerts were aired every Sunday. The final concert, which aired on December 1, 2002, marking the conclusion of La Academia's "first generation" obtained a 68% share of the commercial audience for its time slot. Immediately following the end of the first season of La Academia, TV Azteca commenced airing the "second generation" of La Academia with new contestants.

TV Azteca's news programming includes nightly prime-time news programs geared towards the target audiences of its television networks. The Hechos del Siete news program, broadcast on the Azteca 7 network, features a fast paced synopsis of the domestic and international news in a format that is attractive to its young adult viewers. The Azteca 7 network also broadcasts an interview program that questions leading politicians, businesspersons and journalists on issues affecting Mexico. The Hechos news program, broadcast on the Azteca 13 network, presents a more in-depth analysis of daily domestic and international news.

TV Azteca's internally produced sports programming consists principally of broadcasts of games of the 20-team First Division of Mexican professional soccer, as well as sports commentary and highlight shows. Soccer is the most popular sport in Mexico, and the broadcasts of First Division games generate ratings at a level comparable to TV Azteca's most highly rated programming. For the summer and winter 2000 seasons and the summer 2001 season, TV Azteca had the broadcast rights to the home games of eight First Division teams, including Club Atletico Morelia, which is owned by TV Azteca. For the winter 2001 and summer 2002 season, TV Azteca had the broadcast rights to the home games of seven First Division teams, including one team owned by TV Azteca. For the winter 2002 season, TV Azteca has the broadcast rights to the home games of eight First Division teams, including Club Atletico Morelia.


Purchased Programming

TV Azteca also obtains programming from approximately 178 different distributors. TV Azteca obtains a substantial portion of its purchased programming from a small number of suppliers, including MGM, Paramount, Sony, Twentieth Century Fox International, Universal Studios and Warner Bros. TV Azteca's purchased programming includes primarily cartoons and movies. Non-Spanish-language programs purchased for TV Azteca's networks are dubbed into Spanish prior to delivery to TV Azteca. TV Azteca pays the distributor an additional fee for this service. Purchased programming constituted approximately 29% and 28% of the weekday, combined prime-time programming hours broadcast on TV Azteca's two networks in 2001 and 2002, respectively.

Purchased programming is licensed from distributors under separately negotiated agreements, the terms of which vary. In October 2001, TV Azteca entered into an exclusive three year license agreement with Buena Vista International, Inc., an affiliate of The Walt Disney Company. The agreement covers the licensing and broadcast on the Azteca 7 and 13 networks of certain first-run movies, mini-series and special events, such as the Academy Awards.

TV Azteca also enters into agreements to broadcast sports programming, including the Olympic Games, the World Cup Soccer Championship, NBA games, NFL games, Championship Auto Racing Teams events and golf tournaments. TV Azteca usually uses its own commentators for broadcasts of international sports events.

Both TV Azteca and Televisa obtained broadcast rights to the 1998 World Cup Soccer Championship and the 2000 Summer Olympics through the Organization of Spanish American Television (Organizacion de Television Iberoamericana), or OTI, a Latin American cooperative organization that bids for broadcast rights to international sports and cultural events. OTI has obtained the broadcast rights to the 2004 and 2008 Summer Olympic Games. Both TV Azteca and Televisa have Mexican broadcast rights to the 2004 and 2008 Summer Olympics. DirecTV Latin America has obtained the Mexican broadcast rights to the 2006 World Cup. In February 2002, TV Azteca entered into an agreement with an affiliate of DirecTV Latin America which gave TV Azteca the right to broadcast 18 of the 2002 World Cup games, including all of Mexico's first round games, the semifinals, third place play off and the final.

TV Azteca has had the exclusive right to broadcast NBA games in Mexico since 1993. In August 1995, TV Azteca entered into an agreement with NBA Entertainment, Inc. This agreement, which has since been extended, gave TV Azteca the exclusive right to

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broadcast NBA games in Mexico through the end of the 2002-2003 season. TV Azteca also has a right of first refusal to renew its exclusive exhibition rights for the 2003-2004 season. TV Azteca also has the right to broadcast NFL games through the 2003-2004 season and is in the process of renegotiating an exclusive right to broadcast Championship Auto Racing Teams races.

Audience and ratings share

TV Azteca focuses its efforts on increasing its audience share of weekday, prime-time viewers. Although weekday, prime-time represents only approximately 20% of the broadcasting hours on TV Azteca's networks, the total number of television viewers is highest during that period. As a result, advertising time during weekday, prime-time is preferred by most advertisers and TV Azteca charges higher rates for advertising during those hours. As a result of its efforts TV Azteca has increased its audience share of weekday, prime-time viewers. Advertising revenue earned during weekday, prime-time contributed approximately 43%, 47% and 55% of TV Azteca's net advertising revenue in 2000, 2001 and 2002, respectively.

For the years ended December 31, 2000, 2001 and 2002, TV Azteca's weekday, prime-time Mexican audience share was 25.1%, 28.3% and 26.3%, respectively.

Commercial audience

In 1998, TV Azteca began tracking its share of the Mexican commercial audience as derived from ratings information published by IBOPE AGB Mexico. TV Azteca focuses on the Mexican commercial audience because it believes that the Mexican commercial audience is comprised of television viewers with the greatest purchasing power. The Mexican commercial audience is comprised of viewers classified by IBOPE AGB Mexico as ABC+, C and D+ (based on total household income) watching one of Mexico's four national television networks (the Azteca 7 and 13 networks and Televisa's channels 2 and 5). In 2002, as shown in the table below, the Mexican commercial audience represented 63% of the Mexican population but controlled 92% of the household income.

                           [COMMERCIAL AUDIENCE CHART]

Although 94% of Mexican households have television sets, 37% of Mexican households (the D/E segment) have household incomes of less than US$400 per month and therefore have limited ability to purchase many of the goods and services advertised on television. TV Azteca estimates that approximately 50% of the goods and services advertised on television are beyond the economic reach of D/E households.

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The following chart depicts the weekday, prime-time commercial audience share for TV Azteca on a monthly basis from January 2000 through December 2002.

                    [WEEKDAY AUDIENCE SHARE AND RATING CHART]

In 2000, 2001 and 2002, superior demographics and national coverage on both of its two networks allowed TV Azteca to deliver 36%, 38% and 37%, respectively, of the Mexican commercial audience in weekday, prime-time, as compared to 25%, 28% and 26%, respectively, of the weekday, prime-time Mexican audience share.

Television advertising

General

For the year ended December 31, 2002, approximately 97% of TV Azteca's net revenue was derived from the sale of national and local advertising. TV Azteca offers two basic advertising payment plans: the "Azteca Plan" and the "Mexican Plan". Sales under TV Azteca's Azteca and Mexican Plans are made throughout the year under contracts between TV Azteca and its customers for advertising over a specific period of time. TV Azteca also offers its customers the option of purchasing a set amount of advertising time for a given price. In setting advertising rates, TV Azteca considers, among other factors, the rates offered by its competition and the likely effect of rate increases on advertising volume.

TV Azteca sold an aggregate of 95%, 84% and 83% of the total available advertising time on its networks during weekday, prime-time in 2000, 2001 and 2002, respectively. TV Azteca uses a variety of means to utilize unsold advertising time. TV Azteca has entered into advertising contracts with some of its affiliates under which TV Azteca agreed to make a certain amount of otherwise unsold advertising time available to these affiliates each year. In addition, TV Azteca sells a portion of otherwise unsold advertising time to shared risk advertisers and to companies that produce infomercials to improve its operating results and cash flow. TV Azteca also uses the unsold advertising time to broadcast promotional spots for its programming and to broadcast government and public service announcements.

Advertising Advances and Spot Sales

TV Azteca has two categories of advertising sales: "advertising advances," which are commitments to purchase advertisements at least four weeks in advance of the advertisement's broadcast date, and "spot sales," which are all other contracts for advertising time (other than contracts entered into with respect to shared risk advertisements and infomercials).

A significant component of TV Azteca's advertising advances consists of pre-sales of advertising time made in the fourth quarter of a calendar year for advertising that will be aired during the following calendar year. In the fourth quarter of 2000, TV Azteca generated Ps.4,458 million in pre-sales of its advertising time, which represented 73% of its net advertising revenue in 2001. In the fourth quarter of 2001, TV Azteca generated Ps.4,640 million in pre-sales of its advertising time, which represented 69% of its net advertising revenue in 2002. In the fourth quarter of 2002, TV Azteca generated Ps.4,446 million (US$427.7 million) in pre-sales of advertising time, substantially all of which is to be aired in 2003.

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Payment Plans

Under the Azteca Plan, advertisers generally are required to pay in full within four months of the date they sign an advertising contract. Alternatively, the Mexican Plan offers flexibility by allowing advertisers to pay for advertising by making a cash deposit ranging from 10% to 20% of the advertising commitment, with the balance payable in installments over the term of the advertising contract, typically a one-year term. Advertising rates offered to advertisers are lower under the Azteca Plan than under the Mexican Plan. Until December 2000, the advertising rates under both plans were fixed for the term of the contract. Effective January 2001, TV Azteca increased its advertising rates under its new pricing plan every quarter in the increments set forth in its contracts with advertisers. No adjustments are made for inflation during the term of a contract.

Once deposited, TV Azteca has full use of funds advanced under the Mexican Plan and the Azteca Plan. At or about the date of the contract, TV Azteca generally requires advertisers paying under the Mexican Plan to deliver non-interest bearing, short-term notes in respect of each installment payment. An advertiser that participates in either the Azteca Plan or the Mexican Plan is able to choose during which television programs and at what times, based on availability, its advertisements will appear. Any unused commitments are carried forward until fully utilized by the advertiser, although, with the exception of infomercial contracts, no amounts are carried beyond the expiration of the period covered by the contract.

The following table sets forth the percentage of TV Azteca's advertising sales and pre-sales under the Azteca Plan and the Mexican Plan for the years ended December 31, 2000, 2001 and 2002.

                                                     Percentage of
                                                Total Advertising Sales
                                                       Year Ended
                                                      December 31,
                                          -------------------------------------
                                              2000        2001        2002
-------------------------------------------------------------------------------
Azteca Plan ..............................     44%         55%         55%
Mexican Plan .............................     56%         45%         45%

                                                     Percentage of
                                                    Total Pre-Sales
                                                       Year Ended
                                                      December 31,
                                          -------------------------------------
                                              2000        2001        2002
-------------------------------------------------------------------------------
Azteca Plan ..............................     47%         64%         64%
Mexican Plan .............................     53%         36%         36%

Pricing Plans

To offer additional flexibility to advertisers, TV Azteca offers "cost-per-rating-point" pricing to the Mexican television advertising market. Cost-per-rating-point pricing, one of the most widespread methods of pricing advertising outside Mexico, allows an advertiser to purchase advertising time based on the ratings of the television programs during which its advertisements are aired. TV Azteca's principal competitor, Televisa, does not offer its advertisers the opportunity to purchase advertising time on a cost-per-rating point basis, which TV Azteca believes gives it a distinct advantage in attracting and retaining advertisers to its networks.

Local Sales

TV Azteca has entered into agreements with local businesses pursuant to which local advertising spots are inserted in the local broadcasts of 24 of its 44 local stations in place of the national advertising spots broadcast by the Mexico City anchor stations. These agreements entitle TV Azteca to receive a majority of the revenue from any local advertising on these local stations. TV Azteca permits insertion of local advertising only during periods when TV Azteca has scheduled local advertisements on its Mexico City anchor stations. During those periods, TV Azteca broadcasts a separate advertisement on its repeater stations. TV Azteca operates the remaining 20 local stations without local partners. Advertising revenue generated by all of TV Azteca's local stations represented 14%, 8% and 18% of its total advertising sales for the years ended December 31, 2000, 2001 and 2002, respectively.

Infomercials, Shared Risk Advertisements and Integrated Advertising

TV Azteca sells a portion of otherwise unsold advertising time to shared risk advertisers and to producers of infomercials. With respect to infomercials, TV Azteca charges a fee for the time slot in which the advertisement runs. TV Azteca does not, however, receive any proceeds from the sale of the products shown during the infomercial. Alternatively, with shared risk advertisements TV Azteca does not receive any advertising fees during the time slot that the advertisement runs. Instead, TV Azteca receives a percentage of the gross sales of the offered product or products for a negotiated period of time. For example, TV Azteca airs advertisements for music recordings at little or no up front charge, under agreements that entitle TV Azteca to receive a share of the sales of the recordings for a number of months following the airing of the advertisements.

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TV Azteca receives revenue from "integrated advertising" in the form of product placements during the broadcast of TV Azteca's internally produced programming. Revenues derived from shared risk advertisements, infomercials and integrated advertising amounted to Ps.900 million, Ps.1,037 million and Ps.1,230 million (US$118.3 million) in the years ended December 31, 2000, 2001 and 2002. These advertising arrangements accounted for 15%, 17% and 18% of TV Azteca's net revenue in the years ended December 31, 2000, 2001 and 2002, respectively.

Barter Sales

From time to time, TV Azteca enters into barter transactions with third parties pursuant to which it exchanges advertising time for goods and services, a substantial portion of which it uses in its operations. These types of advertising sales accounted for 3%, 1% and 2% of TV Azteca's total advertising sales for the years ended December 31, 2000, 2001 and 2002, respectively. TV Azteca has also entered into barter arrangements, particularly with some of its affiliates, in order to realize value from otherwise unsold advertising time.

Program sales

TV Azteca generates revenue through the sale of the rights to broadcast its internally produced programming abroad. In 2000, 2001 and 2002, TV Azteca exported 9,084, 11,299 and 13,940 hours of programming (excluding U.S. export sales), generating sales of US$4.8 million (nominal), US$5.9 million (nominal) and US$10.1 million (nominal), respectively. The sale of the rights to broadcast its internally produced programming allows TV Azteca to leverage its programming library, which has already been paid for in Mexico. TV Azteca exports programming to television broadcasters for viewing in approximately 60 countries. TV Azteca has provided Azteca International with the right to broadcast certain of its programming in the U.S.

In 2000, TV Azteca exported 7,461 hours of programming to the U.S., generating net sales of US$1.2 million (nominal), including sales to Echostar. In 2001, TV Azteca exported 6,467 hours of programming to the U.S., generating net sales of US$2.7 million (nominal), including sales to Echostar. Sales per hour decreased because the majority of the hours exported by TV Azteca in 2001 were exported for satellite broadcast to paying subscribers as opposed to the hours exported in 2000, which were exported to over-the-air broadcasters. This change led to a smaller audience share and less coverage in 2001. In 2002, TV Azteca exported 6,467 hours of programming to the U.S., generating net sales of US$2.7 million (nominal), including sales to Echostar, but excluding Azteca America Programming.

Echostar Agreement

In March 2000, TV Azteca entered into a programming agreement with Echostar, a U.S. DTH satellite broadcaster. Under this agreement, TV Azteca delivers to Echostar a satellite signal containing the programming broadcast daily by TV Azteca in Mexico on the Azteca 13 network, which we refer to as the Azteca 13 Programming. Pursuant to this agreement, Echostar has the exclusive right in the U.S. to distribute Azteca 13 Programming via DTH satellite technology. TV Azteca retains the right to distribute Azteca 13 Programming via any over-the-air broadcast television station, but only after 30 days have elapsed from the time the Azteca 13 Programming first aired on Echostar. This 30 day delay does not apply to the Azteca 13 network's news, news-related and sports programs, which may be broadcast on a simultaneous basis. TV Azteca also retains its rights to certain programs, the licensing of which will be negotiated in good faith with Echostar.

The Echostar agreement has an initial term of three years ending March 16, 2003, and may be extended at Echostar's election in one year increments for up to an additional two years. On December 12, 2002, Echostar notified TV Azteca of its intention to extend the term for one additional year. Echostar paid TV Azteca US$2.5 million for the one-year extension, and would be obligated to pay an additional amount if it extends the agreement for an additional year.

Under the Echostar agreement, Echostar has the right to offer and sell subscriptions for satellite programming provided by TV Azteca in the U.S., whether by itself or packaged with Echostar's current or future programming. Echostar also has the right to sell commercial advertisements to be inserted in the satellite programming and other services offered to its subscribers. TV Azteca is entitled to receive a percentage of the net advertising revenue generated by Echostar as a result of these arrangements. In addition, in 2000, 2001 and 2002, Echostar paid TV Azteca the sum of US$1.5 million, US$2.0 million and US$2.5 million, respectively, under this agreement. In the event the number of subscribers for TV Azteca's programming exceeds certain levels, TV Azteca will be entitled to receive additional payments from Echostar.

The Echostar agreement also contains certain provisions with respect to the distribution of Azteca 13 Programming to cable operators in the U.S. TV Azteca and Echostar have differing interpretations of certain of these provisions, including whether Echostar has exclusive rights to distribute the Azteca 13 Programming in certain circumstances. Echostar has notified TV Azteca of its view that these exclusivity provisions prohibit TV Azteca from distributing Azteca 13 Programming, or any portion thereof, to U.S. cable operators, either directly (with the exception of cable operators near the U.S.-Mexico border) or indirectly through over-the-air broadcast stations whose signals are retransmitted by cable operators pursuant to the exercise by such stations of statutory "must-

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carry" or "re-transmission consent" rights. TV Azteca believes the exclusivity provisions prohibit TV Azteca during the term of the Echostar agreement only from granting distribution rights directly to U.S. cable operators (other than near the border), but do not restrict the retransmission of Azteca 13 Programming by over-the-air broadcast stations to cable and DTH satellite operators, and that they prohibit only the distribution of Azteca 13 Programming (other than news, news-related and sports programming, which may be transmitted without any waiting period) on the Azteca America Network earlier than 30 days after it is transmitted to Echostar. Certain of Azteca International's over-the-air station affiliates have exercised statutory "must-carry" or "re-transmission consent" rights and, accordingly, are causing Azteca America Programming (which contains portions of Azteca 13 Programming) to be re-transmitted on local cable systems. In addition, certain of Azteca International's over-the-air affiliates have exercised their "must-carry" rights to require Azteca America Programming to be re-transmitted by DirecTV, a competing satellite broadcaster.

On June 25, 2002, Echostar filed a lawsuit against TV Azteca alleging that TV Azteca is in breach of the exclusivity provisions of the Echostar agreement, which lawsuit is currently pending. See "--Legal proceedings--TV
Azteca--Echostar."

Alta Empresa

In December 2001, TV Azteca and Alta Empresa Holdings, B.V., or Alta Empresa, its wholly-owned Dutch subsidiary, entered into an agreement for purposes of marketing and selling its programming in the U.S. Pursuant to this agreement, TV Azteca agreed to contribute its programming and Alta Empresa agreed to manage all of the activities involved in the marketing and selling of its programming throughout the U.S. Initially, Alta Empresa may only market and sell its programming in the U.S., which it is currently doing through an agreement with Azteca International. The agreement between TV Azteca and Alta Empresa has an initial term of 15 years, which may be terminated at any time by TV Azteca and Alta Empresa. Based upon their relative contributions, TV Azteca is entitled to 99% of the net profits derived from the marketing and sale of its programming throughout the United States and Alta Empresa is entitled to the remaining one percent.

Cost management

TV Azteca takes a disciplined approach in managing its operating costs and, as a result, it has achieved operating profit margins of 29%, 34% and 42% for the years ended December 31, 2000, 2001 and 2002, respectively. TV Azteca has implemented, and will continue to maintain, stringent cost-control initiatives in connection with its internally produced programming and the acquisition of purchased programming. With respect to its internally produced programming, these initiatives include establishing clearly defined profitability targets for each step of the production process, maintaining strict controls over hiring decisions and controlling talent costs by hiring cast members from TV Azteca's acting school. Alternatively, with respect to its purchased programming, TV Azteca focuses on acquiring programs that it believes will result in significant viewership by its targeted audiences and will generate significant advertising revenue in relation to the fees paid for the programming.

Other operations

TV Azteca has an investment in the telecommunications industry, through Unefon, and an investment in the Internet marketplace, through Todito. TV Azteca also owns a recording company, Azteca Records, S.A. de C.V., or Azteca Records, and Club Atletico Morelia, a professional soccer team in Mexico.

Azteca International

Market Overview

According to July 2001 census figures, the U.S. Hispanic population is estimated to be approximately 37 million people, or approximately 13% of the U.S. population, making it the largest ethnic minority group in the U.S. The U.S. Hispanic population is one of the fastest growing segments of the U.S. population, growing at approximately five times the rate of the non-Hispanic population. Moreover, according to industry sources, from 1997 to 2001, advertising expenditures targeting the U.S. Hispanic community grew at an average compounded growth rate of 9.5% per year compared to the 4.1% average compounded growth rate for the general advertising market. Nevertheless, advertising expenditures targeting the U.S. Hispanic community remains a small fraction of aggregate advertising spending in the U.S. For example, in 2001, Hispanic purchasing power amounted to 8% of total U.S. purchasing power, but advertising expenditures targeting the U.S. Hispanic population represented only 2% of total U.S. advertising expenditures.

Station Affiliations

In July 2001, TV Azteca launched the Azteca America Network, a new Spanish-language television broadcast network in the U.S. Through Azteca International, its wholly-owned subsidiary, TV Azteca establishes affiliate relationships with television broadcast stations in U.S. markets that have a significant Hispanic population. In addition, Azteca International may enter into distribution agreements with cable operators. Through the Azteca America Network, TV Azteca distributes in the U.S. certain of its programming including telenovelas, reality programming, sports, news and other general entertainment programming in the Spanish language, which we refer to as the Azteca America Programming.

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Azteca International has station affiliation agreements with over-the-air television broadcast stations in markets that cover approximately 63% of the U.S. Hispanic population, including stations in the Los Angeles, New York, Miami, Houston, San Antonio and San Francisco television markets. Cable carriage is present in nine markets, equivalent to 28% of U.S. Hispanic households. Pursuant to these station affiliation agreements, the stations have been granted exclusive licenses for over-the-air broadcasting of Azteca America Programming in their respective markets. These agreements have terms ranging up to seven years and may be automatically renewed for a specified duration. In return for this programming, Azteca International receives either a percentage of the net advertising revenue generated by its station affiliates or all of the net advertising revenue with respect to a percentage of the available advertising time on its station affiliates.

Pappas Station Affiliations

   Background

In 2001, Azteca International entered into station affiliation agreements with affiliates of Pappas in the Los Angeles, San Francisco, Houston and Reno television markets. When Azteca International entered into station affiliation agreements with Pappas Southern California, operator of its Los Angeles affiliate, TV Azteca became a party to credit agreements and Azteca International became a party to an equity option agreement that gave it the right to acquire an equity interest in Pappas Southern California. Additionally, in connection with entering into the station affiliation agreements with affiliates of Pappas in the San Francisco and Houston television markets, Azteca International acquired a 25% equity interest in each of the television stations for an aggregate purchase price of US$70.6 million.

In July 2002, a dispute arose between Azteca International and Pappas regarding the exercise of the purchase option for the Los Angeles station. In addition, Pappas alleged that Azteca International was in breach of certain of its obligations under the station affiliation agreements governing the Los Angeles, San Francisco, Houston and Reno television stations. On February 13, 2003, TV Azteca announced that a definitive settlement agreement that resolved all of the outstanding litigation and disputes between TV Azteca and Pappas had been executed. See "--Legal proceedings--TV Azteca--Pappas Settlement" for a discussion of the Pappas and Azteca International litigation and the settlement of the pending claims.

In connection with the settlement agreement, TV Azteca and Pappas entered into a number of agreements that will govern their future relationship. These agreements include a new promissory note issued by Pappas in favor of Azteca International, the LMA governing, under certain circumstances, Azteca International's operation of its Los Angeles affiliate and a purchase option agreement that grants Azteca International the right, subject to applicable statutory limitations and receipt of all necessary regulatory approvals, to acquire all of the assets of the Los Angeles station. In addition to these agreements, Pappas and Azteca International modified their existing station affiliation agreements and entered into additional station affiliation agreements. However, each of these new station affiliation agreements will terminate if the respective station does not begin broadcasting Azteca's programming on or before August 11, 2003.


   The New Pappas Promissory Note

Pursuant to the settlement agreement and related agreements, Pappas re-acquired the 25% equity interests owned by Azteca International in its Houston and San Francisco station affiliates. In addition, the outstanding secured indebtedness in the amount of US$56.2 million owed to TV Azteca by Pappas Southern California was cancelled, together with Azteca International's option to acquire an equity interest in Pappas Southern California.

As consideration for the re-acquisition of the equity interests in its affiliates and the cancellation of its indebtedness, Pappas issued Azteca International a promissory note that is secured by the assets of the Los Angeles station in the initial principal amount of $128.0 million. However, since Pappas did not repay the New Pappas Promissory Note prior to April 30, 2003, the principal amount was increased to US$129.0 million. The New Pappas Promissory Note bears interest at an annual rate of 11.6279% from and after the initial maturity date, except that the interest rate may be reduced or eliminated if the LMA is terminated under certain circumstances. The initial maturity date of the New Pappas Promissory Note was June 30, 2003.

If Azteca International does not timely exercise the Los Angeles purchase option, Azteca International will have the right to require repayment of the New Pappas Promissory Note on the date that is two years following the third anniversary of the effectiveness of the Los Angeles purchase option. Alternatively, if Azteca International does not acquire the Los Angeles station on or before the termination date of the purchase option pursuant to the terms of the option agreement after its exercise, Azteca International may, under certain circumstances, require that the New Pappas Promissory Note be repaid two and a half years after the purchase option termination date.

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   Local Marketing Agreement

Azteca International and Pappas also agreed that, if the New Pappas Promissory Note was not repaid on or prior to its initial maturity date, then starting on July 1, 2003, the operation of the Los Angeles station would be subject to the terms and conditions specified in the LMA. Since the New Pappas Promissory Note was not repaid on or before June 30, 2003, the LMA has become effective.

The LMA has an initial term of three years, but will continue thereafter until the new maturity date of the New Pappas Promissory Note or until 6 months after Pappas repays the New Pappas Promissory Note in full. Under the LMA, Azteca International will provide programming and services to the Los Angeles station and will be entitled to retain all advertising and other revenues generated from the operation of the Los Angeles station. During the initial three-year term of the LMA, Azteca International will pay Pappas Southern California an annual fee of US$15.0 million which is payable in quarterly installments. The payment of this fee has been guaranteed by TV Azteca.

Azteca International's payments under the LMA are offset on a dollar-for-dollar basis by the amount of interest payable under the New Pappas Promissory Note. Accordingly, if during the initial three-year term of the LMA, Pappas Southern California does not make principal payments under the New Pappas Promissory Note, then Azteca International will not be required to make any cash payments under the LMA. Following the expiration of the initial three-year term of the LMA, the annual fee for the LMA will be increased to US$24.6 million, a portion of which would continue to be subject to offset against Pappas' interest payment obligation, until the New Pappas Promissory Note is paid in full.

In order to resolve any future disputes between Azteca International and Pappas Southern California arising out of the operation of the Los Angeles station pursuant to the LMA, the parties have appointed an FCC expert who, upon request, will arbitrate all disputes between the parties, including disputes involving FCC matters. The decisions of the FCC expert will be binding on the parties; however, if the disputed matter relates to FCC rules or regulations, the parties are permitted to seek a ruling from the FCC on such matter and the FCC decision will be final and binding upon the parties.

The LMA will terminate (i) upon the closing of the purchase option for the assets of the Los Angeles station or (ii) upon the filing of a petition for bankruptcy of a party to the LMA. The LMA can also be terminated following the determination of the FCC expert that a party is in breach of the LMA.

Pursuant to the LMA, Azteca International has agreed, subject to receipt of regulatory approval, to pay up to US$3.0 million for the installation, construction and acquisition of broadcasting facilities necessary to operate a digital television channel in the Los Angeles market. However, if the FCC expert determines that any cost overruns are reasonable, Azteca International's financial obligations with respect to this project could exceed US$3.0 million. If by the third anniversary of the date on which the Los Angeles station purchase option became exercisable, (i) Azteca International has not closed the purchase option and (ii) Pappas Southern California has not repaid in full the principal and interest due on the New Pappas Promissory Note, Pappas Southern California is required to reimburse Azteca International for the costs incurred in connection with the construction of the digital television channel. The aggregate amount of the reimbursement obligation shall be added to the then outstanding principal amount of the New Pappas Promissory Note and will be secured by the assets of the Los Angeles station.

   The Los Angeles Station Purchase Option

Azteca International has the option, subject to receipt of all necessary approvals and applicable statutory limitations, to purchase all of the assets of the Los Angeles station, including its FCC license. This purchase option must be exercised, subject to limited exceptions, at least six months prior to the third anniversary of the effective date of the option agreement (i.e., January 1, 2006). The total purchase price for the assets is US$250.0 million, plus the assumption of certain specified liabilities. The purchase price payable for the assets may be offset against all amounts then outstanding under the New Pappas Promissory Note. In the event the LMA is terminated in connection with a governmental challenge to its effectiveness or Azteca International's breach of the LMA, as determined by the FCC expert, the period of time in which Azteca International may exercise the purchase option will be shortened.

The consummation of the purchase option transaction is subject to certain governmental filing requirements. Azteca International is permitted to assign its rights with respect to the purchase option to a qualified third party in order to obtain any necessary consents. Under applicable statutory provisions, Azteca International has the right to acquire and hold up to a 25% indirect equity interest in an entity that holds a U.S. television broadcasting license.

   Amended Station Affiliation Agreements

Azteca International's station affiliation agreements with affiliates of Pappas in the Los Angeles, San Francisco, Houston and Reno markets will continue to be in effect through 2003 with certain modifications. As modified, the allocation of revenue under the station affiliation agreements is a 50-50 "time-split" arrangement, whereby available advertising time during network programming is equally divided between the station and Azteca International. Azteca International will have the option to extend these modified station affiliation agreements until June of 2004, after which these station affiliation agreements will be automatically renewable for

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additional six-month periods, subject to the termination provisions contained in the station affiliation agreements. As in the case of the LMA, the FCC expert is also authorized to settle disputes under the modified station affiliation agreements.

Azteca International has agreed to indemnify the Pappas station affiliates for any damages awarded to Echostar from any Pappas station affiliates, the costs of defending such actions (including attorney's fees), reasonable out-of-pocket expenses incurred in connection with obtaining alternative programming, and, under certain circumstances, lost profits.

In general, the modified station affiliation agreements can be terminated by either party, subject to compliance with relevant notice provisions, (i) if a petition for bankruptcy of a party to the station affiliation agreement is filed or (ii) following the determination by the FCC expert that a party is in breach of the station affiliation agreement. In the event the term of a modified station affiliation is extended to June 30, 2004, either party may terminate the agreement on 90 days notice prior to June 30, 2004 or the expiration of any subsequent renewal term.

However, since the LMA has become effective, the Los Angeles station affiliation agreement has been tolled for the duration of the LMA. In the event the purchase option is exercised and the Los Angeles station is acquired by Azteca International, the Los Angeles station affiliation agreement and the LMA will terminate upon the consummation of the acquisition of the Los Angeles station. However, if the LMA is terminated for any other reason, the effectiveness of the Los Angeles station affiliation agreement will be reinstated for a six month period following such termination of the LMA. See "--Other operations--Azteca International--Pappas Station Affiliations--Local Marketing Agreement" for a detailed description of the terms of the LMA.

   New Stations

Affiliates of Pappas and Azteca International have also entered into station affiliation agreements for several smaller television markets, however, each of these new station affiliation agreements will terminate if the respective station does not begin broadcasting Azteca's programming on or before August 11, 2003.

Unefon

Background

Unefon is a Mexican mobile telecommunications company that provides low-cost prepaid telecommunications services primarily to upper-lower and middle income subscribers residing in urban areas of Mexico. At December 31, 2002, Unefon had approximately 1.4 million subscribers on its PCS wireless network and had extended its wireless mobile network coverage to 15 cities in Mexico, including all of Mexico City, reaching approximately 39 million people, or approximately 39% of the current Mexican population. In 2001, Unefon generated Ps.1,548 million in revenue and had a net loss of Ps.1,115 million and in 2002, Unefon generated Ps.3,039 million (US$291.1 million) in revenue and had a net loss of Ps.872 million (US$83.5 million).

TV Azteca currently owns 46.5% of Unefon's capital stock. In 1999, TV Azteca acquired its equity interest in Unefon for a purchase price of US$189.8 million in a private transaction with Corporacion RBS, a Mexican company wholly-owned by Ricardo B. Salinas Pliego, currently the Chairman of the Board, President and Chief Executive Officer of our company and the Chairman of the Board of TV Azteca. The remaining capital stock of Unefon is owned by Mr. Moises Saba Masri, 46.5%, and the public market, 7.0%.

Wireless Concessions

In 1998, Unefon won a Mexican government auction of nationwide concessions to use 80 MHz of radio frequencies. These concessions give Unefon the right to use 30 MHz of bandwidth within the 1.9 GHz PCS frequency band and 50 MHz of bandwidth in the 3.4 GHz frequency range. The total purchase price, including accrued interest, that Unefon paid to the Mexican government for its initial wireless concessions was approximately Ps.3.2 billion (nominal) (US$342.1 million) (nominal). In 1999, Unefon won certain Mexican government auctions of nationwide concessions to use 112 MHz of bandwidth within the 7.0 GHz frequency and 112 MHz of bandwidth within the 38.0 GHz frequency. Unefon acquired these concessions for a total cost of approximately Ps.31 million (nominal) (US$3.3 million) (nominal). Unefon utilizes the 1.9 GHz PCS frequency band concession to provide its mobile wireless telecommunications services.

As a part of a series of transactions commenced in November 2000, Operadora Unefon transferred its 3.4 GHz frequency concession to Operadora de Comunicaciones, S.A. de C.V. and transferred its 7.0 GHz frequency concession to Unefrecuencias, S.A. de C.V. As a part of these transactions, Cosmofrecuencias, a Mexican corporation 50% owned by an affiliate of Mr. Saba and 50% owned by TV Azteca, acquired all of the capital stock of each of Operadora de Comunicaciones and Unefrecuencias. In addition, Operadora Unefon transferred to Frecuencia Movil, S.A. de C.V. the 38.0 GHz frequency concession. 38 GHTZ, S.A. de C.V., a Mexican corporation 100% owned by Mr. Salinas is expected to acquire all of the capital stock of Frecuencia Movil in 2003.



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Rights Transaction; Spin-Off

TV Azteca has previously announced plans to sell or spin-off its investment in Unefon. In October 2000, TV Azteca granted rights to acquire all of the Unefon Series A shares that it owns pro rata to the holders of all of TV Azteca's outstanding shares and to certain other of TV Azteca's securities, for an aggregate exercise price of US$177.0 million. The grant of these rights remains subject to the filing and effectiveness of a registration statement with the SEC that registers the Unefon Series A shares underlying the rights and the receipt of all applicable regulatory and third-party approvals. The rights to acquire the Unefon Series A shares were originally only exercisable on December 11, 2002, but in December 2002 TV Azteca approved the change of the exercise date to December 12, 2003. In addition, in August 2002, TV Azteca announced its intention to seek the approval of its shareholders to the spin-off of its investment in Unefon in the form of a distribution of all of the shares of Unefon that TV Azteca owns pro rata to TV Azteca's shareholders at no monetary cost. The spin-off was scheduled to become effective before the end of 2002, but was indefinitely postponed in July 2003 pursuant to resolutions of TV Azteca's board of directors.

Grupo Elektra Distribution Agreement

In November 2000, Unefon entered into a 10-year agreement with Grupo Elektra, an affiliate of our company, for the marketing, sales and distribution of its services in Grupo Elektra's national network of stores in Mexico. Grupo Elektra currently operates over 800 stores in Mexico. Grupo Elektra is the largest specialty retailing group, in terms of number of stores, in Mexico and one of the largest, in terms of number of stores, in Latin America, specializing in the sale of electronic appliances, white goods, furniture and fittings and casual wear.

TV Azteca Advertising Agreement

In June 1998, Unefon and TV Azteca entered into a 10-year advertising agreement pursuant to which TV Azteca agreed to supply Unefon with advertising spots.

The principal terms and conditions of TV Azteca's agreement with Unefon, as amended, include:

/\ TV Azteca will supply Unefon with advertising spots totaling an aggregate of 120,000 GRPs over the term of the agreement, up to a maximum of 35,000 GRPs per year. For purposes of the agreement, GRPs equal the number of total rating points obtained in a 60 second transmission of commercial messages. Up to 30% of these GRPs may be used during prime-time, which is defined in the agreement as 7:00 p.m. to 11:00 p.m., Monday through Friday, and 6:00 p.m. to 11:00 p.m., Saturday and Sunday. Unefon can only use the GRPs through December 2009;

/\ Unefon will pay TV Azteca 3.0% of its gross revenues up to a maximum of US$200.0 million. As of December 31, 2002, TV Azteca had broadcast Unefon advertisements having an aggregate value of Ps.147 million (US$14.1 million) pursuant to this agreement. TV Azteca records revenue under the terms of the agreement as the GRPs are consumed on a rate schedule set forth in the agreement, which provides less expensive GRPs initially and more expensive GRPs over the term of the agreement. Pursuant to the agreement, Unefon has elected to defer payments due in 2000, 2001 and 2002 and to make these payments in four equal semi-annual installments during 2003 and 2004, with the first payment maturing in June 2003. The deferred payments accrue interest at an annual interest rate of 12%. Starting in 2003, Unefon's payments to TV Azteca are due on a current basis. At December 31, 2002, the aggregate deferred payments equaled US$15.7 million (including interest); and


/\ TV Azteca's right to payment under the agreement is subject to compliance by Unefon with its payment obligations under its finance agreement.

/\ Pursuant to the advertising agreement, Unefon's failure to pay advances will not be considered a default by Unefon under the agreement. However, TV Azteca will be able to suspend the provision of advertising spots to Unefon after Unefon's continued failure to pay for one year.

Nortel Finance Agreement

In September 1999, Unefon entered into a finance agreement, a letter agreement, a procurement agreement, and certain other related agreements with Nortel. The procurement agreement obligated Nortel to supply Unefon with up to US$448.0 million of equipment, software and related engineering and other services. Under the finance agreement, Nortel agreed to provide Unefon with a multi-drawdown credit facility in an aggregate principal amount of up to US$618.0 million, divided into two separate tranches, to finance Unefon's payment obligations under the procurement agreement and its working capital needs. Borrowings made under the finance agreement were denominated in U.S. dollars and bear interest at a floating rate based on LIBOR. Unefon was required to repay the principal of the loans beginning in May 2003 and ending in November 2005. In addition, the finance agreement placed financial and operating restrictions on Unefon, including restrictions on its ability to pay dividends and enter into transactions with affiliates. Unefon's obligations under the finance agreement were secured by all of the shares, government concessions and other assets owned by Operadora Unefon, Unefon's principal operating subsidiary, and all of the shares of Servicios, Unefon's subsidiary that employs all of Unefon's employees. Operadora Unefon and Servicios are wholly-owned subsidiaries of Unefon.

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The first loan tranche under the finance agreement was in the amount of US$408.0 million, of which US$273.0 million was allocated for payments under the procurement agreement and US$135.0 million for working capital needs. Through December 31, 2002, Unefon had drawn down US$383.0 million from the first tranche. Unefon prepaid US$22.6 million of this amount in December 2000. The second loan tranche under the finance agreement was for US$210.0 million, of which US$175.0 million was to be for payments under the procurement agreement and US$35.0 million for working capital needs. The second tranche was to be made available on a dollar by dollar basis as Nortel syndicated amounts lent under the first tranche. An amount equal to US$25.0 million was available under the second tranche following a one-time optional prepayment of US$25.0 million under the first tranche, which was made by Unefon in September 2001. Pursuant to the letter agreement, Nortel was obligated to pursue syndication of the first tranche in a diligent and timely manner, applying its best efforts consistent with standards of commercial reasonableness. The second tranche was expected to be drawn by Unefon from May 2002 to May 2003. As of December 31, 2002, Unefon had drawn down only US$14.5 million from the second tranche and Nortel had not syndicated any portion of the first tranche. As of December 31, 2002, there was US$349.8 million outstanding under the finance agreement.

Pursuant to certain amendments to the finance agreement, Nortel consented to and approved Unefon's revised business plan and agreed to allow Unefon to draw down additional financing under the finance agreement, conditioned upon the shareholders' undertaking to provide Unefon up to US$35.0 million in the event Unefon had liquidity shortfalls in 2001 or 2002, as described below. See "--TV Azteca's Financial Commitments."

As of June 16, 2003, Nortel assigned its rights and obligations under the finance agreement to Codisco. See "--Nortel Settlement."

Nortel Procurement Agreement

Under the procurement agreement, Nortel committed to supply Unefon with a CDMA technology cellular network that operates in the 1.9 GHz frequency band within designated urban and suburban areas in Mexico. Under the agreement, Nortel was required to undertake all work and supply all goods and engineering services necessary for the manufacture, procurement, supply, delivery and installation of equipment, and testing, optimizing and commissioning of the network. The procurement agreement covered the deployment of a network capable of supporting at least 1.416 million subscribers. This network was to include switches, signaling transfer points, base transceiver stations, a transmission network based on microwave radios, metropolitan fiber optic rings, a national network operation center and regional operations centers and a call center. The network to be supplied also was to include all necessary software and other ancillary systems and supporting services to provide full system functionality in accordance with the network design plan prepared by Nortel. The network system was to include the capacity to deploy wireless and value-added and other intelligent network features, which include caller-ID, call waiting, two-way short messaging service and conference calling.

In July 2002, Unefon and Nortel signed an agreement that upon taking effect was intended to settle disputes that had arisen in connection with Nortel's performance under the procurement agreement. Among other things, Nortel agreed to give Unefon US$51.9 million of credits and economic benefits. The effectiveness of these agreements was pre-conditioned on certain acts to be taken by Nortel.

As of June 16, 2003, the procurement agreement between Unefon and Nortel was terminated and the parties entered into a new supply agreement. See "--Nortel Settlement."

Nortel Settlement

Unefon and Nortel became engaged in a dispute over each party's compliance with the terms and conditions of the finance agreement, the procurement agreement and other related agreements entered into by the parties, which resulted in the filing of various legal actions by such parties. See "--Legal proceedings-- Unefon." On June 16, 2003, Unefon reached a settlement with Nortel, pursuant to which Unefon and Nortel released each other from all obligations arising out of the procurement agreement, finance agreement or any related agreements and terminated all actions and proceedings of any kind between the parties or involving the parties and their counsel, in the U.S. and Mexico. Unefon and Nortel also terminated the procurement agreement and entered into a new supply agreement. In connection with the settlement, Unefon paid an aggregate of US$43.0 million to Nortel to be applied to accounts receivable and to a reduction in the total amount of debt owed by Unefon to Nortel to US$325.0 million. In addition, Unefon agreed that in the event a change of control of Unefon occurs on or before December 15, 2005, it will pay US$25.0 million to Nortel. A change of control for these purposes will be deemed to have occurred if Mr. Saba together with Adela Tuachi Michaw de Saba and/or TV Azteca and/or Mr. Salinas Pliego and/or their respective affiliates, collectively, shall at any time beneficially own, directly or indirectly, in the aggregate less than 40% of the issued and outstanding shares of each class of voting stock of Operadora Unefon and its subsidiaries. Concurrently with the settlement, Codisco purchased the US$325.0 million debt of Unefon from Nortel. Nortel and Codisco entered into to an assignment and assumption agreement pursuant to which Codisco replaced Nortel as lender under the finance agreement, and Unefon's stock pledges in favor of Nortel were assigned to Codisco.


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     Restructured Note

In connection with the assignment of the Nortel finance agreement to Codisco, Unefon issued a restructured note, dated June 16, 2003, in favor of Codisco in the amount of US$325.0 million, with interest due at a floating rate based on LIBOR plus 2.85%. Unefon is currently obligated to pay the restructured note in six consecutive semi-annual installments as follows: (i) US$15,919,434.17 on each of May 15 and November 15, 2003, (ii) US$31,513,981.93 on each of May 15 and November 15, 2004, (iii) US$113,710,244.07 on May 15, 2005 and (iv)
US$116,309,335.36 on November 15, 2005. Unefon has announced that the term of this debt between Unefon and Codisco is to be amended to provide for, among other things, an extension of the maturity date until June 15, 2013.

     Supply Agreement

In connection with the settlement, Unefon and Nortel entered into a new supply agreement under which Nortel will provide Unefon with machines, components, software and services, including engineering, maintenance, installation, implementation, design, consulting, business planning, network planning and analysis. The new supply agreement has a term of five years. The supply agreement contemplates a US$100.0 million purchase commitment on Unefon's part, with a US$20.0 million annual minimum purchase requirement (unless Unefon has already met the US$100.0 million purchase volume commitment), with a target expenditure of US$40.0 million per year.

TV Azteca's Financial Commitments

In December 2000, in connection with certain modifications of Unefon's finance agreement with Nortel, the principal shareholders of Unefon, TV Azteca and Mr. Saba, agreed in a shareholders' undertaking to provide Unefon up to US$35.0 million in the aggregate by way of either equity or subordinated debt in the event Unefon had liquidity shortfalls in 2001 or 2002. On December 20, 2002, Nortel notified TV Azteca and Mr. Saba of its view that Unefon's non-payment of the August 2002 interest payment under the Nortel finance agreement triggered their joint and several obligation to make additional funds available to Unefon up to an aggregate amount of US$35.0 million as provided in the shareholders' undertaking. TV Azteca and Mr. Saba disputed this assertion. See "--Legal proceedings--Unefon." In connection with the settlement with Nortel, Nortel has released TV Azteca and Mr. Saba from any obligation or liability in connection with this undertaking. However, as of May 31, 2003, TV Azteca and Mr. Saba had made loans to or on behalf of Unefon with an outstanding aggregate principal amount of US$35.8 million, US$19.1 million of which was paid by TV Azteca to Unefon and certain of its creditors.

In July 2001, TV Azteca and Mr. Saba announced their intention to provide credit support to Unefon for up to US$80.0 million each. As of May 31, 2003, TV Azteca had paid US$17.7 million to Unefon and its creditors pursuant to this credit support and it had outstanding credit support obligations in the amount of US$12.1 million. TV Azteca has terminated any further credit support to Unefon.

Internet business

Todito

In February 2000, TV Azteca acquired 50% of the capital stock of Todito, a Mexican company that operates a Spanish-language Internet portal (www.todito.com) and Internet connection service (www.toditocard.com and www.toditoilimitado.com) targeting Spanish speakers in the U.S. and Mexico. TV Azteca also operates a corporate web site (www.tvazteca.com) that is hosted and managed by Todito and is used to promote TV Azteca's talent and programs.

Todito was launched in August 1999 by Grupo Dataflux, S.A. de C.V., a Mexican technology company that operates the largest network of computer training schools in Mexico. Grupo Dataflux also owns the remaining 50% of Todito's capital stock and is controlled by Guillermo E. Salinas Pliego, the brother of Ricardo B. Salinas Pliego, Chairman of the Board, President and Chief Executive Officer of our company and Chairman of the Board of TV Azteca. Todito is one of the most visited sites by Mexican internet users (over 650,000 unique visitors per day) and also operates Mexico's leading pre-paid internet service provider, with over 150,000 users.

In connection with its acquisition of the Todito capital stock, TV Azteca entered into a five-year service agreement with Todito. The value of the service agreement was US$100.0 million at the time of the signing. The service agreement consisted of advertising time on TV Azteca's networks, the exclusive online use of TV Azteca's content by Todito and the use of TV Azteca's sales force to promote Todito to TV Azteca's advertising clients. The three components of the service agreement were valued at US$45.0 million, US$50.0 million and US$5.0 million, respectively, at the time of signing of the agreement. Under the service agreement, TV Azteca agreed to provide Todito with advertising on its Azteca 7 and Azteca 13 networks totaling an aggregate of 78,000 GRPs. The GRPs contemplated by the agreement equal the number of commercial rating points obtained in a 60 second transmission of commercial messages. Todito has the right to use up to 30% of the advertising granted under the service agreement during the networks' prime-

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time hours. TV Azteca has also granted Todito the exclusive right to distribute over the Internet TV Azteca's internally produced programming during the term of the service agreement. Finally, the service agreement provides that TV Azteca's sales force will be the exclusive seller of online advertising on www.todito.com for two years and that TV Azteca's sales force will facilitate contacts between TV Azteca's television advertising clients and Todito's online advertising sales force.

In May 2001, Todito launched its pre-paid Internet access card, which functions like a pre-paid phone card. The cards range in price from Ps.100 for 15 hours of navigation to Ps.300 for 90 hours of navigation. The cards can be purchased online or at over 7,000 points of sale throughout Mexico. Since its introduction, monthly sales have grown from 5,310 cards in May 2001 to 25,537 cards in December 2002.

Todito reported sales of Ps.103 million and Ps.151 million (US$14.5 million) for the years ended December 31, 2001 and 2002, respectively. Todito's sales are comprised of the sale of online advertising, the sale of its pre-paid internet connection cards and commissions from e-commerce transactions. Todito generated positive cash flow from operations of Ps.34 million and Ps.55 million (US$5.3 million) for the years ended December 31, 2001 and 2002, respectively.

Channel 40

In December 1998, TV Azteca entered into a joint venture with TVM and TVM's subsidiary, CNI, for the operation of a television channel that broadcasts throughout the Mexico City metropolitan area on UHF Channel 40. In July 2000, CNI stopped broadcasting TV Azteca's signal as required by its contractual obligations under the joint venture agreement. In response to CNI's actions, TV Azteca filed several lawsuits in Mexico against TVM, CNI and Mr. Moreno Valle, seeking lost profits and the enforcement of its purchase option right under the joint venture to acquire up to 51% of the capital stock of TVM. See "--Legal proceedings--TV Azteca--Channel 40."

Music

In May 1996, TV Azteca formed Azteca Records to produce, market and distribute recorded music. TV Azteca's strategy is to utilize its recording business to focus on the development and promotion of new Mexican talent and to take advantage of cross-promotional opportunities. Azteca Records released 33 recordings in 2000 and 48 recordings in 2001, including two soundtracks in 2000 to TV Azteca's internally produced telenovelas. For the year ended December 31, 2002, Azteca Records released 54 recordings. Azteca Record's recordings are distributed in Mexico, pursuant to agreements between TV Azteca and Sony Music Entertainment Mexico, S.A. de C.V., BMG Entertainment Mexico, S.A. de C.V. and Warner Music Mexico, S.A. de C.V., and internationally pursuant to agreements between TV Azteca and several distributors, which vary depending on the territory of distribution. In each of the years ended December 31, 2000, 2001 and 2002, TV Azteca's music business accounted for less than 1% of TV Azteca's net revenue.

Soccer team

In May 1996, TV Azteca acquired a majority interest in the Club Atletico Morelia, a Mexican professional soccer team. The Club Atletico Morelia soccer team belongs to the 20-team First Division of the Mexican professional soccer league. Each year, the team plays 38 regular season games, half of which are home games. In the 2000 winter season, the Club Atletico Morelia won the Mexican Soccer Championship for the first time in its history. In the 2003 winter season, Club Atletico Morelia was a finalist in the Mexican Soccer Championship.

Television channel 12 in El Salvador

TV Azteca owns a 75% interest in Canal 12 de Television, S.A., which owns and operates an over-the-air national television network in El Salvador. In the years ended December 31, 2000, 2001 and 2002, Canal 12 accounted for 1% of TV Azteca's net revenue.

Strategic alliances

NBA Agreement

Since 1993, TV Azteca has had the exclusive right to broadcast NBA games in Mexico. In August 1995, TV Azteca entered into an agreement with NBA Entertainment, Inc. This agreement, which has since been extended, gave TV Azteca the exclusive right to broadcast NBA games in Mexico through the end of the 2002-2003 season. TV Azteca also has a right of first refusal to renew its exclusive exhibition rights for the 2003-2004 season. In return for the broadcast rights, NBA Entertainment is entitled to a guaranteed minimum payment per season if net advertising revenue generated from NBA games is less than or equal to US$2.3 million. NBA Entertainment is entitled to receive an additional 50% of any net advertising revenue in excess of US$2.3 million.

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Buena Vista Agreement

In October 2001, TV Azteca entered into an exclusive three year license agreement with Buena Vista International, Inc., an affiliate of The Walt Disney Company. The agreement gives TV Azteca the exclusive access to certain first-run movies, mini-series and special events, such as the Academy Awards.

Competition

General

Broadcast television stations compete for advertising revenue and viewers with other television stations in their markets and other advertising media, such as radio, newspapers, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, the Internet and home entertainment systems (including videocassette recorders, DVDs and television game devices). Broadcast television stations also face competition from cable television, MMDS, and DTH satellite services. These other programming, entertainment and video distribution systems can increase competition for broadcast television stations by bringing into its market distant broadcast signals not otherwise available to a station's audience and also by serving as distribution systems for non-broadcast programming.

TV Azteca

TV Azteca's principal competitor in Mexico is Televisa. Televisa, through its subsidiaries, is the largest Spanish-language media company in the world. Televisa owns and operates Channels 2, 4, 5 and 9 in Mexico City, each of which, to varying degrees of coverage, is broadcast throughout Mexico. Televisa generated a substantial majority of Mexican television advertising sales in each of the last three years.

According to IBOPE AGB Mexico, Televisa had a combined weekday, prime-time Mexican commercial audience share of 64%, 62% and 63%, during 2000, 2001 and 2002, respectively.

Pay television services generally require an initial connection fee, as well as a periodic subscription fee, but offer both a higher quality picture than traditional, over-the-air television broadcasts and a larger number of channels to choose from. Under current Mexican law, cable television services, but not DTH satellite services or MMDS, are required to include over-the-air television channels in a basic package of channels offered to subscribers. DirecTV, a DTH service provider, carries the soccer games broadcast by the Azteca 7 and Azteca 13 networks throughout Mexico pursuant to an arrangement with TV Azteca. Many pay television services are offered by companies that are backed by large, multinational media conglomerates with substantial resources. Televisa is a partner in a multinational venture to provide DTH services in Mexico and elsewhere. According to IBOPE AGB Mexico, the penetration of pay television as of July 31, 2002 was approximately 14.5% of all television households. TV Azteca believes that pay television consumers are concentrated in the Mexico City metropolitan area and along the U.S.-Mexico border.

Azteca America Network

Univision and Telemundo are the main competitors of the Azteca America Network in the U.S. Spanish-language television market. Both Univision and Telemundo have already established networks in the U.S. television markets that Azteca International targets or intends to target. According to industry reports, currently, Univision has an approximate 73% market audience share and Telemundo has an approximate 27% market audience share. Univision also owns Galavision, a Spanish-language cable network that, in 2002, according to Univision, serves approximately 5.7 million Hispanic cable and direct broadcast system subscribers, and, according to Nielsen Media Research, reaches 90% of all Hispanic households.

In addition, in January 2002, Univision launched the Telefutura network, a Spanish-language network which can be seen on 42 over-the-air television broadcast stations in addition to cable systems nationwide. According to Univision, at its launch Telefutura reached approximately 80% of the U.S. Hispanic population.

Each of Telemundo and Univision has a larger network of affiliates and greater financial resources than Azteca International. In addition, each of these competitors has certain programming advantages over Azteca International. In 2002, NBC acquired Telemundo. As part of the acquisition, NBC provides Telemundo with the rights to broadcast NBC's programming in the U.S. Spanish-language television market. Moreover, Univision has a long-term program license agreements with Televisa and Corporation Venezolana de Television, C.A., another prominent producer of Spanish-language programming. These agreements provide Univision with a significant amount of quality programming that can be used to attract and retain U.S. Hispanic viewers.

The Azteca America Network also competes with English-language broadcasters that also broadcast Spanish-language programming and simulcast certain programming in English and Spanish for their U.S. Hispanic viewers. These competitors include the four principal English-language television networks, ABC, CBS, NBC and Fox, and, in certain cities, the UPN and WB networks.


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Unefon

Unefon faces significant competition from Radiomovil Dipsa, S.A. de C.V., commonly known as Telcel, in each region in which it operates. As a former wholly-owned indirect subsidiary of Telefonos de Mexico, S.A. de C.V., or Telmex, Mexico's largest telephone company, Telcel has significantly greater financial and other resources than those available to Unefon. Telcel has nationwide cellular and PCS concessions and a nationwide cellular network that offers broader coverage than Unefon's network. Telcel also has the ability to use Telmex's installed telecommunications systems. As of December 31, 2002, according to industry reports, Telcel had approximately 20.1 million subscribers representing approximately 75% of the Mexican mobile telecommunications market. Unefon also competes with cellular service providers such as Grupo Iusacell, S.A. de C.V., or Grupo Iusacell, which is currently controlled by Movil Access, S.A. de C.V., a Mexican telecommunications service provider and a subsidiary of Biper, S.A. de C.V., a paging company controlled by Ricardo B. Salinas Pliego, Chairman of the Board, President and Chief Executive Officer of our company and Chairman of the Board of TV Azteca as well as a director and President of Unefon. According to Iusacell, as of December 31, 2002, it had approximately 2.3 million subscribers representing approximately 9% of the Mexican mobile telecommunications market. Unefon also faces competition from Telefonica Moviles Mexico, a company owned by Telefonica S.A., or Telefonica, which also provides mobile services. According to Telefonica, as of December 31, 2002 Telefonica Moviles Mexico had approximately 2.4 million subscribers, representing approximately 9% of the Mexican mobile telecommunications market.

Employees and labor relations

Azteca Holdings

As of December 31, 2002, we did not have any employees.

TV Azteca

As of December 31, 2002, TV Azteca employed 3,947 employees of whom 1,078 were freelance employees. Of TV Azteca's employees, 771 work in production, 1,876 perform administrative functions and 222 were managers or executive officers. Approximately 27% of TV Azteca's new hires in 2002 were freelance employees.

Approximately 20% of TV Azteca's permanent employees are represented by the television union, with a smaller number of employees represented by the artists' union or the musicians' union. Under Mexican law, the compensation terms of the agreements between TV Azteca and its union employees are subject to renegotiation on an annual basis. All other terms of the agreement are renegotiated every two years.

TV Azteca believes that its relations with its employees are good. TV Azteca has never been subject to a strike by its employees.

Property

Azteca Holdings

We do not own or lease any real property.

TV Azteca

   Broadcasting, Production and Office Facilities

The properties of TV Azteca primarily consist of broadcasting, production and office facilities, all of which are located in Mexico. TV Azteca's principal offices, comprised of 42,250 square meters, which it owns, are located in Mexico City.

TV Azteca owns and operates all of its 323 broadcast facilities (buildings and transmission towers) and all of the transmission equipment located at those facilities. Approximately 31% of the sites upon which these broadcast facilities are located are owned by TV Azteca and the remainder are leased. From the time of its privatization through December 31, 2002, TV Azteca has invested approximately Ps.781 million in purchasing new transmitters.

In February 2000, TV Azteca, together with its subsidiary, Television Azteca, entered into a 70-year tower project agreement with a Mexican subsidiary of ATC regarding space not used by TV Azteca in its operations. This agreement, which was approved by the SCT, covers up to 190 of TV Azteca's broadcast transmission towers. In consideration for the payment of a US$1.5 million annual fee and for a loan of up to US$119.8 million under the ATC long-term credit facility, TV Azteca granted ATC the right to market and lease TV Azteca's unused tower space to third parties (including affiliates of TV Azteca) and to collect for ATC's account all revenue related thereto. TV Azteca retains full title to the towers and remains responsible for the operation and maintenance thereof. After the expiration of the initial 20 year term of the ATC long-term credit facility, TV Azteca has the right to purchase from ATC at fair market value all or any portion of the revenues and assets related to ATC's marketing and leasing rights at any time upon the proportional repayment of the outstanding principal amount under the ATC long-term credit facility.

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TV Azteca's television production operations are concentrated in two production studio facilities owned by TV Azteca and located in Mexico City: the Ajusco Studios facility and the Azteca Digital facility. Ajusco Studios is located on the same site as TV Azteca's principal offices.

TV Azteca acquired an additional office building in Mexico City in 1997, located adjacent to its principal offices, for approximately US$25.9 million with a mortgage loan that is scheduled to mature on November 20, 2003. TV Azteca has relocated part of its programming operations to the new building and rented a portion to third parties. One of the towers of this building is currently being leased to Unefon pursuant to a 10 year lease agreement dated May 22, 1998 that is renewable for an additional 10 years upon notice of at least 180 days prior to expiration. The annual rent under the Unefon lease is approximately US$2.5 million.

In October 2001, TV Azteca acquired additional real estate in Mexico City, located adjacent to its principal offices, for approximately US$4.0 million. TV Azteca is building a new parking lot for its employees on this property.

   Satellites

TV Azteca uses satellite technology to transmit the signals of its two anchor stations throughout Mexico and to transmit signals from mobile units to its anchor stations in Mexico City. In January 2000, TV Azteca entered into a 10 year lease of transponder capacity on the satellite SatMex 5 owned by Satelites Mexicanos, S.A. de C.V. Satellite signals transmitted using SatMex 5 reach Mexico, the U.S., Central America and South America. The annual rent for the use of the transponder capacity is approximately US$614,000.

   Insurance

TV Azteca maintains comprehensive insurance coverage that covers its offices, equipment and other property, subject to customary deductibles and limits against damage due to natural disasters or other similar events.

Legal proceedings

Azteca Holdings

We are not a party to any legal proceedings.

TV Azteca

   Pappas Settlement

In July 2001, Azteca International and Pappas Southern California entered into an equity option agreement pursuant to which Azteca International was granted an option to purchase an equity interest in Pappas Southern California. The equity option was exercised by Azteca International on May 21, 2002. The acquisition by Azteca International of an equity interest in Pappas Southern California was not consummated by the parties on the anticipated closing date.

In July 2002, Azteca International filed a lawsuit against Pappas Southern California in Delaware Chancery Court seeking specific performance of the equity option agreement. Also, in July 2002, Pappas Southern California and its wholly-owned subsidiary that holds the FCC license to operate the Los Angeles station, collectively, the PSC Entities, filed a lawsuit in California state court against Azteca International and TV Azteca seeking a declaration that these parties did not have the right to acquire any portion of the equity of Pappas Southern California pursuant to the equity option agreement. The parties later agreed to stay the California action. The trial on the Delaware lawsuit was scheduled for December 2002 but was never commenced as a result of the agreement between the parties to settle the matters in dispute.

Pappas also claimed that Azteca International had breached its station affiliation agreements with its affiliates in the Los Angeles, San Francisco, Houston and Reno television markets. In response, Azteca International filed a separate lawsuit in New York state court against Pappas Southern California and the Pappas affiliates operating the San Francisco, Houston and Reno stations seeking to prevent the termination of the station affiliation agreements. The Pappas-controlled entities filed counterclaims against Azteca International seeking a declaration that they were entitled to terminate the station affiliation agreements.

On November 27, 2002, TV Azteca and Pappas entered into an agreement in principle to settle all of the pending lawsuits and all related disputes, and on February 11, 2003, a definitive settlement agreement was executed. In connection with settling these pending matters, TV Azteca and Pappas also entered into a number of agreements that will govern their future relationship. These agreements include a new promissory note issued by Pappas in favor of TV Azteca, an LMA governing Azteca International's operation of its Los Angeles affiliate and a purchase option agreement that grants Azteca International the right, subject to applicable statutory limitations and receipt of all necessary regulatory approvals, to acquire all of the assets of its Los Angeles affiliate. In addition to these agreements, Pappas and TV Azteca have modified their existing station affiliation agreements and entered into additional station

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affiliation agreements. See "--Other operations--Azteca International--Pappas
Station Affiliations" for a discussion of each of these agreements.

   Echostar

On June 25, 2002, Echostar filed a lawsuit against TV Azteca in the U.S. District Court for the Southern District of New York. This lawsuit alleges that TV Azteca is in breach of the exclusivity provisions of the Echostar agreement because Azteca America Programming (which contains portions of Azteca 13 Programming) is re-transmitted by certain of Azteca International's station affiliates on local cable systems and other satellite systems. Echostar sought a preliminary and permanent injunction that, among other things, would enjoin TV Azteca from directly or indirectly distributing any portion of Azteca 13 Programming to cable and satellite operators (other than Echostar) in the U.S. On July 9, 2002, TV Azteca entered into a voluntary undertaking, pursuant to which it represented to the Court that any new U.S. affiliates (signed after July 1, 2002) would not exercise their "must-carry" or "retransmission consent" rights to broadcast Azteca America Programming on cable or DTH satellite. This undertaking ceased to be in effect on April 13, 2003 after the Court denied Echostar's application for a preliminary injunction on April 3, 2003. On December 20, 2002, TV Azteca filed an answer, denying the allegations of Echostar's complaint. TV Azteca also filed counterclaims, alleging that if the Court were to find that Echostar's interpretation of the agreement is correct, then the agreement should be rescinded due to a unilateral mistake as to the understanding of the material terms of the agreement, or because there was no meeting of the minds as to the material terms. There can be no assurance as to the outcome of this litigation. However, TV Azteca intends to defend itself vigorously.

If the Echostar lawsuit were to be adversely determined for TV Azteca, this could have an adverse effect on the ability of TV Azteca to provide Azteca International's station affiliates and cable operators with Azteca America Programming that contains Azteca 13 Programming and, consequently, on its ability to expand the Azteca America Network in the U.S. prior to the expiration of the Echostar agreement on March 17, 2004, or, if extended by Echostar, March 17, 2005. In certain circumstances, if Echostar obtains an injunction barring Azteca International from distributing Azteca America Programming that contains portions of Azteca 13 Programming to over-the-air broadcasters that retransmit it to U.S. cable operators, then, subject to certain conditions, certain of Azteca International's station affiliates would have the right to cancel their affiliation agreements. However, in such event TV Azteca believes that it will be able to provide alternative TV Azteca content and thus continue the broadcast of Azteca America Programming over such affiliate stations. Although Echostar is continuing to seek a permanent injunction against TV Azteca, the Court denied Echostar's application for a preliminary injunction on April 3, 2003. An adverse outcome in this lawsuit could also subject TV Azteca to the payment of damages for lost subscribers incurred by Echostar.

   Channel 40

In December 1998, TV Azteca entered into a joint venture with TVM and TVM's subsidiary, CNI, for the operation of a television channel that broadcasts throughout the Mexico City metropolitan area on UHF Channel 40. For a minimum term of three years and up to 10 years, TV Azteca agreed to pay to CNI, on a quarterly basis, 50% of the EBITDA, as defined in the agreement governing the joint venture, generated by Channel 40. TV Azteca advanced US$15.0 million of this payment to CNI in a series of installments paid in 1998 and 1999. Under the terms of the joint venture, TV Azteca agreed to provide substantially all of Channel 40's programming and to sell all of Channel 40's advertising time. TV Azteca also established a 10 year credit facility of US$10.0 million for CNI, secured by stock of TVM, with a three-year grace period for payment of principal and interest. As security for the loan, 51% of the capital stock of TVM owned by Mr. Javier Moreno Valle, a major shareholder and the sole administrator of TVM, was pledged as collateral. TV Azteca was also granted an option to purchase up to 51% of the capital stock of TVM beginning in November 2002, or upon the earlier termination of the joint venture by CNI or TVM. Under the option to purchase, the sale price of TVM's capital stock will be based on a valuation of 100% of the stock of TVM that is equal to the greater of US$100.0 million (which amount increases gradually over time) or 10 times the EBITDA generated by Channel 40 for the 12 months preceding the exercise of the purchase option, less any indebtedness owed by TVM or CNI to TV Azteca at the time the option is exercised. As of December 31, 2002, TVM's and CNI's indebtedness to TV Azteca totaled approximately US$34.4 million, comprised of US$10.0 million under the credit facility, a US$15.0 million payment advance and US$9.4 million comprised of interest on the credit facility and additional operating expenses forwarded to CNI.

In July 2000, CNI stopped broadcasting TV Azteca's signal as required by its contractual obligations under the joint venture agreement. In response to CNI's actions, TV Azteca filed several lawsuits in Mexico against TVM, CNI and Mr. Moreno Valle, seeking lost profits and the enforcement of its purchase option right under the joint venture to acquire up to 51% of the capital stock of TVM.

In July 2001, the 5th Civil Court in Mexico City ordered CNI to pay TV Azteca US$35.0 million for damages and lost profits. CNI appealed this order, and, in October 2001, an appeals court decided TV Azteca did not have the right to receive damages but instructed CNI to return advance payments in the amount of US$15.0 million. TV Azteca filed an action for relief (amparo) before a federal circuit court seeking to reverse the appeals court's ruling. Accepting TV Azteca's action for relief, the federal circuit court instructed the appeals court to decide whether TV Azteca is entitled to damages arising from TVM's actions. Following this decision, the appeals

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court resolved that CNI committed an illegal act which allows TV Azteca to seek damages, but that such damages should be pursued pursuant to a different cause of action. TV Azteca filed an action for relief before the same federal circuit court. This action is pending.

In July 2002, TV Azteca filed a lawsuit against Mr. Moreno Valle seeking the foreclosure of the pledge over 51% of the capital stock of TVM. This action, which is pending before a Mexican court, substituted a legal action that TV Azteca had commenced to enforce a guaranty trust.

In November 2002, TV Azteca requested the bankruptcy of CNI before a Mexican court. In January 2003, CNI submitted its response. This action is pending before a bankruptcy court.

In November 2000, TV Azteca filed another action before the International Court of Arbitration of the International Chamber of Commerce. In this action, TV Azteca sought to enforce TV Azteca's option to purchase up to 51% of the capital stock of TVM. TVM and Mr. Moreno Valle filed legal responses to these claims. In December 2002, an arbitral tribunal issued an award concluding that the joint venture and the option agreement entered into by TV Azteca and CNI are valid, in effect and enforceable. TV Azteca believes this arbitral award confirms TV Azteca's right to operate Channel 40 as contemplated by the joint venture and to exercise its right to acquire up to 51% of the capital stock of TVM.

In reliance on the arbitral award issued in December 2002 by the arbitral tribunal of the International Court of Arbitration, TV Azteca took possession of certain broadcasting facilities of Channel 40 to restore TV Azteca's signal on Channel 40. Following this event, the SCT took exclusive control of the Channel 40 transmission site and signal.

In December 2002, CNI filed criminal complaints against individuals who took possession of the broadcasting facilities of Channel 40. These complaints, which resulted in criminal judgments, are currently being appealed before a federal criminal judge. No director or executive officer of TV Azteca or our company is a part of these proceedings.

In January 2003, CNI filed an action for relief (amparo) before a Mexican federal district court seeking to reverse the SCT's decision to take exclusive control of the Channel 40 transmission site and signal. The Mexican federal district court suspended the SCT's decision, but required that TVM place US$5.0 million bail in respect of such suspension, which TVM placed. On January 27, 2003, CNI regained control of the Channel 40 transmission site and signal. As of the date of this prospectus, no TV Azteca signal is being broadcast on Channel 40.

On February 10, 2003, the SCT imposed a Ps.210,750 (US$21,000) fine on TV Azteca for having entered the broadcasting facilities of Channel 40 on December 27, 2002.

TV Azteca is actively seeking to enforce its rights to operate Channel 40 and believes that it will be successful in its legal actions against CNI and Mr. Moreno Valle. However, no assurance can be given as to the outcome of these actions. If the Channel 40 litigation were to be adversely determined against TV Azteca, TV Azteca could lose the benefit of all or part of its option to purchase 51% of the capital stock of TVM, the joint venture agreement that allows TV Azteca to operate Channel 40 and revenues received therefrom could be terminated. However, in such event, CNI would continue to be indebted to TV Azteca for approximately US$34.0 million, which indebtedness would continue to be secured by the pledge of 51% of TVM's capital stock.

   La Academia

On October 16, 2002, Gestmusic Endemol, S.A., or Endemol, filed an administrative claim before the Mexican trademark agency (Instituto Mexicano de la Propiedad Industrial), or IMPI. Endemol alleges that TV Azteca violated certain provisions of the Mexican Industrial Law (Ley de la Propiedad Industrial) because TV Azteca did not obtain authorization from Endemol to use the trademark La Academia, and that such unauthorized use caused confusion among the general public. Endemol seeks that TV Azteca refrain from conducting unfair practices in the future, which it argues includes the use of La Academia's name and format, and that IMPI impose a penalty on TV Azteca for its violations. TV Azteca has denied this allegation, asserting that Endemol's trademark rights do not extend to television programming and that the name is of such general nature that it is not appropriate for trademark protections. This administrative action is still pending final resolution before the IMPI. In addition, TV Azteca has requested that IMPI declare the trademark La Academia null and void alleging that such trademark is descriptive in nature and of common public use for the services it was registered.

TV Azteca believes that if the administrative claim were to be adversely determined to TV Azteca, TV Azteca could be subject to a fine of up to Ps.873,000 (US$83,982).

Unefon

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Unefon and Nortel recently settled disputes over each party's compliance with the terms and conditions of the finance agreement, letter agreement, procurement agreement and other related agreements entered into by the parties and certain of their shareholders and affiliates.

The dispute began when Unefon asserted that Nortel had not fulfilled its obligations under the finance agreement, letter agreement and procurement agreement, and, as a result, withheld a US$6.0 million interest payment due to Nortel in August 2002 and asserted that it was relieved of its payment obligations under the finance agreement by reason of Nortel's breaches.

On August 28, 2002, Nortel sent Unefon a notice alleging that Unefon was in default under the finance agreement due to its non-payment of the August 2002 interest payment. Nortel also alleged that the proposed spin-off by TV Azteca of its 46.5% stake in Unefon would be deemed to be a change in control under the terms of the finance agreement, which also would constitute a default under the finance agreement unless Nortel consented to such action.

Nortel notified Unefon on September 9, 2002 that based on its non-payment of the August 2002 interest payment, Nortel was accelerating all amounts owed by Unefon under the finance agreement. Nortel also notified Unefon that it was exercising its right to terminate the procurement agreement as a result of Unefon's alleged default under the finance agreement.

On September 9, 2002, Unefon filed a lawsuit against Nortel in the Supreme Court of the State of New York seeking damages and lost profits in the amount of US$900.0 million. On September 23, 2002, Nortel filed an answer and counterclaim in which Nortel asserted, among other things, that it had not breached the finance agreement and related letter agreement and that the remedies sought by Unefon were not available under the finance agreement, the procurement agreement or applicable law. Nortel's counterclaim was based on Unefon's non-payment of the August 2002 interest payment and Nortel sought acceleration and immediate payment of all amounts allegedly due to Nortel under the finance agreement. The parties filed additional claims and counterclaims before the New York Supreme Court and the American Arbitration Association in New York City, in addition to, among other Mexican actions, a petition by Nortel to a Mexican court for the bankruptcy of Unefon before the parties reached a settlement on June 16, 2003.

On June 16, 2003, Unefon reached a settlement with Nortel pursuant to which Unefon and Nortel released each other from all obligations arising out of the procurement agreement, finance agreement or any related agreements and terminated all actions and proceedings of any kind between the parties or involving the parties and their counsel, in the U.S. and Mexico. Unefon and Nortel also terminated the procurement agreement and entered into a new supply agreement. In connection with the settlement, Unefon paid an aggregate of US$43.0 million to Nortel to be applied to accounts receivable and to a reduction in the total amount of debt owed by Unefon to Nortel to US$325.0 million. Concurrently with the settlement, Codisco purchased the US$325.0 million debt of Unefon from Nortel. Unefon has announced that the term of this debt between Unefon and Codisco is to be amended to provide for, among other things, an extension of the maturity date until June 15, 2013. See "Our company--Other operations--Unefon--Nortel Settlement."

TV Azteca's Obligations

On December 20, 2002, Nortel notified TV Azteca and Mr. Saba of its view that Unefon's non-payment of the August 2002 interest payment under the Nortel finance agreement triggered their joint and several obligation to make additional funds available to Unefon up to an aggregate amount of US$35.0 million as provided in the shareholders' undertaking. TV Azteca and Mr. Saba disputed Nortel's contention that their funding obligation has been triggered, asserting that Nortel had materially breached the finance agreement and the procurement agreement, thereby excusing Unefon from performance of its obligations under these agreements and, therefore, that TV Azteca and Mr. Saba are excused from performance of their obligations under the shareholders' undertaking. TV Azteca and Mr. Saba also asserted that, even if their funding obligation had been triggered, they had satisfied their obligations under the shareholders' undertaking by making up to US$35.8 million in additional funds available to or on behalf of Unefon, US$19.1 million of which was paid by TV Azteca to Unefon and certain of its creditors. In connection with the settlement with Nortel, Nortel has released TV Azteca and Mr. Saba from any obligation or liability in connection with this undertaking.

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Regulation

TV Azteca

Concessions

Under the Mexican Federal Radio and Television Law (Ley Federal de Radio y Television), a television broadcaster must have a concession granted by the SCT to broadcast over a particular frequency. A concession comprises one or more licenses, each of which gives the concession holder the right to operate a television transmitter at a certain location. Each concession specifies, among other things, the authorized signal strength of the concession holder's transmitter and the principal populations in its broadcast range. In addition, the SCT may grant the concession holder separate supplemental authorizations to operate transmitters within the areas covered by the primary licenses contained in the concession. Supplemental authorizations are granted in order to allow the concession holder to broadcast its signal to populations that are inaccessible to the transmitters located where required by the licenses contained within the concession. Supplemental authorizations may also be granted in response to a petition from local residents in an area within the area covered by the concession.

TV Azteca has 11 concessions for 179 channels. Nine of these concessions relate to the Azteca 7 network and together comprise 88 channels for primary transmission locations throughout Mexico. TV Azteca has also obtained 83 supplemental authorizations related to the Azteca 7 network. For the Azteca 13 network, TV Azteca has a single concession that comprises 90 licenses for primary transmission locations throughout Mexico, and has 99 related supplemental licenses. TV Azteca also has a separate concession for a single primary transmission location related to the network in the state of Chihuahua. The SCT has authorized, for a two-year period subject to renewal, TV Azteca's operation for experimental and investigative purposes of Channel 53, a high definition digital television channel in Mexico City, to retransmit the programming of Channel 13 in Mexico City. TV Azteca has also obtained the authorization of the SCT to install and operate equipment to improve broadcast signal quality and coverage.

Applications to acquire a concession are submitted to the SCT, which conducts a formal review process of all competing applications, then publishes a summary of the selected application (followed by a second publication of such summary after 10 days). For a 30-day period following the second publication, third parties may object to the granting of the concession. After the expiration of a 30-day period, the SCT grants the concession to one applicant. The term of the concession may be for up to 30 years, with most terms currently being for 15 years.

The SCT may revoke a concession if the concession holder takes any of the following actions:

/\ changes the location of its transmission equipment without the approval of the SCT;

/\ broadcasts over a frequency other than the ones assigned without the approval of the SCT;

/\ transfers the concession, the rights derived therefrom, or any of the transmission equipment related thereto without the approval of the SCT;

/\ suspends transmission from its anchor station for a period greater than 60 days;

/\   takes any action that is in contravention of the terms of its concessions;

/\ changes its by-laws in contravention of the Mexican Federal Radio and Television Law;

/\ transfers, pledges or encumbers to, or for the benefit of, any foreign party in any way, in whole or in part, the concession or any of the rights arising thereunder or any of the transmission equipment associated therewith;

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/\   provides goods or services associated with the concession to enemies in time of war;

/\   changes its jurisdiction of incorporation to a jurisdiction outside Mexico;
     or

/\   requests protection of a foreign government, entity or individual.

If a concession is revoked for any of the foregoing reasons, the concession holder forfeits all of its assets to the Mexican government. If a concession is revoked for any other reason, the concession holder must remove all of its broadcast assets from its licensed locations. If this occurs, however, the Mexican government has the right to purchase those assets for a fair price determined by an independent appraiser. None of TV Azteca's concessions has ever been revoked.

Concessions are renewable by the concession holder upon their expiration for a term of up to 30 years (with 10 years currently being standard). The SCT will generally renew the concessions upon expiration, so long as they have been operated in substantial compliance with applicable law. Seven of the concessions for the Azteca 7 network expire on April 29, 2006. One of the concessions for the Azteca 7 network, comprising 22 licenses for primary transmission locations in the Northwest of Mexico, expires on September 29, 2006. The concession for the Azteca 13 network expires on May 9, 2008. TV Azteca's Chihuahua concession was renewed on January 26, 2000 and expires on July 2, 2009.

Supervision of Operations

The SCT and the Ministry of the Interior (Secretaria de Gobernacion) have the right to conduct inspections of a concession holder's broadcasting operations.

Television programming is not subject to judicial or administrative censorship in Mexico. However, Mexican law and regulations prohibit programs that:

/\ are offensive to the civic culture of national heroes and religious beliefs (ofensivo para el culto civico);

/\   are racially discriminatory (discriminatorio para las razas);

/\   cause corruption of the language (corrupcion del lenguaje);

/\   are contrary to public decency (contrarias a las buenas costumbres);

/\   glorify violence or criminal acts (apologia de la violencia o del crimen);
     or

/\ threaten national safety, public order or cause alarm or panic to the audience.

Under Mexican regulations, the Mexican General Directorate of Radio, Television and Cinematography (Direccion General de Radio, Television y Cinematografia), a department of the Ministry of the Interior, reviews all television programming (except for live programs) prior to broadcast and classifies it according to the age group for which the programming is acceptable for viewing. Unless otherwise authorized by the Ministry of the Interior, programs classified for adults may be broadcast only after 10:00 p.m.; programs classified for adults and adolescents may be broadcast only after 9:00 p.m.; programs classified for all age groups, including children, may be shown at any time. Violations of these regulations are punishable by fines ranging from an amount in pesos equivalent to between 500 and 5,000 days' minimum wages in the Federal District, effective as of the date on which such violation, if any, occurs. Mexican regulations also require that the retransmission of broadcasts from outside Mexico or broadcasts in a foreign language be pre-approved by the Ministry of the Interior. In connection with such broadcasts, the Mexican government imposes a fee for each hour of retransmitted non-Mexican programming that is so authorized, an annual fee for each channel in which the majority of the programming is produced abroad, and, in some circumstances, a fee for each non-Mexican-produced broadcast event. The effect of these fees on TV Azteca has not been material in the past.

Each concession holder is obligated to transmit up to 30 minutes of government-supplied programming each day containing themes for purposes of education, culture, and social orientation. Historically, the Mexican government has not used a significant portion of this time. In addition, during political campaigns all registered political parties have the right to purchase time to broadcast political messages at rates not higher than those available for commercial advertising.

Restrictions on Advertising

Mexican law regulates the type and amount of advertising that may be broadcast on television. Concession holders are prohibited from broadcasting advertisements that are misleading. Advertisements for alcoholic beverages (other than beer and wine) may be broadcast only after 10:00 p.m. and advertisements for tobacco products may be broadcast only after 9:00 p.m. Advertising for alcoholic beverages must not be excessive in amount, feature minors or portray actual consumption of alcoholic beverages and must be balanced by public service announcements promoting good nutrition and hygiene. Advertisements for certain products and services, including medicine, require the approval of the Mexican government prior to their broadcast. Moreover, the Mexican government must approve all advertisements for lotteries and other similar games of chance.

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Mexican law also regulates the amount of advertising that a concession holder may broadcast. No more than 18% of broadcast time may be used for advertisements on any day. Furthermore, from 8:00 p.m. until a concession holder ceases broadcasting for the day, the amount of broadcast time dedicated to advertising may not exceed 50% of the concession holder's total permissible advertising time. Station identification breaks have a maximum duration of two minutes and may occur once every half hour except during events whose interruption would inconvenience viewers. During films, telenovelas and other programs that have dramatic continuity, commercial interruptions may not be more than six per hour of program transmission and each interruption may not exceed two minutes in duration. If a program does not have dramatic continuity, commercial interruptions may not be more than 10 per hour, with each lasting no longer than one and a half minutes. The Ministry of the Interior may authorize a concession holder to temporarily increase the duration of commercial breaks. In the past, TV Azteca has secured such authorizations for broadcasts during the Christmas season.

The SCT sets minimum advertising rates. There are no restrictions on maximum advertising rates.

Broadcast Tax

In addition to paying income taxes, all concession holders are subject to a tax that is payable by granting the Mexican government the right to use up to 12.5% of the concession holder's total daily broadcast time. This government broadcast time is not cumulative; any broadcast time not used by the Mexican government on any day is forfeited. As with the 30 minute requirement referred to under "--Supervision of Operations" above, the Mexican government historically has not used a significant portion of the time available to it. In any event, the use of the time must be distributed on a proportional and equitable basis throughout the concession holder's daily programming but must not have a materially adverse effect on the business of the concession holder.

Foreign Ownership

There are certain restrictions on the ownership by non-Mexicans of shares of Mexican enterprises in some economic sectors, including broadcast television. Under Mexico's Foreign Investment Law and the Mexican Federal Radio and Television Law, foreign investors (including Mexican companies with foreign shareholders) may not own the capital stock of Mexican broadcasting concession holders (other than through "neutral investment" shares or instruments, such as CPOs).

Border Stations

Transmissions from television stations located along the U.S.-Mexican border are governed by a bilateral treaty signed by the governments of the two countries. The Agreement for the Assignment and Use of Channels for Television on the Frequency Range of 470-806 MHz Along the Border of Mexico and the United States sets criteria that all border stations must meet regarding permissible transmitter strength, antenna height and distance from the border. TV Azteca believes that it is in compliance with all aspects of the treaty.

Azteca America Network

FCC Regulation--General

The U.S. communications industry, including the operation of broadcast television networks and stations, is subject to substantial federal regulation, particularly pursuant to the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC, or the Act. This Act empowers the FCC to, among other things, regulate certain aspects of broadcast programming and the relationship between broadcast television networks and their affiliated broadcast television stations.

Alien Ownership of Broadcast Television Stations

The Act discussed above prohibits the issuance of a broadcast license to, or the holding of a broadcast license by an alien corporation, which is any corporation of which more than 20% of the capital stock is beneficially or nominally owned or voted by non-U.S. citizens or their representatives or by a foreign government or a representative thereof, or by any corporation organized under the laws of a foreign country, or aliens. The Act also authorizes the FCC, if the FCC determines that it would be in the public interest, to prohibit the issuance of a broadcast license to, or the holding of a broadcast license by, any corporation directly or indirectly controlled by any other corporation of which more than 25% of the capital stock is beneficially or nominally owned or voted by aliens. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to ownership in corporations held through other forms of business organizations, including partnerships.

Other Broadcast Television Regulation

The FCC substantially regulates television broadcast stations, which generally must apply to the FCC for renewal of their licenses every eight years. Renewal will be granted to the extent that the FCC finds that (i) the station has served the public interest; (ii) there have been no serious violations by the licensee under the Act described above or the FCC rules; and (iii) there have been no other

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violations by the licensee of such Act or the FCC rules which, taken together, indicate a pattern of abuse. The FCC also administers other aspects of broadcast television regulation, including the following: restrictions on the ownership of multiple media outlets in one market, or on a national basis; limits on the amount of commercial advertising during children's programming; requirements that stations air a certain amount of informational or educational programming directed at children; restrictions on "indecent" programming; and requirements affecting the availability and cost of political advertising time. In addition, FCC rules governing network affiliation agreements mandate that a television broadcast station licensee retain the right to reject or refuse network programming in certain circumstances, or substitute programming that the licensee reasonably believes to be of greater local or national importance. Violations of FCC rules and regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewal and, in egregious cases, denial of license renewal or revocation of license.

Other Regulatory Considerations

The foregoing does not purport to be a complete discussion of all provisions of the Act referenced or other congressional acts or of the rules, regulations and policies of the FCC. For further information, reference should be made to the Act itself, other congressional acts, and rules, regulations and public notices promulgated from time to time by the FCC. There are additional regulations and policies of the FCC and other federal agencies that govern political broadcasts, public affairs programming, broadcast advertising and other matters affecting TV Azteca's U.S. business and operations.

Unefon

Telecommunications Regulation and Concessions

The Mexican government instituted a number of policies commencing in the late 1980s to liberalize and deregulate important sectors of the Mexican economy, including the telecommunications industry. The Mexican government has sought to increase competition in the provision of local, domestic long-distance and international long-distance telephony services, which have historically been dominated by Telmex.

Telecommunications systems in Mexico are regulated by the SCT and the Mexican Federal Commission for Telecommunications (Comision Federal de Telecomunicaciones), or Cofetel, pursuant to the Mexican Federal Telecommunications Law (Ley Federal de Telecomunicaciones), the Telecommunications Regulations (Reglamento de Telecomunicaciones) and the Mexican General Means of Communications Law (Ley de Vias Generales de Comunicacion). In this respect, some of the rules set forth in the General Means of Communications Law, the Telecommunications Regulations and the rules promulgated thereunder remain effective if they are not inconsistent with the Federal Telecommunications Law and the rules promulgated under that law. All of these laws and regulations, together, complemented by Cofetel's administrative regulations, define the regulatory structure applicable to the nationwide telecommunications infrastructure and the supply of telecommunications services in Mexico. In addition to these laws, telecommunications companies are also individually bound by the terms and conditions of their respective concessions or permits granted by the SCT.

Under the Federal Telecommunications Law and the Foreign Investments Law (Ley de Inversion Extranjera), concessions may be granted only to Mexican individuals and to Mexican corporations whose foreign investment participation does not exceed 49% of the capital stock or who are not otherwise controlled by non-Mexicans. However, foreign investment participation may exceed 49% of the capital stock of a wireless concession holder with the prior approval of the Mexican Foreign Investment Commission of the Mexican Ministry of Economy. Unefon has received a conditional approval to allow greater than 49% foreign investment participation in Unefon.

Under the terms of most concessions, an authorization from the SCT is required in order for a concession holder to transfer or subscribe more than 10% of its corporate capital. Any transfer of capital or issuance of shares in breach of these requirements, including the limits on foreign investment, is deemed null and void under Mexican law. The transfer of an existing concession from one operator to another operator also requires the approval of the SCT, as well as approval of the Mexican Antitrust Commission, if applicable. The concession holder may not assign its rights during the first three years following the award of the concession. After this period, assignment is subject to the prior approval of the SCT.

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Management

Directors and executive officers

The following table lists the directors and executive officers of our company, their ages at December 31, 2002, positions and year of appointment. The selection of the directors was made in accordance with our company's shareholders' meeting held on January 7, 2003.

Name                            Age                               Position                              Since
-----------------------------------------------------------------------------------------------------------------
Ricardo B. Salinas Pliego       47    Chairman of the Board, President and Chief Executive Officer       1997
Pedro Padilla Longoria          37    Director                                                           2003
Francisco X. Borrego            38    Director                                                           1999
Diego Foyo Mejia                53    Chief Financial Officer                                            2003

Ricardo B. Salinas Pliego has served as our Chairman of the Board, President and Chief Executive Officer since 1997. Mr. Salinas Pliego has been Chairman of the Board of TV Azteca since 1993, Chairman of the Board of Grupo Elektra since 1993, director of Unefon since 1999 and President of Unefon since 1998. Mr. Salinas Pliego also serves on the Board of Directors of numerous other Mexican companies including Dataflux, Biper, Cosmofrecuencias, Todito and Salinas y Rocha. Mr. Salinas Pliego received a degree in accounting from the Instituto Tecnologico de Estudios Superiores de Monterrey and received an MBA from the Freeman School of Business at Tulane University.

Pedro Padilla Longoria has served as a director of our company since 2003. Mr. Padilla has been Chief Executive Officer of TV Azteca since October 2001. Mr. Padilla also serves on the board of directors of TV Azteca, Grupo Elektra, Biper, Unefon, Cosmofrecuencias and Azteca International Corporation. Mr. Padilla received a degree in law from the Universidad Nacional Autonoma de Mexico.

Francisco X. Borrego has served as a director of our company since 1999. Mr. Borrego also serves as the General Counsel and Legal Director of TV Azteca, a position that he has held since August 1993. Mr. Borrego received a bachelor's degree in law from Escuela Libre de Derecho.

Diego Foyo Mejia has served as our Chief Financial Officer since 2003. From 2000 to 2002, Mr. Foyo was a partner at Grupo Inversiones Monterrey, S.A. de C.V. Mr. Foyo also served as an alternate general director of Grupo Financiero Banorte, S.A. de C.V. from 1996 to 2000. Mr. Foyo received a degree in accounting from Instituto Tecnologico de Estudios Superiores de Monterrey.

Director and executive officer compensation

For the year ended December 31, 2002, we paid no compensation to our directors while our subsidiaries paid an aggregate of US$2.01 million to such persons in their capacities as officers of such subsidiaries. No director or executive officer of our company has a service contract with us or any of our subsidiaries that would provide for benefits upon termination of employment.

Memorandum and Articles of Association

Set forth below is a brief description of certain significant provisions of our Amended and Restated By-laws (Estatutos Sociales), or By-laws. This description does not purport to be complete and is qualified by reference to our By-laws, which have been previously filed as an exhibit to our Registration Statement on Form F-4 filed on October 15, 1997.

Organization and Register

We are a corporation (sociedad anonima de capital variable) organized under the laws of Mexico. Our deed of incorporation was executed on June 23, 1992 and was registered in the Public Registry of Commerce in Mexico City on March 9, 1993 under the number 171099. We have a term of 99 years commencing from the date of the execution of our deed of incorporation.

Management

The management of our company, except those powers reserved to shareholders by applicable law or our By-laws, is vested in our Board of Directors, which must consist of three or more members. According to our By-laws, management of our company may also be vested in a Sole Administrator. The Board of Directors or the Sole Administrator, as applicable, may be shareholders of our company and shall be appointed by our shareholders. Our Board of Directors is vested with the power to grant credit instruments in accordance with the terms of Article 9 of the Mexican General Law of Credit Instruments and Operations, or any analogous law in any other jurisdiction. The Board of Directors is also vested with the power to incur loans and to grant and subscribe credit agreements. The Board of Directors may also transfer and pledge, with lien, mortgage or other encumbrance, our real estate or private property.

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Capital stock

Our capital stock is variable with a fixed minimum capital stock of Ps.50,000 and an unlimited maximum fixed capital stock. Our capital stock is divided into an unlimited number of ordinary shares with a nominal value of Ps.1,000. Each ordinary share entitles the holder thereof to one vote and a pro rata share in any distributions. Holders of the ordinary shares have a pro rata right to subscribe for new shares that may be issued by our company from time to time. Our ordinary shares may not be held, directly or indirectly, by any foreign investors or companies that do not exclude foreign investors pursuant to applicable law. We cannot resolve to increase our capital stock until all previously issued shares have been paid in full. Any decreases in our capital stock shall be made by the amortization of entire shares and by reimbursing such shares to the shareholders.

Shareholders meetings

Ordinary shareholders meetings shall be held at least once a year, within four months following the end of our fiscal year. In order to be admitted to a shareholder meeting, shareholders must present certificates representing their shares as set forth in our shareholder registry book. If shareholders have deposited their certificates with our secretary or a credit institution, in lieu of presenting the certificates of their shares, shareholders must present a certificate setting forth the number of shares held in deposit for the shareholder, issued by our secretary or the applicable credit institution. There must be at least fifteen days between the date of the publication of the call for the shareholders meeting and the date set forth for the shareholders meeting. This time period may be reduced to three days in urgent cases at the Board of Director's discretion, provided that a longer term is not required by applicable law. General shareholder meetings are presided over by the president of the Board of Directors acting as secretary of the Board of Directors. Voting at shareholder meetings is tabulated according to one vote per each member present, unless any shareholder requests voting by the number of shares held by the respective shareholder or by number of shares held as evidenced in the official shareholder's registry.

Purpose

Article Two of our By-laws provides that our corporate purpose is to promote, participate as a shareholder or partner, organize, administrate and supervise any kind of mercantile and civil companies, associations or other companies, as well as to acquire any class of shares or participations in other associations or companies and to do certain acts and receive as well as render all services necessary for the attainment of its purposes. We may engage in any activity not reserved to the Mexican government.

Ownership

We are a holding company and have one class of capital stock with full voting rights, 90% of which is owned by Comunicaciones Avanzadas, S.A. de C.V., or CASA, and the balance of which is owned by Servicios Patrimoniales Integrados, S.A. de C.V., a company controlled by Ricardo B. Salinas Pliego, our Chairman of the Board, President and Chief Executive Officer and Chairman of the Board of TV Azteca. CASA is a holding company of which members of the Salinas family, directly or indirectly through Grupo Elektra, own approximately 90%, with the remainder held by the public through Grupo Elektra. Ricardo B. Salinas Pliego controls CASA through a voting trust established by the Salinas family. Grupo Elektra is controlled by Ricardo B. Salinas Pliego, who is also Chairman of Grupo Elektra's Board of Directors. With the exception of Ricardo B. Salinas Pliego, there are no directors or officers who beneficially own more than 1% of our shares.

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Certain transactions

We have engaged in transactions with our affiliates, including entities owned or controlled by some of our principal stockholders. We have agreed in the indentures governing the new notes, the unexchanged existing notes and the 12 1/2% notes to some restrictions on our ability to engage in transactions with our affiliates. In addition, the indenture governing the TV Azteca notes restricts TV Azteca's ability to engage in transactions with affiliates. Moreover, the new Sarbanes-Oxley Act rules and regulations, together with certain existing and proposed listing requirements of the New York Stock Exchange, place additional restrictions on TV Azteca's affiliate transactions.

Rights transactions

Unefon

In October 2000, TV Azteca granted rights to acquire all of the Unefon Series A shares that it owns pro rata to the holders of all of TV Azteca's outstanding shares and to certain other of TV Azteca's securities. The grant of these rights remains subject to the filing and effectiveness of a registration statement with the SEC that registers the Unefon Series A shares underlying the rights and the receipt of all applicable regulatory and third-party approvals. The rights were granted to:

/\ TV Azteca's 8,964,706,897 shares that were outstanding as of October 19, 2000;

/\ the 51,578,430 TV Azteca shares underlying TV Azteca's employee stock options which were vested and exercisable as of February 1, 2001;

/\ the 206,953,428 TV Azteca shares reserved for issuance as of October 19, 2000 under TV Azteca's management stock option plan; and

/\ TV Azteca's 119,858,484 repurchase fund shares held in treasury as of October 19, 2000.

The aggregate exercise price for all Unefon Series A shares subject to the rights is approximately US$177.0 million, all of which would be received by TV Azteca. The exercise price to be paid for one share of Series A stock of Unefon is US$0.151280667. Holders of rights attached to TV Azteca's Series A shares are entitled to acquire 0.125226140 shares of Unefon's Series A stock for each TV Azteca Series A share they own. Holders of rights attached to TV Azteca's CPOs (which are comprised of one ordinary, no par value, Series A share, one preferred Series D-A share and one preferred Series D-L share of TV Azteca) are entitled to acquire 0.37567819 shares of Unefon's Series A Stock for each CPO they own. Holders of rights attached to TV Azteca's ADSs (which are comprised of 16 TV Azteca CPOs) are entitled to acquire 6.010854704 shares of Unefon's Series A Stock for each ADS they own.

The rights to acquire the Unefon Series A shares do not trade separately from the TV Azteca shares and were originally only exercisable on December 11, 2002. However, in December 2002, TV Azteca approved the change of the exercise date to December 12, 2003. Any rights that are not exercised on the exercise date will expire and TV Azteca will retain ownership of the Unefon Series A shares underlying the rights. If, prior to December 12, 2003, the board of directors of TV Azteca approves a merger or consolidation of Unefon, a sale of all or substantially all of Unefon's assets or a sale (by tender or otherwise) of at least a majority of Unefon's shares or otherwise determines to accelerate the exercisability of the rights, each a sale event, TV Azteca will notify its shareholders that a sale event is anticipated to occur and the rights will be exercisable in connection therewith for a period of time to be determined by TV Azteca. Any exercise of the rights in connection with a sale event will be conditioned on the consummation of the relevant sale event. If such sale event is consummated, any rights which were not exercised during the period designated by TV Azteca will expire and TV Azteca will retain ownership of the Unefon Series A shares underlying the rights.

We directly own approximately 52.0% of TV Azteca's outstanding shares and indirectly own approximately 3.0% of TV Azteca's outstanding shares through our wholly-owned subsidiary Alternativas Cotsa. Consequently, upon the grant of the Unefon rights, we will directly own approximately 52.0% of the rights, corresponding to 595,730,405 Unefon Series A shares, and indirectly own approximately 3.0% of the rights, corresponding to 34,731,944 Unefon Series A shares, unless we have previously sold any of our TV Azteca shares.

Of the 595,730,405 Unefon Series A shares that we may acquire pursuant to the Unefon rights, 511,743,120 shares are subject to a right to purchase granted in favor of Ricardo B. Salinas Pliego and Elisa Salinas Gomez, Mr. Salinas Pliego's aunt.

Cosmofrecuencias

In October 2000, TV Azteca also granted on a pro-rata basis to those TV Azteca shareholders to whom the rights to acquire the Unefon Series A shares were granted, rights to purchase all of TV Azteca's shares of Cosmofrecuencias, a Mexican corporation owned 50% by TV Azteca and 50% by a Mexican company wholly-owned by Moises Saba Masri.

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The aggregate exercise price of all of the Cosmofrecuencias shares subject to the rights is approximately US$32.0 million. The grant of the rights remains subject to the receipt of all applicable regulatory approvals. In addition, Cosmofrecuencias intends to register the underlying Cosmofrecuencias shares under the U.S. securities laws between October 19, 2004 and October 19, 2006. The rights do not trade separately from the TV Azteca shares and are exercisable only for a period of time to be determined by TV Azteca following the effectiveness of the registration of the underlying Cosmofrecuencias shares. Any rights that are not exercised during the exercise period designated by TV Azteca will expire, and TV Azteca will retain ownership of the Cosmofrecuencias shares underlying such rights. If, prior to the designation of the exercise period, the Board of Directors of TV Azteca approves a merger or consolidation of Cosmofrecuencias, a sale of all or substantially all of Cosmofrecuencias's assets or a sale (by tender or otherwise) of at least a majority of Cosmofrecuencias's outstanding shares or otherwise determines to accelerate the exercisability of the rights, each a sale event, TV Azteca will notify its shareholders that a sale event is anticipated to occur and the rights will be exercisable in connection therewith for a period of time to be determined by TV Azteca. Any exercise of the rights during the exercise period designated by TV Azteca in connection with a sale event will be conditioned on the consummation of the relevant sale event. If such sale event is consummated, any rights which are not exercised during the exercise period designated by TV Azteca in connection with a sale event will expire, and TV Azteca will retain ownership of the shares underlying the rights.

Agreement between Azteca Holdings and Ricardo B. Salinas Pliego and Elisa Salinas Gomez

In connection with the TV Azteca rights transaction, on December 13, 2000, we entered into an agreement with Ricardo B. Salinas Pliego and Elisa Salinas Gomez relating to their right to acquire up to 511,743,120 Unefon Series A shares that may be acquired by us upon exercise of our Unefon rights. Mr. Salinas Pliego and Mrs. Salinas Gomez paid a US$6.65 million non-refundable premium to our company for these purchase rights. However, in order to exercise these purchase rights, Mr. Salinas Pliego and/or his affiliates must have directly or indirectly acquired the shares owned by Grupo Elektra of CASA, the direct owner of approximately 90% of our outstanding shares, or all of the outstanding capital stock of Grupo Elektra, or Grupo Elektra must have exercised its right to exchange all of the shares owned by Grupo Elektra of CASA for 226.5 million TV Azteca CPOs pursuant to the terms of a share exchange agreement dated March 25, 1996 between Grupo Elektra and our company. If Mr. Salinas Pliego and/or his affiliates have not so acquired the CASA shares or the outstanding capital stock of Grupo Elektra, and Grupo Elektra has not exercised its share exchange right, then Grupo Elektra will have the right, in lieu of Mr. Salinas Pliego and Mrs. Salinas Gomez, to exercise up to 34% of our company's rights to acquire Unefon Series A shares. Mr. Salinas and Mrs. Salinas Gomez also paid a US$350,000 non-refundable premium to Alternativas Cotsa for the right to purchase the Unefon Series A shares underlying Alternativas Cotsa's Unefon rights.

Agreement between Azteca Holdings and Grupo Elektra

Grupo Elektra has the right to exchange the CASA Series N shares that it owns, in whole or in part, at any time until March 26, 2006 for 226.5 million TV Azteca CPOs owned by us. CASA is the direct owner of approximately 90% of our capital stock. This exchange right allows Grupo Elektra to acquire up to approximately 7.6% of the capital stock of TV Azteca from us, which would reduce our direct and indirect ownership of the capital stock of TV Azteca to approximately 45%, although we would continue to own 62% of the voting power of TV Azteca.

Loans between Azteca Holdings and TV Azteca

From time to time we receive advances from TV Azteca. In 2000, 2001 and 2002, the aggregate amount of these advances equaled Ps.55 million, Ps.103 million and Ps.133 million (US$12.8 million), respectively. These advances are repaid annually, with a nominal amount of interest, from dividends that we receive from TV Azteca. Advances denominated in U.S. dollars accrue interest at a rate of 12% per annum. Advances denominated in pesos accrue interest at 1.5% per month plus the daily or monthly interest rates determined by the Mexican Central Bank and published in the Official Gazette of the Federation of Mexico.

Loans by Azteca Holdings and TV Azteca to Ricardo B. Salinas Pliego and his affiliates

In December 2000, TV Azteca made three unsecured loans to Ricardo B. Salinas Pliego for an aggregate amount of US$2.7 million, each with a term of one year and an annual interest rate of 12%. In December 2000, we purchased two of these loans in the aggregate amount of US$1.4 million. In December 2001, we sold these two loans back to TV Azteca. The maturity date of all three loans was extended to December 23, 2002. The full amounts outstanding under these three loans were repaid on December 23, 2002.

In December 1999, TV Azteca made two one-year unsecured loans in the aggregate amount of US$286,000 to Corporacion RBS, with an annual interest rate of 12%. TV Azteca extended the repayment of the principal and accrued interest amounts of these loans until December 2002. At the time of the extension, the aggregate amount of the interest and principal owing under the loan was US$326,125. The full amounts outstanding under these two loans were repaid on December 27, 2002.

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In 1999, TV Azteca also made a series of one-year unsecured loans to Corporacion de Medios de Comunicacion, S.A. de C.V., a company controlled by Ricardo B. Salinas Pliego, for an aggregate amount of US$4.0 million, all accruing interest at an annual rate of 12%. Each of the loans has been repaid in full, including accrued interest.

Loans between Azteca Holdings and Alternativas Cotsa

In June 2001, Alternativas Cotsa, our wholly-owned subsidiary, made a subordinated loan to our company in the amount of US$3.3 million, at an annual interest rate of 12%. Payment on this loan is subordinated to our 12 1/2% notes and consequently does not mature until December 2005. We used this loan to fund a portion of the semi-annual interest payments on the 11% notes and 12 1/2% notes in June 2001.

In June 2003, Alternativas Cotsa made a loan to our company in the amount of US$6.0 million, at an annual interest rate of three month LIBOR plus 2.25%. This loan matures on December 26, 2003. We used this loan to fund a portion of the semi-annual interest payment on the 12 1/2% notes in June 2003.

Loan between Azteca Holdings and Inmobiliaria Cotsa

In June 2003, Inmobiliaria Cotsa, our wholly-owned subsidiary, made a loan to us in the amount of Ps.20.0 million, at an annual interest rate of 28-day Tasa de Interes Interbancaria de Equilibria (TIIE), a rate established by the Mexican Central Bank, plus 2.25%. This loan matures on December 26, 2003. We used this loan to fund a portion of the semi-annual interest payment on the 12 1/2% notes in June 2003.

Loan between Azteca Holdings and Cine Alternativo

In December 2001, Cine Alternativo, our wholly-owned subsidiary, made a loan to our company in the amount of US$10.0 million. We used this loan to fund a portion of our semi-annual interest payments on the 11% notes and 12 1/2% notes in December 2001. Immediately after making the semi-annual interest payment, Cine Alternativo was merged into our company and the loan was cancelled.

Agreements between TV Azteca and Unefon

In July 2001, TV Azteca and Mr. Saba announced their intention to provide credit support to Unefon for up to US$80.0 million each. As of May 31, 2003, TV Azteca had paid US$17.7 million to Unefon and its creditors pursuant to this credit support and it had outstanding credit support obligations in the amount of US$12.1 million. TV Azteca has terminated any further credit support to Unefon.

In December 2000, as a condition to the modification of Unefon's finance agreement with Nortel, the principal shareholders of Unefon, TV Azteca and Mr. Saba, agreed in a shareholders' undertaking to provide Unefon up to US$35.0 million in the aggregate in the event Unefon had liquidity shortfalls in 2001 or 2002. In such event, TV Azteca and Mr. Saba would be jointly and severally obligated to make additional funds available to Unefon either (i) by way of equity contribution to Unefon or (ii) as subordinated indebtedness of Unefon. On December 20, 2002, Nortel notified TV Azteca and Mr. Saba of its view that Unefon's non-payment of the August 2002 interest payment under the Nortel finance agreement triggered their joint and several obligation to make additional funds available to Unefon up to an aggregate amount of US$35.0 million as provided in the shareholders' undertaking. TV Azteca and Mr. Saba disputed Nortel's assertion. In connection with the settlement with Nortel, Nortel has released TV Azteca and Mr. Saba from any obligation or liability in connection with this undertaking. However, as of May 31, 2003, TV Azteca and Mr. Saba had made loans to or on behalf of Unefon with an outstanding aggregate principal amount of US$35.8 million, US$19.1 million of which was paid by TV Azteca to Unefon and certain of its creditors.

In June 1998, Unefon and TV Azteca entered into a 10-year advertising agreement pursuant to which TV Azteca agreed to supply Unefon with advertising spots.

The principal terms and conditions of TV Azteca's agreement with Unefon, as amended, include:

/\ TV Azteca will supply Unefon with advertising spots totaling an aggregate of 120,000 GRPs over the term of the agreement, up to a maximum of 35,000 GRPs per year. For purposes of the agreement, GRPs equal the number of total rating points obtained in a 60 second transmission of commercial messages. Up to 30% of these GRPs may be used during prime-time, which is defined in the agreement as 7:00 p.m. to 11:00 p.m., Monday through Friday, and 6:00 p.m. to 11:00 p.m., Saturday and Sunday. Unefon can only use the GRPs through December 2009;

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/\   Unefon will pay TV Azteca 3.0% of its gross revenues up to a maximum of
     US$200.0 million. As of December 31, 2002, TV Azteca had broadcast Unefon advertisements having an aggregate value of Ps.147 million (US$14.1 million) pursuant to this agreement. TV Azteca records revenue under the terms of the agreement as the GRPs are consumed on a rate schedule set forth in the agreement, which provides less expensive GRPs initially and more expensive GRPs over the term of the agreement. Pursuant to the agreement, Unefon has elected to defer payments due in 2000, 2001 and 2002 and to make these payments in four equal semi-annual installments during 2003 and 2004, with the first payment maturing in June 2003. The deferred payments accrue interest at an annual interest rate of 12%. Starting in 2003, Unefon's payments to TV Azteca are due on a current basis. At December 31, 2002, the aggregate deferred payments equaled US$15.7 million (including interest); and

/\ TV Azteca's right to payment under the agreement is subject to compliance by Unefon with its payment obligations under its finance agreement.

/\ Pursuant to the advertising agreement, Unefon's failure to pay advances will not be considered a default by Unefon under the agreement. However, TV Azteca will be able to suspend the provision of television services to Unefon after Unefon's continued failure to pay for one year.

In May 1998, TV Azteca signed a building lease agreement with Unefon. The lease has a term of 10 years, starting June 1998, with a one-time right to renew for an additional 10 years upon notice by Unefon at least 180 days prior to expiration. The rent under the lease is Ps.2.5 million (US$207,900) a month, payable in advance each month. During the years ended December 31, 2000, 2001 and 2002, the aggregate lease income received by our company amounted to Ps.23 million, Ps.25 million and Ps.25 million, respectively.

Agreements between TV Azteca and Todito

In connection with its acquisition of 50% of the capital stock of Todito, TV Azteca entered into a five year service agreement with Todito. The service agreement consists of advertising time on TV Azteca's networks, the use of TV Azteca's content on Todito's web site and the use of TV Azteca's sales force to promote Todito. The three components of the service agreement were valued at US$45.0 million, US$50.0 million and US$5.0 million, respectively, at the time of signing. Under the service agreement, TV Azteca agreed to provide Todito with advertising on its Azteca 7 and Azteca 13 networks totaling an aggregate of 78,000 GRPs. The GRPs contemplated by the agreement equal the number of commercial rating points obtained in a 60 second transmission of commercial messages. Todito has the right to use up to 30% of the advertising granted under the service agreement during the network's prime-time hours. TV Azteca also granted Todito the exclusive right to distribute over the Internet TV Azteca's internally produced programming during the term of the service agreement.

TV Azteca has also signed a five-year hosting agreement with Todito, in February 2000. Under this agreement, TV Azteca has agreed to place a Todito navigation bar at the top of all pages of TV Azteca's web site, www.tvazteca.com.mx, which is intended to direct tvazteca.com.mx visitors to Todito's content and commerce options. TV Azteca has also agreed that tvazteca.com.mx will be subsumed within Todito, such that all visitors to tvazteca.com.mx will actually be navigating within Todito. Todito will also have the right to commercialize advertising space on TV Azteca's website. In exchange for the placement of its navigation bar on tvazteca.com.mx and the right to sell tvazteca.com.mx advertising space, Todito has agreed to place TV Azteca's navigation bar on todito.com and to provide technical support to TV Azteca with regard to the hosting of tvazteca.com.mx within Todito.

Agreement between TV Azteca and Grupo Elektra

In March 1996, TV Azteca entered into a television advertising time agreement with Grupo Elektra under which Grupo Elektra (or any company in which Grupo Elektra has an equity interest) has the right to not less than 300 advertising spots per week for a period of 10 years, each spot for a 20 second duration, totaling 5,200 minutes annually, but only in otherwise unsold airtime. In exchange for the television advertising airtime, TV Azteca receives Ps.14 million (nominal) (US$1.5 million) (nominal) each year. The agreement may not be terminated by TV Azteca but may be terminated by Grupo Elektra, which may also transfer its rights under this agreement to third parties.

In May 2001, TV Azteca entered into an advertising agreement with a subsidiary of Grupo Elektra pursuant to which this subsidiary purchased advertising time on the Azteca 7 and 13 networks from May 2001 through December 2001. In consideration, Elektra paid an aggregate of Ps.54.5 million (nominal) in five monthly installments of Ps.10.9 million (nominal) (US$1.0 million) (nominal).

On January 19, 2000, January 28, 2000 and February 15, 2000, TV Azteca made a series of short-term loans to Grupo Elektra, for an aggregate amount of Ps.192 million (US$20.0 million), each accruing interest at an annual rate of 13%. These loans were repaid on March 31, 2000.

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Agreement between TV Azteca and Alta Empresa

In December 2001, TV Azteca and Alta Empresa entered into an agreement for purposes of marketing and selling TV Azteca's programming throughout the world, excluding Mexico. Pursuant to this agreement, TV Azteca agreed to contribute its programming and Alta Empresa agreed to manage all of the activities involved in the marketing and selling of TV Azteca's programming outside of Mexico. Initially, Alta Empresa may only market and sell TV Azteca's programming in the U.S., which it is currently doing through an agreement with Azteca International. The agreement between TV Azteca and Alta Empresa has an initial term of 30 years, which may be terminated at any time by TV Azteca and Alta Empresa. Based upon their relative contributions, TV Azteca is entitled to 99% of the net profits derived from the marketing and sale of its programming outside of Mexico and Alta Empresa is entitled to the remaining one percent.

Agreement between TV Azteca and Biper

In September 2001, TV Azteca entered into an advertising agreement with Biper covering the period from January 1, 2002 through December 31, 2002. Under this agreement, Biper had the right to receive advertising in 2002 on the Azteca 7 or 13 Networks. In exchange for the advertising time, Biper paid Ps.20 million (nominal) (US$2.1 million) (nominal) to TV Azteca.

In January 1997, TV Azteca entered into a multi-year advertising agreement with Biper. Under this agreement, Biper had the right to receive 172 minutes of advertising in 1998, 207 minutes of advertising in 1999 and 240 minutes of advertising in 2000 on the Azteca 7 or 13 Networks. Each commercial had an average duration of 20 seconds, but only to be run in otherwise unsold advertising time. In exchange for the advertising time, Biper agreed to pay 1.5% of its yearly pager sales to TV Azteca. Biper also provided paging services to TV Azteca and leased transmission sites from TV Azteca. The 1997 advertising agreement terminated in 2000.

Agreements between TV Azteca and Dataflux

TV Azteca entered into a television advertising time agreement with Dataflux, effective September 30, 1996. Dataflux is controlled by Guillermo E. Salinas Pliego, the brother of the Chairman of the Board of our company, Ricardo B. Salinas Pliego. Under the terms of this agreement, Dataflux or any of its subsidiaries has the right to 480 advertising spots per month on the Azteca 7 and 13 networks for a period of 10 years, each spot with 30 seconds average duration, totaling 2,880 minutes each year, but only in otherwise unsold airtime. In exchange for the advertising time, Dataflux has agreed to pay TV Azteca US$830,770 annually, payable in advance each year. The agreement may not be terminated by TV Azteca; however, it may be terminated by Dataflux at any time upon at least 90 days' notice.

In December 1996, TV Azteca entered into stock option agreements with two of Dataflux's principal shareholders, Alberto Hinojosa Canales and Guillermo E. Salinas Pliego. Under the terms of the stock option agreements, Mr. Hinojosa Canales and Mr. Guillermo E. Salinas Pliego together had the option to purchase all of TV Azteca's Dataflux stock, representing a 20% equity interest in Dataflux. These options, which expired on November 30, 1998, had an aggregate exercise price of US$20.0 million if exercised on or before November 30, 1997, with the exercise price increasing until expiration according to interest schedules in the stock option agreements. Effective as of April 1, 1997, Mr. Guillermo E. Salinas Pliego and Mr. Hinojosa Canales, through Datacapital, S.A. de C.V., a holding company, exercised these options with respect to approximately 87.5% of the 20% equity interest in Dataflux that was subject to these options, and agreed to pay to TV Azteca Ps.139.4 million (nominal). Datacapital agreed to pay amounts owed by it by providing TV Azteca with computer equipment by December 31, 2000. At December 31, 2002, Ps.79 million of this amount remained outstanding. The parties are currently in negotiations regarding the remaining amounts owed to TV Azteca.

Agreement between TV Azteca and Productora de Medios

TV Azteca entered into a television advertising time agreement with Productora de Medios, a former wholly-owned subsidiary of Grupo COTSA, under which Grupo COTSA or any of Grupo COTSA's subsidiaries has the right to 42 advertising spots per week on the Azteca 7 or 13 networks for a period of 10 years commencing September 30, 1996. Each spot has an average duration of 20 seconds, totaling 728 minutes each year, but only in otherwise unsold airtime. In exchange for the advertising time, Productora de Medios agreed to pay TV Azteca US$210,000 each year. The agreement may not be terminated by either party without the consent of the other party.

On November 15, 2001, Productora de Medios sold the advertising minutes under the television advertising time agreement to four non-related parties in return for US$24.0 million, which is to be paid to Cine Alternativo, an affiliate of Productora de Medios that acts as its depositary for the payments. Of this amount, approximately US$12.1 million was paid in December 2001, US$5.6 million in June 2002 and US$6.3 million in December 2002.

In December 2001, Cine Alternativo and Productora de Medios were merged into our company.

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Agreements between TV Azteca and ATC

John Michael Gearon Jr., a director of TV Azteca since February 2000, serves as President and a director of American Tower International Corporation.

In February 2000, TV Azteca, together with its subsidiary, Television Azteca, entered into a tower project agreement with a Mexican subsidiary of ATC regarding space not used by us in our operations. This agreement, which was approved by the SCT, covers up to 190 of TV Azteca's broadcast transmission towers. In consideration for the payment of a US$1.5 million annual fee and for a loan of up to US$119.8 million under the ATC long-term credit facility, TV Azteca granted ATC the right to market and lease its unused tower space to third parties (including our affiliates) and to collect for ATC's account all revenue related thereto. TV Azteca retains full title to the towers and remains responsible for the operation and maintenance thereof. After the expiration of the initial 20 year term of the ATC long-term credit facility, TV Azteca has the right to purchase from ATC at fair market value all or any portion of the revenues and assets related to ATC's marketing and leasing rights at any time upon the proportional repayment of the outstanding principal amount under the ATC long-term credit facility.

In February 2000, Azteca entered into a long-term credit facility for up to US$119.8 million with a Mexican subsidiary of ATC. The ATC long-term credit facility is comprised of a US$91.8 million unsecured term loan and a US$28.0 million term loan secured by certain of its real estate properties. The interest rate on each of the loans is 12.877% per year. The initial term of the US$91.8 million unsecured term loan is 20 years, which may be extended up to an additional 50 years, so long as the 70-year tower project agreement entered into by the parties in February 2000 remains in effect. The US$28.0 million secured term loan currently matures in February 2004, but may be renewed annually for successive one-year periods so long as the tower project agreement remains in effect.

Fundacion Azteca

In 2000, TV Azteca donated Ps.102.5 million to Fundacion Azteca. TV Azteca also sold advertising time to Fundacion Azteca. Fundacion Azteca is a charitable organization that is involved in social awareness campaigns, including Vive Sin Drogas, an anti-drug campaign launched in 1998 to heighten awareness of the use of drugs in Mexico. Fundacion Azteca also offers scholarships to schools that it operates in Mexico. Fundacion Azteca is currently managed by Esteban Moctezuma Barragan and was formerly managed by Ninfa Sada de Salinas, the ex-wife of Ricardo B. Salinas Pliego, TV Azteca's principal shareholder.

Additional Related Party Loans

In April 2000, TV Azteca made an unsecured loan in the principal amount of US$1.4 million with an annual interest rate of 10.63% to Adrian Steckel Pflaum, who was one of our directors at the time and is Unefon's chief executive officer. The entire principal amount of this loan was repaid on December 31, 2002.

In June 1998, TV Azteca made an unsecured loan in the principal amount of US$470,000 with an annual interest rate of 12% to Francisco X. Borrego, one of TV Azteca's executive officers. This loan was repaid in December 2002.

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Description of the new 12 1/4% notes

The form and terms of the new 12 1/4% notes (the "New 12 1/4% Notes") will be identical in all material respects to the form and terms of the existing 12 1/4% notes (the "Existing 12 1/4% Notes") except that the New 12 1/4% Notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Existing 12 1/4% Notes and
(2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. The New 12 1/4% Notes the Company is offering to exchange and the Existing 12 1/4% Notes the Company previously issued will collectively be a single series for all purposes under the Indenture, dated July 15, 2003 (the "12 1/4% Indenture"), entered into between our Company and The Bank of New York, as trustee (the "Trustee," which term includes any successor as Trustee under the 12 1/4% Indenture). The following summaries of certain provisions of the New 12 1/4% Notes and the 12 1/4% Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the New 12 1/4% Notes and the 12 1/4% Indenture, including the definitions therein of certain terms. We urge you to closely examine and review the 12 1/4% Indenture itself, which has been filed as an exhibit to the registration statement, of which this prospectus is a part. See "Where you can find more information" for information on how to obtain a copy. Copies of the 12 1/4% Indenture will also be available for inspection during normal business hours at the offices of the Trustee and at the offices of the other paying agents with respect to the New 12 1/4% Notes (together, the "Paying Agents"). References to the "Company" and "TV Azteca" in the following summary are references solely to Azteca Holdings, S.A. de C.V. and TV Azteca, S.A. de C.V., respectively. Unless otherwise specified, references in this section to the "12 1/4% Notes" mean both of the New 12 1/4% Notes and the Existing 12 1/4% Notes. References to any other defined term used in the following summary have the meaning set forth in this summary and under "--Certain Definitions."

General

The New 12 1/4% Notes will be limited to US$96,249,000.00 in aggregate principal amount, all of which New 12 1/4% Notes (to the extent exchanged for in the exchange offer) will be issued on the Issue Date. Each US$1,000 in principal amount of the 12 1/4% Notes will be amortized in accordance with the following schedule:

                                                                 Principal
      Scheduled Payment Date                                       Amount
      ---------------------------------------------------------------------
      June 15, 2005 ..........................................   US$250.00
      June 15, 2006 ..........................................   US$250.00
      June 15, 2007 ..........................................   US$250.00
      June 15, 2008 (the "Final Maturity Date") ..............   US$250.00

Interest on the 12 1/4% Notes accrues at the rate of 12 1/4% per annum from the Initial Issue Date. If a holder's Existing 12 1/4% Notes are accepted for exchange, then such holder will receive interest on the New 12 1/4% Notes and not on the Existing 12 1/4% Notes.

Interest on the 12 1/4% Notes is calculated on the basis of a 360-day year consisting of twelve 30-day months. Payment of interest will commence on December 15, 2003 and will be paid each June 15 and December 15 thereafter (each an "Interest Payment Date"), in each case, to the persons in whose name the 12 1/4% Notes are registered at the close of business on the first day of the calendar month in which the applicable Interest Payment Date occurs (the "Record Date"), after withholding for, or on account of, certain Mexican withholding taxes. See "--Additional amounts" and "Tax considerations."

Principal of, and interest and any Additional Amounts (as defined below) on, the 12 1/4% Notes will be payable, and the transfer of the 12 1/4% Notes will be registrable, at an office maintained for such purpose in the Borough of Manhattan, The City of New York, which will initially be the office of the Trustee, and at the offices of the Paying Agent; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The 12 1/4% Notes will be issued only in registered non-endorsable form without coupons and only in denominations of US$1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of 12 1/4% Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Ranking

The 12 1/4% Notes will be senior unsecured obligations of the Company, and the Indebtedness evidenced by the 12 1/4% Notes will rank pari passu in right of payment with the 2005 Notes and the 10 3/4% Notes. The 12 1/4% Notes will be effectively subordinated to the 2005 Notes and the 10 3/4% Notes to the extent of the value of the assets securing the 2005 Notes and the 10 3/4% Notes, respectively. The Company is a holding company and, therefore, the 12 1/4% Notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of its subsidiaries, including TV Azteca. As of December 31, 2002 on a pro forma basis after giving effect to the issuance of the 12 1/4% Notes, the Company and its Subsidiaries had approximately Ps.9,058 million (US$871.4 million) of consolidated indebtedness, of which Ps.2,900 million (US$279.0 million) was secured indebtedness. As of the same date, TV Azteca had Ps.6,158 million (US$592.4 million) of indebtedness, of which Ps.665 million (US$64.0 million) was secured indebtedness. Subject to certain limitations, the Company and its Subsidiaries may Incur additional Indebtedness in the future.

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Redemption and purchase provisions

Optional Redemption

The 12 1/4% Notes will not be redeemable at the option of the Company prior to June 15, 2006. At any time thereafter, the 12 1/4% Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at 100% of the outstanding principal amount, plus accrued and unpaid interest and Additional Amounts (if any).

In connection with any partial redemption, the Trustee will select, in such manner as it shall deem fair and appropriate, the particular 12 1/4% Notes to be redeemed or any portion thereof that is an integral multiple of US$1,000.

Redemption for Tax Reasons

If, as a result of any amendment to, or change in, or expiration of, the laws (or any regulation or rulings, thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an application or official interpretation of such laws or regulations, which amendment or change of such laws or regulations becomes effective on or after the Initial Issue Date, the Company would be obligated, for reasons outside of its control, and after making such endeavors as the Company may consider reasonable to avoid such requirement, to pay Additional Amounts in excess of those attributable to a Mexican withholding tax rate of 10% (see "--Additional amounts" and "Tax considerations--Mexican tax considerations"), then, at the Company's option, all, but not less than all, of the 12 1/4% Notes may be redeemed at any time by giving not less than 30 nor more than 60 days' written notice at a price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, and any Additional Amounts due thereon, to the date of redemption (subject to the right of holders of record on the relevant Record Date to receive interest due (if any) on the relevant Interest Payment Date); provided, however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Company will deliver the Trustee (i) a certificate signed by a duly authorized representative of the Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to redeem have occurred and
(ii) an opinion of independent Mexican legal counsel (which may be counsel to the Company) of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Such notice, once delivered by the Company to the Trustee, will be irrevocable.

Repurchase at the option of holders

Change of Control

Within 30 days of the occurrence of a Change of Control, unless the Company has theretofore mailed a redemption notice with respect to all of the outstanding
12 1/4% Notes, the Company will be required to make an Offer to Purchase all outstanding 12 1/4% Notes at a purchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest and Additional Amounts(if any) to the date of purchase. A "Change of Control" shall be deemed to have occurred if the Permitted Holders beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, in the aggregate less than (a) 51% of the total voting power of the Voting Stock of the Company or (b) 51% of the total voting power of the Voting Stock of TV Azteca or, in either case, do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or TV Azteca. The term "Permitted Holders" shall mean (i) Ricardo B. Salinas Pliego, (ii) a grandparent, parent, brother, sister, uncle, or aunt of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

The occurrence of certain of the events which would constitute a Change of Control would require the Company to offer to purchase the 2005 Notes and the 10 3/4% Notes and would also require TV Azteca to offer to purchase the TV Azteca Notes, and might constitute a default under future Indebtedness of the Company or TV Azteca, which could result in such Indebtedness becoming due and payable. Accordingly, if an Offer to Purchase is made as a result of a Change of Control, there can be no assurance that, in light of, among other things, the Company or TV Azteca having to make such other payments as may be required at the time, the Company will be able to obtain sufficient funds to purchase all the 12 1/4% Notes that might be delivered by holders thereof seeking to accept

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such Offer to Purchase. See "Risk Factors--Risks related to the new notes issued in the exchange offers --We may not be able to fund a change of control offer."

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 12 1/4% Notes pursuant to any Offer to Purchase. To the extent that the provisions of any applicable United States federal or state securities laws or regulations conflict with provisions of the 12 1/4% Indenture relating to an Offer to Purchase, the Company will comply with such laws or regulations and will not be deemed to have breached such provisions of the 12 1/4% Indenture by virtue thereof.

The Company shall not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the 12 1/4% Indenture applicable to an Offer to Purchase by the Company and purchases all 12 1/4% Notes tendered and not withdrawn under such Offer to Purchase.

Asset Dispositions

The Company may be obligated to make an Offer to Purchase the 12 1/4% Notes with Uninvested Asset Sale Distributions (as defined below) from TV Azteca, at a purchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to the date of purchase and Additional Amounts (if any), after using such Uninvested Asset Sale Distributions to make an offer to purchase to all holders of the 2005 Notes pursuant to the terms of the 2005 Indenture and all holders of the 10 3/4% Notes pursuant to the terms of the 10 3/4% Indenture as described under "--Covenants--Limitation on Restricted Payments."

Additional amounts

Except to the extent required by law, any and all payments by the Company in respect of the 12 1/4% Notes shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, contributions, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or by or on behalf of any political subdivision thereof or any authority therein having power to tax ("Mexican Taxes"). Under Mexican law, interest payments on indebtedness of the type evidenced by the 12 1/4% Notes made to non-residents of Mexico are generally subject to a Mexican withholding tax of 10%. However, pursuant to certain provisions of Mexican law, payments of interest to holders of the 12 1/4% Notes that are not residents of Mexico are subject to withholding tax at a reduced rate of 4.9%, provided certain requirements are met. In addition, certain holders of the 12 1/4% Notes, such as certain pension and retirement funds and certain residents of the United States and certain other countries, may be entitled to an exemption or reduced rate of Mexican withholding tax, as the case may be, under the provisions of applicable law or a double taxation treaty. See "Tax considerations--Mexican tax considerations."

If the Company shall be required by law to deduct or withhold an amount from or in respect of any sum payable under the 12 1/4% Indenture or under the 12 1/4% Notes, the Company shall pay such additional amounts ("Additional Amounts") in respect of Mexican Taxes as shall result in the receipt by the holders of the 12 1/4% Notes of the amounts that would otherwise have been receivable by them in respect of payments on such 12 1/4% Notes in the absence of such deduction or withholding, and shall pay the full amount required to be deducted to the relevant taxing authority in accordance with applicable law and shall indemnify each holder for such amount (and any interest or penalty in respect thereof) imposed as a result of failure to so pay, except that no such Additional Amounts will be payable:

(a) to or on behalf of a holder or beneficial owner of a 12 1/4% Note that is liable for Mexican Taxes in respect of such 12 1/4% Note by reason of its having some connection with Mexico (or any political subdivision or taxing, authority thereof or therein) otherwise than by the mere holding or owning of such 12 1/4% Note or by the receipt of income or any payments in respect thereof;

(b) to or on behalf of a holder or beneficial owner of a 12 1/4% Note in respect of Mexican Taxes that would not have been imposed but for the failure of the holder or beneficial owner of such 12 1/4% Note to provide the Company, following receipt of a written request to do so, with any certification, identification, information or other documentation required by law, regulation or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Mexican Taxes; provided that at least 60 days prior to (i) the first payment date with respect to which the Company shall apply this clause (b) and (ii) in the extent of a change in such certification, identification, information, documentation, declaration or other reporting requirement, the first payment date subsequent to such change, the Company shall have notified the Trustee, in writing that the holders of 12 1/4% Notes will be required to provide such certification, information or documentation, declaration or other reporting.

(c) to or on behalf of a holder of a 12 1/4% Note in respect of Mexican Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders of the 12 1/4% Notes,

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     whichever occurs later, except to the extent that the holder of such
     12 1/4% Note would have been entitled to Additional Amounts in respect of such Mexican Taxes on presenting such 12 1/4% Note for payment on any date during such 30-day period; or


(d)  any combination of (a), (b), or (c) above.

Additionally, the obligation of the Company to pay Additional Amounts shall not apply with respect to (i) any estate, inheritance, gift, sales, transfer or personal property tax or any similar taxes, duties, assessments or other governmental charges or (ii) any taxes, duties, assessments or other governmental charges in each case that are of a nature payable otherwise than by deduction or withholding from payments on the 12 1/4% Notes or any combination of the above.

All references herein to principal, premium, if any, and interest in respect of 12 1/4% Notes shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts (if any) payable in respect thereof as set forth in this section.

Notwithstanding the foregoing, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (b) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clause (b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a 12 1/4% Note (taking into account any relevant differences between United States and Mexican law, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law (including the United States-Mexico Tax Treaty), United States Treasury regulations (including proposed regulations) and administrative practice (for example, IRS Forms W-8 BEN and W-9). In addition, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (b) above shall not apply if Rule 3.25.15 issued by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) and published in the Diario Oficial de la Federacion on May 30, 2002, as extended or amended to date, or a substantially similar successor of such rule, is in effect, unless the provision of the certification, identification, information, documentation, declaration or other evidence described in clause (b) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.25.15 (or a substantially similar successor of such rule), the Company cannot obtain such certification, identification, information, documentation, declaration or evidence, or satisfy any other reporting requirements, on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.25.15 (or such successor of such rule). In addition, clause (b) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization or a non-Mexican financial institution or any other holder of a 12 1/4% Note register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding taxes.

Upon request, the Company or other Person making such payment will provide the Trustee with the original receipt of payment thereof, or a copy of such receipt. Copies of such documentation will also be made available to the holders of the 12 1/4% Notes or the Paying Agents, as applicable, upon request therefor.

Covenants

For so long as any of the 12 1/4% Notes remain outstanding or any amount remains unpaid on any of the 12 1/4% Notes, the Company will, and will cause TV Azteca to, comply with the terms of the covenants described below.

Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca

(a) The Company will not, and will not permit any Subsidiary of the Company (other than TV Azteca and its Restricted Subsidiaries and Grupo Cotsa) to, Incur any Indebtedness, except the following:

     (i) Indebtedness Incurred by the Company in exchange for, or the proceeds of which are used to Refinance, all or in part, the 12 1/4% Notes, the 10 3/4% Notes, the 10 1/2% Notes, the 2003 Notes, the 2005 Notes or any Refinancing Indebtedness (as defined below) Incurred to Refinance the 12 1/4% Notes, the 10 3/4% Notes, the 10 1/2% Notes, the 2003 Notes, the 2005 Notes or any such Refinancing Indebtedness; provided, however, that in the case of any Indebtedness Incurred in connection with such a Refinancing (Indebtedness so Incurred referred to in this subparagraph (a)(i) as "Refinancing Indebtedness"), the principal amount of such Refinancing Indebtedness (excluding any principal amount required to be deposited in collateral arrangements to provide for interest payments on such Refinancing Indebtedness) will not exceed the principal amount of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness so Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated repurchase, plus any accrued and unpaid interest, any Additional Amounts and fees and expenses Incurred by the Company in connection with such Refinancing; provided, further, that (A) in the case that the 12 1/4% Notes are Refinanced in part, the Refinancing Indebtedness is made pari passu with the 12 1/4% Notes or subordinated to the 12 1/4% Notes, (B) the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which

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          such Indebtedness is issued, (1) provides that the Weighted Average
          Life to Maturity of such Refinancing Indebtedness at the time such Refinancing Indebtedness is Incurred is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement that is conditioned upon provisions substantially similar to the provisions of the Indebtedness being Refinanced or substantially similar to those described above under "--Repurchase at the option of holders--Change of Control" or in connection with asset dispositions as provided below under "--Limitation on Restricted Payments," and (C) the Refinancing Indebtedness may not be secured by any assets of the Company other than Unrestricted Shares; provided, that Refinancing Indebtedness Incurred pursuant to this clause (i) to Refinance the 12 1/4% Notes may not be Incurred prior to the application of the proceeds to repay all or part of the 12 1/4% Notes, unless such Refinancing Indebtedness is Incurred within 35 days of the application of the proceeds therefrom to repay all or a part of the 12 1/4% Notes to defease the 12 1/4% Notes or otherwise to satisfy and discharge the 12 1/4% Indenture and such proceeds are held in escrow to secure such Refinancing Indebtedness until application to repay all or part of the 12 1/4% Notes;

     (ii) Indebtedness of the Company Incurred within 45 Business Days before the applicable interest payment date in an amount not to exceed the amount of interest and any Additional Amounts payable on any of the 12 1/4% Notes, the 10 3/4% Notes, the 2005 Notes or any Refinancing Indebtedness Incurred to Refinance the 12 1/4% Notes, the 10 3/4% Notes, the 2005 Notes, or any such Refinancing Indebtedness on such interest payment date, provided that the proceeds from such Indebtedness are irrevocably deposited with the applicable trustee or paying agent for the purpose of paying such amount to the holders of such notes, as the case may be; provided, further, that the obligations of the Company with respect to any Indebtedness Incurred pursuant to this clause (ii) shall be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness and shall have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 12 1/4% Notes;

    (iii) (A) Indebtedness of Persons other than the Company, TV Azteca or any of its Restricted Subsidiaries that is secured by a Lien on Unrestricted Shares but is otherwise Non-Recourse Indebtedness, (B) Indebtedness of the Company, TV Azteca or any of its Restricted Subsidiaries that is secured by a Lien on Unrestricted Shares but is otherwise Non-Recourse Indebtedness and (C) Non-Recourse Indebtedness of Additional Subsidiaries, provided, that in the case of Indebtedness Incurred by an Additional Subsidiary pursuant to clause (C), if such Additional Subsidiary ceases at any time to be an Additional Subsidiary and becomes a Restricted Subsidiary hereunder, the provisions of clause (C) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at such time;

     (iv) Indebtedness Incurred by the Company to any holder of a Permitted Azteca Holdings/Unefon Purchase Right as a result of the pledge of the 10 3/4% Unefon Pledged Shares, the 2005 Unefon Pledged Shares, the
          10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds (or any Substitute Unefon Consideration) pursuant to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge, respectively, provided that such Indebtedness shall (A) be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness, (B) not be assignable or transferable and (C) have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 12 1/4% Notes;

     (v) Additional 2005 Notes, provided that the net proceeds from the issuance of such Additional 2005 Notes are directly and irrevocably deposited with the Trustee or Paying Agent for purposes of paying (A) principal, interest and Additional Amounts with respect to the 12 1/4% Notes or (B) interest and Additional Amounts (as such term is used in the 2005 Indenture) with respect to the 2005 Notes; provided, further, that immediately after giving effect to the incurrence of the Indebtedness evidenced by such Additional 2005 Notes, the Company could release any 2005 Notes Collateral pursuant to the applicable Coverage Ratios (as such term is used in the 2005 Indenture);

     (vi) Indebtedness of the Company to TV Azteca in respect of, and in principal amount equal to, any Restricted Payments made by TV Azteca to the Company pursuant to clause (xiv) of the second paragraph of the "--Limitation on Restricted Payments" covenant described below, provided that such Indebtedness shall (A) not be assignable or transferable, (B) be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness and (C) have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 12 1/4% Notes; and

    (vii) Indebtedness of the Company Incurred within fifteen days before the exercise date of the 10 3/4% Unefon Rights and the 2005 Unefon Rights in an aggregate principal amount not to exceed the aggregate exercise price of the 10 3/4% Unefon Rights and the 2005 Unefon Rights exercised by the Company (excluding any 10 3/4% Unefon Rights or 2005 Unefon Rights exercised, by or for the benefit of, any holders of a Permitted Azteca Holdings/Unefon Purchase Right); provided that such Indebtedness (A) bears interest at commercially reasonable rates, (B) constitutes unsecured Subordinated

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

          Indebtedness and (C) is repaid in full upon the sale of the 10 3/4% Unefon Pledged Shares and the 2005 Unefon Pledged Shares underlying such 10 3/4% Unefon Rights and 2005 Unefon Rights, respectively.

(b) The Company will not permit TV Azteca or any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that TV Azteca or any of its Restricted Subsidiaries may issue Preferred Stock the maximum liquidation value of which will constitute Indebtedness of TV Azteca for purposes of the covenant described under "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" below and dividends on which will be included in determining Consolidated Interest Expense for the purpose of calculating the Indebtedness to Adjusted EBITDA Ratio under the provision described in the first paragraph of "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" below.


Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to Incur any Indebtedness; provided however, that TV Azteca or any Restricted Subsidiary may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to Adjusted EBITDA Ratio would be greater than zero and less than or equal to 6.00:1.00.

Notwithstanding the foregoing, the following Indebtedness may be Incurred (collectively, "Permitted Indebtedness"):

(i) Indebtedness of TV Azteca or any Restricted Subsidiary under one or more revolving credit or working capital facilities (including related Guarantees and security arrangements) in an aggregate principal amount outstanding or available at any time not to exceed US$100.0 million;

(ii) any Indebtedness of TV Azteca and its Restricted Subsidiaries (other than Indebtedness described in another clause of this paragraph) outstanding on the Initial Issue Date;

(iii) Indebtedness owed by TV Azteca to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to TV Azteca or any other Restricted Subsidiary; provided, however, that upon either (A) the transfer or other disposition by such Restricted Subsidiary or TV Azteca of any Indebtedness so permitted to a Person other than TV Azteca or another Restricted Subsidiary of TV Azteca or (B) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than TV Azteca or another Restricted Subsidiary (or any other event) that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such transfer or other disposition;

(iv) Indebtedness which is exchanged for or the proceeds of which are used to Refinance outstanding Indebtedness Incurred pursuant to the preceding paragraph or clause (ii) of this paragraph (Indebtedness so Incurred referred to in this clause (iv) as "Refinancing Indebtedness") in an aggregate principal amount not to exceed the principal amount of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness so Refinanced or the amount of any premium reasonably determined by TV Azteca as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated repurchase, plus any fees and expenses Incurred by TV Azteca or by the Subsidiary of TV Azteca, as the case may be, in connection with such Refinancing; provided, however, that the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (1) provides that the Weighted Average Life to Maturity of such Refinancing Indebtedness at the time such Refinancing Indebtedness is Incurred is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement which is conditioned upon provisions substantially similar to the provisions of the Indebtedness being Refinanced or substantially similar to those described above under "--Repurchase at the option of holders--Change of Control" or in connection with an asset disposition as provided below under "--Limitation on Restricted Payments;" provided, further, that Indebtedness Incurred pursuant to this clause (iv) may not be Incurred more than 30 days prior to the application of the proceeds to repay the Indebtedness to be Refinanced;

(v) Indebtedness Incurred by TV Azteca, which may be Guaranteed by a Restricted Subsidiary, not otherwise permitted to be Incurred pursuant to clauses (i) through (iv) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (v), has an aggregate principal amount not in excess of US$25.0 million at any time outstanding; and

(vi) the Incurrence by TV Azteca or any of its Restricted Subsidiaries of Indebtedness under Permitted Interest Rate, Currency or Commodity Price Agreements.

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Limitation on Restricted Payments

The Company will not, nor will TV Azteca or any Restricted Subsidiary be permitted to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of the Capital Stock of the Company, TV Azteca or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving any of the foregoing) except (A) dividends or distributions by the Company payable solely in Capital Stock (other than Redeemable Stock) of the Company, and dividends or distributions by TV Azteca payable solely in Capital Stock (other than Redeemable Stock) of TV Azteca or
(B) dividends from a Restricted Subsidiary to TV Azteca or to a Wholly Owned Restricted Subsidiary, (ii) purchase, redeem or otherwise retire or acquire for value any Capital Stock (including any option or warrant to purchase Capital Stock) of the Company, TV Azteca or any Restricted Subsidiary held by Persons other than TV Azteca or a Wholly Owned Restricted Subsidiary, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within three months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement) or (iv) make any Investment in any Person (other than Permitted Investments) (each of clauses (i) through (iv) being a "Restricted Payment"); provided, however, TV Azteca or a Restricted Subsidiary will be permitted to make a Restricted Payment unless:

(1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing or would result from such Restricted Payment, or

(2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period then most recently ended, TV Azteca could not Incur at least US$1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above, or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made by TV Azteca and its Restricted Subsidiaries from February 5, 1997 to the relevant date exceeds the sum of:

      (a) US$5.0 million plus (i) the positive cumulative Adjusted EBITDA of TV Azteca for the period beginning on April 1, 1997 and ending on the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements of TV Azteca are available (taken as a single accounting period) or (ii) if such cumulative Adjusted EBITDA is negative, the negative amount by which the cumulative Adjusted EBITDA is less than zero, less in either case the product of 2.0 times the cumulative Consolidated Interest Expense of TV Azteca for such period; plus

      (b) 100% of the aggregate Net Cash Proceeds received by TV Azteca after February 5, 1997 from contributions of capital or the issuance and sale (other than to a Subsidiary of TV Azteca) of Capital Stock (other than Redeemable Stock) of TV Azteca, and options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of TV Azteca, provided that any such Net Cash Proceeds received by TV Azteca from an employee stock ownership plan financed by loans from TV Azteca or a Subsidiary of TV Azteca shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus

      (c) the amount by which Indebtedness of TV Azteca is reduced on TV Azteca's balance sheet upon the conversion or exchange (other than by a Subsidiary of TV Azteca) subsequent to February 5, 1997 of any debt securities or shares of Redeemable Stock of TV Azteca issued subsequent to February 5, 1997 that are convertible or exchangeable for Capital Stock (other than Redeemable Stock) of TV Azteca (less the amount of any cash or other property (other than such Capital Stock) distributed by TV Azteca or any Restricted Subsidiary upon such conversion or exchange, but plus the aggregate amount of cash or other property received by TV Azteca or any Restricted Subsidiary upon such conversion or exchange); plus

      (d) to the extent not included in Adjusted EBITDA, the net reduction (received by TV Azteca or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) made by TV Azteca and its Restricted Subsidiaries since February 5, 1997 (including a reduction that occurs by reason of the return of equity capital, the repayment of the principal of loans or advances or the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries), not to exceed, in the case of any Investments in any Person, the amount of Investments (other than Permitted Investments) made by TV Azteca and its Restricted Subsidiaries in such Person since February 5, 1997.

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The foregoing provisions shall not prohibit:

(i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration (A) such dividend would have complied with the foregoing paragraph or clauses (viii) through (xv) below and (B) no Event of Default shall have occurred and be continuing or would occur as a consequence of the declaration thereof;

(ii) the purchase, defeasance or redemption of any Subordinated Indebtedness of the Company made solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Capital Stock (other than Redeemable Stock) of the Company;

(iii) the purchase, redemption, acquisition or retirement of any Capital Stock of the Company or TV Azteca (or options, warrants or other rights to acquire such Capital Stock) solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the issuer of the respective Capital Stock or from or to an employee stock ownership plan financed by loans from such issuer or a Subsidiary of such issuer) of shares of Capital Stock (other than Redeemable Stock) of the Company or TV Azteca, respectively (or options, warrants or other rights to acquire such Capital Stock), provided that the amount of such purchase, redemption, acquisition or retirement of Capital Stock of the Company or TV Azteca and the amount of net proceeds from such exchange or sale of Capital Stock of the Company or TV Azteca shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(iv) the purchase, redemption, acquisition or retirement of any shares of Redeemable Stock of the Company or TV Azteca (or options, warrants or other rights to acquire such Redeemable Stock) solely in exchange for or out of the net proceeds of the substantially concurrent sale of shares of Redeemable Stock of the Company or TV Azteca, as the case may be, (A) having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Redeemable Stock being purchased, redeemed, acquired or retired and (B) that cannot be redeemed or otherwise retired (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) earlier than the Redeemable Stock being purchased, redeemed, acquired or retired;

(v) payments or distributions to Persons that are not Affiliates of the Company or TV Azteca in the nature of satisfaction of dissenter's rights pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the 12 1/4% Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or TV Azteca;

(vi) (A) Investments by TV Azteca and its Restricted Subsidiaries in (1) Unrestricted Subsidiaries and (2) any partnership, joint venture or other Person primarily engaged in a Permitted Business, if, in either case, the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this subclause (vi)(A)) does not exceed US$30.0 million at any one time outstanding, and (B) Investments by TV Azteca and its Restricted Subsidiaries of any kind that do not exceed US$5.0 million at any one time outstanding;

(vii) the purchase or redemption of any Subordinated Indebtedness of the Company from remaining Uninvested Asset Sale Distributions (as defined below) to the extent permitted under the second succeeding paragraph;

(viii) dividends or distributions made by TV Azteca to, or the purchase, redemption or other retirement or acquisition for value of the Capital Stock of TV Azteca from, the Company and all other holders of each class of TV Azteca's Capital Stock on a pro rata basis;

(ix) Restricted Payments by the Company in an aggregate amount together with all other Restricted Payments made pursuant to this clause (ix) not in excess of the aggregate of the amounts received, directly or indirectly, by the Company after the Initial Issue Date from dividends or distributions paid by TV Azteca in respect of, or the purchase, redemption or other retirement or acquisition for value of, Capital Stock of TV Azteca that were (A) Unrestricted Shares at the time of such dividend, distribution, purchase, redemption or other retirement or acquisition for value and (B) Restricted Shares at such time;

(x) Restricted Payments by the Company to the extent they consist of Unrestricted Shares or do not exceed in aggregate amount the proceeds from the sale or pledge of any thereof;

(xi) Restricted Payments by the Company of the Elektra Reserved Shares pursuant to the exercise of the exchange right under the Elektra Share Exchange Agreement;

(xii) Restricted Payments by the Company to the extent they do not exceed in aggregate amount the amounts received by the Company after the Initial Issue Date from dividends or distributions paid by Grupo Cotsa (or any other Person other than TV Azteca or its Restricted Subsidiaries) in respect of, or the purchase, redemption or other retirement or acquisition for value of, the Capital Stock of Grupo Cotsa (or such other Person);

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Description of the new 12 1/4% notes
--------------------------------------------------------------------------------

(xiii)  the Rights Grant, the Rights Exercise, a Permitted Azteca
        Holdings/Unefon Purchase Right or the TV Azteca Option Grant;

(xiv) dividends or other Restricted Payments to the Company, which do not in the aggregate exceed (A) the actual amount used by the Company to pay legal fees and expenses, regulatory filing fees, corporate franchise or similar taxes plus (B) the actual amount used by the Company to pay its actual administrative expenses, provided that the aggregate amount expended in any calendar year for the purposes set forth in this subclause (B) shall not exceed US$2.0 million; or

(xv) Restricted Payments by TV Azteca to the Company constituting Indebtedness permitted to be Incurred pursuant to clauses (a)(i), (ii) or (iv) under "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca" above.

provided that, except in the case of clauses (i) through (iv) and clauses (ix) through (xiii), no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Any payment made pursuant to clause (i) (other than payments described in clauses (x) through (xv)) or (v) or (vi) of the preceding paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments of TV Azteca and its Restricted Subsidiaries pursuant to the second preceding paragraph. Any Restricted Payment made other than in cash shall be valued at fair market value.

Within 60 days after the Company's receipt of dividends or other distributions from TV Azteca made pursuant to the covenant described under "--Required Stock Ownership; Limitations on Liens" and "--Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries," the Company may apply such dividends or distributions (or amounts equal thereto) at its option to Investments in TV Azteca and its Restricted Subsidiaries in assets that are useful in a Permitted Business. Any dividends or distributions (or amounts equal thereto) that are not invested as provided within the time period set forth in the preceding sentence will be deemed to constitute "Uninvested Asset Sale Distributions." When the aggregate amount of Uninvested Asset Sale Distributions exceeds US$15.0 million, the Company shall make an offer to purchase to all holders of the 2005 Notes pursuant to the terms of the 2005 Indenture, and to the extent that there are any Uninvested Asset Sale Distributions remaining thereafter, the Company shall make an offer to purchase to all holders of the 10 3/4% Notes pursuant to the terms of the 10 3/4% Indenture, and to the extent there are any Uninvested Asset Sale Distributions remaining thereafter, the Company shall make an Offer to Purchase to all holders of the 12 1/4% Notes for the maximum amount of such 12 1/4% Notes that may be purchased out of the remaining Uninvested Asset Sale Distributions at a purchase price equal to 101% of the outstanding principal amount, plus accrued and unpaid interest to the purchase date and Additional Amounts (if any). The Company will commence such Offer to Purchase within ten Business Days after the date that Uninvested Asset Sale Distributions exceed US$15.0 million, or such later date as the Company determines that Uninvested Asset Sale Distributions are available for such purpose. To the extent that there are any remaining Uninvested Asset Sale Distributions after consummating any such offers to purchase, the Company may use any such remaining Uninvested Asset Sale Distributions for any use which is not otherwise prohibited by the 12 1/4% Indenture and the amount of Uninvested Asset Sale Distributions shall be reset at zero. If the aggregate principal amount of 12 1/4% Notes tendered pursuant to any such Offer to Purchase (after giving effect to the completion of an offer to purchase to the 2005 Notes and the 10 3/4% Notes) exceeds the amount of Uninvested Asset Sale Distributions, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be purchased.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 12 1/4% Notes pursuant to this covenant. To the extent that the provisions of any applicable United States federal or state securities laws or regulations conflict with provisions of the 12 1/4% Indenture relating to an Offer to Purchase, the Company will comply with such laws or regulations and will not be deemed to have breached such provisions of the 12 1/4% Indenture by virtue thereof.

Limitation on Dividends and Other Payment Restrictions Affecting Certain Subsidiaries

The Company will not, and will not permit TV Azteca or any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of TV Azteca or its Restricted Subsidiaries (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company, TV Azteca or any of its Restricted Subsidiaries or pay any Indebtedness or other obligation owed to the Company, TV Azteca or any of its Restricted Subsidiaries;
(ii) to make loans or advances to the Company, TV Azteca or any of its Restricted Subsidiaries or (iii) to transfer any of its property or assets to the Company, TV Azteca or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, nothing herein shall prohibit the creation or existence of any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the 12 1/4% Indenture, including, without limitation, the indenture under which the TV Azteca Notes were issued, or in any agreement thereafter entered into if such encumbrance or restriction is not materially more restrictive than in such indenture, (b) existing with respect to any Person or the properties or assets of such Person (other than a Subsidiary of TV Azteca existing on the date of the 12 1/4% Indenture or any Subsidiary carrying on any of the businesses of any such

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

Subsidiary) prior to the date on which such Person became a Subsidiary of TV Azteca and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person so acquired,
(c) pursuant to an agreement effecting an amendment, renewal, refinancing, refunding or extension of an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refinancing, refunding or extension agreement relating to such encumbrance or restriction taken as a whole are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, (d) in the case of clause (iii) above, any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, programming agreement, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of TV Azteca or any Restricted Subsidiary not otherwise prohibited by the terms of the 12 1/4% Indenture or (3) arising or agreed to in the ordinary course of business that, in the case of this clause (3), does not, individually or in the aggregate, detract from the value of property or assets of TV Azteca or any Restricted Subsidiary in any manner material to TV Azteca, and its Restricted Subsidiaries, taken as a whole, (e) with respect to a Restricted Subsidiary of TV Azteca imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into or (f) such encumbrance or restriction is the result of applicable law.

Required Stock Ownership; Limitation on Liens

(a) Subject only to the rights under the Administrative Trust Agreement, any Permitted Azteca Holdings/Unefon Purchase Right any rights of holders of 2005 Notes, the 2005 Indenture, the 2005 Collateral Pledge, any rights of holders of 10 3/4% Notes, the 10 3/4% Indenture, the 10 3/4% Collateral Pledge, and any Permitted Forward Sale Agreement, the Company shall at all times be the direct legal and beneficial owner of the Azteca Holdings Series A Shares. The Company shall be the beneficial owner of at least a majority of the Voting Stock of TV Azteca on a Fully-Diluted Basis.

(b) The Company shall not create or permit to exist any Lien on the 10 3/4% Notes Collateral, the 2005 Notes Collateral, or the Azteca Holdings Series A Shares other than the 10 3/4% Collateral Pledge, the 2005 Collateral Pledge, the Administrative Trust, any Permitted Azteca Holdings/Unefon Purchase Right, any Permitted Subordinate Rights in the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds (or any Substitute Unefon Consideration), the TV Azteca Unefon Arrangements and any Permitted Forward Sale Agreement or as permitted by paragraph (a)(i) of the covenant "Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca."

(c) The Company shall not create or permit to exist any Lien on the Elektra Reserved Shares (other than pursuant to the Elektra Share Exchange Agreement, the Administrative Trust Agreement, a Permitted Azteca Holdings/Unefon Purchase Right and any rights of holders of the 2005 Notes) until such time as the Elektra Reserved Shares shall constitute Unrestricted Shares.

(d) If at the time any rights are offered to holders of Capital Stock of TV Azteca to subscribe for any additional Capital Stock of TV Azteca at a price below the Market Value per CPO, the Company will exercise, and will cause any Subsidiary of the Company or any Person controlled by a Permitted Holder of the Company that then owns Capital Stock of TV Azteca to exercise, such preemptive rights with respect to all the Capital Stock of TV Azteca then owned by each of them in the same proportion as such rights are exercised with respect to any Capital Stock of TV Azteca then owned by them (including the 10 3/4% TV Azteca Pledged Shares and 2005 TV Azteca Pledged Shares).

Limitation on Sale and Leaseback Transactions by TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction unless either or both of the following conditions are satisfied: (i) the lease is between TV Azteca and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent transfer of such lease or any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, shall be deemed for purposes of this "--Limitation on Sale and Leaseback Transactions by TV Azteca and its Restricted Subsidiaries" covenant to constitute the entering into of such Sale and Leaseback Transaction by the parties thereto on the date of such transfer or issuance or (ii) (A) TV Azteca would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness pursuant to the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of the covenant "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries", and
(B) TV Azteca receives proceeds from such Sale and Leaseback Transaction at least equal to the fair market value thereof and, if such Sale and Leaseback Transaction also constitutes an Asset Disposition, such proceeds are applied in the same manner and to the same extent as the Net Available Proceeds from an Asset Disposition pursuant to the covenant "--Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries."

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Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to make any Asset Disposition in one or more related transactions unless: (i) TV Azteca or such Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by TV Azteca's Board of Directors and evidenced by a TVA Board Resolution), (ii) at least 90% of the consideration for such disposition consists of cash or Cash Equivalents, or property or services usable by TV Azteca or any Restricted Subsidiary, in the ordinary course of a Permitted Business, or the assumption of Indebtedness of TV Azteca or any Restricted Subsidiary, as the case may be, relating to such assets and release from all liability on the Indebtedness assumed and (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition in a Permitted Business, are applied within 180 days of such disposition (1) first, to the prepayment, repayment or repurchase of Indebtedness of TV Azteca or of a Wholly Owned Restricted Subsidiary, as the case may be, or, additionally in the case of an Asset Disposition by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Indebtedness of such Subsidiary (in each case other than Indebtedness owed to an Affiliate of the Company or TV Azteca which is not a Restricted Subsidiary) (whether or not the related loan commitment is permanently reduced in connection therewith) and (2) second, to make a Restricted Payment to the Company and to all other TV Azteca stockholders on a pro rata basis.

Limitation on Transactions with Affiliates

The Company will not, and will not permit TV Azteca or any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate of the Company or TV Azteca (other than the Company and TV Azteca or any of its Restricted Subsidiaries), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company, TV Azteca or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate; provided, however, that transactions with any Restricted Subsidiary that is not a Wholly Owned Subsidiary of TV Azteca will be subject to this covenant unless no Affiliate of the Company or TV Azteca (other than a Wholly Owned Subsidiary of TV Azteca) holds Capital Stock in such Restricted Subsidiary. For any transaction that involves in excess of US$2.5 million, a majority of the disinterested members of the Board of Directors of the Company or, in the case of a transaction involving TV Azteca or any of its Restricted Subsidiaries, of TV Azteca, shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution or a TVA Board Resolution, as the case may be, filed with the Trustee. For any transaction that involves in excess of US$15.0 million, the Company shall obtain an opinion from an internationally recognized investment banking firm or other internationally recognized expert with experience in evaluating or appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required, stating that such transaction (or series of related transactions) is fair to the Company, TV Azteca or such Restricted Subsidiary from a financial point of view, which opinion shall be filed with the Trustee.

The foregoing provisions will not apply to: (i) any Permitted Investment or any Restricted Payment not prohibited by the "--Limitation on Restricted Payments" covenant, (ii) any issuance to employees of TV Azteca of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors of TV Azteca, (iii) loans or advances to Affiliates of TV Azteca and its Restricted Subsidiaries who are also employees of TV Azteca or a Restricted Subsidiary, not to exceed US$2.0 million in aggregate principal amount outstanding at any one time (which amount will not be reduced as a result of the forgiveness of any such loan or advance),(iv) the payment of reasonable fees and indemnities to directors of the Company, TV Azteca or its Restricted Subsidiaries,(v) any sale or grant of advertising time by TV Azteca or a Restricted Subsidiary to any Affiliate, provided that the advertising time is sold or granted to such Affiliate no more than 72 hours prior to the time such advertising time is scheduled to be broadcast and such advertising time was otherwise unsold at the time of such sale or grant,(vi) any payments or other transactions pursuant to any tax-sharing agreement between the Company, TV Azteca and any other Person with which the Company or TV Azteca files a consolidated tax return or with which the Company or TV Azteca is part of a consolidated group for tax purposes,(vii) the granting of Liens by the Company pursuant to clause (iii) of paragraph (a) of the covenant "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca" above so long as such transaction is on terms no less favorable to the Company than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate, (viii) the entering into of a Permitted Forward Sale Agreement, (ix) the Rights Grant and the Rights Exercise, (x) the entering into the Administrative Trust Agreement and the transactions contemplated thereby, (xi) any Permitted Azteca Holdings/Unefon Purchase Right,
(xii) the TV Azteca Option Grant or (xiii) Indebtedness owing to Affiliates Incurred pursuant to clauses (iv), (v) or (vii) of the covenant "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca" above, (xiv) entering into the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge and any amendments thereto in accordance with the terms of the 10 3/4% Indenture and the 2005 Indenture and the transactions contemplated thereby; and
(xv) the transactions contemplated under the TV Azteca Unefon Arrangements as of the date of the 12 1/4% Indenture.

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Limitation on Other Business Activities

(a) The Company will not engage in any trade or business other than the ownership of the Capital Stock of TV Azteca, Cotsa, Unefon, Cosmo and other Persons or any successors thereto (in the case of TV Azteca, to the extent permitted under "--Mergers, Consolidations and Certain Sales of Assets" below); provided that nothing herein shall restrict the Company from making investments or from owning any property constituting proceeds from dispositions of Capital Stock not prohibited by the 12 1/4% Indenture.


(b) The Company will not permit TV Azteca or any Restricted Subsidiary to be engaged in any business or activity other than a Permitted Business; provided, however, that TV Azteca may engage in businesses activities other than Permitted Businesses so long as all such businesses and activities of TV Azteca and its Restricted Subsidiaries are not in the aggregate material to TV Azteca and its Restricted Subsidiaries taken as a whole.

Provision of Financial Information

For so long as the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will file with the Commission and the Trustee: (i) within 140 days after the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form),(ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing unaudited, consolidated financial statements for such quarter; and
(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form). If at any time the Company ceases to be subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Company will file with the
Trustee: (i) within 140 days after the end of each fiscal year of the Company, annual reports containing information consistent with the information required to be contained in Form 20-F (or any successor form), (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports containing information consistent with the information required to be contained on Form 6-K (or any successor form) containing unaudited, consolidated financial statements for such quarter and (iii) promptly from time to time after the occurrence of an event that would otherwise be required to be therein reported, such other reports containing information consistent with the information required to be contained on Form 6-K (or any successor form). The financial statements referred to in this paragraph will, unless otherwise required by applicable law or by the Commission, be prepared in accordance with Mexican GAAP; provided that all annual, audited consolidated financial statements will contain a reconciliation to U.S. GAAP of net income and stockholders' equity.

Unrestricted Subsidiaries

The Company may cause TV Azteca to designate any Subsidiary of TV Azteca to be an "Unrestricted Subsidiary" as provided below. "Unrestricted Subsidiary" means
(1) any Subsidiary of TV Azteca designated as such by the Board of Directors of TV Azteca as set forth below and (2) any other Person that is then or thereafter becomes a Subsidiary of an Unrestricted Subsidiary. The Board of Directors of TV Azteca may designate any Subsidiary of TV Azteca (including any newly acquired or newly formed Subsidiary of TV Azteca) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of TV Azteca which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that (1) such Subsidiary does not receive, and is not, and does not become, entitled to the right to receive, any payments in respect of television advertising or sales of television programming, except in such amounts that, in the aggregate for any fiscal year, when taken together with all such amounts for each other Unrestricted Subsidiary, are not material to TV Azteca and its Restricted Subsidiaries, taken as a whole, for such fiscal year and (2) either
(A) the Subsidiary to be so designated has total assets of US$1,000 or less or
(B) if such Subsidiary has assets greater than US$1,000, the Investment resulting from such designation would be permitted either as a Permitted Investment or in compliance with the "--Limitation on Restricted Payments" covenant described above. The Board of Directors of TV Azteca may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) TV Azteca could Incur US$1.00 of additional Indebtedness under the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of the "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above and (y) no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of TV Azteca shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the TVA Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

Mergers, Consolidations and Certain Sales of Assets

The Company will not, and will not permit TV Azteca to, in a single transaction or a series of related transactions, (i) consolidate with or merge with or into any other Person or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of the Company's or TV Azteca's assets, unless: (1) the Company or TV Azteca, as the case may be, is the surviving or continuing Person, or, in a transaction in which the Company or TV Azteca, as the case may be, does not survive or in which the Company or TV

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Azteca, as the case may be, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity is organized under the laws of Mexico or of the United States of America or any State thereof or the District of Columbia and, in the case of the Company, the Company shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, in a form satisfactory to the Trustee, all of the Company's obligations under the 12 1/4% Indenture (2) immediately after giving effect to such transaction on a pro forma basis, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing, (3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or TV Azteca, as the case may be (or other successor entity to them), is equal to or greater than that of the Company or TV Azteca, as the case may be, immediately prior to the transaction, (4) in the case of TV Azteca, immediately after giving effect to such transaction on a pro forma basis and treating any Indebtedness which becomes an obligation of TV Azteca or a Subsidiary of TV Azteca as a result of such transaction as having been Incurred by TV Azteca at the time of such transaction, TV Azteca (including any successor entity to TV Azteca) could Incur at least US$1.00 of additional Indebtedness pursuant to the provisions of the 12 1/4% Indenture under the first paragraph of the "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above except for a merger or consolidation of a Subsidiary into TV Azteca and (5) if the Company is not the surviving or continuing Person, the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer comply with the 12 1/4% Indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be released and discharged from all obligations and covenants under the 12 1/4% Indenture and any indentures supplemental or amendments thereto and the 12 1/4% Notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the 12 1/4% Indenture. Reference is made to the 12 1/4% Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Additional 2005 Notes" means 2005 Notes issued after the date of the 2005 Indenture from time to time under the terms and conditions of the 2005 Indenture.

"Additional Subsidiary" means any Subsidiary of the Company other than TV Azteca and its Subsidiaries, provided such Subsidiary does not own any Capital Stock of, or any Lien on any property of, TV Azteca or any of its Subsidiaries.

"Adjusted EBITDA" for any period means the sum of the amounts for such period of
(i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus
(iii) income and asset taxes, to the extent such amounts were deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or to gains or losses on sales of assets), plus (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus (vi) foreign exchange losses that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations and plus (vii) all non-cash items that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations (including monetary losses and equity in losses of Persons that are not Restricted Subsidiaries) reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), less (viii) deferred income taxes and accrued employee profit sharing amounts (other than deferred income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses on sales of assets), less (ix) foreign exchange gains that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations and less (x) all non-cash items that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations (including monetary gains that are reported and equity in earnings of Persons that are not Restricted Subsidiaries), to the extent increasing Consolidated Net Income (other than items that will result in the receipt of cash payments), all as determined on a consolidated basis for TV Azteca and its Restricted Subsidiaries in conformity with Mexican GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Adjusted EBITDA shall be reduced (to the extent not otherwise reduced in accordance with Mexican GAAP or otherwise reduced in calculating Consolidated Net Income) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by TV Azteca or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

"Administrative Trust Agreement" means the Irrevocable Administration Trust Agreement relating to Trust No. 195 entered into by the Company, Cotsa, Mr. Salinas Pliego, Mrs. Salinas Gomez and the Administrative Trustee on December 13, 2000, under the laws of the United Mexican States, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

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"Administrative Trustee" means Banco Invex, S.A., Institucion de Banca Multiple,
Invex Grupo Financiero, Division Fiduciaria, or any successor thereto.

"ADSs" means American Depositary Shares of TV Azteca, each of which, as of the date of the 12 1/4% Indenture, represent sixteen CPOs of TV Azteca.

"Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including where a Person (i) holds a sufficient equity interest in a corporation or a limited liability company to permit the Person to either elect a majority of the Board of Directors or to control the management of the entity, (ii) is directly or indirectly the general partner of a limited partnership or (iii) is the managing partner of a partnership, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing, provided that any Person (x) owning or controlling 10% or more of the Series A shares of TV Azteca (or any other class or classes of Capital Stock of the Company or TV Azteca which ordinarily have voting power for the election of at least a majority of the directors of the Company or TV Azteca, as the case may be) or (y) of which the Permitted Holders (so long as such Permitted Holders remain shareholders of the Company or TV Azteca, as the case may be) own more than 10% of the outstanding Capital Stock, will be deemed to be an Affiliate of the Company or TV Azteca, as the case may be.

"Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (including a consolidation or merger or other sale of a Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding (x) a disposition by a Restricted Subsidiary to TV Azteca or a Restricted Subsidiary or by TV Azteca to a Restricted Subsidiary, provided, however, that any disposition to a Restricted Subsidiary that is not a Wholly Owned Subsidiary of TV Azteca shall be an "Asset Disposition" unless no Affiliate of TV Azteca (other than a Wholly Owned Subsidiary) holds Capital Stock in such Restricted Subsidiary, and (y) the granting of a Lien) of: (i) shares of Capital Stock (other than directors' qualifying shares or other share dispositions required to comply with applicable law) or other ownership interests of a Restricted Subsidiary, (ii) substantially all of the assets of TV Azteca or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of TV Azteca or any of its Restricted Subsidiaries (including Receivables) outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to US$2.0 million or more; provided, however, that (a) for purposes of the covenant described under "--Covenants-- Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries", the term "Asset Disposition" shall exclude the Rights Grant, the Rights Exercise, the Unefon Sale Event or the sale of any Capital Stock of Cosmo and any disposition the making of which is a Permitted Investment or is permitted by the covenant described under the heading "--Covenants--Limitation on Restricted Payments" and (b) the term "Asset Disposition" shall exclude transactions permitted under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above.

"Attributable Indebtedness" means, with respect to any particular lease under which any Person is at any time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease.

As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Azteca Holdings Series A Shares" means 2,301,957,280 ordinary, no par value, Series "A" shares of TV Azteca, being all such shares existing as of the Initial Issue Date that are directly owned by the Company (subject to the Administrative Trust Agreement) on the date of the 12 1/4% Indenture.

"Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors or the administration or liquidation of debtors' estates for the benefit of their creditors, and the Mexican Ley de Concursos Mercantiles, or any similar federal or state law for the relief of debtors or the administration or liquidation of debtors' estates for the benefit of their creditors.

"Board of Directors" means, with respect to any Person, the Board of Directors of such person or committee thereof duly authorized to act on behalf of such Board of Directors.

"Business Day," for purposes of payments under the 12 1/4% Notes, means, at any place of payment, a day on which banking institutions are not authorized or obligated by law or executive order to close and, for any other purpose, a day which is not (i) a

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Saturday or Sunday or (ii) a day on which banking institutions are so authorized or obligated to close in The City of New York or Mexico City.

"Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with Mexican GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with Mexican GAAP.

"Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such Person.

"Cash Equivalent" means, at any time:

(i) direct obligations of the United States of America or any agency or instrumentality thereof with a maturity of 365 days or less and other obligations issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(ii) demand deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less of any financial institution having combined capital and surplus and undivided profits of not less than US$500.0 million (or the foreign currency equivalent thereof) and has outstanding indebtedness rated at least "A" by Standard & Poor's Ratings Group and at least "A2" by Moody's Investors Service, Inc.;

(iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) and rated at least "A-1" by Standard & Poor's Ratings Group and at least "P-1" by Moody's Investors Service, Inc.;

(iv) repurchase agreements and reverse repurchase agreements relating to marketable obligations, directly or indirectly, issued or unconditionally Guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

(v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A2" by Moody's Investors Service, Inc.;

(vi) instruments backed by letters of credit of institutions satisfying the requirements of clause (ii) above;

(vii) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the Mexican government;

(viii) any other instruments issued or Guaranteed by the Mexican government and denominated and payable in pesos; and

(ix) demand deposits, certificates of deposit, bank promissory notes and bankers' acceptances (A) denominated in pesos and issued by any of the five top-rated banks organized under the laws of Mexico or any state thereof, or (B) used for ordinary course of business operations by TV Azteca or any of its Restricted Subsidiaries in any jurisdiction other than Mexico where TV Azteca or such Restricted Subsidiary conducts business and issued by any of the three largest banks doing business in such jurisdiction.

"Closing Price" on any Trading Day with respect to the per share price of any Capital Stock (including for this purpose any security comprised of Capital Stock) means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, on the principal U.S. securities exchange on which such Capital Stock is listed or admitted to trading (determined by relative trading volume on such Trading Day) or, if not listed or admitted to trading on any securities exchange, on the NMS or, if such Capital Stock is not listed or admitted to trading on any U.S. securities exchange or quoted on such NMS, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

"Commission" means the Securities and Exchange Commission.

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"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Interest Expense" means for any period the aggregate amount of interest in respect of Indebtedness of TV Azteca and its Restricted Subsidiaries (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate, Currency or Commodity Price Agreements; and interest paid (by any Person) with respect to Indebtedness that is Guaranteed by or secured by any assets of TV Azteca or any of its Restricted Subsidiaries) plus, to the extent not included in such interest expense, (i) Preferred Dividends in respect of all Preferred Stock of TV Azteca held by Persons other than TV Azteca or a Wholly Owned Subsidiary of TV Azteca whether or not declared or paid, (ii) the loss on Receivables Sales and (iii) all but the principal component of rentals in respect of Capital Lease Obligations paid, accrued or scheduled to be paid or to be accrued by TV Azteca and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof).

"Consolidated Net Income" for any period means the aggregate net income (or loss) of TV Azteca and its Restricted Subsidiaries for such period determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except, in the case of net income, to the extent of the amount of cash dividends or distributions actually paid to TV Azteca or any of its Restricted Subsidiaries by such other Person during such period (subject, in the case of a dividend or distribution to a Restricted Subsidiary, to the limitations contained in clause
(iii) below), (ii) the net income (or loss) of any Person (x) accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with TV Azteca or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by TV Azteca or any of its Restricted Subsidiaries or (y) acquired by TV Azteca or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (except that TV Azteca's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income), (iv) all extraordinary gains and extraordinary losses,
(v) any gains or losses attributable to any sale of assets that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations and (vi) the tax effect of any of the items described in clauses (i) through (v) above.

"Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the quarterly or annual consolidated balance sheet of the Company and its consolidated Subsidiaries most recently filed with the Trustee pursuant to the "--Covenants--Required Stock Ownership; Limitation on Liens" and "--Covenants--Provision of Financial Information" covenant described above, (or, in the case of TV Azteca, the consolidated balance sheet on the basis of which such consolidated balance sheet of the Company was prepared) less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, and less any amounts, determined in conformity with Mexican GAAP, attributable to the cost of treasury stock (to the extent not already deducted in determining stockholders' equity) and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or TV Azteca, as the case may be, or any of their respective Subsidiaries.

"Cosmo" means Cosmofrecuencias, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"Cosmo Rights" means the rights granted by TV Azteca to purchase all of the shares of Cosmo owned by TV Azteca.

"Cotsa" means Alternativas Cotsa, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"CPO" means Ordinary Participation Certificates (certificados de participacion ordinarios), each representing one ordinary, no par value, Series "A" share, one preferred, no par value, Series "D-A" share and one preferred, no par value, Series "D-L" share of TV Azteca.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

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Description of the new 12 1/4% notes
--------------------------------------------------------------------------------

"Disclosure Event" means the filing with the Commission by TV Azteca of such quarterly or annual report pursuant to Section 13 or 15(d) of the Exchange Act (including, for this purpose, on Form 6-K, Form 20-F or any successor form), in each case, relating to the business, operations and financial condition of TV Azteca and its Subsidiaries.

"Elektra" means Grupo Elektra, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"Elektra Reserved Shares" means 226,492,629 CPOs of TV Azteca that may be obtained by Elektra from the Company pursuant to the Elektra Share Exchange Agreement.

"Elektra Share Exchange Agreement" means the Exchange Agreement, dated March 25, 1996, entered into by and between Elektra and the Company relating to among other things, the exchange of the Series N shares of Comunicaciones Avanzadas, S.A. de C.V. for the Elektra Reserved Shares.

"fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under pressure or compulsion to complete the transaction.

"Fully-Diluted Basis" means, with respect to the Capital Stock of any Person at any date of determination, (i) all shares of such Capital Stock issued and outstanding as of such date plus (ii) all shares of such Capital Stock issuable prior to the Final Maturity Date of the 12 1/4% Notes pursuant to warrants, options or other rights outstanding as of such date if and to the extent such additional shares of Capital Stock would be considered "outstanding" as of such date in accordance with Mexican GAAP.

"Grupo Cotsa" means Grupo Cotsa, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States and its consolidated subsidiaries.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (including by acquisition of Subsidiaries) or the recording, as required pursuant to Mexican GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that if TV Azteca or any Restricted Subsidiary shall enter into any agreement with respect to peso-denominated Indebtedness whereby the nominal principal amount of such Indebtedness is periodically increased as a result of and in proportion to the devaluation of the peso against the U.S. dollar or the rate of inflation of Mexico during such period and, at the time of such increase in principal amount, there is no clause under the second paragraph of the "--Covenants--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above under which such increase in principal amount could be Incurred, then such increase in principal amount shall be deemed not to be an "Incurrence" for purposes of the first paragraph of the "--Covenants--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, excluding Trade Payables, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables that are not overdue or are being contested in good faith, (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, including any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any such Receivables Sale, (vii) all Redeemable Stock issued by such Person, (viii) all Attributable Indebtedness with respect to Sale and Leaseback Transactions, (ix) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date determination and (b) the amount of such Indebtedness of such other Persons, and (x) every obligation of the type referred to in clauses (i) through (ix) of another Person and all dividends of another

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Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any contingent Indebtedness, shall be the maximum principal amount thereof, (b) any Indebtedness issued at a price that is less than the principal amount thereof, shall be the amount of the liability in respect thereof determined in accordance with Mexican GAAP, but such Indebtedness shall be deemed to have been Incurred only on the date of issuance thereof, (c) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than such Person or a Wholly Owned Subsidiary of such Person) of such Receivables, excluding amounts representative of yield or interest earned on such investment, and (d) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof; provided that Indebtedness shall not include any liability for endorsement of negotiable instruments or documents for deposit or collection or similar transactions in the ordinary course of business or any indebtedness that has been defeased or satisfied in accordance with the terms of the documents governing such indebtedness.

"Indebtedness to Adjusted EBITDA Ratio" means as of any date of determination the ratio of (i) aggregate amount of Indebtedness of TV Azteca and its Restricted Subsidiaries on a consolidated basis as of the end of the latest fiscal quarter for which quarterly or annual financial statements of TV Azteca are available to (ii) Adjusted EBITDA for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements of TV Azteca are available; provided, however, that (a) if TV Azteca, or any Restricted Subsidiary has Incurred any Indebtedness since the end of such period that remains outstanding or if the transaction giving rise to the need to calculate the Indebtedness to Adjusted EBITDA Ratio is an Incurrence of Indebtedness, or both, Indebtedness as of the end of such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been Incurred as of the end of such period and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred as of the end of such period, (b) if since the end of such period any Indebtedness of TV Azteca or any Restricted Subsidiary has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Indebtedness as of the end of such period shall be calculated after giving effect on a pro forma basis as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged as of the end of such period, (c) if since the beginning of such period TV Azteca or any Restricted Subsidiary shall have made any Asset Disposition, Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such period, (d) if since the beginning of such period TV Azteca or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which Investment or acquisition is out of the ordinary course of business and is material to TV Azteca and its Restricted Subsidiaries, taken as a whole, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into TV Azteca or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by TV Azteca or a Restricted Subsidiary during such period, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. In making the foregoing calculation, the aggregate amount of Indebtedness outstanding for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements of TV Azteca are available will be deemed to include the average daily balance of Indebtedness outstanding under any revolving credit facilities of TV Azteca or its Restricted Subsidiaries during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of TV Azteca.

"Initial Issue Date" means the date on which the Existing 12 1/4% Notes were originally issued.

"Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person and endorsements of negotiable instruments in the ordinary course of business. For purposes of the provisions described under "--

                                      108

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Covenants--Unrestricted Subsidiaries" and the "--Covenants--Limitation on
Restricted Payments" covenant, and the definition of "Permitted Investments,"

(i) with respect to a Restricted Subsidiary that is designated as an Unrestricted Subsidiary, "Investment" will include the portion (proportionate to TV Azteca's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and with respect to a Person that is designated as an Unrestricted Subsidiary simultaneously with its becoming a Subsidiary of TV Azteca, "Investment" will mean the Investment made by TV Azteca and its Restricted Subsidiaries to acquire such Subsidiary; provided, however, that in either case upon a redesignation of such Subsidiary as a Restricted Subsidiary, or upon the acquisition of the Capital Stock of a Person such that such Person becomes a Restricted Subsidiary, TV Azteca shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary or such other Person in an amount (if positive) equal to (a) TV Azteca's "Investment" in such Subsidiary at the time of such redesignation or in such Person immediately prior to such acquisition less (b) the portion (proportionate to TV Azteca's interest in such Subsidiary after such redesignation or acquisition) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary or of such Person immediately following such acquisition; and

(ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of TV Azteca.

Notwithstanding the foregoing, the term "Investment" shall not include (i) Plan Deposits and (ii) advances to customers (other than Subsidiaries of TV Azteca) by TV Azteca or any Restricted Subsidiary in the ordinary course of business and otherwise consistent with trade credit terms in common use in the industry that are, in conformity with Mexican GAAP, recorded as accounts receivable or payments due to TV Azteca or any Restricted Subsidiary with respect to receivables with respect to programming and films.

"Issue Date" means the date on which the New 12 1/4% Notes are originally issued.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement of any kind upon or with respect to such property or assets (including, without limitation, any Sale and Leaseback Transaction, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Market Value" means as of any date (i) in respect of each 10 3/4% TV Azteca Pledged Share or 2005 TV Azteca Pledged Share, an amount equal to the average of the Closing Prices per CPO (adjusted, as necessary, to reflect the number of CPOs then comprising the ADSs for which Closing Prices are being reported) during the Reference Period ending immediately preceding such date, (ii) in respect of each Azteca Holdings Series A Share, an amount equal to the Market Value of a CPO divided by three, (iii) as to 10 3/4% Notes Collateral or the 2005 Notes Collateral consisting of cash, the amount of such cash, (iv) as to any U.S. Government Obligation, the aggregate amount of the remaining scheduled interest and principal payments on such U.S. Government Obligation, (v) as to any Marketable Securities, the most recent closing sale price of such Marketable Securities, (vi) as to any other 10 3/4% Notes Collateral or 2005 Notes Collateral (other than Cash Equivalents) having a purported value equal to or less than US$15 million, the fair market value thereof as of such date as determined by the Board of Directors of the Company (the determination of which will be conclusive and will be evidenced by a resolution of such Board of Directors), and (vii) as to any other 10 3/4% Notes Collateral or 2005 Notes Collateral (other than Cash Equivalents) having a purported value more than US$15 million, the fair market value thereof as of such date as determined by an independent appraiser; provided, however, in the case of clause (i), if on any Trading Day during a Reference Period the CPOs (or ADSs comprised thereof) trade ex-dividend, then the per share amount of the dividend will be subtracted from the Closing Price per share on each Trading Day during such Reference Period on which such shares do not trade ex-dividend; provided, further, that the value of any dividend payable other than in cash shall be determined by a majority of the disinterested members of the Board of Directors of the Company unless such value exceeds US$15 million, in which case it shall be determined by an internationally recognized investment banking firm or other internationally recognized expert with experience in evaluating or appraising assets of the kind being distributed; and provided, further, that any independent appraised determination of the Market Value of any 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds consisting of Qualified Debt Securities that are not actively traded required in connection with a release of 10 3/4% Notes Collateral or 2005 Notes Collateral shall be in the form of a fairness opinion of an internationally recognized investment banking firm.

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

"Marketable Securities" means securities of a third party buyer of Unefon shares (or any of such buyer's Affiliates) that are actively traded on an established U.S. or foreign securities exchange, reported on the NMS or comparable foreign-established over-the-counter trading system, or actively traded on PORTAL (in the case of securities eligible for trading pursuant to Rule 144A under the U.S. Securities Act or any successor rule thereto ("Rule 144A")); provided that any such securities shall be deemed Marketable Securities only if they are freely tradable or are the subject of immediately exercisable demand registration rights under applicable securities laws. Freely tradable for this purpose shall mean securities that either are (A) transferable by the trustee under the 10 3/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to
Section 4(1) under the Securities Act or a then effective registration statement under the Securities Act (or similar applicable statutory provisions in the case of foreign securities), (B) transferable by the trustee under the 10 3/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to Rule 144(k) under the Securities Act or any successor rule thereto (or similar applicable rule in the case of foreign securities) or (C) transferable by the trustee under the 12 1/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to Rule 144A which shall include (x) a covenant by the issuer of such securities to comply with the reporting and informational requirements under Rule 144A and (y) shall be eligible for trading on PORTAL.

"Mexican GAAP" means, as of any date of determination, generally accepted accounting principles in Mexico and the accounting principles and policies of the Company and its Subsidiaries or TV Azteca and its Restricted Subsidiaries, in each case as in effect as of the date of determination. All ratios and computations shall be computed in conformity with Mexican GAAP applied on a consistent basis and using constant peso calculations.

"Mrs. Salinas Gomez" means Mrs. Elisa Salinas Gomez, or any of her successors or assigns.

"Mr. Salinas Pliego" means Mr. Ricardo Benjamin Salinas Pliego, or any of his successors or assigns.

"Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, as and when received, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, in each case as determined by an authorized officer of such Person, with such determination evidenced by a certificate of such officer filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the 12 1/4% Indenture and the 12 1/4% Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

"NMS" means the National Association of Securities Dealer Automatic Quotations National Market System.

"Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness
(i) the terms of which shall expressly provide that neither the Company, TV Azteca nor any Restricted Subsidiary (A) provides credit support (including any collateral or pledge (other than any Lien on Unrestricted Shares permitted by the 12 1/4% Indenture) or any undertaking, agreement or instrument which would not, but for any such Lien, constitute Indebtedness) or (B) is directly or indirectly liable in any manner and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of any of the foregoing) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, TV Azteca or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its maturity date.

"Obligor" means, with respect to any Receivable, the party obligated to make payments with respect to such Receivable, including any guarantor thereof.

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

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of the 12 1/4% Notes, at his address appearing in the Register on the date of the Offer offering to purchase up to the maximum amount of 12 1/4% Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the 12 1/4% Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such offer and a settlement date (the "Purchase Date") for purchase of 12 1/4% Notes within three Business Days after the Expiration Date. The Company shall notify the Trustee at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders of the 12 1/4% Notes to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and any discussion entitled "Management's discussion and analysis of financial condition and results of operations" contained in any of the documents required to be filed with the Trustee pursuant to the 12 1/4% Indenture (which requirements may be satisfied by delivery of such document together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders of the 12 1/4% Notes to tender 12 1/4% Notes pursuant to the Offer to Purchase. The Offer shall also state:

(a) the section of the 12 1/4% Indenture pursuant to which the Offer to Purchase is being made;

(b)  the Expiration Date and the Purchase Date;

(c) the aggregate principal amount of the outstanding 12 1/4% Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section thereof requiring the Offer to Purchase) (the "Purchase Amount");

(d) the purchase price to be paid by the Company for each US$1,000 aggregate principal amount of 12 1/4% Notes accepted for payment (as specified pursuant to the 12 1/4% Indenture) (the "Purchase Price");

(e) that the holder of 12 1/4% Notes may tender all or any portion of the 12 1/4% Notes registered in the name of such holder thereof and that any portion of a 12 1/4% Note tendered must be tendered in an integral multiple of US$1,000;

(f) the place or places where 12 1/4% Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(g) that interest and Additional Amounts (if any) on any 12 1/4% Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(h) that on the Purchase Date the Purchase Price will become due and payable upon each 12 1/4% Note being accepted for payment pursuant to the Offer to Purchase and that interest and Additional Amounts, if any, thereon shall cease to accrue on and after the Purchase Date;

(i) that each holder of 12 1/4% Notes electing to tender a 12 1/4% Note pursuant to the Offer to Purchase will be required to surrender the applicable 12 1/4% Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 12 1/4% Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee, duly executed by the holder thereof or his attorney duly authorized in writing);

(j) that holders of 12 1/4% Notes will be entitled to withdraw all or any portion of 12 1/4% Notes tendered if the Company (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of 12 1/4% Notes the holder tendered, the certificate number of 12 1/4% Notes the holder tendered and a statement that such holder of 12 1/4% Notes is withdrawing all or a portion of his tender;

(k) that (1) if 12 1/4% Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 12 1/4% Notes and (2) if 12 1/4% Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 12 1/4% Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 12 1/4% Notes in denominations of US$1,000 or integral multiples thereof shall be purchased); and

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

(l) that in the case of any holder of 12 1/4% Notes whose 12 1/4% Notes are purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder thereof without service charge, a new 12 1/4% Note of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 12 1/4% Notes so tendered.

"Permitted Azteca Holdings/Unefon Purchase Right" means the right of Mr. Salinas and Mrs. Salinas Gomez and/or Elektra to purchase the Capital Stock of Unefon underlying the Company's 10 3/4% Unefon Rights and 2005 Unefon Rights, provided such right is subject to the terms and conditions of the Unefon Agreement and the provision of the 10 3/4% Indenture and the 2005 Indenture requiring the pledge of such shares.

"Permitted Business" means, (i) the broadcasting of television, (ii) the development and production of original television programming, (iii) the production and distribution of music or other entertainment or information products, (iv) the operation and ownership of companies in the communications business and (v) the operation and ownership of professional sports teams, and any business related, ancillary or complementary thereto, including, for the avoidance of doubt, any media or media-related business, as determined by TV Azteca's or the Company's Board of Directors.

"Permitted Forward Sale Agreement" means (i) an agreement by the Company, TV Azteca, Grupo Cotsa and/or any holder of a Permitted Azteca Holdings/Unefon Purchase Right pursuant to which the Company, TV Azteca, Grupo Cotsa and/or such holder of a Permitted Azteca Holdings/Unefon Purchase Right agrees to sell any part or all of the 10 3/4% TV Azteca Pledged Shares, the 2005 TV Azteca Pledged Shares, Permitted Securities, the 10 3/4% Unefon Pledged Shares or the 2005 Unefon Pledged Shares, as the case may be, provided that such agreement expressly provides that it is subject to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge and the terms of the 10 3/4% Indenture and the 2005 Indenture and no shares other than Unrestricted Shares (including 10 3/4% Notes Collateral or 2005 Notes Collateral that may be released pursuant to the 10 3/4% Indenture or the 2005 Indenture) may be delivered for sale thereunder, and such agreement has been duly authorized by the Company and its stockholders or (ii) an agreement by the Company pursuant to which the Company agrees to sell any part or all of its Azteca Holdings' Series A shares, provided that such agreement expressly provides that no such Capital Stock may be delivered for sale thereunder, and no such sale may otherwise be consummated, until (x) after the 12 1/4% Notes have been paid in full in cash or (y) solely with respect to the 10 3/4% Unefon Pledged Shares or the 2005 Unefon Pledged Shares (or shares which will become subject to the Unefon Pledge upon the exercise of the 10 3/4% Unefon Rights or 2005 Unefon Rights) and/or Permitted Securities, after such 10 3/4% Unefon Pledged Shares, 2005 Unefon Pledged Shares or Permitted Securities are released from the 10 3/4% Notes Collateral or the 2005 Notes Collateral, and such agreement has been duly authorized by the Company and its stockholders.

"Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to obligations of such Person and which shall have a notional amount no greater than the payments due with respect to the obligations being hedged thereby, or, in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

"Permitted Investments" means (i) Investments in Cash Equivalents, (ii) Investments in existence on the Issue Date, (iii) Investments in any Restricted Subsidiary by TV Azteca or any Restricted Subsidiary including any Investment made to acquire such Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is in a Permitted Business, (iv) Investments in TV Azteca by the Company, Cotsa or a Restricted Subsidiary, (v) in the case of TV Azteca or any Restricted Subsidiary, loans or advances in the ordinary course of business to employees who are not Affiliates of TV Azteca, (vi) in the case of TV Azteca or any Restricted Subsidiary, loans or advances to vendors or contractors of TV Azteca (other than Affiliates of the Company) in the ordinary course of business, (vii) prepaid expenses, negotiable instruments held for collection and lease, performance deposits and other similar deposits, in each case entered into in the ordinary course of business of the Company, TV Azteca or its Restricted Subsidiaries, (viii) stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company, TV Azteca or a Subsidiary thereof as a result of foreclosure, perfection, judgment, enforcement of any Lien, work-out or similar arrangement, or in a bankruptcy or insolvency proceeding, (ix) Investments in Persons to the extent any such Investment represents the non-cash consideration otherwise permitted to be received by TV Azteca or its Restricted Subsidiaries in connection with an Asset Disposition, (x) any issuance of Common Stock of the Company, TV Azteca or any Restricted Subsidiary in exchange for Capital Stock, property or assets of another Person, (xi) Permitted Interest Rate, Currency or Commodity Price Agreements, (xii) Permitted Securities and (xiii) Guarantees permitted to be Incurred by the terms of the 12 1/4% Indenture.

"Permitted Securities" means (i) Marketable Securities and/or (ii) Qualified Debt Securities, in either case, that are acquired in connection with a sale of 10 3/4% Unefon Pledged Shares or 2005 Unefon Pledged Shares in connection with an Unefon Sale Event, by using the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds consisting of cash to purchase any such Securities in accordance with the terms of the 12 1/4% Indenture.

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

"Permitted Subordinate Rights" means any subordinate rights, including set-off rights, in the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds or any Substitute Unefon Consideration constituting 10 3/4% Notes Collateral or 2005 Notes Collateral granted in connection with a Unefon Sale Event in favor of a third-party buyer of Unefon shares (or any of such buyer's Affiliates), which by its terms expressly provides that prior to the time that the 12 1/4% Notes or 2005 Notes have been paid in full in cash such right may only be enforced for amounts up to 10% of the Market Value of the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds then subject to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Plan Deposits" means those amounts receivable by TV Azteca or its Restricted Subsidiaries under deposit agreements and other arrangements between TV Azteca or its Restricted Subsidiaries and third parties for provision of advertising to such third parties, whether evidenced by promissory notes or otherwise.

"Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with Mexican GAAP, by 1 minus the actual combined Federal, state, local and foreign income tax rate of such Person on a consolidated basis (expressed as a decimal).

"Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Qualified Debt Securities" means any obligation of a third party buyer of Unefon shares (or any of such buyer's Affiliates) evidenced by bonds, debentures, notes or other similar instruments issued by such Person, provided that such Person is, or is a subsidiary of another Person that is, organized under the laws of the United States of America or any OECD country, and such obligations are payable upon maturity either in cash or Marketable Securities.

"Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money. "Receivables" shall include the indebtedness and payment obligations of any Person to TV Azteca or any of its Subsidiaries arising from a sale of merchandise or services by TV Azteca or such Subsidiary in the ordinary course of its business, including any right to payment for goods sold or for services rendered, and including the right to payment of any interest, finance charges, returned check or late charges and other obligations of such Person with respect thereto. Receivables shall also include (a) all of TV Azteca's or such Subsidiary's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable and (c) all Guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise.

"Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than (a) in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement or (b) pursuant to a transaction that is treated as a "true sale" under Mexican GAAP and as a matter of Mexican law (and as to which such Person has received an opinion to such effect from counsel, which may be the counsel to such Person).

"Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Final Maturity Date of the 12 1/4% Notes; provided, however, that shares of variable capital stock that have only statutory rights of redemption under Mexican law shall not be considered Redeemable Stock until such rights are exercised.

"Reference Period" means, with respect to a Disclosure Event, the 15 Trading Days immediately following the date on which such Disclosure Event occurred; provided, however, if the Company declares a dividend during such period, the Reference Period shall be the 15 Trading Days immediately following the date such declaration was publicly announced.

"Refinance" means, in respect of any Indebtedness, to refinance, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange or replacement for, all or part of such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Restricted Shares" means any shares of Capital Stock of TV Azteca owned by the Company that are not Unrestricted Shares.

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

"Restricted Subsidiary" means any Subsidiary of TV Azteca other than an Unrestricted Subsidiary.

"Rights" means, collectively, the 10 3/4% Unefon Rights, the 2005 Unefon Rights and the Cosmo Rights. "Rights Exercise" means the exercise of the purchase rights pursuant to the 10 3/4% Unefon Rights, the 2005 Unefon Rights or the exercise of the purchase rights pursuant to the Cosmo Rights, as the case may be, in whole or in part, by the holders thereof and the payment therefor as therein provided.

"Rights Grant" means the grant of the Rights by TV Azteca to:

  /\ TV Azteca's 8,964,706,897 shares that were outstanding as of October 19, 2000;

  /\ the 51,578,430 TV Azteca shares underlying TV Azteca's employee stock options which were vested and exercisable as of February 1, 2001;


  /\ the 206,953,428 TV Azteca shares reserved for issuance as of October 19, 2000 under TV Azteca's management stock option plan; and


  /\ TV Azteca's 119,858,484 repurchase fund shares held in treasury as of October 19, 2000.

"Sale and Leaseback Transaction" means an arrangement by any Person with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person not more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of TV Azteca within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

"Subordinated Indebtedness" means Indebtedness of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness is subordinate to the prior payment in full of the 12 1/4% Notes.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

"Substitute Unefon Consideration" means Permitted Securities of a third-party buyer (or its Affiliate) of Unefon that substitute cash withdrawn from the 10 3/4% Collateral Pledge under the terms of the 10 3/4% Indenture and the 2005 Collateral Pledge under the terms of the 2005 Indenture.

"10 3/4% Collateral Pledge" means the collateral pledge and security agreements, substantially in the forms annexed to the 10 3/4% Indenture, by and among the Company and the parties thereto, as such may be amended, modified or supplemented in effect from time to time creating a security interest in the 10 3/4% Notes Collateral.

"10 3/4% Indenture" means the indenture, dated May 13, 2003, between the Company, as issuer, and The Bank of New York, as trustee, relating to the 10 3/4% Notes, as the same may be amended, modified or supplemented from time to time.

"10 3/4% Net Unefon Sale Proceeds" from the sale of any 10 3/4% Unefon Pledged Shares means all consideration received therefrom, net of (i) all cash payments paid to TV Azteca in respect of the exercise price for the underlying 10 3/4% Unefon Pledged Shares and (ii) legal, accounting and other fees and expenses incurred in connection with the sale of Unefon not in excess of 1% of Market Value of the aggregate 10 3/4% Net Unefon Sale Proceeds (calculated without giving effect to the deduction pursuant to this clause (ii).

"10 3/4% Notes" means, collectively, the existing 10 3/4% Senior Secured Amortizing Notes due 2008 and the new 10 3/4% Senior Secured Amortizing Notes due 2008 to be issued upon consummation of the exchange offer described in this prospectus, as the same may be amended, modified or supplemented from time to time

"10 3/4% Unefon Pledged Shares" means all shares of Capital Stock of Unefon acquired pursuant to the exercise of the 10 3/4% Unefon Rights.

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"10 3/4% Unefon Rights" means the Unefon Rights with respect to 147,215,706 ordinary, no par value, Series "A" shares of Unefon, consisting of (i) 20,754,770 shares of Capital Stock of Unefon that may be acquired pursuant to the exercise of the Unefon Rights associated with the 10 3/4% TV Azteca Pledged Shares and (ii) 126,460,936 shares of Capital Stock of Unefon that may be acquired pursuant to the exercise of the Unefon Rights associated with 1,009,860,529 Azteca Holdings Series A Shares.

"Trade Payables" means, with respect to any Person, any accounts payable or any other monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with (i) the acquisition of goods or services and required to be paid within one year of the date of Incurrence thereof or (ii) programming or films.

"Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than a day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

"TV Azteca" means TV Azteca, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"TV Azteca Option Grant" means the grants to be made by TV Azteca of stock options under the Select, Top and Superior stock option plans of TV Azteca to certain officers and directors of TV Azteca in connection with an Unefon Sale Event, which will be exercisable for up to 53,908,356 CPOs of TV Azteca.

"TV Azteca Unefon Arrangements" means the Stock Subscription and Shareholder Agreement dated as of May 14, 1999, as amended, between, among others, TV Azteca and Moises Saba Masri and the related Voting Trust Agreement dated November 15, 2000.

"TVA Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of TV Azteca to have been duly adopted by the Board of Directors of TV Azteca and to be in full force and effect on the date of such certification, and delivered to the trustee.

"2003 Notes" means the Company's 10 1/2% Senior Secured Notes due 2003 issued pursuant to the Indenture, dated as of January 31, 2002, between the Company, as issuer, and The Bank of New York, as trustee, as amended by the First Supplemental Indenture, dated as of May 12, 2003 between the Company, as issuer, and The Bank of New York, as trustee.

"2005 Collateral Pledge" means the collateral pledge and security agreements, substantially in the forms annexed to the 2005 Indenture, by and among the Company and the parties thereto, as such may be amended, modified or supplemented in effect from time to time creating a security interest in the 2005 Notes Collateral.

"2005 Indenture" means the indenture, dated as of May 18, 2001, between the Company, as issuer, and The Bank of New York, as trustee, relating to the 2005 Notes, as the same may be amended, modified or supplemented from time to time.

"2005 Net Unefon Sale Proceeds" from the sale of any 2005 Unefon Pledged Shares means all consideration received therefrom, net of (i) all cash payments paid to TV Azteca in respect of the exercise price for the underlying 2005 Unefon Pledged Shares and (ii) legal, accounting and other fees and expenses incurred in connection with the sale of Unefon not in excess of 1% of Market Value of the aggregate 2005 Net Unefon Sale Proceeds (calculated without giving effect to the deduction pursuant to this clause (ii).

"2005 Notes" means the Company's outstanding 12.5% Senior Secured Notes due 2005, as the same may be amended, modified or supplemented from time to time.

"2005 Notes Collateral" means the shares of Capital Stock of TV Azteca and Unefon, and the distributions and proceeds related thereto, pledged from time to time (and not released) by the Company under the 2005 Collateral Pledge for the benefit of the holders of the 2005 Notes.

"2005 TV Azteca Pledged Shares" means all of the Capital Stock of TV Azteca (other than the 10 3/4% TV Azteca Pledged Shares, the Azteca Holdings Series A Shares and the Elektra Reserved Shares) owned directly by the Company and constituting part of the 2005 Notes Collateral (together with any successor securities permitted under the 2005 Indenture).

"2005 Unefon Pledged Shares" means all shares of Capital Stock of Unefon acquired pursuant to the exercise of the 2005 Unefon Rights.

"2005 Unefon Rights" means the Unefon Rights with respect to the 448,514,700 shares of Capital Stock of Unefon which are part of the 2005 Notes Collateral.

"Unefon" means Unefon, S.A. de C.V., a corporation (sociedad anomina de capital variable) established under the laws of the United Mexican States.

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"Unefon Agreement" means the Unefon Agreement, dated as of March 27, 2001, among
Mr. Salinas, Mrs. Salinas Gomez and the Company, as the same may be amended, supplemented or modified from time to time.

"Unefon Rights" means the rights to purchase 1,170,000,000 ordinary, no par value, Series "A" shares of Unefon owned by TV Azteca.

"Unefon Sale Event" means any of the following events provided the Board of Directors of TV Azteca approves such event: (i) a merger or consolidation of Unefon with or into another corporation or other entity in which, following such merger or consolidation, at least a majority of the Capital Stock of Unefon (or the survivor of such merger or consolidation) is not owned by TV Azteca and any other Persons that own such Capital Stock on the date immediately prior to such merger or consolidation, (ii) a sale of all or substantially all of Unefon's assets, (iii) a sale (by tender or otherwise) of at least a majority of Unefon's outstanding shares, or (iv) any other acceleration of the exercisability of the 10 3/4% Unefon Rights or 2005 Unefon Rights approved by the Board of Directors of TV Azteca.

"Unrestricted Shares" means (i) any securities owned by the Company not constituting 10 3/4% Notes Collateral or 2005 Notes Collateral and (ii) any shares of Capital Stock of Grupo Cotsa or other Person (other than TV Azteca or its Restricted Subsidiaries) owned by the Company; provided, however, that none of the Elektra Reserved Shares shall constitute Unrestricted Shares unless the Company certifies to the Trustee that Elektra has consented in writing to any transaction proposed by the Company involving the Elektra Reserved Shares (other than delivery to Elektra pursuant to the Elektra Share Exchange Agreement).

"U.S. Government Obligations" means direct, fixed rate obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged, which are not callable and which mature (or may be put to the issuer by the holder at no less than par) no later than the Final Maturity Date of the 12 1/4% Notes.

"Voting Stock" of any Person means any class or classes of Capital Stock of such Person which, alone or together with any such other class, ordinarily has voting power for the election of at least a majority of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Redeemable Stock, as the case may be at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Redeemable Stock, as the case may be.

"Wholly Owned Restricted Subsidiary" means any Wholly Owned Subsidiary of TV Azteca that is also a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares of Common Stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the outstanding Capital Stock of such Subsidiary) shall at the time be owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Withdrawal Period" means (i) in the case of a Disclosure Event, the 15-Business-Day period immediately following the Reference Period relating to such Disclosure Event, and (ii) in the case of any offering of debt or equity securities of TV Azteca pursuant to an effective registration statement under the Securities Act, the 15-Business-Day period immediately following the date of issuance of the final prospectus relating to such offering (which date of issuance will be deemed to be the date on the cover page of such prospectus).

Events of default

The following will be Events of Default under the 12 1/4% Indenture (each herein referred to as an "Event of Default"):

(i) The Company shall fail to make any payment of principal on any 12 1/4% Note when due in accordance with the terms thereof, whether upon maturity, acceleration, call for redemption or otherwise; or

(ii) the Company shall fail to make any payment of interest or any Additional Amounts in respect of any 12 1/4% Note within 30 days after any such amount becomes due in accordance with the terms thereof.

(iii) the Company shall fail to comply with its obligations described under paragraph (d) of "Required Stock Ownership; Limitation on Liens";

(iv) the Company or TV Azteca shall fail to observe or perform any other covenant or agreement contained in the 12 1/4% Notes or the 12 1/4% Indenture, and such failure continues for a period of 30 days after written notice of such failure has been sent to the

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

       Company by the Trustee or the holder of at least 25% of the aggregate outstanding principal amount of the 12 1/4% Notes specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default;"

(v) there shall have occurred any loss, seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the television broadcasting assets (including any material broadcast license) of TV Azteca and its Restricted Subsidiaries, taken as a whole;

(vi) a default by the Company, TV Azteca or any Significant Subsidiary under any bond, debenture or other evidence of Indebtedness, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company, TV Azteca or such Significant Subsidiary with a principal amount then outstanding in excess of US$10.0 million (other than Non-Recourse Indebtedness), whether such Indebtedness now exists or shall hereafter be created, which default (A) is a default in the payment of the principal of or interest on such Indebtedness and has continued beyond any applicable grace period (as the same may have been expressly extended) or
       (B) given rise to acceleration of such Indebtedness;

(vii) the Company, TV Azteca or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

       (A) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy or concurso mercantil proceedings or have itself adjudicated as bankrupt;


       (B) consents to the entry of an order for relief against it in an involuntary case;

       (C) consents to the appointment of a Custodian of it or for any substantial part of its property;

       (D)    makes a general assignment for the benefit of its creditors; or

       (E) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       (A) is for relief against the Company, TV Azteca or any Significant Subsidiary in an involuntary case:

       (B) appoints a Custodian of the Company, TV Azteca or any Significant Subsidiary or for any substantial part of their property;


       (C) orders the winding up or liquidation of the Company, TV Azteca or any Significant Subsidiary;

       (D) adjudicates the Company, TV Azteca or a Significant Subsidiary as bankrupt or insolvent; or

       (E) ratifies an accord or composition in bankruptcy between the Company, TV Azteca or a Significant Subsidiary and the respective creditors thereof; and the order or decree remains unstayed and in effect for 60 days; or

(ix) a final and non-appealable judgment or order for the payment of money in excess of US$10.0 million, where the amount in excess of US$10.0 million is not covered by insurance or subject to valid claims of indemnification, contribution or other forms of reimbursement, shall be rendered against the Company, TV Azteca or any Significant Subsidiary and such judgment or order shall continue unsatisfied and not stayed, bonded, vacated or suspended by agreement with the beneficiary thereof for a period of 60 days;

If an Event of Default specified in clauses (vii) or (viii) above shall occur and be continuing or if an Event of Default specified in clause (i) or (ii) above shall occur and be continuing the maturity of the 12 1/4% Notes shall automatically be accelerated and the principal amount thereof, together with accrued interest and any Additional Amounts thereon, as of the date of acceleration shall become and be immediately due and payable, without any notice or other act on the part of the Trustee or any holder of the 12 1/4% Notes. If any other Event of Default shall occur and be continuing, the Trustee shall, at the request of the holders of not less than 25% of the aggregate outstanding principal amount of the 12 1/4% Notes, by written notice to the Company declare the principal amount of the 12 1/4% Notes, together with accrued but unpaid interest and any Additional Amounts thereon, immediately due and payable. The Trustee may withhold such acceleration notice if it determines in its good faith judgment that the withholding of such acceleration notice is in the best interests of the holders of the 12 1/4% Notes.

The right of the Trustee to give such acceleration notice shall terminate if the event giving rise to such right shall have been waived, cured or otherwise satisfied before such right is exercised. The holders of not less than a majority in aggregate outstanding principal amount at maturity of the 12 1/4% Notes, by notice to the Trustee, may rescind any acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree, (ii) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the 12 1/4% Notes, all unpaid principal of the 12 1/4% Notes that has become due otherwise than by such

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

declaration of acceleration and interest on such overdue interest and principal as provided under the 12 1/4% Indenture and (iii) all existing Events of Default with respect to the 12 1/4% Notes have been cured or waived except nonpayment of amounts that have become due solely because of such acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Notwithstanding the foregoing, if an Event of Default specified in clause (vi) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or
(ii)(A) the default relating to such Indebtedness is waived or cured and (B) if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and, in the case of both (i) and (ii) above, (X) written notice of such repayment, or cure or waiver or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the Trustee of such events is provided to the Trustee and (Y) such rescission of acceleration of the 12 1/4% Notes does not conflict with any judgment or decree as certified to the Trustee by the Company.

Notice

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the 12 1/4% Notes at their respective addresses as recorded in the 12 1/4% Note Register or upon delivery in person to such holders not later than the latest date, and not earlier than the earliest date, prescribed in the 12 1/4% Notes for the giving of such notice. The Trustee shall, upon request of a registered holder of the 12 1/4% Notes, forward to such holder the reports (without exhibits, unless such exhibits are requested by such registered holder) received by the Trustee as described under the covenant "--Covenants--Required Stock Ownership; Limitation on Liens" and "--Covenants--Provision of Financial Information" above.

Meetings of holders of the notes, amendments and waivers

The 12 1/4% Indenture contains provisions for convening meetings of holders of the 12 1/4% Notes to consider matters affecting their interest. A meeting of the holders of the 12 1/4% Notes may be called by the Trustee, the Company or the holders of at least 10% in aggregate principal amount of the outstanding 12 1/4% Notes.

Without notice to or the consent of any holder of the 12 1/4% Notes, the 12 1/4% Indenture and the terms and conditions of the 12 1/4% Notes may be amended by the Trustee and the Company for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner which the parties may mutually deem necessary or desirable and which the Company and the Trustee determine shall not adversely affect the interests of the holders of the 12 1/4% Notes in any material respect.

Modifications and amendments to the 12 1/4% Indenture or to the terms and conditions of the 12 1/4% Notes may also be made by the Company and the Trustee, and future compliance therewith or past default by the Company (other than a default in payment of any amount due on the 12 1/4% Notes or in respect of a covenant or provision which cannot be modified or amended without the consent of the holders of all 12 1/4% Notes so affected) may be waived, in each case, either with the written consent of the holders of a majority in aggregate principal amount of the 12 1/4% Notes outstanding or by the adoption of a resolution at a meeting of holders of the 12 1/4% Notes, by the holders of a majority in aggregate principal amount of such 12 1/4% Notes, present or represented at such meeting; provided, however that such resolution shall be approved by the holders of not less than a majority in aggregate outstanding principal amount of the 12 1/4% Notes; and, provided, further, that no such modification, waiver or amendment or supplement to the 12 1/4% Indenture or to the terms and conditions of the 12 1/4% Notes without the unanimous written consent or the unanimous affirmative vote of the holders of the 12 1/4% Notes, as the case may be, so affected, (i) change the Final Maturity Date of the principal of or the Interest Payment Date of any installment of interest on any 12 1/4% Note or reduce the principal amount of or interest on any 12 1/4% Note or reduce the price payable upon redemption or repurchase of any 12 1/4% Note,
(ii) change the obligation of the Company to pay Additional Amounts as described above, (iii) change the coin or currency in which, or change the required place at which, payment with respect to principal or interest on such 12 1/4% Notes,
(iv) waive any redemption payment with respect to any 12 1/4% Note, (v) reduce the above-stated percentage of the outstanding principal amount of such 12 1/4% Notes required to modify, amend or supplement the 12 1/4% Indenture or the terms and conditions such 12 1/4% Notes or to waive any further compliance or past default or (vi) reduce the percentage in the outstanding principal amount of such 12 1/4% Notes the vote or consent of the holders of which is required for the adoption of a resolution or the quorum required at any meeting of holders of such 12 1/4% Notes at which a resolution is adopted.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate outstanding principal amount of the 12 1/4% Notes, and at any adjourned meetings will be persons holding or representing 25% in aggregate principal amount of such outstanding 12 1/4% Notes. Any instrument given by or on behalf of any holder of a 12 1/4% Note in connection with any consent to or vote for any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such 12 1/4% Note. Any modifications, amendments or waivers to the 12 1/4% Indenture or to the

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terms and conditions of the 12 1/4% Notes will be conclusive and binding on all holders of the 12 1/4% Notes, whether or not they have given such consent or were present at any meeting.

Legal defeasance and covenant defeasance

Subject to the provisions described below, the Company at any time may terminate all its obligations under the 12 1/4% Notes and the 12 1/4% Indenture, except certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the 12 1/4% Notes, to replace mutilated, destroyed, lost or stolen 12 1/4% Notes and to maintain a registrar and paying agent in respect of the 12 1/4% Notes ("legal defeasance"). In addition, subject to the provisions described below, the Company at any time may terminate its obligations (including, without limitation, those relating to TV Azteca) under the covenants described under "--Covenants," certain provisions under "--Events of default" above and the limitations contained in clauses (3) and (4) under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option with respect to the 12 1/4% Notes, payment of the 12 1/4% Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the 12 1/4% Notes may not be accelerated because of an Event of Default specified in clauses (iii), (iv), (v), (vi) or (ix), with respect only to Subsidiaries of the Company, clauses (vii) and (viii) under "--Events of default" above or because of the failure of the Company to comply with clause (3) or (4) under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above.

The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the 12 1/4% Notes only if (1) the Company irrevocably deposits in trust with the Trustee freely transferable U.S. dollars or U.S. Government Obligations or any combination of the foregoing, for the payment of principal of and interest on such 12 1/4% Notes to maturity or redemption, as the case may be, (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest and any Additional Amounts when due on all such 12 1/4% Notes to maturity or redemption, as the case may be, (3) the deposit does not constitute a default under any other material agreement or instrument binding on the Company, (4) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended, (5) in the case of the legal defeasance option, the Company delivers to the Trustee opinions of independent U.S. and Mexican counsel stating, as appropriate, that (i) the Company has received from the Internal Revenue Service a ruling or (ii) since the date of the 12 1/4% Indenture there has been a change in the applicable Mexican or U.S. federal income tax law, to the effect, in either case, that, and based on such opinions of counsel shall confirm that, the holders of such 12 1/4% Notes will not recognize income, gain or loss for Mexican or U.S. federal income tax purposes as a result of such defeasance and will be subject to Mexican or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, (6) in the case of the covenant defeasance option, the Company delivers to the Trustee opinions of U.S. and Mexican counsel to the effect that the holders of such 12 1/4% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to Mexican or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred and (7) the Company delivers to the Trustee an officers' certificate and an opinion of U.S. counsel, each stating that all conditions precedent to the defeasance and discharge of such 12 1/4% Notes have been complied with as required by the 12 1/4% Indenture.

Governing law; jurisdiction

The 12 1/4% Notes and the 12 1/4% Indenture will be governed by, and construed in accordance with, the laws of the State of New York. The Company has submitted to the non-exclusive jurisdiction of the Federal courts of the United States for the Southern District of New York, the courts of the State of New York in the Borough of Manhattan, The City of New York and the courts of its corporate domicile, for purposes of all legal actions and proceedings instituted in connection with the 12 1/4% Notes and the 12 1/4% Indenture. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action or proceeding.

Currency indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the 12 1/4% Notes and the 12 1/4% Indenture, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as result of a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a 12 1/4% Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date

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on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any 12 1/4% Note, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph it will be sufficient for the holder of a 12 1/4% Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date which it would have been practicable, it being required that the need for a change of date be certified in manner mentioned above). These indemnities constitute separate and independent obligations from Company's other obligations, shall give rise to separate and independent causes of action, shall apply irrespective of any indulgence granted by any holder of a 12 1/4% Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any 12 1/4% Note.

Book-entry; delivery and form

The New 12 1/4% Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The New 12 1/4% Notes will be issued on the settlement date.

The New 12 1/4% Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below. See "--Depositary procedures."

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for 12 1/4% Notes in certificated form ("Certificated Notes") except in the limited circumstances described below. See "--Exchange of Book-Entry 12 1/4% Notes for Certificated Notes" and "--Exchanges among Global Notes."

Depositary procedures

DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Pursuant to procedures established by DTC:

/\ upon deposit of the Global Notes, DTC will credit the accounts of appropriate Participants with portions of the principal amount of the Global Notes, and

/\ ownership of such interests in the Global Notes will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the 12 1/4% Notes, see "--Exchange of Book-Entry 12 1/4% Notes for Certificated Notes."

Except as described below, owners of interests in the Global Notes will not have 12 1/4% Notes registered in their names, will not receive physical delivery of 12 1/4% Notes in certificated form and will not be considered the registered owners or holders thereof under the 12 1/4% Indenture for any purpose.

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

Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the 12 1/4% Indenture. The Company and the Trustee will treat the persons in whose names the 12 1/4% Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

/\ any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payment made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's record relating to the beneficial ownership interests in the Global Notes, or


/\ any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the 12 1/4% Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of 12 1/4% Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the 12 1/4% Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear and Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day of Euroclear or Clearstream following DTC's settlement date.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of 12 1/4% Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the 12 1/4% Notes as to which such Participant or Participants has or have given such direction. If there is an Event of Default under the 12 1/4% Notes, DTC reserves the right to exchange the Global Notes for legended 12 1/4% Notes in certificated form, and to distribute the 12 1/4% Notes to its Participants.

Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

According to DTC, the foregoing information with respect to DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

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The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

/\ DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act,

/\ the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the 12 1/4% Notes in certificated form, or

/\ at the request of a holder, if there shall have occurred and be continuing an Event of Default with respect to the 12 1/4% Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures), unless the Company determines otherwise in accordance with the 12 1/4% Indenture and in compliance with applicable law.

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Description of the new 10 3/4% notes

The form and terms of the new 10 3/4% notes (the "New 10 3/4% Notes") will be identical in all material respects to the form and terms of the existing 10 3/4% notes (the "Existing 10 3/4% Notes") except that the New 10 3/4% Notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Existing 10 3/4% Notes and
(2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. The New 10 3/4% Notes the Company is offering to exchange and the Existing 10 3/4% Notes the Company previously issued will collectively be a single series for all purposes under the Indenture, dated May 13, 2003 (the "10 3/4% Indenture"), entered into between our Company and The Bank of New York, as trustee (the "Trustee," which term includes any successor as Trustee under the 10 3/4% Indenture). The following summaries of certain provisions of the New 10 3/4% Notes and the 10 3/4% Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the terms and conditions of the New 10 3/4% Notes, the 10 3/4% Indenture and the 10 3/4% Collateral Pledge (as defined below), including the definitions therein of certain terms. We urge you to closely examine and review the 10 3/4% Indenture itself, which has been filed as an exhibit to the registration statement, of which this prospectus is a part. See "Where you can find more information" for information on how to obtain a copy. Copies of the 10 3/4% Indenture will also be available for inspection during normal business hours at the offices of the Trustee and at the offices of the other paying agents with respect to the New 10 3/4% Notes (together, the "Paying Agents"). References to the "Company" and "TV Azteca" in the following summary are references solely to Azteca Holdings, S.A. de C.V. and TV Azteca, S.A. de C.V., respectively. Unless otherwise specified, references in this section to the "10 3/4% Notes" mean both of the New 10 3/4% Notes and the Existing 10 3/4% Notes. References to any other defined term used in the following summary have the meaning set forth in this summary and under "--Certain Definitions."

General

The New 10 3/4% Notes will be limited to US$11,687,333.33 in aggregate principal amount, all of which New 10 3/4% Notes (to the extent exchanged for in the exchange offer and consent solicitation) will be issued on the Issue Date. An amortization payment of US$333.00 of each US$1,000 in principal amount of the Existing 10 3/4% Notes was paid on July 15, 2003; the remaining principal amount of the New 10 3/4% Notes will be amortized on the following schedule:

    Scheduled Payment Date                                    Principal Amount
    --------------------------------------------------------------------------
    June 15, 2004 ............................................ US$133.40
    June 15, 2005 ............................................ US$133.40
    June 15, 2006 ............................................ US$133.40
    June 15, 2007 ............................................ US$133.40
    June 15, 2008 (the "Final Maturity Date") ................ US$133.40

Interest on the 10 3/4% Notes accrues at the rate of 10 3/4% per annum from the Initial Issue Date.

Interest on the 10 3/4% Notes is calculated on the basis of a 360-day year consisting of twelve 30-day months. Payment of interest commenced on July 15, 2003, and will be paid on each December 15 and June 15 thereafter (each an "Interest Payment Date"), in each case, to the persons in whose name the 10 3/4% Notes are registered at the close of business on the first day of the calendar month in which the applicable Interest Payment Date occurs (the "Record Date"), after withholding for, or on account of, certain Mexican withholding taxes. See "--Additional amounts" and "Tax considerations."

The New 10 3/4% Notes will bear interest from July 15, 2003, the most recent date that interest has been paid on the Existing 10 3/4% Notes prior to the exchange offer. If a holder's Existing 10 3/4% Notes are accepted for exchange, then such holder will receive interest on the New 10 3/4% Notes and not on the Existing 10 3/4% Notes.

Principal of, and interest and any Additional Amounts (as defined below) on, the 10 3/4% Notes will be payable, and the transfer of the 10 3/4% Notes will be registrable, at an office maintained for such purpose in the Borough of Manhattan, The City of New York, which will initially be the office of the Trustee, and at the offices of the Paying Agent; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The 10 3/4% Notes will be issued only in registered non-endorsable form without coupons and only in denominations of US$1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of 10 3/4% Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

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Ranking

The 10 3/4% Notes are senior secured obligations of the Company, and the Indebtedness evidenced by the 10 3/4% Notes will rank equally with the Company's 2005 Notes and 12 1/4% Notes, to the extent of their respective collateral. To the extent that the value of the collateral securing the 10 3/4% Notes is less than the outstanding principal amount of the 10 3/4% Notes, the 10 3/4% Notes will be effectively subordinated to the 2005 Notes to the extent of the value of the assets securing the 2005 Notes. The Company is a holding company, and therefore, the 10 3/4% Notes will be structurally subordinated to all existing and future Indebtedness and other liabilities of its subsidiaries, including TV Azteca. As of December 31, 2002 on a pro forma basis after giving effect to the issuance of the 10 3/4% Notes, the Company and its Subsidiaries had approximately Ps.9,058 million (US$871.4 million) of consolidated indebtedness, of which Ps.2,900 million (US$279.0 million) was secured indebtedness. As of the same date, TV Azteca had Ps.6,158 million (US$592.4 million) of indebtedness, of which Ps.665 million (US$64.0 million) was secured indebtedness. Subject to certain limitations, the Company and its Subsidiaries may Incur additional Indebtedness in the future.

Redemption and purchase provisions

Optional Redemption

The 10 3/4% Notes will not be redeemable at the option of the Company prior to June 15, 2004. At any time thereafter, the 10 3/4% Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional amounts (if any), if redeemed during the twelve months beginning June 15 of each year indicated below:

      Year                                                       Percentage
      ----------------------------------------------------------------------
      2004 ....................................................  110.75%
      2005 ....................................................  108.06%
      2006 ....................................................  105.38%
      2007 ....................................................  102.69%

In connection with any partial redemption, the Trustee will select, in such manner as it shall deem fair and appropriate, the particular 10 3/4% Notes to be redeemed or any portion thereof that is an integral multiple of US$1,000.

Redemption for Tax Reasons

If, as a result of any amendment to, or change in, or expiration of, the laws (or any regulation or rulings, thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an application or official interpretation of such laws or regulations, which amendment or change of such laws or regulations becomes effective on or after the Initial Issue Date, the Company would be obligated, for reasons outside of its control, and after making such endeavors as the Company may consider reasonable to avoid such requirement, to pay Additional Amounts in excess of those attributable to a Mexican withholding tax rate of 10% (see "--Additional amounts" and "Tax considerations--Mexican tax considerations"), then, at the Company's option, all, but not less than all, of the 10 3/4% Notes may be redeemed at any time by giving not less than 30 nor more than 60 days' written notice at a price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, and any Additional Amounts due thereon, to the date of redemption (subject to the right of holders of record on the relevant Record Date to receive interest due (if any) on the relevant Interest Payment Date); provided, however, that (i) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts and (ii) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to the publication of any notice of redemption pursuant to this provision, the Company will deliver the Trustee (i) a certificate signed by a duly authorized representative of the Company stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to redeem have occurred and
(ii) an opinion of independent Mexican legal counsel (which may be counsel to the Company) of recognized standing to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment. Such notice, once delivered by the Company to the Trustee, will be irrevocable.

Security

Pursuant to the 10 3/4% Indenture and in accordance with the 10 3/4% Collateral Pledge, the Company has pledged for the benefit of the holders of the 10 3/4% Notes, and granted to the holders of the 10 3/4% Notes a perfected security interest in, all of the following:

/\ 55,246,106 TV Azteca CPOs now owned by the Company (the "10 3/4% TV Azteca Pledged Shares");

/\ following the pledge of the 10 3/4% TV Azteca Pledged Shares, all dividends, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the 10 3/4% TV Azteca Pledged Shares (inclusive of the 10 3/4% Unefon Rights granted in respect of the 10 3/4% TV Azteca Pledged Shares);

/\ all shares of Capital Stock of Unefon acquired pursuant to the exercise of the 10 3/4% Unefon Rights; and

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/\   all 10 3/4% Net Unefon Sale Proceeds received in respect of any sale of the
     10 3/4% Unefon Pledged Shares;

but excluding, in any case, such of the foregoing that may be duly released from the 10 3/4% Collateral Pledge under the circumstances described below (all of the foregoing which has not been released pursuant to the terms hereof, collectively, the "10 3/4% Notes Collateral," which term will also include any Substitute Collateral described below); provided, however, that the Company shall be permitted to receive directly all dividends or distributions paid in respect of, or payments in respect of the purchase, redemption, or other retirement or acquisition for value of, any securities constituting the 10 3/4% Notes Collateral if no Default has occurred and is continuing. As long as no Default has occurred and is continuing, the Company will be able to vote, as it sees fit in its sole discretion, any securities constituting the 10 3/4% Notes Collateral, provided that no vote may be cast, and no consent, waiver or ratification given or action taken, which would be inconsistent with or violate any provision of the 10 3/4% Indenture or the 10 3/4% Notes. The payment of dividends, distributions or other payments to the Company pursuant to the foregoing provisions shall not be considered to be a release for purposes of the sixth or eighth succeeding paragraph. Except as permitted by the 10 3/4% Indenture and the 10 3/4% Collateral Pledge, the 10 3/4% Notes Collateral will not be released until the 10 3/4% Notes are paid in full. Subject to permitted releases, as the 10 3/4% Notes amortize, the ratio of pledged shares to the outstanding principal amount of the 10 3/4% Notes will increase.

The release of any 10 3/4% Notes Collateral from the Liens created by the 10 3/4% Collateral Pledge will not be deemed to impair the security under the 10 3/4% Indenture in contravention of the provisions thereof and of the 10 3/4% Collateral Pledge if and to the extent that any 10 3/4% Notes Collateral is released pursuant to the 10 3/4% Indenture and the 10 3/4% Collateral Pledge.

As long as no Default has occurred and is continuing, the Company will be entitled, from time to time, to request the Trustee to give notice to the 10 3/4% Collateral Agent directing the 10 3/4% Collateral Agent to cause the release of a portion of the 10 3/4% Notes Collateral from the 10 3/4% Collateral Pledge in accordance with the terms hereof; provided, however, that (i) such request must be in writing and accompanied by an officers' certificate and an opinion of counsel (which may be Mexican and/or U.S. counsel to the Company) stating that such release is permitted by the 10 3/4% Indenture and (ii) the applicable conditions set forth in the following paragraphs are met. The Company shall, as promptly as practicable after such release or any withdrawal pursuant to any of the next succeeding paragraphs, give notice thereof to holders of the 10 3/4% Notes in the manner provided under "--Notice" below. Any securities constituting 10 3/4% Notes Collateral that are duly released from the 10 3/4% Collateral Pledge are referred to as "Withdrawn Shares."

Releases in Connection with Defeasance of the 10 3/4% Notes

The Company may request the Trustee to direct the 10 3/4% Collateral Agent to release the 10 3/4% Notes Collateral from the 10 3/4% Collateral Pledge upon a legal or covenant defeasance of the 10 3/4% Notes in accordance with the terms of "--Legal defeasance and covenant defeasance."

Releases in Connection with Interest Payments

The Company may request the Trustee to direct the 10 3/4% Collateral Agent to release from the 10 3/4% Collateral Pledge any of the 10 3/4% Notes Collateral (including cash and Cash Equivalents) to pay interest and any Additional Amounts payable on the 10 3/4% Notes, provided that immediately after giving effect to such release, (A) the ratio of (1) (x) the aggregate Market Value of the 10 3/4% TV Azteca Pledged Shares, any 10 3/4% Net Unefon Sale Proceeds consisting of Permitted Securities and any 10 3/4% Unefon Pledged Shares in the 10 3/4% Collateral Pledge plus (y) the aggregate Market Value of the outstanding Azteca Holdings Series A Shares to (2) the aggregate principal amount of the outstanding 10 3/4% Notes minus the Market Value of any Substitute Collateral is at least 2.50:1.00 (the "Combined Coverage Ratio") and (B) the ratio of (1) the aggregate Market Value of the 10 3/4% TV Azteca Pledged Shares, any 10 3/4% Net Unefon Sale Proceeds consisting of Permitted Securities and any 10 3/4% Unefon Pledged Shares in the 10 3/4% Collateral Pledge to (2) the aggregate principal amount of the outstanding 10 3/4% Notes minus the Market Value of any Substitute Collateral is at least 1.00:1.00 (the "Pledged Share Shares Coverage Ratio" and together with the Combined Coverage Ratio, the "Coverage Ratios"). To the extent 10 3/4% Notes Collateral other than cash or Cash Equivalents are to be released pursuant to the preceding sentence, such release will be made in connection with a sale of such 10 3/4% Notes Collateral and all of the consideration for such sale shall be comprised of cash and shall be paid directly by the buyer of such collateral into the applicable collateral account under the 10 3/4% Collateral Pledge; provided, however, if any such sale is to an Affiliate of the Company or TV Azteca, the consideration for such sale shall at least equal the Market Value of the assets sold. To the extent that the conditions described have been satisfied, immediately prior to an Interest Payment Date on the 10 3/4% Notes, the Trustee shall release cash, in the amount specified by the Company, from the 10 3/4% Collateral Pledge in an amount not to exceed the interest then due and the Trustee will use such released amount to pay interest on the 10 3/4% Notes. Any cash proceeds from a sale of any 10 3/4% Notes Collateral pursuant to the foregoing not used to pay interest shall constitute Substitute Collateral.

Releases in Connection with the Sale of Unefon

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In connection with a Unefon Sale Event, upon 10 days' prior written notice to the Trustee, the Company may request the Trustee to direct the 10 3/4% Collateral Agent to release from the 10 3/4% Collateral Pledge the 10 3/4% Unefon Pledged Shares, provided that (i) the Market Value of the consideration to be received in connection with the sale of such 10 3/4% Unefon Pledged Shares is at least equal to the Market Value of such 10 3/4% Unefon Pledged Shares,
(ii) the Market Value of the consideration per share paid for the 10 3/4% Unefon Pledged Shares is no less than the Market Value of the consideration per share paid by the third-party buyer for any other shares of Capital Stock of Unefon underlying the 10 3/4% Unefon Rights in connection with such Unefon Sale Event,
(iii) the consideration paid for the 10 3/4% Unefon Pledged Shares shall consist of cash, Cash Equivalents or Permitted Securities, (iv) the 10 3/4% Net Unefon Sale Proceeds are paid directly by the third-party buyer (or its Affiliate) into one or more collateral accounts under the 10 3/4% Collateral Pledge and (v) the Company shall have delivered to the Trustee, in form and substance satisfactory to it and its counsel, opinions of counsel to the effect that the 10 3/4% Notes will be secured by a first priority, perfected security interest in the 10 3/4% Net Unefon Sale Proceeds (subject to any Permitted Subordinate Rights). A release of 10 3/4% Unefon Pledged Shares pursuant to the preceding sentence shall not be considered a release for purposes of the next or third succeeding paragraph. To the extent the terms of the agreements relating to a Unefon Sale Event so require, 10 3/4% Net Unefon Sale Proceeds consisting of cash may be withdrawn from the 10 3/4% Collateral Pledge in the amount specified in accordance with any such agreement by substituting therefor Permitted Securities ("Substitute Unefon Consideration") from the third-party buyer (or its Affiliate) provided that (i) such Permitted Securities are delivered directly by the third-party buyer (or its Affiliate) into one or more collateral accounts under the 10 3/4% Collateral Pledge and (ii) the Company shall have delivered to the Trustee, in form and substance satisfactory to it and its counsel, opinions of counsel to the effect that the 10 3/4% Notes will be secured by a first priority, perfected security interest in such Permitted Securities (subject to any Permitted Subordinate Rights). A withdrawal of cash pursuant to the preceding sentence shall not be considered a release for purposes of the next or third succeeding paragraph.

Beginning 30 days after a Unefon Sale Event, the Company may request the Trustee to direct the 10 3/4% Collateral Agent to release from the 10 3/4% Collateral Pledge (a "Unefon Sale Proceeds Release") the 10 3/4% Net Unefon Sale Proceeds (including any cash or Cash Equivalents not constituting Substitute Collateral) and any Substitute Unefon Consideration remaining subject to the 10 3/4% Collateral Pledge provided (i) the request for release is delivered during a Withdrawal Period, (ii) a request for release pursuant to this paragraph is not made on more than three occasions, (iii) not more than one such request or a request for a General Collateral Release (as defined below) is made in any consecutive six-month period and (iv) immediately after giving effect to such release, the Combined Coverage Ratio is at least 2.50:1.00 and the Pledged Shares Coverage Ratio is at least (A) 2.00:1.00 if a General Collateral Release shall have previously occurred or (B) 1.00:1.00 if a General Collateral Release shall not have previously occurred. After the earlier to occur of a third Unefon Sale Proceeds Release and the first General Collateral Release, all 10 3/4% Net Unefon Sale Proceeds consisting of cash or Cash Equivalents subject to the 10 3/4% Collateral Pledge shall constitute Substitute Collateral.

The Company will be entitled to request the withdrawal of 10 3/4% Net Unefon Sale Proceeds to the extent required to satisfy the exercise of a Permitted Subordinate Right, provided that the Market Value of the 10 3/4% Net Unefon Sale Proceeds to be withdrawn shall not exceed 10% of the Market Value of the 10 3/4% Net Unefon Sale Proceeds then subject to the 10 3/4% Collateral Pledge. A withdrawal of 10 3/4% Net Unefon Sale Proceeds pursuant to the preceding sentence shall not be considered a release for purposes of the preceding paragraph or the next succeeding paragraph.

Releases of Pledged Shares

The Company may request the Trustee to direct the 10 3/4% Collateral Agent to release from the 10 3/4% Collateral Pledge (a "General Collateral Release")
10 3/4% TV Azteca Pledged Shares, 10 3/4% Net Unefon Sale Proceeds or Substitute Unefon Consideration consisting of Permitted Securities, and 10 3/4% Unefon Pledged Shares, provided that (i) the request is delivered during a Withdrawal Period, (ii) a request for release pursuant to this paragraph is not made on more than three occasions at any time, (iii) no such request may be made within the period 30 days after the date the 10 3/4% Unefon Rights become exercisable and (iv) immediately after giving effect to such release, the Combined Coverage Ratio is at least 2.50:1.00 and the Pledged Shares Coverage Ratio is at least 2.00:1.00.

Substitute Collateral

During a Withdrawal Period, the Company will be entitled to request the withdrawal of the 10 3/4% TV Azteca Pledged Shares, 10 3/4% Net Unefon Sale Proceeds consisting of Permitted Securities or 10 3/4% Unefon Pledged Shares, in whole or in part, by substituting therefor, with the 10 3/4% Collateral Agent, U.S. dollars or U.S. Government Obligations (together with any 10 3/4% Net Unefon Sale Proceeds consisting of cash or Cash Equivalents remaining subject to the 10 3/4% Collateral Pledge after a Unefon Sale Proceeds Release, the "Substitute Collateral"), provided that the Company will be required to certify to the Trustee that, after giving effect to the proposed withdrawal and substitution, (i) the Combined Coverage Ratio is at least the same as such ratio immediately prior to the withdrawal, and (ii) the Pledged Shares Coverage Ratio is at least 1.00:1.00 so long as any 10 3/4% TV Azteca Pledged Shares will remain subject to the 10 3/4% Collateral Pledge. In addition, on the date that cash is deposited with the 10 3/4% Collateral Agent in respect of cash dividends on, or the purchase, redemption, or other retirement or acquisition for value of, the 10 3/4% TV Azteca Pledged Shares, the Company will be entitled to consider the amount of such cash to be Substitute Collateral. A withdrawal pursuant to the substitution provisions of this paragraph shall not be considered a release for purposes of the first and third preceding

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paragraphs. No Substitute Collateral may be released or
withdrawn from the 10 3/4% Collateral Pledge until all other 10 3/4% Notes Collateral shall have been released, in which case any Substitute Collateral with a Market Value in excess of the aggregate principal amount of the outstanding 10 3/4% Notes may be released at the request of the Company (and any such release shall not be considered a release for purposes of the first or third preceding paragraph).

Releases in Connection with Redemptions, Repurchases and Repayments

In connection with or after an optional redemption of 10 3/4% Notes in part, or a purchase of 10 3/4% Notes in part pursuant to an Offer to Purchase under "--Repurchase at the option of holders," the Company will be entitled to request a withdrawal of the 10 3/4% Notes Collateral. In connection with a purchase of 10 3/4% Notes in part pursuant to an Offer to Purchase under "--Covenants--Limitation on Restricted Payments," the Company may withdraw any Uninvested Asset Sale Distributions subject to the 10 3/4% Collateral Pledge to the extent necessary to pay the applicable purchase price. A withdrawal of 10 3/4% Notes Collateral pursuant to the foregoing provisions shall not be considered a release for purposes of the second or fourth preceding paragraph; provided that no Substitute Collateral may be released from the 10 3/4% Collateral Pledge until all other 10 3/4% Notes Collateral shall have been released, in which case any Substitute Collateral with a Market Value in excess of the aggregate principal amount of the outstanding 10 3/4% Notes may be released at the request of the Company.

In connection with a redemption of 10 3/4% Notes in whole, or with a purchase of 10 3/4% Notes in whole pursuant to the provisions described under "--Repurchase at the option of holders--Change of Control" or an Offer to Purchase under "--Covenants--Limitation on Restricted Payments," or with the payment at maturity of the principal amount of the 10 3/4% Notes, the Company may request a release of any cash, Cash Equivalents or Substitute Collateral to the extent necessary to pay the redemption price, purchase price, or principal amount at maturity, as the case may be. Upon satisfaction by the Company of the conditions to its legal defeasance option or its covenant defeasance option or the discharge of the 10 3/4% Indenture, the Company will request the Trustee and the Trustee will give notice to the 10 3/4% Collateral Agent directing the 10 3/4% Collateral Agent to cause the release of all of the 10 3/4% Notes Collateral. Any such release pursuant to the preceding sentence shall not be considered a release for purposes of the third or fifth preceding paragraph.

Remedies

If an Event of Default occurs and is continuing under the 10 3/4% Indenture, the Trustee and the 10 3/4% Collateral Agent, on behalf of the holders of the 10 3/4% Notes, in addition to any rights or remedies available to them under the 10 3/4% Indenture and the 10 3/4% Collateral Pledge, may take such action as they deem advisable to protect and enforce their rights in the 10 3/4% Notes Collateral, including the institution of foreclosure proceedings. During the continuance of an Event of Default, the 10 3/4% Collateral Agent will be authorized to vote any securities constituting the 10 3/4% Notes Collateral as directed by the Trustee on behalf of the holders of the 10 3/4% Notes and to institute foreclosure proceedings with respect thereto. The proceeds received from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to the Trustee and the 10 3/4% Collateral Agent under the 10 3/4% Indenture and the 10 3/4% Collateral Pledge and, thereafter, to pay the amounts owing in respect of the 10 3/4% Notes.

Repurchase at the option of holders

Change of Control

Within 30 days of the occurrence of a Change of Control, unless the Company has theretofore mailed a redemption notice with respect to all of the outstanding
10 3/4% Notes, the Company will be required to make an Offer to Purchase all outstanding 10 3/4% Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase. A "Change of Control" shall be deemed to have occurred if the Permitted Holders beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, in the aggregate less than (a) 51% of the total voting power of the Voting Stock of the Company or (b) 51% of the total voting power of the Voting Stock of TV Azteca or, in either case, do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or TV Azteca. The term "Permitted Holders" shall mean (i) Ricardo B. Salinas Pliego,
(ii) a grandparent, parent, brother, sister, uncle, or aunt of the individual named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v) and (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi).

The occurrence of certain of the events which would constitute a Change of Control would require the Company to offer to purchase the 2005 Notes and the 12 1/4% Notes and would also require TV Azteca to offer to purchase the TV Azteca Notes, and might constitute a default under future Indebtedness of the Company or TV Azteca, which could result in such Indebtedness becoming due and payable. Accordingly, if an Offer to Purchase is made as a result of a Change of Control, there can be no assurance that, in light

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of, among other things, the Company or TV Azteca having to make such other payments as may be required at the time, the Company will be able to obtain sufficient funds to purchase all the 10 3/4% Notes that might be delivered by holders thereof seeking to accept such Offer to Purchase. See "Risk Factors--Risks related to the new notes issued in the exchange offers-We may not be able to fund a change of control offer."

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 10 3/4% Notes pursuant to any Offer to Purchase. To the extent that the provisions of any applicable United States federal or state securities laws or regulations conflict with provisions of the 10 3/4% Indenture relating to an Offer to Purchase, the Company will comply with such laws or regulations and will not be deemed to have breached such provisions of the 10 3/4% Indenture by virtue thereof.

The Company shall not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the 10 3/4% Indenture applicable to an Offer to Purchase by the Company and purchases all 10 3/4% Notes tendered and not withdrawn under such Offer to Purchase.

Asset Dispositions

The Company may be obligated to make an Offer to Purchase 10 3/4% Notes with Uninvested Asset Sale Distributions (as defined below) from TV Azteca, at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase, after using such Uninvested Asset Sale Distributions to make an offer to purchase to all holders of the 2005 Notes pursuant to the terms of the 2005 Indenture and holders of the 12 1/4% Notes pursuant to the terms of the 12 1/4% Indenture, as described under "--Covenants--Limitation on Restricted Payments."

Additional amounts

Except to the extent required by law, any and all payments by the Company in respect of the 10 3/4% Notes shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, contributions, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Mexico or by or on behalf of any political subdivision thereof or any authority therein having power to tax ("Mexican Taxes"). Under Mexican law, interest payments on indebtedness of the type evidenced by the 10 3/4% Notes made to non-residents of Mexico are generally subject to a Mexican withholding tax of 10%. However, pursuant to certain provisions of Mexican law, payments of interest to holders of the 10 3/4% Notes that are not residents of Mexico are subject to withholding tax at reduced rate of 4.9%, provided certain requirements are met. In addition, certain holders of the 10 3/4% Notes, such as certain pension and retirement funds and certain residents of the United States and certain other countries, may be entitled to an exemption or reduced rate of Mexican withholding tax, as the case may be, under the provisions of applicable law or a double taxation treaty. See "Tax considerations--Mexican tax considerations."

If the Company shall be required by law to deduct or withhold an amount from or in respect of any sum payable under the 10 3/4% Indenture or under the 10 3/4% Notes, the Company shall pay such additional amounts ("Additional Amounts") in respect of Mexican Taxes as shall result in the receipt by the holders of the 10 3/4% Notes of the amounts that would otherwise have been receivable by them in respect of payments on such 10 3/4% Notes in the absence of such deduction or withholding, and shall pay the full amount required to be deducted to the relevant taxing authority in accordance with applicable law and shall indemnify each holder for such amount (and any interest or penalty in respect thereof) imposed as a result of failure to so pay, except that no such Additional Amounts will be payable:

(a) to or on behalf of a holder or beneficial owner of a 10 3/4% Note that is liable for Mexican Taxes in respect of such 10 3/4% Note by reason of its having some connection with Mexico (or any political subdivision or taxing, authority thereof or therein) otherwise than by the mere holding or owning of such 10 3/4% Note or by the receipt of income or any payments in respect thereof;

(b) to or on behalf of a holder or beneficial owner of a 10 3/4% Note in respect of Mexican Taxes that would not have been imposed but for the failure of the holder or beneficial owner of such 10 3/4% Note to provide the Company, following receipt of a written request to do so, with any certification, identification, information or other documentation required by law, regulation or an applicable treaty as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Mexican Taxes; provided that at least 60 days prior to (i) the first payment date with respect to which the Company shall apply this clause (b) and (ii) in the extent of a change in such certification, identification, information, documentation, declaration or other reporting requirement, the first payment date subsequent to such change, the Company shall have notified the Trustee, in writing that the holders of 10 3/4% Notes will be required to provide such certification, information or documentation, declaration or other reporting.

(c) to or on behalf of a holder of a 10 3/4% Note in respect of Mexican Taxes that would not have been imposed but for the presentation by such holder for payment on a date more than 30 days after the date on which such payment became due and

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     payable or the date on which payment thereof is duly provided for and notice thereof given to holders of the 10 3/4% Notes, whichever occurs later, except to the extent that the holder of such 10 3/4% Note would have been entitled to Additional Amounts in respect of such Mexican Taxes on presenting such 10 3/4% Note for payment on any date during such 30-day period; or

(d)  any combination of (a), (b), or (c) above.

Additionally, the obligation of the Company to pay Additional Amounts shall not apply with respect to (i) any estate, inheritance, gift, sales, transfer or personal property tax or any similar taxes, duties, assessments or other governmental charges, or (ii) any taxes, duties, assessments or other governmental charges in each case that are of a nature payable otherwise than by deduction or withholding from payments on the 10 3/4% Notes or any combination of the above.

All references herein to principal, premium, if any, and interest in respect of 10 3/4% Notes shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts, if any, payable in respect thereof as set forth in this section.

Notwithstanding the foregoing, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (b) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in such clause (b) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a 10 3/4% Note (taking into account any relevant differences between United States and Mexican law, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under United States federal income tax law (including the United States-Mexico Tax Treaty), United States Treasury regulations (including proposed regulations) and administrative practice (for example, IRS Forms W-8 BEN and W-9). In addition, the limitations on the Company's obligation to pay Additional Amounts set forth in clause (b) above shall not apply if Rule 3.25.15 issued by the Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico) and published in the Diario Oficial de la Federacion on May 30, 2002, as extended or amended to date, or a substantially similar successor of such rule, is in effect, unless the provision of the certification, identification, information, documentation, declaration or other evidence described in clause (b) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.25.15 (or a substantially similar successor of such rule), the Company cannot obtain such certification, identification, information, documentation, declaration or evidence, or satisfy any other reporting requirements, on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.25.15 (or such successor of such rule). In addition, clause (b) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization or a non-Mexican financial institution or any other holder of a 10 3/4% Note register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding taxes.

Upon request, the Company or other Person making such payment will provide the Trustee with the original receipt of payment thereof, or a copy of such receipt. Copies of such documentation will also be made available to the holders of the 10 3/4% Notes or the Paying Agents, as applicable, upon request therefor.

Covenants

For so long as any of the 10 3/4% Notes remain outstanding or any amount remains unpaid on any of the 10 3/4% Notes, the Company will, and will cause TV Azteca to, comply with the terms of the covenants described below.

Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca

(a) The Company will not, and will not permit any Subsidiary of the Company (other than TV Azteca and its Restricted Subsidiaries and Grupo Cotsa) to, Incur any Indebtedness, except the following:

     (i) Indebtedness Incurred by the Company in exchange for, or the proceeds of which are used to Refinance, all or in part, the 10 3/4% Notes, the 12 1/4% Notes, the 2003 Notes, the 2005 Notes (or any Refinancing Indebtedness (as defined below) Incurred to Refinance any 2003 Notes that remain outstanding following the Issue Date, the 10 3/4% Notes, the 12 1/4% Notes, the 2003 Notes, the 2005 Notes or any such Refinancing Indebtedness; provided, however, that in the case of any Indebtedness Incurred in connection with such a Refinancing (Indebtedness so Incurred referred to in this subparagraph (a)(i) as "Refinancing Indebtedness"), the principal amount of such Refinancing Indebtedness (excluding any principal amount required to be deposited in collateral arrangements to provide for interest payments on such Refinancing Indebtedness) will not exceed the principal amount of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness so Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated repurchase, plus any accrued and unpaid interest, any Additional Amounts and fees and expenses Incurred by the Company in connection with such Refinancing; provided, further, that (A) in the case that the 10 3/4% Notes are Refinanced in part, the Refinancing Indebtedness is made pari passu with the 10 3/4% Notes or

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          subordinated to the 10 3/4% Notes, (B) the Refinancing Indebtedness by
          its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (1) provides that the Weighted Average Life to Maturity of such Refinancing Indebtedness at the time such Refinancing Indebtedness is Incurred is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement that is conditioned upon provisions substantially similar to the provisions of the Indebtedness being Refinanced or substantially similar to those described above under "--Repurchase at the option of holders--Change of Control" or in connection with asset dispositions as provided below under "--Limitation on Restricted Payments;" and (C) the Refinancing Indebtedness may not be secured by any assets of the Company other than Unrestricted Shares; provided, that Refinancing Indebtedness Incurred pursuant to this paragraph to Refinance the 10 3/4% Notes may not be Incurred prior to the application of the proceeds to repay all or part of the 10 3/4% Notes, unless such Refinancing Indebtedness is Incurred within 35 days of the application of the proceeds therefrom to repay all or a part of the 10 3/4% Notes to defease the 10 3/4% Notes or otherwise to satisfy and discharge the 10 3/4% Indenture and such proceeds are held in escrow to secure such Refinancing Indebtedness until application to repay all or part of the 10 3/4% Notes;

    (ii) Indebtedness of the Company Incurred within 45 Business Days before the applicable interest payment date in an amount not to exceed the amount of interest and any Additional Amounts payable on any of the 10 3/4% Notes, the 12 1/4% Notes, the 2005 Notes or any Refinancing Indebtedness Incurred to Refinance the 10 3/4% Notes, the 12 1/4% Notes, the 2005 Notes or any such Refinancing Indebtedness on such interest payment date, provided that the proceeds from such Indebtedness are irrevocably deposited with the applicable trustee or paying agent for the purpose of paying such amount to the holders of such notes, as the case may be; provided, further, that the obligations of the Company with respect to any Indebtedness Incurred pursuant to this clause (ii) shall be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness and shall have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 10 3/4% Notes;

   (iii) (A) Indebtedness of Persons other than the Company, TV Azteca or any of its Restricted Subsidiaries that is secured by a Lien on Unrestricted Shares but is otherwise Non-Recourse Indebtedness; (B) Indebtedness of the Company, TV Azteca or any of its Restricted Subsidiaries that is secured by a Lien on Unrestricted Shares but is otherwise Non-Recourse Indebtedness; and (C) Non-Recourse Indebtedness of Additional Subsidiaries, provided, that in the case of Indebtedness Incurred by an Additional Subsidiary pursuant to clause (C), if such Additional Subsidiary ceases at any time to be an Additional Subsidiary and becomes a Restricted Subsidiary hereunder, the provisions of clause (C) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at such time;

    (iv) Indebtedness Incurred by the Company to any holder of a Permitted Azteca Holdings/Unefon Purchase Right as a result of the pledge of the 10 3/4% Unefon Pledged Shares, the 2005 Unefon Pledged Shares, the
          10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds (or any Substitute Unefon Consideration) pursuant to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge, respectively, provided that such Indebtedness shall (A) be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness, (B) not be assignable or transferable and (C) have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 10 3/4% Notes;

     (v) Additional 2005 Notes, provided that the net proceeds from the issuance of such Additional 2005 Notes are directly and irrevocably deposited with the Trustee or Paying Agent for purposes of paying (A) principal, interest and Additional Amounts with respect to the 10 3/4% Notes or (B) interest and Additional Amounts (as such term is used in the 2005 Indenture) with respect to the 2005 Notes; provided, further, that immediately after giving effect to the incurrence of the Indebtedness evidenced by such Additional 2005 Notes, the Company could release any 2005 Notes Collateral pursuant to the applicable Coverage Ratios (as such term is used in the 2005 Indenture);

    (vi) Indebtedness of the Company to TV Azteca in respect of, and in principal amount equal to, any Restricted Payments made by TV Azteca to the Company pursuant to clause (xiv) of the second paragraph of the "--Limitation on Restricted Payments" covenant described below, provided that such Indebtedness shall (A) not be assignable or transferable, (B) be unsecured and evidenced by a note that shall expressly provide that such Indebtedness shall constitute Subordinated Indebtedness and (C) have no cash payment obligations, whether in respect of interest or principal, prior to the Final Maturity Date of the 10 3/4% Notes; and

   (vii) Indebtedness of the Company Incurred within fifteen days before the exercise date of the 10 3/4% Unefon Rights and the 2005 Unefon Rights in an aggregate principal amount not to exceed the aggregate exercise price of the 10 3/4% Unefon Rights and the 2005 Unefon Rights exercised by the Company (excluding any 10 3/4% Unefon Rights or 2005 Unefon

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          Rights exercised, by or for the benefit of, any holders of a Permitted
          Azteca Holdings/Unefon Purchase Right); provided that such
          Indebtedness (A) bears interest at commercially reasonable rates, (B) constitutes unsecured Subordinated Indebtedness and (C) is repaid in full upon the sale of the 10 3/4% Unefon Pledged Shares and the 2005 Unefon Pledged Shares underlying such 10 3/4% Unefon Rights and 2005 Unefon Rights, respectively.

(b) The Company will not permit TV Azteca or any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that TV Azteca or any of its Restricted Subsidiaries may issue Preferred Stock the maximum liquidation value of which will constitute Indebtedness of TV Azteca for purposes of the covenant described under "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" below and dividends on which will be included in determining Consolidated Interest Expense for the purpose of calculating the Indebtedness to Adjusted EBITDA Ratio under the provision described in the first paragraph of "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" below.

Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to Incur any Indebtedness; provided however, that TV Azteca or any Restricted Subsidiary may Incur Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to Adjusted EBITDA Ratio would be greater than zero and less than or equal to 6.00:1.00.

Notwithstanding the foregoing, the following Indebtedness may be Incurred (collectively, "Permitted Indebtedness"):

(i) Indebtedness of TV Azteca or any Restricted Subsidiary under one or more revolving credit or working capital facilities (including related Guarantees and security arrangements) in an aggregate principal amount outstanding or available at any time not to exceed US$100.0 million;

(ii) any Indebtedness of TV Azteca and its Restricted Subsidiaries (other than Indebtedness described in another clause of this paragraph) outstanding on the Initial Issue Date;

(iii) Indebtedness owed by TV Azteca to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to TV Azteca or any other Restricted Subsidiary; provided, however, that upon either (A) the transfer or other disposition by such Restricted Subsidiary or TV Azteca of any Indebtedness so permitted to a Person other than TV Azteca or another Restricted Subsidiary of TV Azteca or (B) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than TV Azteca or another Restricted Subsidiary (or any other event) that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such transfer or other disposition;

(iv) Indebtedness which is exchanged for or the proceeds of which are used to Refinance outstanding Indebtedness Incurred pursuant to the preceding paragraph or clause (ii) of this paragraph (Indebtedness so Incurred referred to in this clause (iv) as "Refinancing Indebtedness") in an aggregate principal amount not to exceed the principal amount of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness so Refinanced or the amount of any premium reasonably determined by TV Azteca as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated repurchase, plus any fees and expenses Incurred by TV Azteca or by the Subsidiary of TV Azteca, as the case may be, in connection with such Refinancing; provided, however, that the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, (1) provides that the Weighted Average Life to Maturity of such Refinancing Indebtedness at the time such Refinancing Indebtedness is Incurred is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (2) does not permit redemption or other retirement (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) prior to the final stated maturity of the Indebtedness being Refinanced, other than a redemption or other retirement which is conditioned upon provisions substantially similar to the provisions of the Indebtedness being Refinanced or substantially similar to those described above under "--Repurchase at the option of holders-Change of Control" or in connection with an asset disposition as provided below under "--Limitation on Restricted Payments;" provided, further, that Indebtedness Incurred pursuant to this clause (iv) may not be Incurred more than 30 days prior to the application of the proceeds to repay the Indebtedness to be Refinanced;

(v) Indebtedness Incurred by TV Azteca, which may be Guaranteed by a Restricted Subsidiary, not otherwise permitted to be Incurred pursuant to clauses (i) through (iv) above, which, together with any other outstanding Indebtedness Incurred pursuant to this clause (v), has an aggregate principal amount not in excess of US$25.0 million at any time outstanding; and

(vi) the Incurrence by TV Azteca or any of its Restricted Subsidiaries of Indebtedness under Permitted Interest Rate, Currency or

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     Commodity Price Agreements.

Limitation on Restricted Payments

The Company will not, nor will TV Azteca or any Restricted Subsidiary be permitted to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of the Capital Stock of the Company, TV Azteca or any Restricted Subsidiary (including any payment in connection with any merger or consolidation involving any of the foregoing) except (A) dividends or distributions by the Company payable solely in Capital Stock (other than Redeemable Stock) of the Company, and dividends or distributions by TV Azteca payable solely in Capital Stock (other than Redeemable Stock) of TV Azteca or
(B) dividends from a Restricted Subsidiary to TV Azteca or to a Wholly Owned Restricted Subsidiary, (ii) purchase, redeem or otherwise retire or acquire for value any Capital Stock (including any option or warrant to purchase Capital Stock) of the Company, TV Azteca or any Restricted Subsidiary held by Persons other than TV Azteca or a Wholly Owned Restricted Subsidiary, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within three months of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement) or (iv) make any Investment in any Person (other than Permitted Investments) (each of clauses (i) through (iv) being a "Restricted Payment"); provided, however, TV Azteca or a Restricted Subsidiary will be permitted to make a Restricted Payment unless:

(1) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing or would result from such Restricted Payment, or

(2) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period then most recently ended, TV Azteca could not Incur at least, US$1.00 of additional Indebtedness pursuant to the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above, or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made by TV Azteca and its Restricted Subsidiaries from February 5, 1997 to the relevant date exceeds the sum of:

     (a) US$5.0 million plus (i) the positive cumulative Adjusted EBITDA of TV Azteca for the period beginning on April 1, 1997 and ending on the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements of TV Azteca are available (taken as a single accounting period), or (ii) if such cumulative Adjusted EBITDA is negative, the negative amount by which the cumulative Adjusted EBITDA is less than zero, less in either case the product of 2.0 times the cumulative Consolidated Interest Expense of TV Azteca for such period; plus

     (b) 100% of the aggregate Net Cash Proceeds received by TV Azteca after February 5, 1997 from contributions of capital or the issuance and sale (other than to a Subsidiary of TV Azteca) of Capital Stock (other than Redeemable Stock) of TV Azteca, and options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of TV Azteca, provided that any such Net Cash Proceeds received by TV Azteca from an employee stock ownership plan financed by loans from TV Azteca or a Subsidiary of TV Azteca shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination; plus

     (c) the amount by which Indebtedness of TV Azteca is reduced on TV Azteca's balance sheet upon the conversion or exchange (other than by a Subsidiary of TV Azteca) subsequent to February 5, 1997 of any debt securities or shares of Redeemable Stock of TV Azteca issued subsequent to February 5, 1997 that are convertible or exchangeable for Capital Stock (other than Redeemable Stock) of TV Azteca (less the amount of any cash or other property (other than such Capital Stock) distributed by TV Azteca or any Restricted Subsidiary upon such conversion or exchange, but plus the aggregate amount of cash or other property received by TV Azteca or any Restricted Subsidiary upon such conversion or exchange); plus

     (d) to the extent not included in Adjusted EBITDA, the net reduction (received by TV Azteca or any Restricted Subsidiary in cash) in Investments (other than Permitted Investments) made by TV Azteca and its Restricted Subsidiaries since February 5, 1997 (including a reduction that occurs by reason of the return of equity capital, the repayment of the principal of loans or advances or the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries), not to exceed, in the case of any Investments in any Person, the amount of Investments (other than Permitted Investments) made by TV Azteca and its Restricted Subsidiaries in such Person since February 5, 1997.

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The foregoing provisions shall not prohibit:

(i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration (A) such dividend would have complied with the foregoing paragraph or clauses (viii) through (xv) below and (B) no Event of Default shall have occurred and be continuing or would occur as a consequence of the declaration thereof;

(ii) the purchase, defeasance or redemption of any Subordinated Indebtedness of the Company made solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Company or from or to an employee stock ownership plan financed by loans from the Company or a Subsidiary of the Company) of Capital Stock (other than Redeemable Stock) of the Company;

(iii) the purchase, redemption, acquisition or retirement of any Capital Stock of the Company or TV Azteca (or options, warrants or other rights to acquire such Capital Stock) solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the issuer of the respective Capital Stock or from or to an employee stock ownership plan financed by loans from such issuer or a Subsidiary of such issuer) of shares of Capital Stock (other than Redeemable Stock) of the Company or TV Azteca, respectively (or options, warrants or other rights to acquire such Capital Stock), provided that the amount of such purchase, redemption, acquisition or retirement of Capital Stock of the Company or TV Azteca and the amount of net proceeds from such exchange or sale of Capital Stock of the Company or TV Azteca shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph;

(iv) the purchase, redemption, acquisition or retirement of any shares of Redeemable Stock of the Company or TV Azteca (or options, warrants or other rights to acquire such Redeemable Stock) solely in exchange for or out of the net proceeds of the substantially concurrent sale of shares of Redeemable Stock of the Company or TV Azteca, as the case may be, (A) having a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Redeemable Stock being purchased, redeemed, acquired or retired and (B) that cannot be redeemed or otherwise retired (including pursuant to an offer to purchase or otherwise at the option of the holder thereof) earlier than the Redeemable Stock being pur chased, redeemed, acquired or retired;

(v) payments or distributions to Persons that are not Affiliates of the Company or TV Azteca in the nature of satisfaction of dissenter's rights pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the 10 3/4% Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company or TV Azteca;

(vi) (A) Investments by TV Azteca and its Restricted Subsidiaries in (1) Unrestricted Subsidiaries and (2) any partnership, joint venture or other Person primarily engaged in a Permitted Business, if, in either case, the amount of such Investment (after taking into account the amount of all other Investments made pursuant to this subclause (vi)(A)) does not exceed US$30.0 million at any one time outstanding, and (B) Investments by TV Azteca and its Restricted Subsidiaries of any kind that do not exceed US$5.0 million at any one time outstanding;

(vii) the purchase or redemption of any Subordinated Indebtedness of the Company from remaining Uninvested Asset Sale Distributions (as defined below) to the extent permitted under the second succeeding paragraph;

(viii) dividends or distributions made by TV Azteca to, or the purchase, redemption or other retirement or acquisition for value of the Capital Stock of TV Azteca from, the Company and all other holders of each class of TV Azteca's Capital Stock on a pro rata basis;

(ix) Restricted Payments by the Company in an aggregate amount together with all other Restricted Payments made pursuant to this clause (ix) not in excess of the aggregate of the amounts received, directly or indirectly, by the Company after the Initial Issue Date from dividends or distributions paid by TV Azteca in respect of, or the purchase, redemption or other retirement or acquisition for value of, Capital Stock of TV Azteca that were (A) Unrestricted Shares at the time of such dividend, distribution, purchase, redemption or other retirement or acquisition for value and (B) Restricted Shares at such time provided, in the case of this clause (B), that immediately after giving effect to such dividend, distribution, purchase, redemption or other retirement or acquisition for value the Company could have released at least one 2005 TV Azteca Pledged Share pursuant to the 2005 Collateral Pledge;

(x) Restricted Payments by the Company to the extent they consist of Unrestricted Shares or do not exceed in aggregate amount the proceeds from the sale or pledge of any thereof;

(xi) Restricted Payments by the Company of the Elektra Reserved Shares pursuant to the exercise of the exchange right under the Elektra Share Exchange Agreement;

(xii) Restricted Payments by the Company to the extent they do not exceed in aggregate amount the amounts received by the Company after the Initial Issue Date from dividends or distributions paid by Grupo Cotsa (or any other Person other than TV

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

       Azteca or its Restricted Subsidiaries) in respect of, or the purchase, redemption or other retirement or acquisition for value of, the Capital Stock of Grupo Cotsa (or such other Person);

(xiii) the Rights Grant, the Rights Exercise, a Permitted Azteca Holdings/ Unefon Purchase Right or the TV Azteca Option Grant;

(xiv) dividends or other Restricted Payments to the Company, which do not in the aggregate exceed (i) the actual amount used by the Company to pay legal fees and expenses, regulatory filing fees, corporate franchise or similar taxes plus (ii) the actual amount used by the Company to pay its actual administrative expenses, provided that the aggregate amount expended in any calendar year for the purposes set forth in this subclause (ii) shall not exceed US$2.0 million; or

(xv) Restricted Payments by TV Azteca to the Company constituting Indebtedness permitted to be Incurred pursuant to clauses (a)(i), (ii) or (iv) under "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca" above.

provided that, except in the case of clauses (i) through (iv) and clauses (ix) through (xiii), no Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Any payment made pursuant to clause (i) (other than payments described in clauses (x) through (xv)) or (v) or (vi) of the preceding paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments of TV Azteca and its Restricted Subsidiaries pursuant to the second preceding paragraph. Any Restricted Payment made other than in cash shall be valued at fair market value.

Within 60 days after the Company's receipt of dividends or other distributions from TV Azteca made pursuant to the covenant described under "--Required Stock Ownership; Limitations on Liens" and "--Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries," the Company may apply such dividends or distributions (or amounts equal thereto) at its option to Investments in TV Azteca and its Restricted Subsidiaries in assets that are useful in a Permitted Business. Any dividends or distributions (or amounts equal thereto) that are not invested as provided within the time period set forth in the preceding sentence will be deemed to constitute "Uninvested Asset Sale Distributions." When the aggregate amount of Uninvested Asset Sale Distributions exceeds US$15.0 million, the Company shall make an offer to purchase to all holders of the 2005 Notes pursuant to the terms of the 2005 Indenture, and to the extent that there are any Uninvested Asset Sale Distributions remaining thereafter, the Company shall make an Offer to Purchase and to the extent that there are any Uninvested Asset Sale Distributions remaining thereafter, holders of the 10 3/4% Notes for the maximum amount of such 10 3/4% Notes that may be purchased out of the remaining Uninvested Asset Sale Distributions at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest and Additional Amounts, if any, to the purchase date. The Company will commence such Offer to Purchase within ten Business Days after the date that Uninvested Asset Sale Distributions exceed US$15.0 million, or such later date as the Company determines that Uninvested Asset Sale Distributions are available for such purpose. To the extent that there are any remaining Uninvested Asset Sale Distributions after consummating any such offers to purchase, the Company may use any such remaining Uninvested Asset Sale Distributions for any use which is not otherwise prohibited by the 10 3/4% Indenture and the amount of Uninvested Asset Sale Distributions shall be reset at zero. If the aggregate principal amount of 10 3/4% Notes tendered pursuant to any such Offer to Purchase (after giving effect to the completion of an offer to purchase the 2005 Notes) exceeds the amount of Uninvested Asset Sale Distributions, the Trustee shall select, in such manner as it shall deem fair and appropriate, the notes to be purchased.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of 10 3/4% Notes pursuant to this covenant. To the extent that the provisions of any applicable United States federal or state securities laws or regulations conflict with provisions of the 10 3/4% Indenture relating to an Offer to Purchase, the Company will comply with such laws or regulations and will not be deemed to have breached such provisions of the 10 3/4% Indenture by virtue thereof.

Limitation on Dividends and Other Payment Restrictions Affecting Certain Subsidiaries

The Company will not, and will not permit TV Azteca or any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of TV Azteca or its Restricted Subsidiaries (i) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Company, TV Azteca or any of its Restricted Subsidiaries or pay any Indebtedness or other obligation owed to the Company, TV Azteca or any of its Restricted Subsidiaries;
(ii) to make loans or advances to the Company, TV Azteca or any of its Restricted Subsidiaries or (iii) to transfer any of its property or assets to the Company, TV Azteca or any of its Restricted Subsidiaries.

Notwithstanding the foregoing, nothing herein shall prohibit the creation or existence of any such encumbrance or restriction (a) pursuant to any agreement in effect on the date of the 10 3/4% Indenture, including, without limitation, the indenture under which the TV Azteca Notes were issued, or in any agreement thereafter entered into if such encumbrance or restriction is not materially more restrictive than in such indenture; (b) existing with respect to any Person or the properties or assets of such Person (other than a

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Description of the new 10 3/4% notes
--------------------------------------------------------------------------------

Subsidiary of TV Azteca existing on the date of the 10 3/4% Indenture or any Subsidiary carrying on any of the businesses of any such Subsidiary) prior to the date on which such Person became a Subsidiary of TV Azteca and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person so acquired; (c) pursuant to an agreement effecting an amendment, renewal, refinancing, refunding or extension of an agreement referred to in clause (a) or (b) above, provided, however, that the provisions contained in such renewal, refinancing, refunding or extension agreement relating to such encumbrance or restriction taken as a whole are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof; (d) in the case of clause (iii) above, any encumbrance or restriction (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, programming agreement, conveyance or contract or similar property or asset, (2) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of TV Azteca or any Restricted Subsidiary not otherwise prohibited by the terms of the 10 3/4% Indenture or (3) arising or agreed to in the ordinary course of business that, in the case of this clause (3), does not, individually or in the aggregate, detract from the value of property or assets of TV Azteca or any Restricted Subsidiary in any manner material to TV Azteca, and its Restricted Subsidiaries, taken as a whole; (e) with respect to a Restricted Subsidiary of TV Azteca imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or (f) such encumbrance or restriction is the result of applicable law.

Required Stock Ownership; Limitation on Liens

(a) Subject only to the rights under the Administrative Trust Agreement, any Permitted Azteca Holdings/Unefon Purchase Right, any rights of holders of 2005 Notes, the 2005 Indenture, the 2005 Collateral Pledge and any Permitted Forward Sale Agreement, the Company shall at all times be the direct legal and beneficial owner of the Azteca Holdings Series A Shares. The Company shall be the beneficial owner of at least a majority of the Voting Stock of TV Azteca on a Fully-Diluted Basis.

(b) The Company shall not create or permit to exist any Lien on the 10 3/4% Notes Collateral, the 2005 Notes Collateral, or the Azteca Holdings Series A Shares other than the 10 3/4% Collateral Pledge, the 2005 Collateral Pledge, the Administrative Trust, any Permitted Azteca Holdings/Unefon Purchase Right, any Permitted Subordinate Rights in the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds (or any Substitute Unefon Consideration), the TV Azteca Unefon Arrangements and any Permitted Forward Sale Agreement.

(c) The Company shall not create or permit to exist any Lien on the Elektra Reserved Shares (other than pursuant to the Elektra Share Exchange Agreement, the Administrative Trust Agreement, a Permitted Azteca Holdings/Unefon Purchase Right and any rights of holders of the 2005 Notes) until such time as the Elektra Reserved Shares shall constitute Unrestricted Shares.

(d) If at the time any rights are offered to holders of Capital Stock of TV Azteca to subscribe for any additional Capital Stock of TV Azteca at a price below the Market Value per 10 3/4% TV Azteca Pledged Share or 2005 TV Azteca Pledged Share, the Company will exercise, and will cause any Subsidiary of the Company or any Person controlled by a Permitted Holder of the Company that then owns Capital Stock of TV Azteca to exercise, such preemptive rights with respect to all the Capital Stock of TV Azteca then owned by each of them in the same proportion as such rights are exercised with respect to any Capital Stock of TV Azteca then owned by them (including the 10 3/4% TV Azteca Pledged Shares and 2005 TV Azteca Pledged Shares).

Limitation on Sale and Leaseback Transactions by TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction unless either or both of the following conditions are satisfied: (i) the lease is between TV Azteca and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; provided, however, that any subsequent transfer of such lease or any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary, shall be deemed for purposes of this "--Limitation on Sale and Leaseback Transactions by TV Azteca and its Restricted Subsidiaries" covenant to constitute the entering into of such Sale and Leaseback Transaction by the parties thereto on the date of such transfer or issuance; or (ii) (A) TV Azteca would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness pursuant to the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of the covenant "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries", and
(B) TV Azteca receives proceeds from such Sale and Leaseback Transaction at least equal to the fair market value thereof and, if such Sale and Leaseback Transaction also constitutes an Asset Disposition, such proceeds are applied in the same manner and to the same extent as the Net Available Proceeds from an Asset Disposition pursuant to the covenant "--Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries."

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Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries

The Company will not permit TV Azteca or any Restricted Subsidiary to make any Asset Disposition in one or more related transactions unless: (i) TV Azteca or such Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by TV Azteca's Board of Directors and evidenced by a TVA Board Resolution); and (ii) at least 90% of the consideration for such disposition consists of cash or Cash Equivalents, or property or services usable by TV Azteca or any Restricted Subsidiary, in the ordinary course of a Permitted Business, or the assumption of Indebtedness of TV Azteca or any Restricted Subsidiary, as the case may be, relating to such assets and release from all liability on the Indebtedness assumed; and (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition in a Permitted Business, are applied within 180 days of such disposition (1) first, to the prepayment, repayment or repurchase of Indebtedness of TV Azteca or of a Wholly Owned Restricted Subsidiary, as the case may be, or, additionally in the case of an Asset Disposition by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, Indebtedness of such Subsidiary (in each case other than Indebtedness owed to an Affiliate of the Company or TV Azteca which is not a Restricted Subsidiary) (whether or not the related loan commitment is permanently reduced in connection therewith); and (2) second, to make a Restricted Payment to the Company and to all other TV Azteca stockholders on a pro rata basis.

Limitation on Transactions with Affiliates

The Company will not, and will not permit TV Azteca or any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate of the Company or TV Azteca (other than the Company and TV Azteca or any of its Restricted Subsidiaries), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Company, TV Azteca or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate; provided, however, that transactions with any Restricted Subsidiary that is not a Wholly Owned Subsidiary of TV Azteca will be subject to this covenant unless no Affiliate of the Company or TV Azteca (other than a Wholly Owned Subsidiary of TV Azteca) holds Capital Stock in such Restricted Subsidiary. For any transaction that involves in excess of US$2.5 million, a majority of the disinterested members of the Board of Directors of the Company or, in the case of a transaction involving TV Azteca or any of its Restricted Subsidiaries, of TV Azteca, shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution or a TVA Board Resolution, as the case may be, filed with the Trustee. For any transaction that involves in excess of US$15.0 million, the Company shall obtain an opinion from an internationally recognized investment banking firm or other internationally recognized expert with experience in evaluating or appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required, stating that such transaction (or series of related transactions) is fair to the Company, TV Azteca or such Restricted Subsidiary from a financial point of view, which opinion shall be filed with the Trustee.

The foregoing provisions will not apply to: (i) any Permitted Investment or any Restricted Payment not prohibited by the "--Limitation on Restricted Payments" covenant; (ii) any issuance to employees of TV Azteca of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or indemnification arrangements, stock options and stock ownership plans in the ordinary course of business and approved by the Board of Directors of TV Azteca; (iii) loans or advances to Affiliates of TV Azteca and its Restricted Subsidiaries who are also employees of TV Azteca or a Restricted Subsidiary, not to exceed US$2.0 million in aggregate principal amount outstanding at any one time (which amount will not be reduced as a result of the forgiveness of any such loan or advance); (iv) the payment of reasonable fees and indemnities to directors of the Company, TV Azteca or its Restricted Subsidiaries; (v) any sale or grant of advertising time by TV Azteca or a Restricted Subsidiary to any Affiliate, provided that the advertising time is sold or granted to such Affiliate no more than 72 hours prior to the time such advertising time is scheduled to be broadcast and such advertising time was otherwise unsold at the time of such sale or grant; (vi) any payments or other transactions pursuant to any tax-sharing agreement between the Company, TV Azteca and any other Person with which the Company or TV Azteca files a consolidated tax return or with which the Company or TV Azteca is part of a consolidated group for tax purposes; (vii) the granting of Liens by the Company pursuant to clause (iii) of paragraph (a) of the covenant "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca" so long as such transaction is on terms no less favorable to the Company than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate; (viii) the entering into of a Permitted Forward Sale Agreement; (ix) the Rights Grant and the Rights Exercise; (x) the entering into the Administrative Trust Agreement and the transactions contemplated thereby; (xi) any Permitted Azteca Holdings/Unefon Purchase Right; (xii) the TV Azteca Option Grant or (xiii) Indebtedness owing to Affiliates Incurred pursuant to clauses (iv), (v) or (vii) of the covenant "--Limitation on Indebtedness of the Company and Limitation on Preferred Stock of TV Azteca;" (xiv) entering into the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge and any amendments thereto in accordance with the terms of the 10 3/4% Indenture and the 2005 Indenture and the transactions contemplated thereby; and (xv) the transactions contemplated under the TV Azteca Unefon Arrangements as of the date of the 10 3/4% Indenture.

Limitation on Other Business Activities

(a) The Company will not engage in any trade or business other than the ownership of the Capital Stock of TV Azteca, Cotsa, Unefon, Cosmo and other Persons or any successors thereto (in the case of TV Azteca, to the extent permitted under "--

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     Mergers, Consolidations and Certain Sales of Assets" below); provided that nothing herein shall restrict the Company from making investments or from owning any property constituting proceeds from dispositions of Capital Stock not prohibited by the 10 3/4% Indenture.

(b) The Company will not permit TV Azteca or any Restricted Subsidiary to be engaged in any business or activity other than a Permitted Business; provided, however, that TV Azteca may engage in businesses activities other than Permitted Businesses so long as all such businesses and activities of TV Azteca and its Restricted Subsidiaries are not in the aggregate material to TV Azteca and its Restricted Subsidiaries taken as a whole.

Provision of Financial Information

For so long as the Company is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company will file with the Commission and the Trustee: (i) within 140 days after the end of each fiscal year of the Company, annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) containing unaudited, consolidated financial statements for such quarter; and
(iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form). If at any time the Company ceases to be subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Company will file with the
Trustee: (i) within 140 days after the end of each fiscal year of the Company, annual reports containing information consistent with the information required to be contained in Form 20-F (or any successor form); (ii) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports containing information consistent with the information required to be contained on Form 6-K (or any successor form) containing unaudited, consolidated financial statements for such quarter; and (iii) promptly from time to time after the occurrence of an event that would otherwise be required to be therein reported, such other reports containing information consistent with the information required to be contained on Form 6-K (or any successor form). The financial statements referred to in this paragraph will, unless otherwise required by applicable law or by the Commission, be prepared in accordance with Mexican GAAP; provided that all annual, audited consolidated financial statements will contain a reconciliation to U.S. GAAP of net income and stockholders' equity.

Unrestricted Subsidiaries

The Company may cause TV Azteca to designate any Subsidiary of TV Azteca to be an "Unrestricted Subsidiary" as provided below. "Unrestricted Subsidiary" means
(1) any Subsidiary of TV Azteca designated as such by the Board of Directors of TV Azteca as set forth below and (2) any other Person that is then or thereafter becomes a Subsidiary of an Unrestricted Subsidiary. The Board of Directors of TV Azteca may designate any Subsidiary of TV Azteca (including any newly acquired or newly formed Subsidiary of TV Azteca) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of TV Azteca which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that (1) such Subsidiary does not receive, and is not, and does not become, entitled to the right to receive, any payments in respect of television advertising or sales of television programming, except in such amounts that, in the aggregate for any fiscal year, when taken together with all such amounts for each other Unrestricted Subsidiary, are not material to TV Azteca and its Restricted Subsidiaries, taken as a whole, for such fiscal year and (2) either
(A) the Subsidiary to be so designated has total assets of US$1,000 or less or
(B) if such Subsidiary has assets greater than US$1,000, the Investment resulting from such designation would be permitted either as a Permitted Investment or in compliance with the "--Limitation on Restricted Payments" covenant described above. The Board of Directors of TV Azteca may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) TV Azteca could Incur US$1.00 of additional Indebtedness under the Indebtedness to Adjusted EBITDA Ratio of the first paragraph of the "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above and (y) no Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors of TV Azteca shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the TVA Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

Mergers, Consolidations and Certain Sales of Assets

The Company will not, and will not permit TV Azteca to, in a single transaction or a series of related transactions, (i) consolidate with or merge with or into any other Person or (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of the Company's or TV Azteca's assets, unless: (1) the Company or TV Azteca, as the case may be, is the surviving or continuing Person, or, in a transaction in which the Company or TV Azteca, as the case may be, does not survive or in which the Company or TV Azteca, as the case may be, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity is organized under the laws of Mexico or of the United States of America or any State thereof or the District of Columbia and, in the case of the Company, the Company shall expressly assume, by a supplemental indenture executed and delivered to the Trustee and amendments to the 10 3/4% Collateral Pledge delivered to the Trustee, in each case in form satisfactory to the Trustee, all of the Company's obligations under the 10 3/4% Indenture and the 10 3/4% Collateral Pledge, respectively; (2) immediately after giving effect to such

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transaction on a pro forma basis, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing; (3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company or TV Azteca, as the case may be (or other successor entity to them), is equal to or greater than that of the Company or TV Azteca, as the case may be, immediately prior to the transaction; (4) in the case of TV Azteca, immediately after giving effect to such transaction on a pro forma basis and treating any Indebtedness which becomes an obligation of TV Azteca or a Subsidiary of TV Azteca as a result of such transaction as having been Incurred by TV Azteca at the time of such transaction, TV Azteca (including any successor entity to TV Azteca) could Incur at least US$1.00 of additional Indebtedness pursuant to the provisions of the 10 3/4% Indenture under the first paragraph of the "--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above except for a merger or consolidation of a Subsidiary into TV Azteca; and (5) if the Company is not the surviving or continuing Person, the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture and amendment to the 10 3/4% Collateral Pledge comply with the 10 3/4% Indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining will succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company will be released and discharged from all obligations and covenants under the 10 3/4% Indenture and the 10 3/4% Collateral Pledge and any indentures supplemental or amendments thereto and the 10 3/4% Notes.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the 10 3/4% Indenture. Reference is made to the 10 3/4% Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Additional 2005 Notes" means 2005 Notes issued after the date of the 10 3/4% Indenture from time to time under the terms and conditions of the 2005 Indenture.

"Additional Subsidiary" means any Subsidiary of the Company other than TV Azteca and its Subsidiaries, provided such Subsidiary does not own any Capital Stock of, or any Lien on any property of, TV Azteca or any of its Subsidiaries.

"Adjusted EBITDA" for any period means the sum of the amounts for such period of
(i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus
(iii) income and asset taxes, to the extent such amounts were deducted in calculating Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or to gains or losses on sales of assets), plus (iv) depreciation expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus (v) amortization expense, to the extent such amount was deducted in calculating Consolidated Net Income, plus (vi) foreign exchange losses that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations and plus (vii) all non-cash items that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations (including monetary losses and equity in losses of Persons that are not Restricted Subsidiaries) reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), less (viii) deferred income taxes and accrued employee profit sharing amounts (other than deferred income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses on sales of assets), less (ix) foreign exchange gains that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations and less (x) all non-cash items that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations (including monetary gains that are reported and equity in earnings of Persons that are not Restricted Subsidiaries), to the extent increasing Consolidated Net Income (other than items that will result in the receipt of cash payments), all as determined on a consolidated basis for TV Azteca and its Restricted Subsidiaries in conformity with Mexican GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Adjusted EBITDA shall be reduced (to the extent not otherwise reduced in accordance with Mexican GAAP or otherwise reduced in calculating Consolidated Net Income) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by TV Azteca or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

"Administrative Trust Agreement" means the Irrevocable Administration Trust Agreement relating to Trust No. 195 entered into by the Company, Cotsa, Mr. Salinas Pliego, Mrs. Salinas Gomez and the Administrative Trustee on December 13, 2000, under the laws of the United Mexican States, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

"Administrative Trustee" means Banco Invex, S.A., Institucion de Banca Multiple, Invex Grupo Financiero, Division Fiduciaria, or any successor thereto.

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"ADSs" means American Depositary Shares of TV Azteca, each of which, as of the date of the 10 3/4% Indenture, represent sixteen CPOs of TV Azteca.

"Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including where a Person (i) holds a sufficient equity interest in a corporation or a limited liability company to permit the Person to either elect a majority of the Board of Directors or to control the management of the entity, (ii) is directly or indirectly the general partner of a limited partnership or (iii) is the managing partner of a partnership, and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing, provided that any Person (x) owning or controlling 10% or more of the Series A shares of TV Azteca (or any other class or classes of Capital Stock of the Company or TV Azteca which ordinarily have voting power for the election of at least a majority of the directors of the Company or TV Azteca, as the case may be) or (y) of which the Permitted Holders (so long as such Permitted Holders remain shareholders of the Company or TV Azteca, as the case may be) own more than 10% of the outstanding Capital Stock, will be deemed to be an Affiliate of the Company or TV Azteca, as the case may be.

"Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (including a consolidation or merger or other sale of a Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding (x) a disposition by a Restricted Subsidiary to TV Azteca or a Restricted Subsidiary or by TV Azteca to a Restricted Subsidiary, provided, however, that any disposition to a Restricted Subsidiary that is not a Wholly Owned Subsidiary of TV Azteca shall be an "Asset Disposition" unless no Affiliate of TV Azteca (other than a Wholly Owned Subsidiary) holds Capital Stock in such Restricted Subsidiary, and (y) the granting of a Lien) of: (i) shares of Capital Stock (other than directors' qualifying shares or other share dispositions required to comply with applicable law) or other ownership interests of a Restricted Subsidiary, (ii) substantially all of the assets of TV Azteca or any of its Restricted Subsidiaries representing a division or line of business or (iii) other assets or rights of TV Azteca or any of its Restricted Subsidiaries (including Receivables) outside of the ordinary course of business, provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to US$2.0 million or more; provided, however, that (a) for purposes of the covenant described under "--Covenants--Limitation on Asset Dispositions by TV Azteca and its Restricted Subsidiaries", the term "Asset Disposition" shall exclude the Rights Grant, the Rights Exercise, the Unefon Sale Event or the sale of any Capital Stock of Cosmo and any disposition the making of which is a Permitted Investment or is permitted by the covenant described under the heading "--Covenants--Limitation on Restricted Payments" and (b) the term "Asset Disposition" shall exclude transactions permitted under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above.

"Attributable Indebtedness" means, with respect to any particular lease under which any Person is at any time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease.

As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

"Azteca Holdings Series A Shares" means 2,301,957,280 ordinary, no par value, Series "A" shares of TV Azteca, being all such shares existing as of the Initial Issue Date that are directly owned by the Company (subject to the Administrative Trust Agreement) on the date of the 10 3/4% Indenture.

"Bankruptcy Law" means Title 11, United States Code, or any similar federal or state law for the relief of debtors or the administration or liquidation of debtors' estates for the benefit of their creditors, and the Mexican Ley de Concursos Mercantiles, or any similar federal or state law for the relief of debtors or the administration or liquidation of debtors' estates for the benefit of their creditors.

"Board of Directors" means, with respect to any Person, the Board of Directors of such person or committee thereof duly authorized to act on behalf of such Board of Directors.

"Business Day," for purposes of payments under the 10 3/4% Notes, means, at any place of payment, a day on which banking institutions are not authorized or obligated by law or executive order to close and, for any other purpose, a day which is not (i) a Saturday or Sunday or (ii) a day on which banking institutions are so authorized or obligated to close in The City of New York or Mexico City.

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"Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with Mexican GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with Mexican GAAP.

"Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such Person.

"Cash Equivalent" means, at any time:

(i) direct obligations of the United States of America or any agency or instrumentality thereof with a maturity of 365 days or less and other obligations issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(ii) demand deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less of any financial institution having combined capital and surplus and undivided profits of not less than US$500.0 million (or the foreign currency equivalent thereof) and has outstanding indebtedness rated at least "A" by Standard & Poor's Ratings Group and at least "A2" by Moody's Investors Service, Inc.;

(iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) and rated at least "A-1" by Standard & Poor's Ratings Group and at least "P-1" by Moody's Investors Service, Inc.;

(iv) repurchase agreements and reverse repurchase agreements relating to marketable obligations, directly or indirectly, issued or unconditionally Guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

(v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A2" by Moody's Investors Service, Inc.;

(vi) instruments backed by letters of credit of institutions satisfying the requirements of clause (ii) above;

(vii) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the Mexican government;

(viii) any other instruments issued or Guaranteed by the Mexican government and denominated and payable in pesos; and

(ix) demand deposits, certificates of deposit, bank promissory notes and bankers' acceptances (A) denominated in pesos and issued by any of the five top-rated banks organized under the laws of Mexico or any state thereof, or (B) used for ordinary course of business operations by TV Azteca or any of its Restricted Subsidiaries in any jurisdiction other than Mexico where TV Azteca or such Restricted Subsidiary conducts business and issued by any of the three largest banks doing business in such jurisdiction.

"Closing Price" on any Trading Day with respect to the per share price of any Capital Stock (including for this purpose any security comprised of Capital Stock) means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, on the principal U.S. securities exchange on which such Capital Stock is listed or admitted to trading (determined by relative trading volume on such Trading Day) or, if not listed or admitted to trading on any securities exchange, on the NMS or, if such Capital Stock is not listed or admitted to trading on any U.S. securities exchange or quoted on such NMS, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

"Commission" means the Securities and Exchange Commission.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

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"Consolidated Interest Expense" means for any period the aggregate amount of interest in respect of Indebtedness of TV Azteca and its Restricted Subsidiaries (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate, Currency or Commodity Price Agreements; and interest paid (by any Person) with respect to Indebtedness that is Guaranteed by or secured by any assets of TV Azteca or any of its Restricted Subsidiaries) plus, to the extent not included in such interest expense, (i) Preferred Dividends in respect of all Preferred Stock of TV Azteca held by Persons other than TV Azteca or a Wholly Owned Subsidiary of TV Azteca whether or not declared or paid, (ii) the loss on Receivables Sales and (iii) all but the principal component of rentals in respect of Capital Lease Obligations paid, accrued or scheduled to be paid or to be accrued by TV Azteca and its Restricted Subsidiaries during such period; excluding, however, any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (iii) of the definition thereof).

"Consolidated Net Income" for any period means the aggregate net income (or loss) of TV Azteca and its Restricted Subsidiaries for such period determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except, in the case of net income, to the extent of the amount of cash dividends or distributions actually paid to TV Azteca or any of its Restricted Subsidiaries by such other Person during such period (subject, in the case of a dividend or distribution to a Restricted Subsidiary, to the limitations contained in clause
(iii) below), (ii) the net income (or loss) of any Person (x) accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with TV Azteca or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by TV Azteca or any of its Restricted Subsidiaries or (y) acquired by TV Azteca or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (except that TV Azteca's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income), (iv) all extraordinary gains and extraordinary losses,
(v) any gains or losses attributable to any sale of assets that are reported below the "operating loss (profit)" line on TV Azteca's statement of results of operations, and (vi) the tax effect of any of the items described in clauses (i) through (v) above.

"Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the quarterly or annual consolidated balance sheet of the Company and its consolidated Subsidiaries most recently filed with the Trustee pursuant to the "--Covenants--Required Stock Ownership; Limitation on Liens" and "--Covenants--Provision of Financial Information" covenant described above, (or, in the case of TV Azteca, the consolidated balance sheet on the basis of which such consolidated balance sheet of the Company was prepared) less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, and less any amounts, determined in conformity with Mexican GAAP, attributable to the cost of treasury stock (to the extent not already deducted in determining stockholders' equity) and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or TV Azteca, as the case may be, or any of their respective Subsidiaries.

"Cosmo" means Cosmofrecuencias, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"Cosmo Rights" means the rights granted by TV Azteca to purchase all of the shares of Cosmo owned by TV Azteca.

"Cotsa" means Alternativas Cotsa, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"CPO" means Ordinary Participation Certificates (certificados de participacion ordinarios), each representing one ordinary, no par value, Series "A" share, one preferred, no par value, Series "D-A" share and one preferred, no par value, Series "D-L" share of TV Azteca.

"Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

"Disclosure Event" means the filing with the Commission by TV Azteca of such quarterly or annual report pursuant to Section 13 or 15(d) of the Exchange Act (including, for this purpose, on Form 6-K, Form 20-F or any successor form), in each case, relating to the business, operations and financial condition of TV Azteca and its Subsidiaries.

"Elektra" means Grupo Elektra, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

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"Elektra Reserved Shares" means 226,492,629 CPOs of TV Azteca that may be obtained by Elektra from the Company pursuant to the Elektra Share Exchange Agreement.

"Elektra Share Exchange Agreement" means the Exchange Agreement, dated March 25, 1996, entered into by and between Elektra and the Company relating to among other things, the exchange of the Series N shares of Comunicaciones Avanzadas, S.A. de C.V. for the Elektra Reserved Shares.

"fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under pressure or compulsion to complete the transaction.

"Fully-Diluted Basis" means, with respect to the Capital Stock of any Person at any date of determination, (i) all shares of such Capital Stock issued and outstanding as of such date plus (ii) all shares of such Capital Stock issuable prior to the Final Maturity Date of the 10 3/4% Notes pursuant to warrants, options or other rights outstanding as of such date if and to the extent such additional shares of Capital Stock would be considered "outstanding" as of such date in accordance with Mexican GAAP.

"Grupo Cotsa" means Grupo Cotsa, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States and its consolidated subsidiaries.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (including by acquisition of Subsidiaries) or the recording, as required pursuant to Mexican GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that if TV Azteca or any Restricted Subsidiary shall enter into any agreement with respect to peso-denominated Indebtedness whereby the nominal principal amount of such Indebtedness is periodically increased as a result of and in proportion to the devaluation of the peso against the U.S. dollar or the rate of inflation of Mexico during such period and, at the time of such increase in principal amount, there is no clause under the second paragraph of the "--Covenants--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above under which such increase in principal amount could be Incurred, then such increase in principal amount shall be deemed not to be an "Incurrence" for purposes of the first paragraph of the "--Covenants--Limitation on Indebtedness of TV Azteca and its Restricted Subsidiaries" covenant described above.

"Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses, excluding Trade Payables, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables that are not overdue or are being contested in good faith, (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, including any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with any such Receivables Sale, (vii) all Redeemable Stock issued by such Person, (viii) all Attributable Indebtedness with respect to Sale and Leaseback Transactions, (ix) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date determination and (b) the amount of such Indebtedness of such other Persons, and (x) every obligation of the type referred to in clauses (i) through (ix) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. The "amount" or "principal amount" of Indebtedness at any time of determination as used herein represented by (a) any contingent Indebtedness, shall be the maximum principal amount thereof, (b) any Indebtedness issued at a price that is less than the principal amount thereof, shall be the amount of the liability in respect thereof determined in accordance with Mexican GAAP, but such Indebtedness shall be deemed to have been Incurred only on the date of issuance thereof, (c) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than such Person or a Wholly Owned

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Subsidiary of such Person) of such Receivables, excluding amounts representative of yield or interest earned on such investment, and (d) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof; provided that Indebtedness shall not include any liability for endorsement of negotiable instruments or documents for deposit or collection or similar transactions in the ordinary course of business or any indebtedness that has been defeased or satisfied in accordance with the terms of the documents governing such indebtedness.

"Indebtedness to Adjusted EBITDA Ratio" means as of any date of determination the ratio of (i) aggregate amount of Indebtedness of TV Azteca and its Restricted Subsidiaries on a consolidated basis as of the end of the latest fiscal quarter for which quarterly or annual financial statements of TV Azteca are available to (ii) Adjusted EBITDA for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements of TV Azteca are available; provided, however, that (a) if TV Azteca, or any Restricted Subsidiary has Incurred any Indebtedness since the end of such period that remains outstanding or if the transaction giving rise to the need to calculate the Indebtedness to Adjusted EBITDA Ratio is an Incurrence of Indebtedness, or both, Indebtedness as of the end of such period shall be calculated after giving effect on a pro forma basis to (1) such Indebtedness as if such Indebtedness had been Incurred as of the end of such period and (2) the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred as of the end of such period, (b) if since the end of such period any Indebtedness of TV Azteca or any Restricted Subsidiary has been repaid, repurchased, defeased or otherwise discharged (other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and has not been replaced), Indebtedness as of the end of such period shall be calculated after giving effect on a pro forma basis as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged as of the end of such period, (c) if since the beginning of such period TV Azteca or any Restricted Subsidiary shall have made any Asset Disposition, Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA (if positive) attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Adjusted EBITDA (if negative) attributable thereto for such period, (d) if since the beginning of such period TV Azteca or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment in a Restricted Subsidiary or any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which Investment or acquisition is out of the ordinary course of business and is material to TV Azteca and its Restricted Subsidiaries, taken as a whole, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (e) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into TV Azteca or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (c) or (d) above if made by TV Azteca or a Restricted Subsidiary during such period, Adjusted EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. In making the foregoing calculation, the aggregate amount of Indebtedness outstanding for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements of TV Azteca are available will be deemed to include the average daily balance of Indebtedness outstanding under any revolving credit facilities of TV Azteca or its Restricted Subsidiaries during such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of TV Azteca.

"Initial Issue Date" means the date on which the Existing 10 3/4% Notes were originally issued.

 "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person and endorsements of negotiable instruments in the ordinary course of business. For purposes of the provisions described under "--Covenants--Unrestricted Subsidiaries" and the "--Covenants--Limitation on Restricted Payments" covenant, and the definition of "Permitted Investments,"

(i) with respect to a Restricted Subsidiary that is designated as an Unrestricted Subsidiary, "Investment" will include the portion (proportionate to TV Azteca's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary and with respect to a Person that is designated as an Unrestricted Subsidiary simultaneously with its becoming a Subsidiary of TV Azteca, "Investment" will mean the Investment

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     made by TV Azteca and its Restricted Subsidiaries to acquire such
     Subsidiary; provided, however, that in either case upon a redesignation of such Subsidiary as a Restricted Subsidiary, or upon the acquisition of the Capital Stock of a Person such that such Person becomes a Restricted Subsidiary, TV Azteca shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary or such other Person in an amount (if positive) equal to (a) TV Azteca's "Investment" in such Subsidiary at the time of such redesignation or in such Person immediately prior to such acquisition less (b) the portion (proportionate to TV Azteca's interest in such Subsidiary after such redesignation or acquisition) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary or of such Person immediately following such acquisition; and

(ii) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of TV Azteca.

Notwithstanding the foregoing, the term "Investment" shall not include (i) Plan Deposits and (ii) advances to customers (other than Subsidiaries of TV Azteca) by TV Azteca or any Restricted Subsidiary in the ordinary course of business and otherwise consistent with trade credit terms in common use in the industry that are, in conformity with Mexican GAAP, recorded as accounts receivable or payments due to TV Azteca or any Restricted Subsidiary with respect to receivables with respect to programming and films.

"Issue Date" means the date on which the New 10 3/4% Notes are originally issued.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement of any kind upon or with respect to such property or assets (including, without limitation, any Sale and Leaseback Transaction, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Market Value" means as of any date (i) in respect of each 10 3/4% TV Azteca Pledged Share or 2005 TV Azteca Pledged Share, an amount equal to the average of the Closing Prices per CPO (adjusted, as necessary, to reflect the number of CPOs then comprising the ADSs for which Closing Prices are being reported) during the Reference Period ending immediately preceding such date, (ii) in respect of each Azteca Holdings Series A Share, an amount equal to the Market Value of a CPO divided by three, (iii) as to 10 3/4% Notes Collateral or the 2005 Notes Collateral consisting of cash, the amount of such cash, (iv) as to any U.S. Government Obligation, the aggregate amount of the remaining scheduled interest and principal payments on such U.S. Government Obligation, (v) as to any Marketable Securities, the most recent closing sale price of such Marketable Securities, (vi) as to any other 10 3/4% Notes Collateral or 2005 Notes Collateral (other than Cash Equivalents) having a purported value equal to or less than US$15.0 million, the fair market value thereof as of such date as determined by the Board of Directors of the Company (the determination of which will be conclusive and will be evidenced by a resolution of such Board of Directors), and (vii) as to any other 10 3/4% Notes Collateral or 2005 Notes Collateral (other than Cash Equivalents) having a purported value more than US$15 million, the fair market value thereof as of such date as determined by an independent appraiser; provided, however, in the case of clause (i), if on any Trading Day during a Reference Period the CPOs (or ADSs comprised thereof) trade ex-dividend, then the per share amount of the dividend will be subtracted from the Closing Price per share on each Trading Day during such Reference Period on which such shares do not trade ex-dividend; provided, further, that the value of any dividend payable other than in cash shall be determined by a majority of the disinterested members of the Board of Directors of the Company unless such value exceeds US$15.0 million, in which case it shall be determined by an internationally recognized investment banking firm or other internationally recognized expert with experience in evaluating or appraising assets of the kind being distributed; and provided, further, that any independent appraised determination of the Market Value of any 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds consisting of Qualified Debt Securities that are not actively traded required in connection with a release of 10 3/4% Notes Collateral or 2005 Notes Collateral shall be in the form of a fairness opinion of an internationally recognized investment banking firm.

"Marketable Securities" means securities of a third party buyer of Unefon shares (or any of such buyer's Affiliates) that are actively traded on an established U.S. or foreign securities exchange, reported on the NMS or comparable foreign-established over-the-counter trading system, or actively traded on PORTAL (in the case of securities eligible for trading pursuant to Rule 144A under the U.S. Securities Act or any successor rule thereto ("Rule 144A")); provided that any such securities shall be deemed Marketable Securities only if they are freely tradable or are the subject of immediately exercisable demand registration rights under applicable securities laws. Freely tradable for this purpose shall mean securities that either are (A) transferable by the trustee under the 10 3/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to
Section 4(1) under the Securities Act or a then effective registration statement under the Securities Act (or similar applicable statutory provisions in the case of foreign securities), (B) transferable by the trustee under the 10 3/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to Rule 144(k) under the Securities Act or any successor rule thereto (or similar applicable rule in the case of foreign securities) or (C) transferable by the trustee under the 10 3/4% Indenture or the 2005 Indenture (in the event of foreclosure upon the 10 3/4% Notes Collateral or the 2005 Notes Collateral) pursuant to

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Rule 144A which shall include (x) a covenant by the issuer of such securities to comply with the reporting and informational requirements under Rule 144A and (y) shall be eligible for trading on PORTAL.

"Mexican GAAP" means, as of any date of determination, generally accepted accounting principles in Mexico and the accounting principles and policies of the Company and its Subsidiaries or TV Azteca and its Restricted Subsidiaries, in each case as in effect as of the date of determination. All ratios and computations shall be computed in conformity with Mexican GAAP applied on a consistent basis and using constant peso calculations.

"Mrs. Salinas Gomez" means Mrs. Elisa Salinas Gomez, or any of her successors or assigns.

"Mr. Salinas Pliego" means Mr. Ricardo Benjamin Salinas Pliego, or any of his successors or assigns.

"Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, as and when received, but excluding any other consideration received in the form of assumption by the acquiree of Indebtedness or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts to be provided by such Person or any Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Subsidiary thereof, as the case may be, after such Asset Disposition, in each case as determined by an authorized officer of such Person, with such determination evidenced by a certificate of such officer filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the 10 3/4% Indenture and the 10 3/4% Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or estimated in good faith to be payable as a result thereof.

"NMS" means the National Association of Securities Dealer Automatic Quotations National Market System.

"Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness
(i) the terms of which shall expressly provide that neither the Company, TV Azteca nor any Restricted Subsidiary (A) provides credit support (including any collateral or pledge (other than any Lien on Unrestricted Shares permitted by the 10 3/4% Indenture) or any undertaking, agreement or instrument which would not, but for any such Lien, constitute Indebtedness) or (B) is directly or indirectly liable in any manner and (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against the assets of any of the foregoing) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, TV Azteca or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its maturity date.

"Obligor" means, with respect to any Receivable, the party obligated to make payments with respect to such Receivable, including any guarantor thereof.

"Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of the 10 3/4% Notes, at his address appearing in the Register on the date of the Offer offering to purchase up to the maximum amount of 10 3/4% Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the 10 3/4% Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such offer and a settlement date (the "Purchase Date") for purchase of 10 3/4% Notes within three Business Days after the Expiration Date. The Company shall notify the Trustee at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such holders of the 10 3/4% Notes to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and any discussion entitled "Management's discussion and analysis of financial condition and results of operations" contained in any of the documents required to be filed with the Trustee pursuant to the 10 3/4% Indenture (which

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requirements may be satisfied by delivery of such document together with the
Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders of the 10 3/4% Notes to tender
10 3/4% Notes pursuant to the Offer to Purchase. The Offer shall also state:

(a) the section of the 10 3/4% Indenture pursuant to which the Offer to Purchase is being made;

(b)  the Expiration Date and the Purchase Date;

(c) the aggregate principal amount of the outstanding 10 3/4% Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section thereof requiring the Offer to Purchase) (the "Purchase Amount");

(d) the purchase price to be paid by the Company for each US$1,000 aggregate principal amount of 10 3/4% Notes accepted for payment (as specified pursuant to the 10 3/4% Indenture) (the "Purchase Price");

(e) that the holder of 10 3/4% Notes may tender all or any portion of the 10 3/4% Notes registered in the name of such holder thereof and that any portion of a 10 3/4% Note tendered must be tendered in an integral multiple of US$1000;

(f) the place or places where 10 3/4% Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(g) that interest and Additional Amounts, if any, on any 10 3/4% Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(h) that on the Purchase Date the Purchase Price will become due and payable upon each 10 3/4% Note being accepted for payment pursuant to the Offer to Purchase and that interest and Additional Amounts, if any, thereon shall cease to accrue on and after the Purchase Date;

(i) that each holder of 10 3/4% Notes electing to tender a 10 3/4% Note pursuant to the Offer to Purchase will be required to surrender the applicable 10 3/4% Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such 10 3/4% Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee, duly executed by the holder thereof or his attorney duly authorized in writing);

(j) that holders of 10 3/4% Notes will be entitled to withdraw all or any portion of 10 3/4% Notes tendered if the Company (or the Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of 10 3/4% Notes the holder tendered, the certificate number of 10 3/4% Notes the holder tendered and a statement that such holder of 10 3/4% Notes is withdrawing all or a portion of his tender;

(k) that (1) if 10 3/4% Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such 10 3/4% Notes and (2) if 10 3/4% Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase 10 3/4% Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only 10 3/4% Notes in denominations of US$1,000 or integral multiples thereof shall be purchased); and

(l) that in the case of any holder of 10 3/4% Notes whose 10 3/4% Notes are purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the holder thereof without service charge, a new 10 3/4% Note of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the 10 3/4% Notes so tendered.

 "Permitted Azteca Holdings/Unefon Purchase Right" means the right of Mr. Salinas and Mrs. Salinas Gomez and/or Elektra to purchase the Capital Stock of Unefon underlying the Company's 10 3/4% Unefon Rights and 2005 Unefon Rights, provided such right is subject to the terms and conditions of the Unefon Agreement and the provision of the 10 3/4% Indenture and the 2005 Indenture requiring the pledge of such shares.

"Permitted Business" means, (i) the broadcasting of television, (ii) the development and production of original television programming, (iii) the production and distribution of music or other entertainment or information products, (iv) the operation and ownership of companies in the communications business and (v) the operation and ownership of professional sports teams, and any

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business related, ancillary or complementary thereto, including, for the avoidance of doubt, any media or media-related business, as determined by TV Azteca's or the Company's Board of Directors.

"Permitted Forward Sale Agreement" means (i) an agreement by the Company, TV Azteca, Grupo Cotsa and/or any holder of a Permitted Azteca Holdings/Unefon Purchase Right pursuant to which the Company, TV Azteca, Grupo Cotsa and/or such holder of a Permitted Azteca Holdings/Unefon Purchase Right agrees to sell any part or all of the 10 3/4% TV Azteca Pledged Shares, the 2005 TV Azteca Pledged Shares, Permitted Securities, the 10 3/4% Unefon Pledged Shares or the 2005 Unefon Pledged Shares, as the case may be, provided that such agreement expressly provides that it is subject to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge and the terms of the 10 3/4% Indenture and the 2005 Indenture and no shares other than Unrestricted Shares (including 10 3/4% Notes Collateral or 2005 Notes Collateral that may be released pursuant to the 10 3/4% Indenture or the 2005 Indenture) may be delivered for sale thereunder, and such agreement has been duly authorized by the Company and its stockholders or (ii) an agreement by the Company pursuant to which the Company agrees to sell any part or all of its Azteca Holdings' Series A shares, provided that such agreement expressly provides that no such Capital Stock may be delivered for sale thereunder, and no such sale may otherwise be consummated, until (x) after the 10 3/4% Notes have been paid in full in cash or (y) solely with respect to the 10 3/4% Unefon Pledged Shares or the 2005 Unefon Pledged Shares (or shares which will become subject to the Unefon Pledge upon the exercise of the 10 3/4% Unefon Rights or 2005 Unefon Rights) and/or Permitted Securities, after such
10 3/4% Unefon Pledged Shares, 2005 Unefon Pledged Shares or Permitted Securities are released from the 10 3/4% Notes Collateral or the 2005 Notes Collateral, and such agreement has been duly authorized by the Company and its stockholders.

"Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to obligations of such Person and which shall have a notional amount no greater than the payments due with respect to the obligations being hedged thereby, or, in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

"Permitted Investments" means (i) Investments in Cash Equivalents, (ii) Investments in existence on the Initial Issue Date, (iii) Investments in any Restricted Subsidiary by TV Azteca or any Restricted Subsidiary including any Investment made to acquire such Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is in a Permitted Business, (iv) Investments in TV Azteca by the Company, Cotsa or a Restricted Subsidiary, (v) in the case of TV Azteca or any Restricted Subsidiary, loans or advances in the ordinary course of business to employees who are not Affiliates of TV Azteca,
(vi) in the case of TV Azteca or any Restricted Subsidiary, loans or advances to vendors or contractors of TV Azteca (other than Affiliates of the Company) in the ordinary course of business, (vii) prepaid expenses, negotiable instruments held for collection and lease, performance deposits and other similar deposits, in each case entered into in the ordinary course of business of the Company, TV Azteca or its Restricted Subsidiaries, (viii) stock, obligations or securities received in the ordinary course of business in settlement of debts owing to the Company, TV Azteca or a Subsidiary thereof as a result of foreclosure, perfection, judgment, enforcement of any Lien, work-out or similar arrangement, or in a bankruptcy or insolvency proceeding, (ix) Investments in Persons to the extent any such Investment represents the non-cash consideration otherwise permitted to be received by TV Azteca or its Restricted Subsidiaries in connection with an Asset Disposition, (x) any issuance of Common Stock of the Company, TV Azteca or any Restricted Subsidiary in exchange for Capital Stock, property or assets of another Person, (xi) Permitted Interest Rate, Currency or Commodity Price Agreements, (xii) Permitted Securities and (xiii) Guarantees permitted to be Incurred by the terms of the 10 3/4% Indenture.

"Permitted Securities" means (i) Marketable Securities and/or (ii) Qualified Debt Securities, in either case, that are acquired in connection with a sale of 10 3/4% Unefon Pledged Shares or 2005 Unefon Pledged Shares in connection with an Unefon Sale Event, by using the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds consisting of cash to purchase any such Securities in accordance with the terms of the 10 3/4% Indenture.

"Permitted Subordinate Rights" means any subordinate rights, including set-off rights, in the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds or any Substitute Unefon Consideration constituting 10 3/4% Notes Collateral or 2005 Notes Collateral granted in connection with a Unefon Sale Event in favor of a third-party buyer of Unefon shares (or any of such buyer's Affiliates), which by its terms expressly provides that prior to the time that the 10 3/4% Notes or 2005 Notes have been paid in full in cash such right may only be enforced for amounts up to 10% of the Market Value of the 10 3/4% Net Unefon Sale Proceeds or the 2005 Net Unefon Sale Proceeds then subject to the 10 3/4% Collateral Pledge or the 2005 Collateral Pledge.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Plan Deposits" means those amounts receivable by TV Azteca or its Restricted Subsidiaries under deposit agreements and other arrangements between TV Azteca or its Restricted Subsidiaries and third parties for provision of advertising to such third parties, whether evidenced by promissory notes or otherwise.

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"Pledged Shares Coverage Ratio" means the ratio of (i) the aggregate Market
Value of the 10 3/4% TV Azteca Pledged Shares in the 10 3/4% Collateral Pledge to (ii) the aggregate principal amount of the outstanding 10 3/4% Notes minus the Market Value of any Substitute Collateral.

"Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with Mexican GAAP, by 1 minus the actual combined Federal, state, local and foreign income tax rate of such Person on a consolidated basis (expressed as a decimal).

"Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Qualified Debt Securities" means any obligation of a third party buyer of Unefon shares (or any of such buyer's Affiliates) evidenced by bonds, debentures, notes or other similar instruments issued by such Person, provided that such Person is, or is a subsidiary of another Person that is, organized under the laws of the United States of America or any OECD country, and such obligations are payable upon maturity either in cash or Marketable Securities.

"Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money. "Receivables" shall include the indebtedness and payment obligations of any Person to TV Azteca or any of its Subsidiaries arising from a sale of merchandise or services by TV Azteca or such Subsidiary in the ordinary course of its business, including any right to payment for goods sold or for services rendered, and including the right to payment of any interest, finance charges, returned check or late charges and other obligations of such Person with respect thereto. Receivables shall also include (a) all of TV Azteca's or such Subsidiary's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable, and (c) all Guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise.

"Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than (i) in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement, or (ii) pursuant to a transaction that is treated as a "true sale" under Mexican GAAP and as a matter of Mexican law (and as to which such Person has received an opinion to such effect from counsel, which may be the counsel to such Person).

"Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Final Maturity Date of the 10 3/4% Notes; provided, however, that shares of variable capital stock that have only statutory rights of redemption under Mexican law shall not be considered Redeemable Stock until such rights are exercised.

"Reference Period" means, with respect to a Disclosure Event, the 15 Trading Days immediately following the date on which such Disclosure Event occurred; provided, however, if the Company declares a dividend during such period, the Reference Period shall be the 15 Trading Days immediately following the date such declaration was publicly announced.

"Refinance" means, in respect of any Indebtedness, to refinance, renew, refund, repay, prepay, redeem, defease or retire, or to issue Indebtedness in exchange or replacement for, all or part of such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Restricted Shares" means any shares of Capital Stock of TV Azteca owned by the Company that are not Unrestricted Shares.

"Restricted Subsidiary" means any Subsidiary of TV Azteca other than an Unrestricted Subsidiary.

"Rights" means, collectively, the 10 3/4% Unefon Rights, the 2005 Unefon Rights and the Cosmo Rights.

"Rights Exercise" means the exercise of the purchase rights pursuant to the 10 3/4% Unefon Rights, the 2005 Unefon Rights or the exercise of the purchase rights pursuant to the Cosmo Rights, as the case may be, in whole or in part, by the holders thereof and the payment therefor as therein provided.

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"Rights Grant" means the grant of the Rights by TV Azteca to:

/\ TV Azteca's 8,964,706,897 shares that were outstanding as of October 19, 2000;

/\ the 51,578,430 TV Azteca shares underlying TV Azteca's employee stock options which were vested and exercisable as of February 1, 2001;

/\ the 206,953,428 TV Azteca shares reserved for issuance as of October 19, 2000 under TV Azteca's management stock option plan; and

/\ TV Azteca's 119,858,484 repurchase fund shares held in treasury as of October 19, 2000.

"Sale and Leaseback Transaction" means an arrangement by any Person with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person not more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of TV Azteca within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

"Subordinated Indebtedness" means Indebtedness of the Company as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Indebtedness is subordinate to the prior payment in full of the 10 3/4% Notes.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

"Substitute Unefon Consideration" means Permitted Securities of a third-party buyer (or its Affiliate) of Unefon that substitute cash withdrawn from the 10 3/4% Collateral Pledge under the terms of the 10 3/4% Indenture and the 2005 Collateral Pledge under the terms of the 2005 Indenture.

"10 3/4% Collateral Agent" means any collateral agent designated under the 10 3/4% Collateral Pledge to hold any of the 10 3/4% Notes Collateral.

"10 3/4% Collateral Pledge" means the collateral pledge and security agreements, substantially in the forms annexed to the 10 3/4% Indenture, by and among the Company and the parties thereto, as such may be amended, modified or supplemented in effect from time to time creating a security interest in the 10 3/4% Notes Collateral.

"10 3/4% Indenture" means the indenture, dated as of May 13, 2003, between the Company, as issuer, and The Bank of New York, as trustee, relating to the 10 3/4% Notes, as the same may be amended, modified or supplemented from time to time.

"10 3/4% Net Unefon Sale Proceeds" from the sale of any 10 3/4% Unefon Pledged Shares means all consideration received therefrom, net of (i) all cash payments paid to TV Azteca in respect of the exercise price for the underlying 10 3/4% Unefon Pledged Shares and (ii) legal, accounting and other fees and expenses incurred in connection with the sale of Unefon not in excess of 1% of Market Value of the aggregate 10 3/4% Net Unefon Sale Proceeds (calculated without giving effect to the deduction pursuant to this clause (ii)).

"10 3/4% Notes Collateral" means the Capital Stock of TV Azteca or Unefon and the distributions and proceeds related thereto, pledged from time to time (and not released) by the Company under the 10 3/4 Collateral Pledge for the benefit of the holders of the 10 3/4 Notes

"10 3/4% TV Azteca Pledged Shares" means 55,246,106 TV Azteca CPOs owned directly by the Company and constituting part of the 10 3/4% Notes Collateral (together with any successor securities permitted under the 10 3/4% Indenture).

 "10 3/4% Unefon Pledged Shares" means all shares of Capital Stock of Unefon acquired pursuant to the exercise of the 10 3/4% Unefon Rights.

"10 3/4% Unefon Rights" means the Unefon Rights with respect to 147,215,706 ordinary, no par value, Series "A" shares of Unefon, consisting of (i) 20,754,770 shares of Capital Stock of Unefon that may be acquired pursuant to the exercise of the Unefon Rights

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associated with the 10 3/4% TV Azteca Pledged Shares and (ii) 126,460,936 shares of Capital Stock of Unefon that may be acquired pursuant to the exercise of the Unefon Rights associated with 1,009,860,529 Azteca Holdings Series A Shares.

"Trade Payables" means, with respect to any Person, any accounts payable or any other monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with (i) the acquisition of goods or services and required to be paid within one year of the date of Incurrence thereof or (ii) programming or films.

"Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than a day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

"TV Azteca" means TV Azteca, S.A. de C.V., a corporation (sociedad anonima de capital variable) established under the laws of the United Mexican States.

"TV Azteca Option Grant" means the grants to be made by TV Azteca of stock options under the Select, Top and Superior stock option plans of TV Azteca to certain officers and directors of TV Azteca in connection with an Unefon Sale Event, which will be exercisable for up to 53,908,356 CPOs of TV Azteca.

"TV Azteca Unefon Arrangements" means the Stock Subscription and Shareholder Agreement dated as of May 14, 1999, as amended, between, among others, TV Azteca and Moises Saba Masri and the related Voting Trust Agreement dated November 15, 2000.

"TVA Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of TV Azteca to have been duly adopted by the Board of Directors of TV Azteca and to be in full force and effect on the date of such certification, and delivered to the trustee.

"12 1/4% Notes" means, collectively, the existing 12 1/4% Senior Amortizing Notes due 2008 and the new 12 1/4% Senior Amortizing Notes due 2008 to be issued upon consummation of the exchange offer described in this prospectus, as the same may be amended, modified or supplemented from time to time.

"2003 Notes" means the Company's 10 1/2% Senior Secured Notes due 2003 issued pursuant to the Indenture, dated as of January 31, 2002, between the Company, as issuer, and The Bank of New York, as trustee, as amended by the First Supplemental Indenture, dated as of May 12, 2003 between the Company, as issuer, and The Bank of New York, as trustee.

 "2005 Collateral Pledge" means the collateral pledge and security agreements, substantially in the forms annexed to the 2005 Indenture, by and among the Company and the parties thereto, as such may be amended, modified or supplemented in effect from time to time creating a security interest in the 2005 Notes Collateral.

"2005 Indenture" means the indenture, dated as of May 18, 2001, between the Company, as issuer, and The Bank of New York, as trustee, relating to the 2005 Notes, as the same may be amended, modified or supplemented from time to time.

"2005 Net Unefon Sale Proceeds" from the sale of any 2005 Unefon Pledged Shares means all consideration received therefrom, net of (i) all cash payments paid to TV Azteca in respect of the exercise price for the underlying 2005 Unefon Pledged Shares and (ii) legal, accounting and other fees and expenses incurred in connection with the sale of Unefon not in excess of 1% of Market Value of the aggregate 2005 Net Unefon Sale Proceeds (calculated without giving effect to the deduction pursuant to this clause (ii)).

"2005 Notes" means the Company's outstanding 12.5% Senior Secured Notes due 2005, as the same may be amended, modified or supplemented from time to time.

"2005 Notes Collateral" means the shares of Capital Stock of TV Azteca and Unefon, and the distributions and proceeds related thereto, pledged from time to time (and not released) by the Company under the 2005 Collateral Pledge for the benefit of the holders of the 2005 Notes.

"2005 TV Azteca Pledged Shares" means all of the Capital Stock of TV Azteca (other than the 10 3/4% TV Azteca Pledged Shares, the Azteca Holdings Series A Shares and the Elektra Reserved Shares) owned directly by the Company and constituting part of the 2005 Notes Collateral (together with any successor securities permitted under the 2005 Indenture).

"2005 Unefon Pledged Shares" means all shares of Capital Stock of Unefon acquired pursuant to the exercise of the 2005 Unefon Rights.

"2005 Unefon Rights" means the Unefon Rights with respect to the 448,514,700 shares of Capital Stock of Unefon which are part of the 2005 Notes Collateral.

"Unefon" means Unefon, S.A. de C.V., a corporation (sociedad anomina de capital variable) established under the laws of the United Mexican States.

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"Unefon Agreement" means the Unefon Agreement, dated as of March 27, 2001, among
Mr. Salinas, Mrs. Salinas Gomez and the Company, as the same may be amended, supplemented or modified from time to time.

"Unefon Rights" means the rights to purchase 1,170,000,000 ordinary, no par value, Series "A" shares of Unefon owned by TV Azteca.

"Unefon Sale Event" means any of the following events provided the Board of Directors of TV Azteca approves such event: (i) a merger or consolidation of Unefon with or into another corporation or other entity in which, following such merger or consolidation, at least a majority of the Capital Stock of Unefon (or the survivor of such merger or consolidation) is not owned by TV Azteca and any other Persons that own such Capital Stock on the date immediately prior to such merger or consolidation, (ii) a sale of all or substantially all of Unefon's assets, (iii) a sale (by tender or otherwise) of at least a majority of Unefon's outstanding shares, or (iv) any other acceleration of the exercisability of the 10 3/4% Unefon Rights or 2005 Unefon Rights approved by the Board of Directors of TV Azteca.

"Unrestricted Shares" means (i) any securities owned by the Company not constituting 10 3/4% Notes Collateral or 2005 Notes Collateral and (ii) any shares of Capital Stock of Grupo Cotsa or other Person (other than TV Azteca or its Restricted Subsidiaries) owned by the Company; provided, however, that none of the Elektra Reserved Shares shall constitute Unrestricted Shares unless the Company certifies to the Trustee that Elektra has consented in writing to any transaction proposed by the Company involving the Elektra Reserved Shares (other than delivery to Elektra pursuant to the Elektra Share Exchange Agreement).

"U.S. Government Obligations" means direct, fixed rate obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged, which are not callable and which mature (or may be put to the issuer by the holder at no less than par) no later than the Final Maturity Date of the 10 3/4% Notes.

"Voting Stock" of any Person means any class or classes of Capital Stock of such Person which, alone or together with any such other class, ordinarily has voting power for the election of at least a majority of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Redeemable Stock, as the case may be at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Redeemable Stock, as the case may be.

"Wholly Owned Restricted Subsidiary" means any Wholly Owned Subsidiary of TV Azteca that is also a Restricted Subsidiary.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares of Common Stock that, in the aggregate, do not exceed 1% of the economic value or voting power of the outstanding Capital Stock of such Subsidiary) shall at the time be owned by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

"Withdrawal Period" means (i) in the case of a Disclosure Event, the 15-Business-Day period immediately following the Reference Period relating to such Disclosure Event, and (ii) in the case of any offering of debt or equity securities of TV Azteca pursuant to an effective registration statement under the Securities Act, the 15-Business-Day period immediately following the date of issuance of the final prospectus relating to such offering (which date of issuance will be deemed to be the date on the cover page of such prospectus).

Events of default

The following will be Events of Default under the 10 3/4% Indenture (each herein referred to as an "Event of Default"):

(i) The Company shall fail to make any payment of principal on any 10 3/4% Note when due in accordance with the terms thereof, whether upon maturity, acceleration, call for redemption or otherwise; or

(ii) the Company shall fail to make any payment of interest or any Additional Amounts in respect of any 10 3/4% Note within 30 days after any such amount becomes due in accordance with the terms thereof;

(iii) the Company shall fail to comply with its obligations described under paragraph (d) of "Required Stock Ownership; Limitation on Liens" or, except by reason of the termination of the 10 3/4% Indenture or the 10 3/4% Collateral Pledge in accordance with their respective terms or the release of the 10 3/4% Notes Collateral in accordance with the 10 3/4% Indenture and the 10 3/4% Collateral Pledge, the 10 3/4% Indenture or the 10 3/4% Collateral Pledge cease to be in full force and effect or shall no longer be

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effective to convey to the holders of the 10 3/4% Notes the rights in the
10 3/4% Notes Collateral as contemplated thereby;

(iv) the Company or TV Azteca shall fail to observe or perform any other covenant or agreement contained in the 10 3/4% Notes or the 10 3/4% Indenture, and such failure continues for a period of 30 days after written notice of such failure has been sent to the Company by the Trustee or the holder of at least 25% of the aggregate outstanding principal amount of the 10 3/4% Notes specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default;"

(v) there shall have occurred any loss, seizure, compulsory acquisition, expropriation or nationalization of all or a material part of the television broadcasting assets (including any material broadcast license) of TV Azteca and its Restricted Subsidiaries, taken as a whole;

(vi) a default by the Company, TV Azteca or any Significant Subsidiary under any bond, debenture or other evidence of Indebtedness, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company, TV Azteca or such Significant Subsidiary with a principal amount then outstanding in excess of US$10.0 million (other than Non-Recourse Indebtedness), whether such Indebtedness now exists or shall hereafter be created, which default (A) is a default in the payment of the principal of or interest on such Indebtedness and has continued beyond any applicable grace period (as the same may have been expressly extended), or (B) given rise to acceleration of such Indebtedness;


(vii) the Company, TV Azteca or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

       (A) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy or concurso mercantil proceedings or have itself adjudicated as bankrupt;

       (B) consents to the entry of an order for relief against it in an involuntary case;

       (C) consents to the appointment of a Custodian of it or for any substantial part of its property;

       (D)    makes a general assignment for the benefit of its creditors; or

       (E) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

       (A) is for relief against the Company, TV Azteca or any Significant Subsidiary in an involuntary case:

       (B) appoints a Custodian of the Company, TV Azteca or any Significant Subsidiary or for any substantial part of their property;

       (C) orders the winding up or liquidation of the Company, TV Azteca or any Significant Subsidiary;

       (D) adjudicates the Company, TV Azteca or a Significant Subsidiary as bankrupt or insolvent; or

       (E) ratifies an accord or composition in bankruptcy between the Company, TV Azteca or a Significant Subsidiary and the respective creditors thereof;

          and the order or decree remains unstayed and in effect for 60 days; or

(ix) a final and non-appealable judgment or order for the payment of money in excess of US$10.0 million, where the amount in excess of US$10.0 million is not covered by insurance or subject to valid claims of indemnification, contribution or other forms of reimbursement, shall be rendered against the Company, TV Azteca or any Significant Subsidiary and such judgment or order shall continue unsatisfied and not stayed, bonded, vacated or suspended by agreement with the beneficiary thereof for a period of 60 days;

If an Event of Default specified in clauses (vii) or (viii) above shall occur and be continuing or if an Event of Default specified in clause (i) or (ii) above shall occur and be continuing, the maturity of the 10 3/4% Notes shall automatically be accelerated and the principal amount thereof, together with accrued interest and any Additional Amounts thereon, as of the date of acceleration shall become and be immediately due and payable, without any notice or other act on the part of the Trustee or any holder of the 10 3/4% Notes. If any other Event of Default shall occur and be continuing, the Trustee shall, at the request of the holders of not less than 25% of the aggregate outstanding principal amount of the 10 3/4% Notes, by written notice to the Company declare the principal amount of the 10 3/4% Notes, together with accrued interest and any unpaid Additional Amounts thereon, immediately due and payable. The Trustee may withhold such acceleration notice if it determines in its good faith judgment that the withholding of such acceleration notice is in the best interests of the holders of the 10 3/4% Notes.

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The right of the Trustee to give such acceleration notice shall terminate if the event giving rise to such right shall have been waived, cured or otherwise satisfied before such right is exercised. The holders of not less than a majority in aggregate outstanding principal amount at maturity of the 10 3/4% Notes, by notice to the Trustee, may rescind any acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree, (ii) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the 10 3/4% Notes, all unpaid principal of the 10 3/4% Notes that has become due otherwise than by such declaration of acceleration and interest on such overdue interest and principal as provided under the 10 3/4% Indenture, and (iii) all existing Events of Default with respect to the 10 3/4% Notes have been cured or waived except nonpayment of amounts that have become due solely because of such acceleration. No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

Notwithstanding the foregoing, if an Event of Default specified in clause (vi) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or
(ii)(A) the default relating to such Indebtedness is waived or cured, and (B) if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and, in the case of both (i) and (ii) above, (X) written notice of such repayment, or cure or waiver or rescission, as the case may be, shall have been given to the Trustee by the Company and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the Trustee of such events is provided to the Trustee, and (Y) such rescission of acceleration of the 10 3/4% Notes does not conflict with any judgment or decree as certified to the Trustee by the Company.

Notice

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the 10 3/4% Notes at their respective addresses as recorded in the Note Register or upon delivery in person to such holders not later than the latest date, and not earlier than the earliest date, prescribed in the 10 3/4% Notes for the giving of such notice. The Trustee shall, upon request of a registered holder of the 10 3/4% Notes, forward to such holder the reports (without exhibits, unless such exhibits are requested by such registered holder) received by the Trustee as described under the covenant "--Covenants--Required Stock Ownership; Limitation on Liens" and "--Covenants--Provision of Financial Information" above.

Meetings of holders of the notes, amendments and waivers

The 10 3/4% Indenture contains provisions for convening meetings of holders of the 10 3/4% Notes to consider matters affecting their interest. A meeting of the holders of the 10 3/4% Notes may be called by the Trustee, the Company or the holders of at least 10% in aggregate principal amount of the outstanding 10 3/4% Notes.

Without notice to or the consent of any holder of the 10 3/4% Notes, the 10 3/4% Collateral Pledge, the 10 3/4% Indenture and the terms and conditions of the 10 3/4% Notes may be amended by the Trustee and the Company for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein, or in any manner which the parties may mutually deem necessary or desirable and which the Company and the Trustee determine shall not adversely affect the interests of the holders of the 10 3/4% Notes in any material respect.

Modifications and amendments to the 10 3/4% Collateral Pledge, the 10 3/4% Indenture or to the terms and conditions of the 10 3/4% Notes may also be made by the Company and the Trustee, and future compliance therewith or past default by the Company (other than a default in payment of any amount due on the 10 3/4% Notes or in respect of a covenant or provision which cannot be modified or amended without the consent of the holders of all 10 3/4% Notes so affected) may be waived, in each case, either with the written consent of the holders of a majority in aggregate principal amount of the 10 3/4% Notes outstanding or by the adoption of a resolution at a meeting of holders of the 10 3/4% Notes, by the holders of a majority in aggregate principal amount of such 10 3/4% Notes, present or represented at such meeting; provided, however that such resolution shall be approved by the holders of not less than a majority in aggregate outstanding principal amount of the 10 3/4% Notes; and, provided, further, that no such modification, waiver or amendment or supplement to the 10 3/4% Collateral Pledge, the 10 3/4% Indenture or to the terms and conditions of the 10 3/4% Notes without the unanimous written consent or the unanimous affirmative vote of the holders of the 10 3/4% Notes, as the case may be, so affected, (i) change the Final Maturity Date of the principal of or the Interest Payment Date of any installment of interest on any 10 3/4% Note or reduce the principal amount of or interest on any 10 3/4% Note or reduce the price payable upon redemption or repurchase of any 10 3/4% Note; (ii) change the obligation of the Company to pay Additional Amounts as described above; (iii) change the coin or currency in which, or change the required place at which, payment with respect to principal or interest on such 10 3/4% Notes; (iv) waive any redemption payment with respect to any 10 3/4% Note; (v) reduce the above-stated percentage of the outstanding principal amount of such 10 3/4% Notes required to modify, amend or supplement the 10 3/4% Indenture or the terms and conditions such 10 3/4% Notes or to waive any further compliance or past default; (vi) reduce the percentage in the outstanding principal amount of such 10 3/4% Notes the vote or consent of the holders of which is required for the adoption of a resolution or the quorum required at any meeting of holders of such 10 3/4% Notes at which a resolution is adopted; or (vii) permit the creation of any Lien on the 10 3/4% Notes Collateral or any of the respective funds therein, or modify the obligations of the Company to maintain the 10 3/4% Notes Collateral in accordance with the terms of the 10 3/4% Indenture.

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The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate outstanding principal amount of the 10 3/4% Notes, and at any adjourned meetings will be persons holding or representing 25% in aggregate principal amount of such outstanding 10 3/4% Notes. Any instrument given by or on behalf of any holder of a 10 3/4% Note in connection with any consent to or vote for any such modification, amendment or waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such 10 3/4% Note. Any modifications, amendments or waivers to the 10 3/4% Indenture or to the terms and conditions of the 10 3/4% Notes will be conclusive and binding on all holders of the 10 3/4% Notes, whether or not they have given such consent or were present at any meeting.

Legal defeasance and covenant defeasance

Subject to the provisions described below, the Company at any time may terminate all its obligations under the 10 3/4% Notes and the 10 3/4% Indenture, except certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the 10 3/4% Notes, to replace mutilated, destroyed, lost or stolen 10 3/4% Notes and to maintain a registrar and paying agent in respect of the 10 3/4% Notes ("legal defeasance"). In addition, subject to the provisions described below, the Company at any time may terminate its obligations (including, without limitation, those relating to TV Azteca) under the covenants described under "--Covenants," certain provisions under "--Events of default" above and the limitations contained in clauses (3) and (4) under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above ("covenant defeasance"). In addition, the 10 3/4% Notes Collateral will be released, and the 10 3/4% Collateral Pledge terminated, upon legal or covenant defeasance.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option with respect to the 10 3/4% Notes, payment of the 10 3/4% Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the 10 3/4% Notes may not be accelerated because of an Event of Default specified in clauses (iii), (iv), (v), (vi) or (ix), with respect only to Subsidiaries of the Company, clauses (vii) and (viii) under "--Events of default" above or because of the failure of the Company to comply with clause (3) or (4) under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above.

The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the 10 3/4% Notes only if (1) the Company irrevocably deposits in trust with the Trustee freely transferable U.S. dollars or U.S. Government Obligations (it being understood that any U.S. dollars or U.S. Government Obligations previously deposited in the 10 3/4% Collateral Pledge may be used for this purpose) or any combination of the foregoing, for the payment of principal of and interest on such 10 3/4% Notes to maturity or redemption, as the case may be; (2) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest and any Additional Amounts when due on all such 10 3/4% Notes to maturity or redemption, as the case may be; (3) the deposit does not constitute a default under any other material agreement or instrument binding on the Company; (4) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (5) in the case of the legal defeasance option, the Company delivers to the Trustee opinions of independent U.S. and Mexican counsel stating, as appropriate, that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the 10 3/4% Indenture there has been a change in the applicable Mexican or U.S. federal income tax law, to the effect, in either case, that, and based on such opinions of counsel shall confirm that, the holders of such 10 3/4% Notes will not recognize income, gain or loss for Mexican or U.S. federal income tax purposes as a result of such defeasance and will be subject to Mexican or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (6) in the case of the covenant defeasance option, the Company delivers to the Trustee opinions of U.S. and Mexican counsel to the effect that the holders of such 10 3/4% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to Mexican or U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and
(7) the Company delivers to the Trustee an officers' certificate and an opinion of U.S. counsel, each stating that all conditions precedent to the defeasance and discharge of such 10 3/4% Notes have been complied with as required by the 10 3/4% Indenture.

Governing law; jurisdiction

The 10 3/4% Notes and the 10 3/4% Indenture will be governed by, and construed in accordance with, the laws of the State of New York. The 10 3/4% Collateral Pledge will be governed by, and construed in accordance with the laws of New York; however, certain of the 10 3/4% Notes Collateral may be held pursuant to custody arrangements in Mexico. The Company has submitted to the non-exclusive jurisdiction of the Federal courts of the United States for the Southern District of New York, the courts of the State of New York in the Borough of Manhattan, The City of New York and the courts of its corporate domicile, for purposes of all legal actions and proceedings instituted in connection with the 10 3/4% Notes and the 10 3/4% Indenture. The Company has appointed CT Corporation System as its authorized agent upon which process may be served in any such action or proceeding.

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Currency indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the 10 3/4% Notes and the 10 3/4% Indenture, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as result of a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any holder of a 10 3/4% Note in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any 10 3/4% Note, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph it will be sufficient for the holder of a 10 3/4% Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date which it would have been practicable, it being required that the need for a change of date be certified in manner mentioned above). These indemnities constitute separate and independent obligations from Company's other obligations, shall give rise to separate and independent causes of action, shall apply irrespective of any indulgence granted by any holder of a 10 3/4% Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any 10 3/4% Note.

Book-entry; delivery and form

The New 10 3/4% Notes will be issued in minimum denominations of US$1,000 and integral multiples of US$1,000 in excess thereof. The New 10 3/4% Notes will be issued on the settlement date.

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC as described below. See "--Depositary procedures."

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for 10 3/4% Notes in certificated form ("Certificated Notes") except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes" and "--Exchanges among Global Notes."

In addition, transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary procedures

DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Pursuant to procedures established by DTC:

/\ upon deposit of the Global Notes, DTC will credit the accounts of appropriate Participants with portions of the principal amount of the Global Notes, and

/\ ownership of such interests in the Global Notes will be maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of these systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the 10 3/4% Notes, see "--Exchange of Book-Entry Notes for Certificated Notes."

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

Except as described below, owners of interests in the Global Notes will not have 10 3/4% Notes registered in their names, will not receive physical delivery of 10 3/4% Notes in certificated form and will not be considered the registered owners or holders thereof under the 10 3/4% Indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered holder under the 10 3/4% Indenture. The Company and the Trustee will treat the persons in whose names the 10 3/4% Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

/\ any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payment made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's record relating to the beneficial ownership interests in the Global Notes, or

/\ any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the 10 3/4% Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of 10 3/4% Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the 10 3/4% Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be affected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear and Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day of Euroclear or Clearstream following DTC's settlement date.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of 10 3/4% Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the 10 3/4% Notes as to which such Participant or Participants has or have given such direction. If there is an Event of Default under the 10 3/4% Notes, DTC reserves the right to exchange the Global Notes for legended 10 3/4% Notes in certificated form, and to distribute the 10 3/4% Notes to its Participants.

According to DTC, the foregoing information with respect to DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

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

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes A Global Note is exchangeable for Certificated Notes if:

/\ DTC (1) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act,

/\ the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the 10 3/4% Notes in certificated form, or

/\ at the request of a holder, if there shall have occurred and be continuing an Event of Default with respect to the 10 3/4% Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures), unless the Company determines otherwise in accordance with the 10 3/4% Indenture and in compliance with applicable law.

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Description of the existing notes

The terms of the existing notes are identical in all material respects to those of the new notes, except that (1) the existing notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances and (2) the new notes will not provide for any special interest as a result of our failure to fulfill certain registration obligations.

We will pay additional cash interest on the applicable existing notes and new notes, subject to certain exceptions,

    /\ if we fail to file a registration statement in connection with the exchange offers with the SEC on or prior to the 90th day after the issuance of the existing 12 1/4% notes or the existing 10 3/4% notes, as the case may be;

    /\ if the registration statement in connection with the exchange offers is not declared effective by the SEC on or prior to the 180th day after the issuance of the existing 12 1/4% notes or existing 10 3/4% notes, as the case may be;

    /\ if the exchange offers are not consummated on or before the 30th day after the registration statement in connection with the exchange offers is declared effective;

    /\ if obligated to file the shelf registration statement, we fail to file the shelf registration statement with the SEC on or prior to the 45th day after the date on which the obligation to file a shelf registration statement arises;

    /\ if obligated to file a shelf registration statement, and the shelf registration statement is not declared effective on or prior to the 90th day after the date on which the obligation to file a shelf registration statement arises; or

    /\ after the registration statement in connection with the exchange offers or the shelf registration statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions);

from and including the date on which any default described above shall occur to but excluding the date on which all such defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all defaults have been cured at which point it will reset the coupon rate, up to a maximum additional interest rate of 1.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the existing notes and the new notes. The new notes are not, and upon consummation of the exchange offer with respect to a series the existing notes of such series will not be, entitled to any such special interest. Accordingly, holders of existing notes should review the information set forth under "Risk Factors" and "Description of the new 12 1/4% notes" and "Description of the new 10 3/4% notes."

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Tax considerations

U.S. tax considerations

The following describes the material U.S. federal income tax consequences of the exchange offers and ownership and disposition of the new notes to holders of existing notes exchanging their existing notes pursuant to the exchange offers. This description is based on the Internal Revenue Code of 1986, as amended to the date of this prospectus (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus (possibly on a retroactive basis), and addresses only the tax consequences to holders holding the existing notes and new notes as capital assets within the meaning of Section 1221 of the Code. This description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. Holders (as defined below) whose functional currency, within the meaning of Section 985 of the Code, is not the U.S. dollar, persons holding the notes in connection with a hedging transaction, a "straddle", a conversion transaction or other integrated transaction, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the exchange offers or ownership of new notes. Persons considering the exchange of their existing notes for new notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of an existing note or a new note that is:

/\   an individual who is a citizen or resident of the U.S.;

/\ a corporation created or organized under the laws of the U.S. or any political subdivision thereof;

/\ an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

/\ a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust.

To the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons and that are beneficial owners of existing notes or new notes, will also be U.S. Holders.

The term "non-U.S. Holder" shall mean the beneficial owner of an existing note or a new note other than a U.S. Holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the new notes, the tax treatment of the partnership and a partner in such partnership will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to the tax consequences that relate to it.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. If you are not a U.S. Holder, please see "--Tax consequences to non-U.S. Holders."

Exchange Offers

The exchange pursuant to the exchange offers of an existing 12 1/4% note for a new 12 1/4% note or an existing 10 3/4% note for a new 10 3/4% note will not be treated as a taxable exchange because the changed terms between the existing notes and the new notes will not constitute a "significant modification" within the meaning of Treasury Regulations under Section 1001 of the Code. Accordingly, a U.S. Holder's receipt of a new note pursuant to an exchange offer will not result in recognition of taxable gain or loss, and the adjusted tax basis and holding period of a new note received in the exchange will equal the adjusted tax basis and holding period, respectively, of the existing note exchanged therefor.

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Payments of Interest

The payment of stated interest and Additional Amounts (without reduction for Mexican withholding taxes) on the new notes generally will be taxable as ordinary income at the time the interest and Additional Amounts are accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

Original Issue Discount Considerations

Whether a debt instrument was issued with original issue discount for U.S. federal income tax purposes is determined in part by such debt instrument's "issue price," within the meaning of Treasury Regulations under Section 1273 of the Code. Since the exchange offers will not be treated as taxable exchanges, the issue price of a new note will be determined by reference to the issue price of the existing note exchanged therefor. Treasury Regulations under Section 1273 of the Code provide rules for determining the issue prices of debt instruments that are "publicly traded" (within the meaning of such Treasury Regulations), debt instruments that are issued for publicly traded property and non-publicly traded debt instruments issued for non-publicly traded property. Information is not readily available that would establish that the existing notes are publicly traded or were issued for publicly traded property. Accordingly, although the matter is not free from doubt, our company believes that the issue price of an existing note pursuant to such Treasury Regulations should be its "stated redemption price at maturity." The stated redemption price at maturity of an existing note is the aggregate principal amount of the existing note as of its date of issue. As a result, our company believes that the new notes should not be treated as issued with original issue discount for federal income tax purposes. There can be no assurance, however, that the Internal Revenue Service would not take a different view. If the Internal Revenue Service or a court determined that the existing notes were publicly traded or issued for publicly traded property, it might be determined that a U.S. Holder should have included original issue discount in income on a constant yield basis over the term of a new note.



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Sale, Exchange or Retirement

Upon the sale, exchange or retirement of a new note, you will recognize gain or loss measured by the difference between (a) the amount realized (which will not include amounts received upon a disposition attributable to accrued but unpaid interest, which will be taxable as interest income) and (b) your adjusted tax basis in the new note. Your adjusted tax basis in the new note generally will equal the new note's issue price, decreased by any payments on the note that were attributable to principal. As noted above, the determination of the issue price of a new note is subject to uncertainty. Except to the extent described below under "--Market Discount," any gain or loss recognized on the sale, exchange or retirement of the new note will be capital gain or loss and generally will be long-term capital gain or loss if the new note has been held or deemed held for more than one year at the time of the sale, exchange or retirement. Under current law, the excess of the taxpayer's net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses. Any gain or loss realized on the sale, exchange or retirement of a new note by a U.S. Holder generally will be treated as U.S. source gain or loss, as the case may be.

Market Discount

In general, a new note that you receive pursuant to the exchange offers will have market discount to the extent of any excess of (i) the total aggregate principal amount of the existing note exchanged for the new note over (ii) your tax basis in such existing note immediately after you acquired it, unless such excess is less than a statutorily specified de minimis amount. Under the market discount rules of the Code, you will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a new note as ordinary income to the extent of the lesser of: (a) the amount of the realized gain, or
(b) the market discount that has not previously been included in income and is treated as having accrued on the new note at the time of disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition of the existing note to the maturity date of the new note received in exchange therefor, unless you elect to accrue on the basis of a constant interest rate. If you hold a new note with market discount, you may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry the new note until the maturity or disposition of the new note. You may elect to include market discount in income currently as it accrues, on either a ratable or a constant interest rate basis, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the new note and regarding the deferral of interest deductions will not apply. Generally, this currently included market discount is treated as ordinary interest income. The election will apply to all debt instruments you acquire on or after the first day of the first taxable year to which that election applies and may be revoked only with the consent of the Internal Revenue Service.

Foreign tax credits

Interest and Additional Amounts. Stated interest and Additional Amounts (if any) paid on the new notes will constitute income from sources outside the U.S., and, with certain exceptions, will be grouped together with other items of "passive" income for purposes of computing your allowable foreign tax credit. If the payments of stated interest and Additional Amounts (if any) were to become subject to a withholding tax imposed by a foreign country at a rate of 5 percent or more, the stated interest and Additional Amounts (if any) may be considered "high withholding tax interest" for purposes of computing the foreign tax credit. If you are predominantly engaged in the active conduct of a banking, insurance, financing or similar business, the payments of stated interest and Additional Amounts (if any) may be considered "financial services income" for purposes of computing the foreign tax credit, provided that such amounts do not constitute "high withholding tax interest," as described above.

Effect of Mexican withholding taxes. You will be required to include the amount of Mexican withholding taxes, if any, imposed on payments on a new note (including any Additional Amounts payable by our company) in gross income as ordinary income. Such treatment will be required regardless of whether, as will generally be true, our company is required to pay Additional Amounts so that the amount of Mexican withholding taxes does not reduce the net amount actually received by you as a holder of a new note.

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Subject to certain limitations, you may be entitled to a credit against your
U.S. federal income tax liability, or a deduction in computing your U.S. federal taxable income, for the amount of Mexican income taxes withheld by our company (which, as described above, would include amounts withheld on Additional Amounts paid by us with respect to Mexican taxes). However, Mexican taxes may be deducted from your taxable income only if you do not claim a credit for any Mexican or other foreign taxes paid or accrued in that taxable year. You may be required to provide the Internal Revenue Service with a certified copy of the receipt evidencing payment of such withholding tax imposed in respect of payments on the new notes in order to claim a foreign tax credit in respect of such Mexican withholding tax.


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

Tax consequences to non-U.S. Holders

This section applies to you if you are a non-U.S. Holder. If you are not a non-U.S. Holder, please see "--Tax Consequences to U.S. Holders" above.

Subject to the discussion below concerning backup withholding and information reporting, generally, as a non-U.S. Holder of an existing note, you will not be subject to U.S. federal income tax on the exchange of an existing note for a new note or in respect of payments of interest or Additional Amounts on, or any gain on the sale of, a new note, unless you held the new note in connection with a U.S. trade or business carried on by you, or, in the case of gain on the sale of the new note or on the exchange of an existing note for a new note, if you are an individual, you were present in the U.S. for 183 days or more during the taxable year in which such gain is realized and certain other requirements are met.

Backup withholding and information reporting

Payments of Principal and Interest.

If you are a non-corporate U.S. Holder, information reporting requirements generally will apply to all payments of principal, any premium and interest on the new notes within the U.S., including payments made by wire transfer from outside the U.S. to an account you maintain with a fiscal or paying agent in the U.S.

Additionally, backup withholding at a current rate of 28% will apply to such payments if you:

/\   fail to provide an accurate taxpayer identification number; or

/\ have been notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

If you are a non-U.S. Holder, you generally are exempt from backup withholding and information reporting requirements with respect to payments of principal and interest, provided that you comply with certain certification and identification procedures in order to prove your exemption.

Proceeds from the Sale of a Note.

Payment of the proceeds from the sale of a new note to or through the U.S. office of a broker may be subject to information reporting and backup withholding. If, however, you are a non-U.S. Holder, you will not be subject to information reporting or backup withholding if you certify as to your non-U.S. status or otherwise establish an exemption. Payment of the proceeds from the sale of a new note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. Information reporting, but not backup withholding, may apply to such payments, however, if the broker is:

/\   a U.S. person;

/\   a controlled foreign corporation for U.S. tax purposes;

/\ a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

/\   a foreign partnership if at any time during its tax year:

/\ one or more of its partners are U.S. persons, as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

/\   the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its records that the holder is a non-U.S. person or the Holder otherwise establishes an exemption.

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

Mexican tax considerations

Mexican taxation

The following is a general summary of the principal anticipated Mexican tax consequences to Holders with respect to the purchase, exchange, ownership and disposition of the new notes.

This discussion does not address all Mexican federal tax considerations that may be relevant to particular Holders, nor does it address the special tax rules applicable to certain categories of Holders under the tax laws of any state or locality of Mexico or the U.S. This summary does not constitute, and should not be considered, as legal or tax advice to the Holders. The summary is for general information purposes only and is based upon the federal tax laws of Mexico as in effect on the date of this prospectus.

Mexican federal tax consequences for non-Mexican residents

General

The following is a general summary of the principal consequence, under Mexico's federal income tax law (Ley del Impuesto sobre la Renta) (the "Law"), the regulations thereto and rules thereunder as currently in effect and under the Tax Treaty relating to the purchase, ownership, exchange and disposition of the new notes by a Holder that is not a resident of Mexico for tax purposes and that will not hold the new notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a "Foreign Holder").

Each Foreign Holder should consult a tax advisor as to the particular Mexican or other tax consequences to such Foreign Holder of holding the new notes, including the applicability and effect of any state, local or foreign tax laws.

Interest and Principal

Under the Law, payments of interest (including original issue discount which is deemed as interest) made by us in respect of the new notes to a Foreign Holder will be subject to a Mexican withholding tax assessed at the rate of 4.9%; provided that the new notes are held through banks or brokerage houses in a country with which Mexico has a Convention for the Avoidance of Double Taxation Treaty ("Tax Treaty") in force, and provided that: (a) the new notes will be registered in the Special Section of the RNV, and (b) the periodic information requirements before the Mexican Ministry of Finance (Secretaria de Hacienda y Credito Publico), or SHCP, are duly satisfied under the terms of the rule described below. If the aforementioned requirements (a) and (b) are not met, the applicable withholding rate will be 10%.

Under Rule 3.25.15 published in the Diario Oficial de la Federacion on March 31, 2003, which rule is subject to amendment or repeal but is expected to remain in effect until March 31, 2004, the following requirements must be satisfied and information must be provided to the SHCP: (a) the new notes will be registered in the Special Section of the RNV (and copies of the approval of such registration are provided to the SHCP), (b) we timely file before the SHCP within the first 15 business days after completion of the transaction contemplated by this prospectus, certain information relating to the issuance of the new notes, (c) we timely file before the SHCP within the first 15 business days of July and October, 2003, and January and April, 2004, information regarding the amount of interest paid on the new notes and the date of such payment, and a statement representing that neither (i) shareholders holding more than 10% of the voting shares of the issuer of the new notes, irrespective of whether such shares are held directly or indirectly, jointly or individually with a related party, nor (ii) legal entities of which more than 20% of its shares are held directly or indirectly, jointly or individually with a related party to us, are directly or indirectly, jointly or individually with related parties the beneficial owners of more than 5% of each such interest payment and
(d) we maintain records which evidence compliance with items (a), (b) and (c) above.

We expect that such conditions will be met and, accordingly, expects to withhold Mexican tax from interest payments on the new notes made to Foreign Holders at the 4.9% rate.

A 34% income tax withholding rate will be applicable instead of the rates mentioned above when the effective beneficiaries of the interest on the new notes jointly or individually, directly or indirectly, receive 5% or more of the aggregate amount of each such interest payment, and such effective beneficiaries are: (a) shareholders of more than 10% of the voting shares of the issuer of the new notes, irrespective of whether such shares are held directly or indirectly, jointly or individually with a related party to the owner of the notes or (b) legal entities of which more than 20% of its shares, directly or indirectly, jointly or individually, are owned by a related party to the issuer of the new notes.

Under the Law, payments of interest made by us with respect to the new notes to non-Mexican pension or retirement funds are exempt from Mexican withholding taxes, provided that the fund (a) is the effective beneficiary of the interest,
(b) is duly organized pursuant to

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the laws of its country of origin (regardless of the type of organization), (c)
is exempt from income tax in such country and (d) is registered with the SHCP.

Foreign Holders should consult their tax advisors regarding whether they reside in a country that has entered into a Tax Treaty with Mexico which is effective, and, if so, the conditions and requirements for obtaining benefits under such treaty. In case any treaty for the avoidance of double taxation with Mexico is applied, certain procedural requirements under the Mexican Income Tax law would need to be complied with.

Dispositions and Exchanges

Gains resulting from the sale or other dispositions of the new notes by a Foreign Holder will not be subject to Mexican income tax. The exchange of the new notes, as described in this prospectus, also will not be a taxable event for a Foreign Holder, and therefore will not be subject to Mexican income tax.

Interest accrued that is not due and payable under the terms applicable to the existing notes before the exchange of the existing notes for the new notes will not be subject to a Mexican income tax withholding under the terms described above, but such interest will be subject to a Mexican income tax withholding when such interest becomes due and payable under the new notes after the exchange of the existing notes for the new notes.

Other taxes

A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to the exchange of the existing notes, nor will such a Foreign Holder be liable for Mexican stamp, registration or similar taxes.

Mexican Federal Tax Consequences for Mexican Residents

The following are the anticipated principal Mexican federal tax consequences with respect to the ownership and exchange of the existing notes applicable to a Holder who is a Mexican resident, and does not include an exhaustive description of the Mexican federal tax effects that may arise for such a Holder.

For purposes of Mexican taxation, an individual is a resident of Mexico if such person has established his or her domicile in Mexico, unless such person has resided in another country for more than 183 days, whether consecutive or not, during a calendar year and can demonstrate that such person has become a resident of that country for tax purposes. A legal entity is a resident of Mexico if it is organized under Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico. A Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary. A permanent establishment will be required to pay taxes in Mexico in accordance with applicable law, for income attributable to such permanent establishment.

Interest and Principal

Interest arising from the new notes for Mexican resident Holders will be subject to Mexican income tax. For Mexican resident Holders that are legal entities income tax will be imposed on interest including foreign exchange gains or losses on an accrual basis. For Mexican resident Holders who are individuals, interest will be deemed taxable income when such interest is effectively accrued on a net inflation basis following the procedure set forth by the Law, including foreign exchange gains. Pursuant to the Law and to information furnished to us, we will make a withholding on interest payments to Mexican resident Holders who are individuals. Pursuant to the Law, in the case of withholding, such Mexican resident Holders who are individuals will have a right to a credit for such withholding under the terms and conditions established by the Law.

Disposition and Exchange

The Mexican income tax effect arising for a Mexican resident Holder on the disposition or exchange of the new notes may vary depending on the conditions of the acquisition, disposition or exchange of the new notes, as well as on the characteristics of the Holders. Therefore, the Holders should seek advice from Mexican tax counsel to determine the effects on a case by case basis.

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

Rights Transaction

On October 19, 2000, TV Azteca granted, on a pro rata basis to certain of its shareholders rights to acquire all of the shares of Unefon and Cosmofrecuencias owned by TV Azteca (as described above, the "Rights"). TV Azteca determined the exercise price of the Rights based on its valuation of the shares underlying the Rights as of the date the Rights were granted. There is the possibility, as there is in any transaction involving valuation, that the Mexican tax authorities may challenge TV Azteca's determination (although TV Azteca's management believes this possibility is remote). If TV Azteca's valuation of the Rights is successfully challenged by the Mexican tax authorities, TV Azteca could be liable for the payment of corporate and withholding taxes, including penalties and interest. The amount of any tax liability would likely depend on, among other things, the valuation of the shares underlying the Rights. If the amount of any tax liability were substantial, it could harm TV Azteca's business and results of operations.

In connection with the grant of Rights, Ricardo B. Salinas Pliego and Elisa Salinas Gomez, his aunt, have the right to purchase a specified number of the Unefon Series A shares acquired by our company upon exercise of the Unefon Rights in return for a non-refundable premium of US$6.65 million. The premium paid for this purchase right was determined by us. There is the possibility, as there is in any transaction involving valuation, that the Mexican tax authorities may challenge our determination, although we believe this possibility is remote. If our valuation of the purchase right is successfully challenged by the Mexican tax authorities, we could be liable for the payment of additional income tax, including penalties and interest. The amount of any tax liability would likely depend on, among other things, the valuation of the Unefon Series A shares underlying the purchase right. If the amount of any tax liability were substantial, it could harm our business and results of operations.

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Plan of distribution

Each broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of new notes that it receives for its own account in exchange for existing notes pursuant to the exchange offers if such broker-dealer acquired such existing notes as a result of market-making activities or other trading activities. A broker-dealer may use this prospectus, as amended or supplemented, in connection with resales of new notes that it receives in exchange for existing notes if such broker-dealer acquired such existing notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days following the expiration date, we will make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes that broker-dealers receive for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale. These transactions may be at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions that any such persons receive may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in its letter of transmittal. We have agreed to pay all expenses incidental to the exchange offers, but we will not pay any broker-dealer commissions or concessions. We will indemnify the holders of the existing notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

By accepting the exchange offers, each broker-dealer that receives new notes in the exchange offers agrees that it will stop using the prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.

The new notes are a new issue of securities with no established trading market.

We have filed an application with the CNBV for entry in the Special Section of the RNV, and for approval, if required, of the exchange offer of the new notes outside Mexico. Registration of the new notes in the Special Section does not imply any certification as to the investment quality of the new notes, the solvency of our company or the accuracy or completeness of the information contained in this prospectus. The new notes may not be publicly offered or sold in Mexico and this prospectus may not be publicly distributed in Mexico. The new notes may not be publicly offered or sold in Mexico and this prospectus may not be publicly distributed in Mexico.

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

Where you can find more information

Our company and TV Azteca file reports and other information with the SEC. You may read and copy any documents that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The following documents filed by our company and TV Azteca with the SEC are hereby incorporated by reference into this prospectus to the extent not modified or superseded by documents subsequently filed:

/\ Annual Report on Form 20-F filed by our company for the year ended December 31, 2002.

/\ Reports on Form 6-K filed by our company on July 14, 2003, July 15, 2003 and August 1, 2003.

/\   Reports on Form 6-K filed by TV Azteca on July 1, 2003 and July 29,
     2003.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in another document incorporated by reference that is filed thereafter and on or before the date of this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence.

Unless indicated to the contrary in the filing, all documents and reports filed by our company or TV Azteca pursuant to Section 13 or 15(d) of the Exchange Act, after the date of this prospectus and until our offering of the new notes has been completed, shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents and reports. Any statement contained in this prospectus or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by our company or TV Azteca pursuant to Section 13 or 15(d) of the Exchange Act after the date of this prospectus modifies or supersedes such statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this prospectus (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to:

                          Azteca Holdings, S.A. de C.V.
                            Periferico Sur, No. 4121
                          Colonia Fuentes del Pedregal
                               14141 Mexico, D.F.
                           Attention: Diego Foyo Mejia
                     Telephone Number: (011) 5255-3099-1333

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

Legal matters

The validity of the new notes and certain legal matters as to Mexican law will be passed upon for our company by Jauregui, Navarrete, Nader y Rojas, S.C., Mexico City, Mexico. Certain other legal matters will be passed upon for our company by Akin Gump Strauss Hauer & Feld LLP, New York City, New York.

Experts

The consolidated financial statements for Azteca Holdings, S.A. de C.V., TV Azteca, S.A. de C.V. and Unefon, S.A. de C.V., incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers, S.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

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

                         AZTECA HOLDINGS, S.A. DE C.V.

                               Offers To Exchange
              Our New 12 1/4% Senior Amortizing Notes Due 2008 and
            Our New 10 3/4% Senior Secured Amortizing Notes Due 2008
                           Which Have Been Registered
                  Under the Securities Act of 1933, as Amended
                                      For
                             All of Our Outstanding
                  12 1/4% Senior Amortizing Notes Due 2008 and
                10 3/4% Senior Secured Amortizing Notes Due 2008



                 The Exchange Agent for the Exchange Offers is:

                              The Bank of New York

                           Corporate Trust Operations
                 Reorganization Unit, 101 Barclay Street--7 East
                            New York, New York 10286
                        Attention: Ms. Carolle Montreuil
                                 (212) 815-5920

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Azteca Holdings, S.A. de C.V. is a corporation organized under the laws of the United Mexican States. Pursuant to Article 2578 of the Federal Civil Code of Mexico, a corporation must indemnify its agents for all damages and losses that such agent suffers as a result of the performance of acts within the scope of his or her authority, and which are not the result of the fault or negligence of the agent.

     The directors and officers of Azteca Holdings, S.A. de C.V. are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, that might be incurred by them in such capacities.

Item 21. Exhibits and Financial Statement Schedules

Exhibit
No.      Document
  3.2    Amended and Restated By-laws of Azteca Holdings, S.A. de C.V., together with an English translation.  (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on
         Form F-4 (Registration No. 333-7776).)

  4.1    Indenture, dated as of July 15, 2003, by and between Azteca Holdings, S.A. de C.V. and The Bank of
         New York, as Trustee.  (Incorporated by reference to Exhibit 99.1 to the Company's Report of Foreign
         Issuer on Form 6-K for the month of August 2003 (Registration No. 333-7776).)

  4.2    Indenture dated as of May 13, 2003 by and between Azteca Holdings, S.A. de C.V. and The Bank of New
         York, as Trustee.  (Incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form
         20-F for the fiscal year ended December 31, 2002 (Registration No. 333-7776).)

  4.3    Caucion Bursatil for TVA CPOs, dated as of May 12, 2003, among Invex Casa de Bolsa, S.A. de C.V. and
         Grupo Financiero Invex as escrow agent and executor and Azteca Holdings, S.A. de C.V., together with an English translation.  (Incorporated by reference to Exhibit 2.2 to the Company's Annual Report on
         Form 20-F for the fiscal year ended December 31, 2002 (Registration No. 333-7776).)

  4.4*   Registration Rights Agreement, dated as of July 15, 2003, by and between Azteca Holdings, S.A. de
         C.V. in favor of the holders of the 12 1/4% Notes.

  4.5*   Registration Rights Agreement, dated as of May 13, 2003, by and between Azteca Holdings, S.A. de
         C.V. and UBS.

  5.1*   Opinion of Jauregui, Navarrete, Nader y Rojas, S.C. with respect to the New Notes.

 12.1*   Statement Regarding Computation of Ratios.

 21.1    Significant Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 8.1 to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002
         (Registration No. 333-7776).)

 23.1*   Consent of PricewaterhouseCoopers.

 23.2*   Consent of Jauregui, Navarrete, Nader y Rojas, S.C. (included in Exhibit 5.1).

 24.1    Power of Attorney (included on Page II-3).

 25.1*   Statement of Eligibility of Trustee relating to the 12 1/4% notes.

 25.2*   Statement of Eligibility of Trustee relating to the 10 3/4% notes.

 99.1*   Form of Letter of Transmittal relating to the 12 1/4% Senior Amortizing Notes Due 2008.


 99.2*   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.3*   Form of Letter to Clients relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.4*   Form of Notice of Guaranteed Delivery relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.5*   Form of Letter of Transmittal relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.6*   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.7*   Form of Letter to Clients relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.8*   Form of Notice of Guaranteed Delivery relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 * Filed herewith.

Agreement Regarding Certain Debt Instruments

     We agree to furnish to the SEC, upon request, copies of any instruments that define the rights of holders of our long-term debt that are not filed as exhibits to this registration statement.

Item 22.  Undertakings.

     (a) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned hereby undertakes to deliver, or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement throughout the date responding to the request.

     (e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                  SIGNATURES FOR AZTECA HOLDINGS, S.A. DE C.V.

     Pursuant to the requirements of the Securities Act of 1933, Azteca Holdings, S.A. de C.V. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on August 11, 2003.

                             AZTECA HOLDINGS, S.A. DE C.V.


                             By: /s/   Diego Foyo Mejia
                                -----------------------------------------
                                Name:  Diego Foyo Mejia
                                Title: Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francisco X. Borrego and Diego Foyo Mejia, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b), and any and all additions to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      Signature                                                Capacity                                 Date
                      ---------                                                --------                                 ----
                                                             Chairman of the Board of Directors, President
                                                                    and Chief Executive Officer
       /s/  Ricardo B. Salinas Pliego                               (Principal Executive Officer)                  August 11, 2003
-------------------------------------------------------
              Ricardo B. Salinas Pliego

                                                                       Chief Financial Officer
       /s/  Diego Foyo Mejia                                 (Principal Financial and Accounting Officer)          August 11, 2003
-------------------------------------------------------
                   Diego Foyo Mejia

       /s/ Pedro Padilla Longoria                                              Director                            August 11, 2003
-------------------------------------------------------
                Pedro Padilla Longoria

       /s/  Francisco X. Borrego                                               Director                            August 11, 2003
-------------------------------------------------------
                 Francisco X. Borrego

                     Signature of Authorized Representative

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Azteca Holdings, S.A. de C.V., has signed this registration statement in Newark, Delaware on August 11, 2003.


                                               By:   /s/ Donald J. Puglisi
                                                  ------------------------------
                                                  Name:  Donald J. Puglisi
                                                  Title: Managing Director

Exhibits and Financial Statement Schedules

Exhibit
No.      Document
  3.2    Amended and Restated By-laws of Azteca Holdings, S.A. de C.V., together with an English translation.  (Incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on
         Form F-4 (Registration No. 333-7776).)

  4.1    Indenture, dated as of July 15, 2003, by and between Azteca Holdings, S.A. de C.V. and The Bank of
         New York, as Trustee.  (Incorporated by reference to Exhibit 99.1 to the Company's Report of Foreign
         Issuer on Form 6-K for the month of August 2003 (Registration No. 333-7776).)

  4.2    Indenture dated as of May 13, 2003 by and between Azteca Holdings, S.A. de C.V. and The Bank of New
         York, as Trustee.  (Incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form
         20-F for the fiscal year ended December 31, 2002 (Registration No. 333-7776).)

  4.3    Caucion Bursatil for TVA CPOs, dated as of May 12, 2003, among Invex Casa de Bolsa, S.A. de C.V. and
         Grupo Financiero Invex as escrow agent and executor and Azteca Holdings, S.A. de C.V., together with an English translation.  (Incorporated by reference to Exhibit 2.2 to the Company's Annual Report on
         Form 20-F for the fiscal year ended December 31, 2002 (Registration No. 333-7776).)

  4.4*   Registration Rights Agreement, dated as of July 15, 2003, by and between Azteca Holdings, S.A. de
         C.V. in favor of the holders of the 12 1/4% Notes.

  4.5*   Registration Rights Agreement, dated as of May 13, 2003, by and between Azteca Holdings, S.A. de
         C.V. and UBS.

  5.1*   Opinion of Jauregui, Navarrete, Nader y Rojas, S.C. with respect to the New Notes.

 12.1*   Statement Regarding Computation of Ratios.

 21.1    Significant Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 8.1 to the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2002
         (Registration No. 333-7776).)

 23.1*   Consent of PricewaterhouseCoopers.

 23.2*   Consent of Jauregui, Navarrete, Nader y Rojas, S.C. (included in Exhibit 5.1).

 24.1    Power of Attorney (included on Page II-3 of this registration statement).

 25.1*   Statement of Eligibility of Trustee relating to the 12 1/4% notes.

 25.2*   Statement of Eligibility of Trustee relating to the 10 3/4% notes.

 99.1*   Form of Letter of Transmittal relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.2*   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.3*   Form of Letter to Clients relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.4*   Form of Notice of Guaranteed Delivery relating to the 12 1/4% Senior Amortizing Notes Due 2008.

 99.5*   Form of Letter of Transmittal relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.6*   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.7*   Form of Letter to Clients relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 99.8*   Form of Notice of Guaranteed Delivery relating to the 10 3/4% Senior Secured Amortizing Notes Due 2008.

 * Filed herewith.